UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

DISTRIBUTION SOLUTIONS GROUP, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☐	No fee required

☐	Fee paid previously with preliminary materials

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Distribution Solutions Group, Inc.

301 Commerce Street, Suite 1700

Fort Worth, Texas 76102

To the Stockholders of Distribution Solutions Group, Inc.:

On behalf of the board of directors (the “Board”) of Distribution Solutions Group, Inc., a Delaware corporation (the “Company,” “DSG,” “we,” “our” or “us”), you are invited to attend a special meeting of the stockholders of DSG (together with any adjournment or postponement thereof, the “Special Meeting”). The Special Meeting will be held on    , 2026, at    Central Time. You may attend the Special Meeting by means of remote communication via a live interactive webcast on the internet at    .

At the Special Meeting, you will be asked to consider and vote on a proposal (which we refer to as the “Merger Proposal”) to adopt that certain Agreement and Plan of Merger, dated as of July 15, 2026 (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), by and among Eclipse Parent Acquisitions, LLC, a Delaware limited liability company (“Parent”), Eclipse Intermediate Acquisitions, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Intermediate”), Eclipse Acquisitions Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Intermediate (“Merger Sub”), and the Company, pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, upon the closing of the transaction (the “Closing”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Intermediate and an indirect wholly owned subsidiary of Parent. Parent, Intermediate and Merger Sub were formed by, and are affiliated with, LKCM Headwater Investments, LLC (“LKCM Headwater”), J. Bryan King and their respective affiliates. Mr. King is the Company’s Chief Executive Officer, President and Chairman of the Board and is also the Managing Partner of LKCM Headwater. LKCM Headwater and its affiliates beneficially own, in the aggregate, approximately   % of the outstanding shares of the Company’s common stock, par value $1.00 per share (the “Company Common Stock”) as of the Record Date (as defined herein). At the Special Meeting, you will also be asked to consider and vote on a proposal (which we refer to as the “Advisory Compensation Proposal”) to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the consummation of the Merger. The third proposal you will be asked to vote on at the Special Meeting is a proposal (which we refer to as the “Adjournment Proposal”) to adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting.

If the Merger is completed, at the effective time of the Merger (the “Effective Time”), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock that are beneficially owned, directly or indirectly, by Parent, Intermediate, Merger Sub or any of the Affiliated Stockholders (as defined herein), (ii) shares of Company Common Stock held in treasury or by any wholly owned subsidiary of the Company, and (iii) shares of Company Common Stock held by stockholders who are entitled to and have properly exercised and not withdrawn appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) will be automatically canceled and converted into the right to receive $35.00 per share in cash (the “Merger Consideration”), without interest and subject to deduction for any required withholding tax. The Merger Consideration of $35.00 per share represents an increase of $5.50 per share over LKCM Headwater’s initial non-binding proposal of $29.50 per share submitted to the Board on March 14, 2026 (the “Initial Proposal”), and an approximately 81% premium to the Company’s closing share price of $19.31 on March 13, 2026, the last trading day prior to public disclosure of the Initial Proposal.

The proposed Merger is a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and a “controlling stockholder transaction” (as defined in Section 144 of the DGCL). If the Merger is completed, the Company Common Stock will be delisted from The Nasdaq Stock Market LLC, and the Company will become a privately held company and an indirect wholly owned subsidiary of Parent.

Parent, Intermediate and Merger Sub were formed by, and are affiliated with, LKCM Headwater, J. Bryan King and their respective affiliates. Mr. King is the Company’s Chief Executive Officer, President and Chairman of the Board and is also the Managing Partner of LKCM Headwater. LKCM Headwater and its affiliates (including Luther King Capital Management Corporation (“LKCM”) and its affiliated entities, collectively, the “Affiliated Stockholders”) beneficially own, in the aggregate, approximately   % of the outstanding shares of Company Common Stock as of the Record Date. In addition to Mr. King, M. Bradley Wallace, a director of the Company and a founding member of LKCM Headwater, is an Affiliated Stockholder. LKCM has entered into a Voting and Support Agreement (the “Voting and Support Agreement”) with the Company to vote all shares of Company Common Stock beneficially owned by it and its controlled affiliates in favor of the Merger Proposal.

The Board established a special committee of the Board comprised solely of independent and disinterested directors of the Company (the “Special Committee”) to, among other things, review, evaluate and negotiate the Merger Agreement and the transactions contemplated thereby (collectively, the “Transactions”), make a determination as to whether the Transactions are fair to, advisable and in the best interests of, the Company and its stockholders and make a recommendation to the Board with respect to the Transactions.

The Board (excluding directors Messrs. King and Wallace who recused themselves and were not present for the vote), acting upon the unanimous recommendation of the Special Committee, has (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the Company and the Company’s stockholders; (2) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement; (3) directed that the Merger Agreement and the Merger be submitted to a vote of the holders of shares of Company Common Stock for adoption and approval at the Special Meeting in accordance with Sections 144 and 251 of the DGCL; and (4) resolved to recommend that holders of shares of Company Common Stock vote in favor of the approval of the Merger Proposal in accordance with the DGCL at the Special Meeting.

The Board recommends that you vote “FOR” the Merger Proposal to adopt the Merger Agreement providing for the Merger, “FOR” the Advisory Compensation Proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the consummation of the Merger, and “FOR” the Adjournment Proposal to adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting.

Your vote is very important, regardless of the number of shares you own. Approval of the Merger Proposal requires (1) the affirmative vote of shares representing a majority of the Company Common Stock outstanding and entitled to vote (the “Company Stockholder Approval”), and (2) the affirmative vote of a majority of the votes cast by the Disinterested Stockholders (as defined below) (the “Company Disinterested Stockholder Approval” and together with the Company Stockholder Approval, the “Company Requisite Stockholder Approvals”). For purposes of the Company Disinterested Stockholder Approval, the Disinterested Stockholders are determined in accordance with Section 144 of the DGCL and, for the avoidance of doubt, exclude (a) the Affiliated Stockholders, (b) members of the Board who are not members of the Special Committee, and (c) any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-2 of the Exchange Act. Approval of each of the Advisory Compensation Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the voting power of the Company Common Stock present in person by means of remote communication via a live interactive webcast or represented by proxy at the Special Meeting and entitled to vote thereon. The Closing of the Merger as contemplated by the Merger Agreement is conditioned upon the Company receiving the Company Requisite Stockholder Approvals at the Special Meeting. If your shares of Company Common Stock are not voted on the Merger Proposal for any reason, the effect will be the same as a vote against the Merger Proposal for purposes of obtaining the Company Stockholder Approval (which will be determined based on shares outstanding and entitled to vote), but it will have no effect on our ability to obtain the Company Disinterested Stockholder Approval (which will be determined based on votes cast pursuant to Section 144(c) of the DGCL).

Each record holder of Company Common Stock is entitled to one vote for each share of Company Common Stock owned of record as of the close of business on    , 2026, the record date fixed by the Board for determining the stockholders entitled to notice of and vote at the Special Meeting (the “Record Date”).

The accompanying proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger, and each of the proposals to be considered at the Special Meeting. A copy of the Merger Agreement is attached as ANNEX A to the proxy statement. Please read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information. In addition, because the transactions contemplated by the Merger Agreement constitute a “going private” transaction under the rules of the SEC, the Company, LKCM and certain of their respective affiliates have jointly filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to such transactions. We encourage you to read the accompanying proxy statement and the Schedule 13E-3 carefully and in their entirety. You may obtain additional information about the Schedule 13E-3 under “Where You Can Find Additional Information” in the proxy statement.

Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the Special Meeting, we want to make sure your shares are represented at the meeting. Please follow the voting instructions provided on the enclosed proxy card to submit your vote.

After reading the accompanying proxy statement, please authorize a proxy to vote your shares of Company Common Stock by completing, dating, signing and returning your proxy card or vote your shares by attending and voting at the Special Meeting. Instructions regarding the methods of authorizing your proxy are detailed in the section of the accompanying proxy statement entitled “The Special Meeting — Voting of Proxies.” If you attend the Special Meeting and vote thereat, your vote will revoke any proxy that you have previously submitted. If you hold Company Common Stock through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your Company Common Stock. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.

If you have any questions or need assistance voting your shares of Company Common Stock, please contact our proxy solicitor:

Thank you for your support.

Sincerely,

Lee S. Hillman
Chair of the Special Committee

The Merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the Merger or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated    , 2026, and, together with the enclosed form of proxy card, is first being mailed to the Company’s stockholders on or about    , 2026.

Distribution Solutions Group, Inc.

301 Commerce Street, Suite 1700

Fort Worth, Texas 76102

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON    , 2026

Notice is hereby given that a special meeting of stockholders (together with any adjournment or postponement thereof, the “Special Meeting”) of Distribution Solutions Group, Inc., a Delaware corporation (the “Company,” “DSG,” “we,” “our” or “us”), will be held on    , 2026, at    Central Time, for the following purposes:

1.

to consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of July 15, 2026 (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), by and among Eclipse Parent Acquisitions, LLC, a Delaware limited liability company (“Parent”), Eclipse Intermediate Acquisitions, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Intermediate”), Eclipse Acquisitions Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Intermediate (“Merger Sub”), and the Company, pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, upon the closing of the transaction (the “Closing”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Intermediate and an indirect wholly owned subsidiary of Parent (which we refer to as the “Merger Proposal”);

2.

to consider and vote on a proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the consummation of the Merger (which we refer to as the “Advisory Compensation Proposal”); and

3.

to consider and vote on a proposal to adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting (which we refer to as the “Adjournment Proposal”).

Parent, Intermediate and Merger Sub were formed by, and are affiliated with, LKCM Headwater Investments, LLC (“LKCM Headwater”), J. Bryan King and their respective affiliates. Mr. King is the Company’s Chief Executive Officer, President and Chairman of the Board and is also the Managing Partner of LKCM Headwater. Luther King Capital Management Corporation (“LKCM”) and its affiliates (including LKCM Headwater and Mr. King, the “Affiliated Stockholders”) beneficially own, in the aggregate, approximately    % of the outstanding shares of Company Common Stock as of the Record Date (as defined herein). The Board established a special committee comprised solely of independent and disinterested members of the Board (the “Special Committee”) to, among other things, review, evaluate and negotiate the Merger Agreement and the transactions contemplated thereby (collectively, the “Transactions”), and make a recommendation to the Board with respect to the Merger Agreement and the Transactions. The Special Committee unanimously determined that the Merger Agreement and the Transactions are fair to, advisable and in the best interests of the Company and the Company’s Disinterested Stockholders, and recommended that the Board approve and declare advisable the Merger Agreement and the Transactions.

Approval of the Merger Proposal requires (1) the affirmative vote of shares representing a majority of the Company Common Stock outstanding and entitled to vote (the “Company Stockholder Approval”), and (2) the affirmative vote of a majority of the votes cast by the Disinterested Stockholders (the “Company Disinterested Stockholder Approval” and together with the Company Stockholder Approval, the “Company Requisite Stockholder Approvals”), in each case, as of the close of business on    , 2026, the record date fixed by the Board for determining the stockholders entitled to notice of and vote at the Special Meeting (the “Record Date”). Our Disinterested Stockholders, as determined in accordance with Section 144(e) of the General Corporation Law of the State of Delaware (“DGCL”), exclude all Affiliated Stockholders. Approval of each of the Advisory Compensation Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the voting power of the Company Common Stock present in person by means of remote communication via a live interactive webcast or represented by proxy at the Special Meeting and entitled to vote thereon. The Closing of the Merger as contemplated by the Merger Agreement is conditioned upon the Company receiving the Company Requisite Stockholder Approvals, consisting of the Company Stockholder Approval and the Company Disinterested Stockholder Approval, at the Special Meeting.

The Special Meeting will be held by means of remote communication via a live interactive webcast on the internet at    . The Special Meeting will begin promptly at    Central Time. Online check-in will begin at    Central Time, and you should allow ample time for the check-in procedures. You will need the control number found on your proxy card or voting instruction form in order to be deemed to be present and vote your shares at the Special Meeting. In this notice and the accompanying proxy statement, when we refer to attending the Special Meeting “in person,” we are referring to attendance by means of remote communication via a live interactive webcast.

Only the holders of record of Company Common Stock as of the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. As of the Record Date, there were    shares of Company Common Stock issued and outstanding and entitled to vote at the Special Meeting. We are commencing our solicitation of proxies on or about     , 2026. We will continue to solicit proxies until the Special Meeting on    , 2026. Proxies received from persons who are not holders of record on the Record Date will not be effective.

The Board (excluding directors Messrs. King and Wallace who recused themselves and were not present for the vote), acting upon the unanimous recommendation of the Special Committee, recommends that you vote: “FOR” the Merger Proposal to adopt the Merger Agreement providing for the Merger, “FOR” the Advisory Compensation Proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the consummation of the Merger, and “FOR” the Adjournment Proposal to adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting.

The Merger Agreement and the Merger are further described in the accompanying proxy statement, which proxy statement is incorporated herein by reference. A copy of the Merger Agreement is attached as ANNEX A to the accompanying proxy statement and is also incorporated herein by reference.

Each stockholder of record as of the Record Date will receive a proxy statement and will have the opportunity to vote their shares of Company Common Stock on the matters described in the proxy statement. If you are a record holder, even if you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the enclosed proxy card). Your proxy may be revoked at any time before the vote at the Special Meeting by following the procedures outlined in the accompanying proxy statement. If you attend the Special Meeting in person and vote at the Special Meeting, your vote will revoke any proxy that you have previously submitted. If you are a record holder and you sign, date and return your proxy card without indicating how you wish to vote, and you do not attend the Special Meeting in person and vote at the Special Meeting, your proxy will be voted in favor of the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal at the Special Meeting. If you are a record holder and you fail to return your proxy or to attend the Special Meeting and vote in person, your shares will not be counted for purposes of a quorum and will not be voted at the Special Meeting, which will have the same effect as a vote “AGAINST” the Merger Proposal for purposes of the Company Stockholder Approval, but will have no effect on the Company Disinterested Stockholder Approval or the approval of the Advisory Compensation Proposal or the Adjournment Proposal so long as a quorum is present.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares voted at the Special Meeting. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the Special Meeting without your instructions. As a result, if you are a beneficial owner and you do not provide your bank, broker or other nominee with any voting instructions, your shares will not be counted for purposes of a quorum and will not be voted at the Special Meeting, which will have the same effect as a vote “AGAINST” the Merger Proposal for purposes of the Company Stockholder Approval, but will have no effect on the Company Disinterested Stockholder Approval or the approval of the Advisory Compensation Proposal or the Adjournment Proposal so long as a quorum is present.

By Order of the Board of Directors
Richard D. Pufpaf
Secretary

Fort Worth, Texas

    , 2026

Page
FREQUENTLY USED TERMS	1

SUMMARY TERM SHEET	1

Introduction	1

The Parties to the Merger	2

The Special Meeting	3

Votes Required	3

Intent of DSG’s Directors and Executive Officers to Vote in Favor of the Merger and the Advisory Compensation Proposal and Certain Stockholders to Vote in Favor of the Merger	3

Reasons for the Merger; Recommendations of the Special Committee and the Board	4

Opinion of William Blair	5

Purposes and Reasons of the Affiliated Stockholders for the Merger	5

Positions of the Affiliated Stockholders as to the Fairness of the Merger	6

Certain Effects of the Merger	6

Treatment of Shares	6

Certain Effects on the Company if the Merger is Not Completed	6

Interests of DSG’s Directors and Executive Officers in the Merger	7

Certain Material U.S. Federal Income Tax Consequences of the Merger	8

Restrictions on Solicitation of Other Offers	8

Financing of the Merger	9

Conditions to the Closing of the Merger	9

Termination of the Merger Agreement	10

Appraisal Rights	10

Litigation Relating to the Merger	11

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	11

SPECIAL FACTORS	21

Background of the Merger	21

Reasons for the Merger; Recommendations of the Special Committee and the Board	27

Opinion of William Blair	35

Summary of Discussion Materials of William Blair	42

Purposes and Reasons of the Affiliated Stockholders for the Merger	43

Positions of the Affiliated Stockholders as to the Fairness of the Merger	44

Plans for the Company After the Merger	46

Certain Effects of the Merger	47

Certain Effects on the Company if the Merger is Not Completed	49

Unaudited Prospective Financial Information	50

Interests of DSG’s Directors and Executive Officers in the Merger	55

Intent of DSG’s Directors and Executive Officers to Vote in Favor of the Merger and the Advisory Compensation Proposal and Certain Stockholders to Vote in Favor of the Merger	62

Closing and Effective Time of the Merger	63

Anticipated Accounting Treatment	63

Certain Material U.S. Federal Income Tax Consequences of the Merger	63

Regulatory Approvals Required for the Merger	67

Financing of the Merger	68

Delisting and Deregistration of DSG’s Common Stock	70

Fees and Expenses	70

Litigation Relating to the Merger	70

Provisions for Unaffiliated Stockholders	70

FORWARD-LOOKING STATEMENTS	71

THE PARTIES TO THE MERGER	73

DSG	73

Parent Entities	73

THE SPECIAL MEETING	74

Date, Time and Place	74

Purpose of the Special Meeting	74

Attending the Special Meeting	74

Record Date; Shares Entitled to Vote; Quorum	74

Votes Required	75

Abstentions	75

Broker Non-Votes	75

Shares Held by DSG’s Directors and Executive Officers	75

Voting of Proxies	76

Revocability of Proxies	76

Adjournment	77

Solicitation of Proxies	77

Anticipated Date of Completion of the Merger	77

Appraisal Rights	77

Other Matters	78

Householding of Special Meeting Materials	78

Questions and Additional Information	79

THE MERGER AGREEMENT	80

Explanatory Note Regarding the Merger Agreement	80

Structure of the Merger	80

Closing and Effective Time of the Merger	81

Directors and Officers; Charter and Bylaws of the Surviving Corporation	81

Merger Consideration	81

FREQUENTLY USED TERMS

“2025 Form 10-K” means DSG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 as filed with the SEC on March 5, 2026.

“Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, term sheet, agreement and plan of merger, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement related to, or that contemplates or would reasonably be expected to lead to, any Takeover Proposal, or that requires, or is reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with the Transactions (other than certain acceptable confidentiality agreements).

“Adjournment Proposal” means the proposal to approve the adjournment of the Special Meeting, to a later date or dates to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting.

“Advisory Compensation Proposal” means the proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the consummation of the Merger.

“Affiliated Stockholders” means, collectively, Parent, Intermediate, Merger Sub, Luther King Capital Management Corporation, LKCM Headwater Investments II, L.P., LKCM Headwater Investments IV, L.P., LKCM Private Discipline Master Fund, LLC, PDLP Lawson, LLC, LKCM Investment Partnership, L.P., LKCM Micro-Cap Partnership, L.P., LKCM Core Discipline, L.P., 301 HW Opus Investors, LLC, LKCM TE Investors, LLC, Headwater Lawson Investors, LLC, J. Bryan King and each of their respective affiliates.

“Board” means the board of directors of DSG. The Board consists of seven members: Mr. King and our non-employee directors, Mr. Edelson, Mr. Hillman, Mr. Moon, Ms. Rhodes, Mr. Wallace and Mr. Zamarripa.

“Certificate of Merger” means a certificate of merger in such form as required by and in accordance with the applicable provisions of the DGCL.

“Closing” means the closing of the Merger.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Common Stock” means the common stock, par value $1.00 per share, of the Company.

“Company Disinterested Stockholder Approval” means the approval of the Transactions by the affirmative vote of a majority of the votes cast by the Disinterested Stockholders.

“Company Requisite Stockholder Approvals” means, collectively, the Company Stockholder Approval and the Company Disinterested Stockholder Approval.

“Company Stockholder Approval” means the affirmative vote of shares representing a majority of the Company Common Stock outstanding and entitled to vote at the Special Meeting in favor of the approval of the Merger Proposal.

“Computershare” means Computershare Investor Services.

“Credit Agreement” means the Company’s Second Amended and Restated Credit Agreement, dated as of December 18, 2025, as amended by the Credit Agreement Amendment.

“Credit Agreement Amendment” means the amendment, dated as of July 15, 2026, to the Credit Agreement, by and among the Company, certain of its subsidiaries (together with the Company, the “Loan Parties”), the Credit Agreement Lenders and JPMorgan Chase Bank, N.A., as administrative agent.

Page i

“Credit Agreement Financing” means financing of the Transactions using the proceeds of revolving loans, subject to the applicable terms and conditions of the Credit Agreement.

“Credit Agreement Lenders” means the lenders party to the Credit Agreement, together with any other lenders from time to time party to the Credit Agreement Financing.

“Debt Financing” means the debt financing contemplated by the Merger Agreement for purposes of consummating the Transactions, including the Credit Agreement Financing and any alternative debt financing obtained in accordance with the Merger Agreement.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Disinterested Directors” means the members of the Special Committee and Mr. Moon and excludes Messrs. King and Wallace.

“Disinterested Stockholders” means the disinterested stockholders (as such term is defined in Section 144 of the DGCL) of the Company in respect of the Transactions, which, for the avoidance of doubt, shall not include (a) any Affiliated Stockholders, (b) those members of the Board who are not members of the Special Committee, and (c) any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-2 of the Exchange Act.

“Dissenting Shares” means all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by stockholders who have neither voted in favor of the Merger nor consented thereto in writing and who have properly and validly exercised and not withdrawn their statutory rights of appraisal in respect of such shares in accordance with Section 262.

“DOJ” means the Antitrust Division of the Department of Justice.

“DSG” means Distribution Solutions Group, Inc. In addition, the terms “Company,” “we,” “our” and “us” refer to Distribution Solutions Group, Inc.

“Effective Time” means the time of filing of the Certificate of Merger with, subject to its acceptance by, the Secretary of State of the State of Delaware (or such later time as DSG, Parent and Merger Sub may agree and specify in the Certificate of Merger).

“Equity Commitment Letter” means that certain equity commitment letter, dated July 15, 2026, from the Equity Commitment Party, pursuant to which the Equity Commitment Party has, subject only to the terms and conditions set forth therein, committed to provide equity financing to Parent for the consummation of the Transactions in an amount set forth therein.

“Equity Commitment Party” means LKCM Headwater Investments IV, L.P., in its capacity as party to the Equity Commitment Letter.

“Equity Financing” means the transactions contemplated by the Equity Commitment Letter.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” means all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time that are beneficially owned, directly or indirectly, by Parent, Intermediate, Merger Sub or any of the Affiliated Stockholders or held in the treasury of the Company or owned by any wholly owned subsidiary of the Company.

“Financing” means, collectively, the Debt Financing and the Equity Financing.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means U.S. generally accepted accounting principles.

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“Merger” means the merger of Merger Sub with and into DSG pursuant to the Merger Agreement in accordance with the applicable provisions of the DGCL, with DSG continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Intermediate and an indirect wholly owned subsidiary of Parent.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of July 15, 2026, by and among the Company, Parent, Intermediate and Merger Sub, as it may be amended, supplemented or modified from time to time.

“Merger Proposal” means the proposal to adopt the Merger Agreement, pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, the Merger will be effected.

“Merger Sub” means Eclipse Acquisitions Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Intermediate.

“Mr. King” means J. Bryan King, the Company’s Chief Executive Officer, President and Chairman of the Board, who also serves as Managing Partner of LKCM Headwater.

“Mr. Wallace” means M. Bradley Wallace, a director of the Company and an Affiliated Stockholder.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Outside Date” means December 31, 2026, subject to extension in the circumstances described under “The Merger Agreement—Termination of the Merger Agreement”.

“Parent” means Eclipse Parent Acquisitions, LLC, a Delaware limited liability company.

“Parent Entities” means, collectively, Parent, Intermediate and Merger Sub.

“Paying Agent” means Computershare, in its capacity as paying agent.

“Record Date” means    , 2026, the record date fixed by the Board for determining the stockholders entitled to notice of and vote at the Special Meeting.

“Reverse Termination Fee” means a fee equal to $22,234,650 in cash which Parent will be required to pay to the Company upon termination of the Merger Agreement under specified circumstances set forth in the Merger Agreement, including in the event of a termination by the Company relating to the failure of Parent, Intermediate or Merger Sub to consummate the Merger when required to do so under the Merger Agreement.

“Rule 13e-3” means Rule 13e-3 under the Exchange Act.

“SEC” means the United States Securities and Exchange Commission.

“Section 262” means Section 262 of the DGCL.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Committee” means the committee established by the Board consisting solely of I. Steven Edelson, Lee S. Hillman, Bianca A. Rhodes and Robert S. Zamarripa, each of whom the Board determined to be independent and disinterested with respect to the Transactions.

“Special Meeting” means the special meeting of the stockholders of DSG to be held on    , 2026, at     Central Time, and any adjournment or postponement thereof.

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“Termination Fee” means a fee equal to $9,264,438, which the Company will be required to pay to Parent upon termination of the Merger Agreement under specified circumstances set forth in the Merger Agreement.

“Unaffiliated Stockholders” means, collectively, each of the “unaffiliated security holders” of DSG within the meaning of Rule 13e-3, which consist of each holder of shares of Company Common Stock (other than a holder of any Excluded Shares) who is not an affiliate of DSG. For the avoidance of doubt, the Unaffiliated Stockholders exclude the Company, Parent and their respective subsidiaries and affiliates. For purposes of this definition, “affiliate” is defined in accordance with Rule 13e-3 and includes any person that, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with DSG. For purposes of SEC rules, the term “unaffiliated security holders” excludes all of the Company’s directors and officers (to the extent the director or officer owns Company Common Stock), who are affiliates of the Company within the meaning of Rule 13e-3 even if they are not Affiliated Stockholders or affiliated with Parent.

“William Blair” means William Blair & Company, L.L.C. in its capacity as an independent financial advisor to the Special Committee.

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SUMMARY TERM SHEET

This summary term sheet discusses selected information contained in this proxy statement and may not contain all of the information that may be important to you. We encourage you to carefully read this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement in their entirety for a more complete understanding of the matters being considered at the Special Meeting.

Introduction

On July 15, 2026, the Company entered into the Merger Agreement, a copy of which is attached to this proxy statement as ANNEX A, pursuant to which, upon the terms and subject to the conditions set forth therein, and in accordance with the DGCL, the Merger will be effected together with the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”), with the Company continuing as the surviving corporation, becoming a wholly owned subsidiary of Intermediate and an indirect wholly owned subsidiary of Parent. Upon completion of the Merger, the Company will become a privately held company, and the Company Common Stock will no longer be listed on Nasdaq. If the Merger is completed, each issued and outstanding share of Company Common Stock (other than as described below) will be converted into the right to receive cash in an amount equal to the Merger Consideration, without interest and subject to deduction for any required withholding tax. At the Special Meeting, DSG is asking the holders of shares of Company Common Stock to consider and vote on the approval of the Merger Proposal providing for the Merger.

On April 6, 2026, the Board formed the Special Committee, comprised solely of I. Steven Edelson, Lee S. Hillman, Bianca A. Rhodes and Robert S. Zamarripa, each of whom the Board determined to be independent and disinterested, to review, evaluate and negotiate the proposed transaction and alternatives, determine whether any transaction was fair to and in the best interests of the Company and its stockholders, and make a recommendation to the Board. The Special Committee retained McDermott Will & Schulte LLP (“MWS”) as its independent legal counsel and William Blair as its independent financial advisor. The Special Committee, as more fully described in the accompanying proxy statement, evaluated the terms of the Merger and other matters with the assistance of outside financial and legal advisors. At the conclusion of its review, the Special Committee, among other things, unanimously determined that the Merger Agreement and the Transactions are fair to, advisable and in the best interests of the Company and the Company’s Disinterested Stockholders, and recommended (the “Special Committee Recommendation”) that the Board approve and declare advisable the Merger Agreement and the Transactions, submit it to the Company’s stockholders for adoption, and recommend that stockholders of the Company adopt the Merger Agreement and that the Disinterested Stockholders of the Company approve the Transactions.

The Board (excluding directors Messrs. King and Wallace who recused themselves and were not present for the vote), acting upon the unanimous recommendation of the Special Committee, at a meeting of the Board held on July 15, 2026 (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the Company and the Company’s stockholders; (2) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement; (3) directed that the Merger Agreement and the Merger be submitted to a vote of the holders of shares of Company Common Stock for adoption and approval at the Special Meeting in accordance with Sections 144 and 251 of the DGCL; and (4) resolved to recommend that holders of shares of Company Common Stock vote in favor of the adoption of the Merger Agreement in accordance with the DGCL at the Special Meeting. For purposes of Rule 13e-3, the Company, acting through the Disinterested Directors, reasonably believes that the Merger is substantively and procedurally fair to the Unaffiliated Stockholders for the reasons described under “Special Factors—Reasons for the Merger; Recommendations of the Special Committee and the Board”.

Because the transactions contemplated by the Merger Agreement constitute a “going private” transaction under the rules of the SEC, the Company, LKCM and certain of their respective affiliates have jointly filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to such transactions. You may obtain additional information about the Schedule 13E-3 under the caption “Where You Can Find Additional Information.”

The Parties to the Merger

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DSG — Distribution Solutions Group, Inc. is a Delaware corporation. DSG is a premier multi-platform specialty distribution company providing high touch, value-added distribution solutions to the maintenance, repair & operations (MRO), original equipment manufacturer and industrial technologies markets. DSG was formed through the strategic combination of Lawson Products, Gexpro Services and TestEquity. Through its collective businesses, DSG serves approximately 220,000 customers in several diverse end markets supported by approximately 4,300 dedicated employees. The Company Common Stock is publicly traded on the Nasdaq Global Select Market under the symbol “DSGR.” The Company’s corporate offices are located at 301 Commerce Street, Suite 1700, Fort Worth, Texas 76102, and the Company’s telephone number is (888) 611-9888. For additional information about DSG, see the sections of this proxy statement captioned “The Parties to the Merger—DSG” and “Important Information Regarding the Company.”

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Parent — Eclipse Parent Acquisitions, LLC is a Delaware limited liability company formed by, and affiliated with, LKCM Headwater, Mr. King and their respective affiliates. Parent was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Parent has not engaged in any other business activities or incurred any liabilities or obligations, other than those in connection with its formation or the transactions contemplated by the Merger Agreement. Parent’s current business address is 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102, and its telephone number is (817) 332-3235. For information about Parent, see the sections of this proxy statement captioned “The Parties to the Merger—Parent Entities—Parent” and “Important Information Regarding the Affiliated Stockholders—Parent.”

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Intermediate — Eclipse Intermediate Acquisitions, LLC is a Delaware limited liability company and a wholly owned subsidiary of Parent. Intermediate was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Intermediate has not engaged in any other business activities or incurred any liabilities or obligations, other than those in connection with its formation or the transactions contemplated by the Merger Agreement. Intermediate’s current business address is 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102, and its telephone number is (817) 332-3235. For information about Intermediate, see the sections of this proxy statement captioned “The Parties to the Merger—Parent Entities—Intermediate” and “Important Information Regarding the Affiliated Stockholders—Intermediate.”

•

Merger Sub — Eclipse Acquisitions Merger Sub, Inc. is a Delaware corporation and a wholly owned subsidiary of Intermediate. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any other business activities or incurred any liabilities or obligations, other than those in connection with its formation or the transactions contemplated by the Merger Agreement. Upon consummation of the Merger, Merger Sub will cease to exist. Merger Sub’s current business address is 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102, and its telephone number is (817) 332-3235. For information about Merger Sub, see the sections of this proxy statement captioned “The Parties to the Merger—Parent Entities—Merger Sub” and “Important Information Regarding the Affiliated Stockholders—Merger Sub.”

Parent, Intermediate and Merger Sub were formed by, and are affiliated with, LKCM Headwater, Mr. King and their respective affiliates. Mr. King is the Company’s Chief Executive Officer, President and Chairman of the Board and is also the Managing Partner of LKCM Headwater. LKCM Headwater and its affiliates (including Luther King Capital Management Corporation and its affiliated entities, collectively, the “Affiliated Stockholders”) beneficially own, in the aggregate, approximately    % of the outstanding shares of Company Common Stock as of the Record Date. In connection with the execution of the Merger Agreement, the Company entered into an amendment to its existing credit agreement with JPMorgan Chase Bank, N.A., as administrative agent, pursuant to which, subject to the applicable terms and conditions of the Company’s credit agreement as so amended, proceeds of revolving loans may be used to finance the transactions contemplated by the Merger Agreement. The availability of financing is not a condition to the obligations of Parent, Intermediate and Merger Sub to consummate the Merger.

The Special Meeting

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Date, Time and Place. The Special Meeting will be held on     , 2026, at     Central Time. You may attend the Special Meeting solely by means of remote communication via a live interactive webcast on the internet at    . You will need the control number found on your proxy card or voting instruction form in order to participate in the Special Meeting (including voting your shares).

•	Purpose. At the Special Meeting, the Company will ask stockholders to vote on the following proposals:

•

The Merger Proposal: the proposal to adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation following such Merger and becoming a wholly owned subsidiary of Intermediate and an indirect wholly owned subsidiary of Parent;

•

The Advisory Compensation Proposal: the proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the consummation of the Merger; and

•

The Adjournment Proposal: the proposal to approve the adjournment of the Special Meeting, to a later date or dates to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting.

•

Record Date; Shares Entitled to Vote; Quorum. You are entitled to vote at the Special Meeting if you owned shares of Company Common Stock as of the close of business on the Record Date. As of the Record Date of    , 2026, there were    shares of Company Common Stock outstanding and entitled to vote at the Special Meeting. For each share of Company Common Stock that you own as of the close of business on the Record Date, you will have one vote on each matter submitted for a vote at the Special Meeting. The holders of a majority of the Company Common Stock issued and outstanding and entitled to vote at the Special Meeting, present in person or represented by proxy, will constitute a quorum at the Special Meeting.

Votes Required

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The Merger Proposal. Approval of the Merger Proposal requires (1) the affirmative vote of shares representing a majority of the Company Common Stock outstanding and entitled to vote and (2) the affirmative vote of a majority of the votes cast at the Special Meeting by Disinterested Stockholders.

•

The Advisory Compensation Proposal. Approval of the Advisory Compensation Proposal requires the affirmative vote of a majority of the voting power of the Company Common Stock present in person by means of remote communication via a live interactive webcast or represented by proxy at the Special Meeting and entitled to vote thereon.

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The Adjournment Proposal. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the voting power of the Company Common Stock present in person by means of remote communication via a live interactive webcast or represented by proxy at the Special Meeting and entitled to vote thereon.

Intent of DSG’s Directors and Executive Officers to Vote in Favor of the Merger and the Advisory Compensation Proposal and Certain Stockholders to Vote in Favor of the Merger

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Intent of DSG’s Directors and Executive Officers to Vote in Favor of the Merger. The Company’s directors and executive officers (other than those who are Affiliated Stockholders) owning shares of Company Common Stock have informed the Company that, as of the date of this proxy statement, such individuals intend to vote all of the shares of Company Common Stock owned directly by them in favor of the Merger Proposal and the Adjournment Proposal. Additionally, although none of the Company’s directors or executive officers is obligated to vote to approve the Advisory Compensation Proposal, we currently expect that such individuals will vote all of the shares of Company Common Stock owned directly by them in favor of the Advisory Compensation Proposal. As of the Record Date, such directors and executive officers (other than those who are Affiliated Stockholders) beneficially owned, in the aggregate,     shares representing approximately    % of the voting power of the shares of Company Common Stock issued and outstanding and entitled to vote as of the Record Date.

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Intent of Certain Stockholders to Vote in Favor of the Merger. As of the Record Date, the Affiliated Stockholders (inclusive of Messrs. King and Wallace) own, in the aggregate, 36,357,588 shares of Company Common Stock. Such shares owned by the Affiliated Stockholders collectively represent approximately    % of the total voting power of the Company Common Stock issued and outstanding and entitled to vote as of the Record Date. On July 15, 2026, in connection and concurrently with the execution of the Merger Agreement, the Company and LKCM entered into the Voting and Support Agreement, under which LKCM has agreed, subject to the terms and conditions set forth in the Voting and Support Agreement, to (among other things) vote all shares of Company Common Stock beneficially owned by it and its respective affiliates (collectively, the “Subject Shares”) in favor of the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal at the Special Meeting and at any adjournment or postponement thereof. The Subject Shares represent an aggregate of 36,357,588 votes, or 78.6% of the outstanding voting power as of August 27, 2026. However, approval of the Merger Proposal requires both the Company Stockholder Approval and the Company Disinterested Stockholder Approval. The votes represented by shares of Company Common Stock that are beneficially owned by any stockholder who is not a Disinterested Stockholder (including, for the avoidance of doubt, the votes represented by all of the Subject Shares held by the Affiliated Stockholders) will not be counted for purposes of obtaining the Company Disinterested Stockholder Approval under DGCL Section 144(c). For more information, see the section of this proxy statement captioned “Special Factors—Intent of DSG’s Directors and Executive Officers to Vote in Favor of the Merger and the Advisory Compensation Proposal and Certain Stockholders to Vote in Favor of the Merger.”

Reasons for the Merger; Recommendations of the Special Committee and the Board

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Special Committee’s Recommendation. The Special Committee, pursuant to resolutions adopted at a meeting of the Special Committee held on July 15, 2026, unanimously determined that the Merger Agreement and the Transactions are fair to, advisable and in the best interests of the Company and the Company’s Disinterested Stockholders, and recommended (the “Special Committee Recommendation”) that the Board approve and declare advisable the Merger Agreement and the Transactions, submit it to the Company’s stockholders for adoption, and recommend that stockholders of the Company adopt the Merger Agreement and that the Disinterested Stockholders of the Company approve the Transactions. For a description of the reasons considered by the Special Committee, see the section of this proxy statement captioned “Special Factors—Reasons for the Merger; Recommendations of the Special Committee and the Board.”

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Board’s Recommendation. The Board (excluding directors Messrs. King and Wallace who recused themselves and were not present for the vote), at a meeting of the Board held on July 15, 2026, acting upon the unanimous recommendation of the Special Committee, (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the Company and the Company’s stockholders; (2) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement; (3) directed that the Merger Agreement and the Merger be submitted to a vote of the holders of shares of Company Common Stock for adoption and approval at the Special Meeting in accordance with Sections 144 and 251 of the DGCL; and (4) resolved to recommend that holders of shares of Company Common Stock vote in favor of the adoption of the Merger Agreement in accordance with the DGCL at the Special Meeting. For a description of the reasons considered by the Disinterested Directors, see the section of this proxy statement captioned “Special Factors—Reasons for the Merger; Recommendations of the Special Committee and the Board.”

The Board (excluding directors Messrs. King and Wallace who recused themselves and were not present for the vote), acting upon the unanimous recommendation of the Special Committee, recommends that you vote: “FOR” the Merger Proposal to adopt the Merger Agreement providing for the Merger, “FOR” the Advisory Compensation Proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the consummation of the Merger, and “FOR” the Adjournment Proposal to adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting.

Opinion of William Blair

The Special Committee retained William Blair as its independent financial advisor in connection with the Special Committee’s consideration of the Merger Proposal. In connection with this engagement, and pursuant to the engagement letter between William Blair and the Company, the Special Committee requested that William Blair evaluate the fairness, from a financial point of view, to the Disinterested Stockholders (other than the holders of Excluded Shares) of the Merger Consideration to be received by such stockholders. At a meeting of the Special Committee held on July 15, 2026, William Blair rendered its oral opinion to the Special Committee, which opinion was subsequently confirmed by delivery of its written opinion dated July 15, 2026 (the “William Blair Opinion”), to the effect that, as of that date, and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Merger Consideration to be received by the Disinterested Stockholders (other than the holders of Excluded Shares) in connection with the transaction contemplated by the Merger Agreement is fair, from a financial point of view, to such stockholders.

The full text of the William Blair Opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by William Blair, is attached as ANNEX B to this proxy statement and is incorporated herein by reference. The Company encourages you to read the opinion carefully and in its entirety. The William Blair Opinion was provided for the use and benefit of the members of the Special Committee (in their capacity as such) in their evaluation of the Merger Consideration from a financial point of view and did not address any other aspect of the Merger or any other matter. The William Blair Opinion did not address the relative merits of the Merger or other transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company or the Special Committee to engage in the Merger or any term, aspect or implication of any other agreement (or amendment thereto or related arrangements) entered into in connection with, or contemplated by or resulting from, the Merger or otherwise. The summary of the William Blair Opinion contained in this proxy statement is qualified in its entirety by reference to the full text of the William Blair Opinion attached hereto as ANNEX B.

For more information, see the section of this proxy statement entitled “Special Factors—Opinion of William Blair.”

Purposes and Reasons of the Affiliated Stockholders for the Merger

Under the SEC rules governing “going private” transactions, the Affiliated Stockholders are required to express their reasons for the Merger. The primary purpose of the Affiliated Stockholders for the Merger is to pursue long-term value creation opportunities for the Company that the Affiliated Stockholders believe cannot be achieved in the absence of the Merger. The Affiliated Stockholders also believe that, after the Merger, the Company will benefit from operating as a privately held entity with greater operational flexibility to implement and execute on various strategic initiatives, greater flexibility and nimbleness in executing on various organic and inorganic growth strategies, and reduced public-company reporting costs and burdens. See “Special Factors—Purposes and Reasons of the Affiliated Stockholders for the Merger” for additional information. However, the views of the Affiliated Stockholders as to the fairness of the Merger are not intended to be, and should not be construed as, a recommendation to any DSG stockholder as to how that stockholder should vote on the Merger Proposal.

Positions of the Affiliated Stockholders as to the Fairness of the Merger

Under the SEC rules governing “going private” transactions, the Affiliated Stockholders are affiliates of the Company within the meaning of Rule 13e-3 and, therefore, are required to express their beliefs as to the fairness of the Merger to the Unaffiliated Stockholders. As further described under the caption “Special Factors—Positions of the Affiliated Stockholders as to the Fairness of the Merger” and subject to the qualifications stated therein, the Affiliated Stockholders believe that the Merger is substantively and procedurally fair to the Unaffiliated Stockholders, based on, among other things, the $35.00-per-share all-cash Merger Consideration, the premium to the unaffected market price, the determinations of the Special Committee and the Board, the arm’s-length negotiations and negotiated price increases, the independent advice provided to the Special Committee by MWS and William Blair, the recusal of Messrs. King and Wallace from the Board’s deliberations and vote, and the Company Disinterested Stockholder Approval condition. Messrs. King and Wallace are not members of the Special Committee and did not participate in the Special Committee’s deliberations or the Board’s deliberations or vote regarding the Merger, and did not receive advice from the Special Committee’s advisors as to fairness. However, none of the Affiliated Stockholders has undertaken any formal evaluation of the fairness of the Merger to the Unaffiliated Stockholders, or engaged a financial advisor for such purpose. The Affiliated Stockholders have interests in the Merger that differ from, and are in addition to, the interests of the Unaffiliated Stockholders. See “Special Factors—Interests of DSG’s Directors and Executive Officers in the Merger.”

Certain Effects of the Merger

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If the conditions to the completion of the Merger are either satisfied or waived (to the extent waivable under applicable law), then at the Effective Time: (1) Merger Sub will merge with and into DSG, (2) the separate existence of Merger Sub will cease, and (3) DSG will continue as the Surviving Corporation in the Merger and as a wholly owned subsidiary of Intermediate and indirect wholly owned subsidiary of Parent. As a result of the Merger, the Company will cease to be a publicly traded company. If the Merger is completed, you will not own any shares of capital stock of the Surviving Corporation as a result of the Merger.

•

The time at which the Merger becomes effective will occur upon the filing of the Certificate of Merger with, subject to its acceptance by, the Secretary of State of the State of Delaware (or such later time as the Company and Parent may agree and specify in the Certificate of Merger).

Treatment of Shares

The Merger Agreement provides that, at the Effective Time, each share of Company Common Stock outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will automatically cease to be outstanding and be converted into the right to receive cash in an amount equal to the Merger Consideration, without interest and subject to deduction for any required withholding tax.

For more information, see the sections of this proxy statement captioned “Special Factors—Certain Effects of the Merger” and “The Merger Agreement—Merger Consideration.”

Certain Effects on the Company if the Merger is Not Completed

If the Merger Agreement is not adopted and approved as a result of the failure to obtain the Company Requisite Stockholder Approvals, or if the Merger is not completed for any other reason, DSG’s stockholders will not be entitled to receive any payment for their shares of Company Common Stock in connection with the Merger.

Instead, (1) the Company will remain an independent public company having the same executive officers and directors, (2) the Company Common Stock will continue to be listed and traded on the Nasdaq Global Select Market and registered under the Exchange Act, and (3) the Company will continue to file reports under the Exchange Act with the SEC and hold annual meetings of stockholders in accordance with applicable law.

Upon termination of the Merger Agreement under specified circumstances set forth therein, the Company has agreed to pay to Parent the Termination Fee equal to $9,264,438, as further described in the section of this proxy statement captioned “The Merger Agreement—Termination Fees.” In addition, if the Merger Agreement is terminated by the Company under specified circumstances relating to the failure of Parent, Intermediate or Merger Sub to consummate the Merger when required to do so under the Merger Agreement, Parent would be required to pay the Company a Reverse Termination Fee in an amount in cash equal to $22,234,650. LKCM Headwater has provided a limited guarantee in favor of the Company guaranteeing payment of the Reverse Termination Fee.

For more information, see the section of this proxy statement captioned “Special Factors—Certain Effects on the Company if the Merger is Not Completed.”

Interests of DSG’s Directors and Executive Officers in the Merger

In considering the recommendations of the Special Committee and the Board (acting through the Disinterested Directors) with respect to the Merger, you should be aware that, aside from their interests as holders of shares of Company Common Stock, the Board, including the Disinterested Directors, and certain of DSG’s executive officers have, or may be deemed to have, interests in the Merger that are different from, or in addition to, your interests as a Disinterested Stockholder, including:

•	DSG’s directors and officers are entitled to continued indemnification and insurance coverage under the Merger Agreement and indemnification agreements between such individuals and the Company.

•

Parent, Intermediate and Merger Sub were formed by, and are affiliated with, LKCM Headwater, Mr. King and their respective affiliates. Mr. King is the Company’s Chief Executive Officer, President and Chairman of the Board and is also the Managing Partner of LKCM Headwater. If the Merger is completed, the Company will be privately owned and an indirect wholly owned subsidiary of Parent.

•

Mr. King, our Chief Executive Officer, President and Chairman of the Board, is a member and the leader of the Affiliated Stockholders. He is currently the sole manager of Parent and is expected to hold a controlling voting interest in Parent immediately following the Merger. Following the Merger, if it is completed, Mr. King, as the President and Chief Executive Officer of the Surviving Corporation and the sole manager of Parent and through his beneficial ownership of membership interests of Parent (through which Mr. King is expected to hold a controlling voting interest in Parent after the Merger), will control the operations and finances of the Surviving Corporation. In addition, if the Merger is completed, Mr. King and other Affiliated Stockholders, including certain of our directors (other than the Disinterested Directors) and officers, will derive substantially all of the benefits of the Surviving Corporation’s operations and finances by virtue of their ownership interests in Parent.

•	Mr. Wallace is a founding partner of LKCM Headwater. Mr. Wallace currently serves as a Vice President of Merger Sub.

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The board of directors of Merger Sub is currently comprised of Mr. King, Mr. Wallace and Jacob D. Smith. Mr. King currently serves as President of Merger Sub, Mr. Wallace currently serves as Vice President of Merger Sub, and Mr. Smith currently serves as Vice President, Secretary and General Counsel of Merger Sub. Assuming the Merger is completed, at the Effective Time, the directors of Merger Sub immediately prior to the Effective Time will become the directors of the Surviving Corporation under the terms of the Merger Agreement, until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL.

•

Assuming the Merger is completed, at the Effective Time, the officers of the Company immediately prior to the Effective Time will become the Surviving Corporation’s officers, serving in the same capacities and having the same titles, under the terms of the Merger Agreement. Certain officers of the Company are party to an employment agreement that would provide for severance payments and benefits in the event of a termination by the Company without “cause” or by the officer for “good reason” or, in the case of Mr. Knutson only, also in the event of a termination due to his death or “disability” (in each case, as defined in the relevant employment agreement). Neither Mr. King nor Mr. Wallace (nor any other member of the Affiliated Stockholders) has discussed new or revised post-closing employment terms with any party to the Merger.

•

Pursuant to the terms of the Merger Agreement, at the Effective Time, each outstanding restricted stock unit award granted to a non-employee director of the Company will fully accelerate and vest, and each such vested restricted stock unit will be canceled and converted into the right to receive the Merger Consideration in respect of each share of Company Common Stock subject thereto. Certain equity-based awards held by certain of our named executive officers will (i) fully accelerate and vest solely as a result of the Merger or (ii) fully accelerate and vest in the event of a qualifying termination of employment occurring in connection with the Merger.

For a complete description of the interests of DSG’s executive officers and directors in the Merger, see “Special Factors—Interests of DSG’s Directors and Executive Officers in the Merger.” The Special Committee and the Board were aware of and considered these interests to the extent that they existed at the time, among other matters described in this proxy statement.

Certain Material U.S. Federal Income Tax Consequences of the Merger

The receipt of cash by the Company’s stockholders in exchange for shares of Company Common Stock in the Merger will be a taxable transaction to U.S. Holders (as defined under the section entitled “Special Factors—Certain Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes. Such receipt of cash by a DSG stockholder that is a U.S. Holder generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Company Common Stock surrendered in the Merger.

The Company’s stockholders that are Non-U.S. Holders (as defined under the section entitled “Special Factors—Certain Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Company Common Stock for cash in the Merger unless they have certain connections with the United States.

For a more complete description of the U.S. federal income tax consequences of the Merger, see the section entitled “Special Factors—Certain Material U.S. Federal Income Tax Consequences of the Merger.” This description does not address any non-income tax consequences, nor does it address state, local, non-U.S. or other tax consequences or the consequences to holders who are subject to special treatment under U.S. federal income tax law. Consequently, you are urged to consult your tax advisor to determine the particular tax consequences to you of the Merger.

Restrictions on Solicitation of Other Offers

The Merger Agreement contains customary “no-shop” restrictions on the Company’s ability to solicit alternative acquisition proposals, or to provide information to or engage in discussions or negotiations with third parties regarding alternative acquisition proposals, subject to a customary exception that permits the Company, prior to receipt of the Company Requisite Stockholder Approvals and under certain circumstances, to provide information to and participate in discussions with a third party that makes an unsolicited written acquisition proposal that the Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with outside legal counsel and its financial advisor, constitutes or would reasonably be expected to lead to a Superior Proposal (as defined in the Merger Agreement). For more information, see the sections of this proxy statement captioned “The Merger Agreement — No Solicitation; Change in Recommendation,” “— Termination of the Merger Agreement” and “— Termination Fee.”

Change in the Company Board Recommendation

At any time prior to receipt of the Company Requisite Stockholder Approvals, the Board (acting on the recommendation of the Special Committee) or the Special Committee may, subject to certain notice and matching-right provisions in favor of Parent, make an Adverse Recommendation Change (as defined in the Merger Agreement) with respect to a Superior Proposal, or the Company may terminate the Merger Agreement to enter into a definitive Acquisition Agreement (as defined in the Merger Agreement) with respect to such Superior Proposal, if the Board or the Special Committee determines in good faith, after consultation with its outside legal counsel and its financial advisor, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law. In addition, at any time prior to obtaining the Company Requisite Stockholder Approvals, the Board (acting on the recommendation of the Special Committee) or the Special Committee may make an Adverse Recommendation Change in response to an Intervening Event (as defined in the Merger Agreement), if the Board or the Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law. Parent has the right to terminate the Merger Agreement following any Adverse Recommendation Change, whether made in response to a Superior Proposal or an Intervening Event, in which case the Company would be required to pay Parent the Termination Fee. For more information, see the section of this proxy statement captioned “The Merger Agreement—No Solicitation; Change in Recommendation.”

Financing of the Merger

The transactions contemplated by the Merger Agreement, including the Merger, are not contingent on Parent’s ability to obtain the Financing or any alternative financing.

In connection with the transactions contemplated by the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, the Company, certain of its subsidiaries, the Credit Agreement Lenders and JPMorgan Chase Bank, N.A., as administrative agent, entered into the Credit Agreement Amendment to the Company’s existing Second Amended and Restated Credit Agreement, dated as of December 18, 2025, pursuant to which, under the terms and subject to the conditions set forth therein and among other things, the Credit Agreement Lenders have agreed that, subject to the applicable terms and conditions of the Credit Agreement, the proceeds of revolving loans may be used to finance the Transactions.

For more information, please see the section of this proxy statement captioned “Special Factors—Financing of the Merger.”

Conditions to the Closing of the Merger

The respective obligations of each party to effect the Merger are subject to the satisfaction (or written waiver of Parent and the Company, if permissible under applicable law) at or prior to the Closing of the following conditions:

•

No temporary restraining order, preliminary or permanent injunction or governmental order issued by any court of competent jurisdiction or applicable law will be in effect restraining, enjoining, making illegal or otherwise preventing or prohibiting the consummation of the Merger;

•	The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and

•	The Company Requisite Stockholder Approvals shall have been obtained at the Special Meeting.

The obligations of Parent, Intermediate and Merger Sub to effect the Merger are subject to the satisfaction (or written waiver by Parent, if permissible under applicable law) at or prior to the Closing of the following additional conditions:

•

the accuracy of the representations and warranties of the Company as of the date of the Merger Agreement and as of the Closing Date, subject to specified materiality standards that vary by representation (as described above under “— Representations and Warranties”);

•

the performance by the Company of, or its compliance in all material respects with, the Company’s covenants and obligations under the Merger Agreement required to be performed or complied with at or prior to the Closing;

•	the absence of a Material Adverse Effect on the Company since the date of the Merger Agreement; and

•	receipt of an officer’s certificate from the Company signed by its Chief Financial Officer or another executive officer certifying that the foregoing conditions have been satisfied.

The obligations of the Company to effect the Merger are subject to the satisfaction (or written waiver by the Company, if permissible under applicable law) at or prior to the Closing of the following additional conditions:

•

the accuracy of the representations and warranties of Parent, Intermediate and Merger Sub as of the date of the Merger Agreement and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

•

the performance by Parent, Intermediate and Merger Sub of, or their compliance in all material respects with, their respective covenants and obligations under the Merger Agreement required to be performed or complied with at or prior to the Closing; and

•	receipt of an officer’s certificate from Parent signed by its Chief Financial Officer or another executive officer certifying that the foregoing conditions have been satisfied.

Notably, the consummation of the Merger is not conditioned on Parent’s, Intermediate’s or Merger Sub’s receipt of any financing, including the Debt Financing. For more information, see the section of this proxy statement captioned “The Merger Agreement—Conditions to the Merger”.

Termination of the Merger Agreement

The Merger Agreement contains customary termination rights for the Company and Parent, including the right of either party to terminate the Merger Agreement if the Merger has not been consummated on or before December 31, 2026 (the “Outside Date”), subject to certain limitations and as such date may be extended pursuant to the terms of the Merger Agreement. If the Merger Agreement is terminated under specified circumstances, including in connection with the Company’s entry into a definitive agreement providing for a Superior Proposal (as defined in the Merger Agreement) or following certain adverse changes to the Board’s or the Special Committee’s recommendation in favor of the Merger, the Company would be required to pay Parent a termination fee in an amount in cash equal to $9,264,438 (the “Termination Fee”). If the Merger Agreement is terminated by the Company under specified circumstances relating to the failure of Parent, Intermediate or Merger Sub to consummate the Merger when required to do so under the Merger Agreement, Parent would be required to pay the Company a reverse termination fee in an amount in cash equal to $22,234,650 (the “Reverse Termination Fee”). LKCM Headwater has provided a limited guarantee in favor of the Company guaranteeing payment of the Reverse Termination Fee.

Appraisal Rights

If the Merger is consummated, holders of record or beneficial owners of Company Common Stock who (1) do not vote in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), (2) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their applicable shares of Company Common Stock through the effective date of the Merger, (3) properly demand appraisal of their applicable shares, (4) meet certain statutory requirements described in this proxy statement including under Section 262, and (5) do not withdraw their demands or otherwise lose their rights to appraisal, will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 if certain conditions set forth in Section 262 are satisfied. The requirements under Section 262 for perfecting and exercising appraisal rights are described in further detail in the section of this proxy statement captioned “Appraisal Rights,” which description is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this proxy statement as ANNEX C and incorporated herein by reference.

This means that these holders of record and beneficial owners may be entitled to have their shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the Merger through the date of payment of the judgment at a rate of 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment, compounded quarterly. If at any time before the entry of judgment in the proceeding, the Surviving Corporation makes a voluntary cash payment to persons entitled to appraisal, interest will accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Due to the complexity of the appraisal process, any persons who wish to seek appraisal of their shares of Company Common Stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. Persons considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their Company Common Stock.

For more information, see the section of this proxy statement captioned “Appraisal Rights—Determination of Fair Value.”

To exercise appraisal rights, a holder of record or a beneficial owner of Company Common Stock must (1) submit a written demand for appraisal of such record holder’s or beneficial owner’s shares of Company Common Stock to DSG before the vote is taken on the Merger Proposal, (2) not vote, in person or by proxy, in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), (3) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) the subject shares of Company Common Stock through the effective date of the Merger, (4) not withdraw their demands or otherwise lose their rights to appraisal, and (5) strictly comply with all other procedures for exercising appraisal rights under the DGCL, including certain ownership thresholds and the other statutory requirements set forth in Section 262.

If you are a beneficial owner of shares of Company Common Stock and you wish to exercise your appraisal rights in such capacity, in addition to the foregoing requirements, your demand for appraisal must also (A) reasonably identify the holder of record of the shares of Company Common Stock for which the demand is made, (B) be accompanied by documentary evidence of your beneficial ownership of the shares of Company Common Stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (C) provide an address at which you consent to receive notices given by the Surviving Corporation under Section 262 and to be set forth on the verified list required by Section 262(f) of the DGCL. The failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights.

Litigation Relating to the Merger

Lawsuits may be filed against the Company, the Board or the Company’s officers in connection with the Merger or the Transactions, which could prevent or delay consummation of the Merger and result in substantial costs to the Company, including any costs associated with indemnification obligations of the Company.

As of the date of this proxy statement, no lawsuits related to the Transactions have been filed. See the section of this proxy statement captioned “Litigation Relating to the Merger.”

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. The Company encourages you to carefully read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the other documents to which the Company refers in this proxy statement and the information incorporated by reference herein. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find Additional Information.”

Q:	Why am I receiving these materials?

A:

On July 15, 2026, the Company entered into the Merger Agreement. Under the terms and subject to the conditions set forth in the Merger Agreement, upon the consummation of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will be automatically canceled and converted into the right to receive the Merger Consideration, without interest and subject to deduction for any required withholding tax. It is a condition of the parties’ obligations to complete the Merger that the Company receive at the Special Meeting the Company Stockholder Approval and the Company Disinterested Stockholder Approval, in each case, in favor of the approval of the Merger Proposal. The Board is furnishing this proxy statement and the enclosed form of proxy card to the holders of shares of Company Common Stock as of the Record Date in connection with the solicitation of proxies from DSG’s holders of shares of Company Common Stock to be voted at the Special Meeting.

This proxy statement, which you should read carefully, contains important information about the Merger, the Merger Agreement, the Special Meeting and the matters to be voted on at the Special Meeting. The enclosed materials allow you to submit a proxy to vote your shares of Company Common Stock without attending the Special Meeting.

Your vote is very important. Even if you plan to attend the Special Meeting, the Company encourages you to submit a proxy as soon as possible, to ensure that your shares of Company Common Stock are represented and voted at the Special Meeting.

Q:	What is the Merger and what effects will it have on the Company?

A:

The Merger is the acquisition of the Company by Parent, by way of a merger of Merger Sub with and into the Company, with the Company continuing as the Surviving Corporation following such Merger and as an indirect wholly owned subsidiary of Parent. If the Merger Proposal is approved by DSG’s stockholders by the Company Requisite Stockholder Approvals, and the other Closing conditions under the Merger Agreement are satisfied or waived (to the extent waivable under applicable law), Merger Sub will merge with and into DSG, with DSG continuing as the Surviving Corporation. As a result of the Merger, DSG will become a wholly owned subsidiary of Intermediate and an indirect wholly owned subsidiary of Parent, and the Company Common Stock will no longer be publicly traded and will be delisted from Nasdaq. In addition, the Company Common Stock will be deregistered under the Exchange Act and DSG will no longer file periodic reports, current reports and proxy and information statements with the SEC.

Q:	What will I receive if the Merger is completed?

A:

Upon completion of the Merger, you will be entitled to receive cash in an amount equal to the Merger Consideration, which is $35.00 per share of Company Common Stock, without interest and subject to deduction for any required withholding tax. For example, if you own 100 shares of Company Common Stock, you will receive $3,500 in cash in exchange for your shares of Company Common Stock, without interest and subject to deduction for any required withholding tax thereon. If the Merger is completed, you will not own any shares of capital stock of the Surviving Corporation as a result of the Merger.

As discussed under the caption “Summary Term Sheet—Appraisal Rights,” the Company’s stockholders who do not vote in favor of the Merger Proposal and otherwise comply with the requirements under Section 262 will have the right to seek appraisal of the “fair value” of their shares of Company Common Stock (exclusive of any element of value arising from the accomplishment or expectation of the Merger and together with interest to be paid on the amount determined to be “fair value”), in lieu of receiving the Merger Consideration in cash if the Merger is completed, in accordance with Section 262. To do so, a stockholder must properly demand appraisal before the vote is taken on the Merger Agreement and comply with all other requirements of the DGCL, including Section 262, and certain conditions set forth in Section 262(g) of the DGCL must be satisfied. See the section of this proxy statement captioned “Appraisal Rights” for additional information.

Q:	How does the Merger Consideration compare to the market price of the Company Common Stock?

A:

The Merger Consideration of $35.00 represents an approximately 27.4% premium to the unaffected closing share price on the Nasdaq Global Select Market on July 15, 2026, the last trading day prior to the announcement of the entry into the Merger Agreement, and an approximately 81.3% premium to the closing share price on March 13, 2026, the last trading day prior to the announcement of LKCM Headwater’s initial non-binding proposal. See the section of this proxy statement captioned “Special Factors—Certain Effects of the Merger—Benefits of the Merger for the Unaffiliated Stockholders” for more information.

Q:	What will happen to the Company’s outstanding equity-based awards at the Effective Time?

A:	The Merger Agreement provides that, as of the Effective Time, and except as otherwise agreed in writing by Parent and a holder of the relevant equity-based award:

•

Each restricted stock unit with respect to Company Common Stock (each, a “Company RSU”) outstanding immediately prior to the Effective Time that is (i) vested as of immediately prior to the Effective Time (but not yet settled) or that automatically vests as a result of the Merger in accordance with its terms and without the exercise of any discretion (each, a “Vested Company RSU”) or (ii) held by a current or former non-employee director of the Company as of immediately prior to the Effective Time, whether vested (but not yet settled) or unvested (each, a “Director RSU”), will be canceled, and the holder thereof will be entitled to receive solely an amount in cash, without interest and subject to applicable withholding taxes, equal to the product, rounded to the nearest cent, of (x) the number of shares of Company Common Stock subject to such Vested Company RSU or Director RSU, as applicable, immediately prior to the Effective Time and (y) the Merger Consideration.

•

Each Company RSU other than a Vested Company RSU or a Director RSU (each, an “Unvested Company RSU”) will cease to represent a restricted stock unit with a right to be settled with a share of Company Common Stock and will be converted into a number of restricted units with a right for each such restricted unit to be settled in cash in an amount equal to the Merger Consideration (each, an “Unvested Cash RSU”) following vesting, and each such Unvested Cash RSU will continue to be governed by the same vesting terms and conditions as were applicable to the applicable Unvested Company RSU immediately prior to the Effective Time.

•

Each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time, and that vested as of immediately prior to the Effective Time or that automatically vests as a result of the transactions contemplated by the Merger Agreement in accordance with its terms and without the exercise of any discretion (each, a “Vested Company Option”), will be canceled, and the holder thereof will be entitled to receive solely an amount in cash, without interest and subject to applicable withholding taxes, equal to the product of (i) the number of shares of Company Common Stock for which such Vested Company Option has not then been exercised and (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Vested Company Option; and each Company Stock Option (whether or not such Company Stock Option is a Vested Company Option) that has an exercise price that is greater than or equal to the Merger Consideration will be canceled for no payment.

•

Each stock performance right (each, a “Company SPR”) that is outstanding immediately prior to the Effective Time (but not yet settled) will be canceled, and the holder thereof will be entitled to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the product of (i) the number of shares of Company Common Stock for which such Company SPR has not then been exercised and (ii) the excess of the Merger Consideration over the per share exercise price of such Company SPR.

•

Each stock unit credited to the equity award deferral account of a participant under the Company’s Executive Deferral Plan (each, a “Company Stock Unit”) will cease to represent a stock unit with a right to be settled with a share of Company Common Stock and will be converted into an account credit in an amount equal to the Merger Consideration, credited to such participant’s account balance in the Company’s Executive Deferral Plan, which may then, after the Effective Time, be hypothetically invested in one or more measurement funds by the participant as provided under the terms of the Company’s Executive Deferral Plan. Such amount shall represent an unfunded obligation of the Company to make cash payment(s) at such time and in such form to such participant as required pursuant to the terms of the Company’s Executive Deferral Plan.

Promptly after the Effective Time (but in any event, not later than 30 days following the Effective Time), the Surviving Corporation will pay any amounts due to the holders of the Company’s equity-based awards through its payroll systems, but to the extent any such payment relates to any equity-based awards that are nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation shall make such payment as set forth above or, if later, at the earliest time permitted under, and in accordance with, the terms of the applicable award agreement or other relevant documents permitted in accordance with Section 409A of the Code.

Q:	What am I being asked to vote on at the Special Meeting?

A: You are being asked to vote on the following proposals:

•

The Merger Proposal: the proposal to adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation following such Merger and becoming a wholly owned subsidiary of Intermediate and an indirect wholly owned subsidiary of Parent;

•

The Advisory Compensation Proposal: the proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the consummation of the Merger; and

•

The Adjournment Proposal: the proposal to approve the adjournment of the Special Meeting, to a later date or dates to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting.

Q:	When and where is the Special Meeting?

A:

The Special Meeting will be held on    , 2026, at    Central Time. You may attend the Special Meeting by means of remote communication via a live interactive webcast on the internet at    . Online check-in will begin at    Central Time, and you should allow ample time for the check-in procedures. As the Special Meeting is virtual, there will be no physical meeting location.

Q:	Who is entitled to vote at the Special Meeting?

A:

All (and only) holders of shares of Company Common Stock as of the close of business on    , 2026, which is the Record Date for determining the Company’s stockholders entitled to notice of and vote at the Special Meeting, are entitled to notice of, and to vote their shares of Company Common Stock at, the Special Meeting. Please refer to the section of this proxy statement captioned “The Special Meeting—Record Date; Shares Entitled to Vote; Quorum” for additional information. You will need the control number found on your proxy card or voting instruction form in order to be deemed to be present and vote your shares at the Special Meeting.

We are commencing our solicitation of proxies on or about    , 2026. We will continue to solicit proxies until the Special Meeting on    , 2026. Each stockholder of record as of the Record Date of    , 2026 will receive a proxy statement and will have the opportunity to vote their shares of Company Common Stock on the matters described in this proxy statement. Proxies received from persons who are not holders of record on the Record Date will not be effective. A list of stockholders of record of the Company Common Stock entitled to vote at the Special Meeting will be available at the Company’s principal place of business during ordinary business hours, or on the electronic network accessible in the same manner as you will access the Special Meeting as described above, in either case, for a period of 10 days ending on the day before the date of the Special Meeting.

Q:	What vote is required to approve the Merger Proposal?

A:

Approval of the Merger Proposal requires that the Company receive at the Special Meeting both of the following approvals (which we refer to collectively in this proxy statement as the “Company Requisite Stockholder Approvals”):

•	Company Stockholder Approval. The affirmative vote of shares representing a majority of the Company Common Stock outstanding and entitled to vote at the Special Meeting; and

•	Company Disinterested Stockholder Approval. The affirmative vote of a majority of the votes cast at the Special Meeting by Disinterested Stockholders.

The Closing of the Merger as contemplated by the Merger Agreement is conditioned upon the Company receiving the Company Requisite Stockholder Approvals at the Special Meeting.

Q:	What vote is required to approve the Advisory Compensation Proposal?

A:

Approval of the Advisory Compensation Proposal requires the affirmative vote of a majority of the voting power of the Company Common Stock present in person by means of remote communication via a live interactive webcast or represented by proxy at the Special Meeting and entitled to vote thereon.

Q:	What vote is required to approve the Adjournment Proposal?

A:

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the voting power of the Company Common Stock present in person by means of remote communication via a live interactive webcast or represented by proxy at the Special Meeting and entitled to vote thereon.

Q:	What if I fail to vote or “Abstain” on any of Proposals 1, 2, and/or 3?

A:

If you (1) are a holder of record of Company Common Stock as of the Record Date and fail to submit a signed proxy card, grant a proxy over the internet or by telephone, or vote your shares in person at the Special Meeting, or if you (2) hold in “street name” and you fail to instruct your broker, bank or other nominee on how to vote your shares, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting, and such failure to vote will have the same effect as voting “AGAINST” the Merger Proposal for purposes of obtaining the Company Stockholder Approval, but it will have no effect on our ability to obtain the Company Disinterested Stockholder Approval, and will have no effect on the outcome of the vote on the Advisory Compensation Proposal or the Adjournment Proposal.

If you abstain from voting, your shares will be counted as present for purposes of determining the presence of a quorum. Such abstention will have the same effect as a vote “AGAINST” the Merger Proposal for purposes of the Company Stockholder Approval, but will have no effect on the Company Disinterested Stockholder Approval. Abstentions will have the same effect as a vote “AGAINST” the Advisory Compensation Proposal and the Adjournment Proposal.

Q:	How do the Company’s directors and executive officers and certain other stockholders intend to vote?

A:

DSG’s directors and executive officers currently owning shares of Company Common Stock have informed DSG that, as of the date of this proxy statement, they intend to vote all of the shares of Company Common Stock owned directly by them in favor of the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal.

Furthermore, LKCM has agreed, subject to the terms and conditions set forth in the Voting and Support Agreement, to (among other things) vote the Subject Shares in favor of the Merger Proposal (and the Advisory Compensation Proposal and the Adjournment Proposal, if presented) at the Special Meeting and at any adjournment or postponement thereof.

For more information, see the section of this proxy statement captioned “Special Factors—Intent of DSG’s Directors and Executive Officers to Vote in Favor of the Merger and the Advisory Compensation Proposal and Certain Stockholders to Vote in Favor of the Merger.”

Q:	What do I need to do now?

A:

We encourage you to read this proxy statement, the annexes to this proxy statement and the documents that we refer you to in this proxy statement, including the documents incorporated by reference herein, carefully and in their entirety, and to consider how the Merger affects you. Then, even if you expect to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the enclosed proxy card), to ensure that your shares can be voted at the Special Meeting. If you hold your shares in “street name,” please refer to the voting instruction form provided by your bank, broker or other nominee for information on how to vote your shares.

Q:	What is the Special Committee, and what role did it play in evaluating the Merger?

A:

The Board formed the Special Committee comprised solely of independent and disinterested directors for the purpose of reviewing, evaluating and negotiating the proposed transaction and alternatives, determining whether any transaction was fair to and in the best interests of the Company and its stockholders, and making a recommendation to the Board. The Special Committee, as more fully described in this proxy statement, evaluated the terms of the Merger Agreement and other matters with the assistance of outside financial and legal advisors. At the conclusion of its review, the Special Committee, among other things, unanimously determined that the Merger Agreement and the Transactions are fair to, advisable and in the best interests of the Company and the Company’s Disinterested Stockholders, and recommended (the “Special Committee Recommendation”) that the Board approve and declare advisable the Merger Agreement and the Transactions, submit it to the Company’s stockholders for adoption, and recommend that stockholders of the Company adopt the Merger Agreement and that the Disinterested Stockholders of the Company approve the Transactions.

Q:	How does the Board recommend that I vote?

A:

The Board (excluding directors Messrs. King and Wallace who recused themselves and were not present for the vote), acting upon the unanimous recommendation of the Special Committee, recommends that you vote:

•	“FOR” the approval of the Merger Proposal;

•	“FOR” the approval of the Advisory Compensation Proposal; and

•	“FOR” the approval of the Adjournment Proposal.

For purposes of Rule 13e-3, the Company, acting through the Disinterested Directors, reasonably believes that the Merger is substantively and procedurally fair to the Unaffiliated Stockholders. You should read the section of this proxy statement captioned “Special Factors—Reasons for the Merger; Recommendations of the Special Committee and the Board” for a discussion of the factors that the Special Committee and the Disinterested Directors considered in deciding to approve the Merger Agreement and recommend that our stockholders adopt the Merger Agreement.

Q:	What happens if the Merger is not completed?

A:

Please refer to the caption “— Certain Effects on the Company if the Merger is Not Completed” in the sections of this proxy statement entitled “Summary Term Sheet” and “Special Factors” for information regarding certain effects on the Company if the Merger is not completed.

Q:	Is any compensation payable to members of the Special Committee contingent on completion of the Merger?

A:

No. Each member of the Special Committee is entitled to receive an upfront fee of $50,000 and a fee of $10,000 for each month of service on the Special Committee. These fees are not contingent upon consummation of the Merger or the outcome of the Special Committee’s review. For further information, see the section of this proxy statement captioned “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger.”

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with DSG’s transfer agent, Computershare, you are considered, with respect to those shares, to be the “stockholder of record.” If you are a stockholder of record, this proxy statement and your proxy card have been sent directly to you by or on behalf of the Company. As a stockholder of record, you may attend the Special Meeting and vote your shares at the Special Meeting using the control number on the enclosed proxy card.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of Company Common Stock held in “street name.” See “— Q: How may I vote?” for additional information.

Q:	If my bank, broker or other nominee holds my shares in “street name,” will my bank, broker or other nominee vote my shares for me?

A:

No, unless you provide your bank, broker or other nominee with voting instructions, your bank, broker or other nominee will not vote your shares for you. If you are a beneficial owner of shares held in “street name,” your bank, broker or other nominee is only permitted to vote your shares on any proposal to be considered at the Special Meeting if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares.

If you do not provide your bank, broker or other nominee with voting instructions, your shares will not be voted on any of the proposals, which will have the same effect as if you voted “AGAINST” the Merger Proposal for purposes of obtaining the Company Stockholder Approval, but it will have no effect on our ability to obtain the Company Disinterested Stockholder Approval, and will have no effect on the outcome of the vote on the Advisory Compensation Proposal or the Adjournment Proposal so long as a quorum is present.

Q:	How may I vote?

A:	If you are a stockholder of record (that is, if your shares of Company Common Stock are registered in your name with Computershare, DSG’s transfer agent), there are four ways to vote:

•	by signing, dating and returning the enclosed proxy card (a prepaid reply envelope is provided for your convenience);

•	by visiting the internet address on your proxy card;

•	by calling the toll-free (within the United States or Canada) phone number on your proxy card; or

•	by attending the Special Meeting by means of remote communication via live interactive webcast and voting at the Special Meeting using the control number on the enclosed proxy card.

The control number located on your proxy card is designed to verify your identity and allow you to vote your shares of Company Common Stock and to confirm that your voting instructions have been properly recorded when voting electronically over the internet or by telephone. Although there is no charge for voting your shares of Company Common Stock, if you vote electronically over the internet or by telephone, you may incur costs such as internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting, you are strongly encouraged to vote your shares of Company Common Stock by proxy. If you are a stockholder of record or if you provide a “legal proxy” to vote shares that you beneficially own, you may vote your shares of Company Common Stock at the Special Meeting even if you have previously voted by proxy. If you attend the Special Meeting and vote at the Special Meeting, your vote will revoke any previously submitted proxy.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the internet or by telephone. To vote over the internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting instruction form provided by your bank, broker or nominee. However, because you are not the stockholder of record, you may not vote your shares at the Special Meeting unless you provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Company Common Stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company Common Stock is called a “proxy card.” You may follow the instructions on the enclosed proxy card to designate a proxy by telephone or by the internet in the same manner as if you had signed, dated and returned a proxy card. Ronald J. Knutson, Executive Vice President, Chief Financial Officer and Treasurer, and Richard D. Pufpaf, Senior Vice President, General Counsel, Chief Compliance Officer and Secretary, with full power of substitution and re-substitution, have been designated as the proxy holders for the Special Meeting by the Board.

Q:	May I change my vote after I have mailed my signed and dated proxy card?

A:	Yes. If you are a registered stockholder, you can change your proxy vote or revoke your proxy at any time before the Special Meeting by:

(1)	Revoking it by written notice to Richard D. Pufpaf, our Secretary, at 301 Commerce Street, Suite 1700, Fort Worth, Texas 76102, before your original proxy is voted at the Special Meeting;

(2)	Delivering a later-dated proxy (including a telephone or internet vote); or

(3)	Voting at the meeting using the voting procedures set forth at .

If you are a beneficial owner and hold your shares in “street name,” please refer to the information forwarded by your bank, broker, or other holder of record for procedures on revoking or changing your proxy. See “The Special Meeting—Revocability of Proxies.”

Q:	If a stockholder gives a proxy, how are the shares voted?

A:

Regardless of the method you choose to grant your proxy, the individuals named on the enclosed proxy card, with full power of substitution and re-substitution, will vote your shares in the way that you direct. If you sign and date your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted as recommended by the Board with respect to each proposal. This means that they will be voted: (1) “FOR” the approval of the Merger Proposal, (2) “FOR” the approval of the Advisory Compensation Proposal, (3) “FOR” the approval of the Adjournment Proposal, and in the proxyholders’ discretion with respect to any other business that may properly come before the Special Meeting.

Q:	What happens if I sell or otherwise transfer my shares of the Company after the Record Date but before the Special Meeting?

A:

The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the expected effective date of the Merger. If you sell or transfer your shares of Company Common Stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or transfer your shares and each of you notifies the Company in writing of such special arrangements, you will transfer the right to receive the Merger Consideration with respect to such shares, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or transfer your shares of Company Common Stock after the Record Date, the Company encourages you to sign, date and return the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the enclosed proxy card).

Q:	What should I do if I receive more than one set of voting materials?

A:

Please sign, date and return (or grant your proxy electronically over the internet or by telephone for) each proxy card and voting instruction form that you receive to ensure that all of your shares are voted. You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction forms, if your shares are registered differently or are held in more than one account. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a stockholder of record as of the Record Date and your shares are registered in more than one name, you will receive more than one proxy card. Please vote all voting materials that you receive.

Q:	Who will count the votes?

A:	The votes at the Special Meeting will be counted by an independent inspector of elections appointed by the Board.

Q:	Where can I find the voting results of the Special Meeting?

A:

The Company intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Special Meeting. All reports that the Company files with the SEC are publicly available. See the section of this proxy statement captioned “Where You Can Find Additional Information.”

Q:	Will I be subject to U.S. federal income tax upon the exchange of Company Common Stock for cash pursuant to the Merger?

A:

The exchange of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. For a description of the U.S. federal income tax consequences of the Merger, see the section entitled “Special Factors—Certain Material U.S. Federal Income Tax Consequences of the Merger.” This description does not address any non-income tax consequences, nor does it address state, local, non-U.S. or other tax consequences or the consequences to holders who are subject to special treatment under U.S. federal income tax law. Consequently, you are urged to consult your tax advisor to determine the particular tax consequences to you of the Merger.

Q:	When do you expect the Merger to be completed?

A:

The Closing is expected to occur no later than 9:00 a.m., Central Time, on the second Business Day following the satisfaction, or waiver to the extent permitted under the terms of the Merger Agreement and applicable law, of the conditions to Closing, but in no event later than the Outside Date of December 31, 2026, subject to extension as provided in the Merger Agreement.

Q:	What governmental and regulatory approvals are required?

A:

Under the terms of the Merger Agreement, the Merger cannot be completed until after the expiration or termination of any waiting period applicable to the consummation of the Merger under, and the filing of all required filings and receipt of all required approvals under the HSR Act. See the section captioned “Special Factors—Regulatory Approvals Required for the Merger—HSR Act Clearance” for additional information.

On July 29, 2026, each of LKCM Headwater Investments IV, L.P. and the Company filed with the FTC and the DOJ a premerger notification report form under the HSR Act. On August 20, 2026, the FTC notified LKCM Headwater Investments IV, L.P. that the applicable waiting period under the HSR Act had been terminated as of such date.

Q:	Am I entitled to appraisal rights under the DGCL?

A:

The DGCL requirements for perfecting and exercising appraisal rights if the Merger is consummated are described in the section of this proxy statement captioned “Appraisal Rights,” which description is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this proxy statement as ANNEX C and incorporated herein by reference.

Q:	Do any of DSG’s directors or officers have interests in the Merger that may differ from those of DSG’s stockholders generally?

A:

Yes. In considering the recommendations of the Special Committee and the Board with respect to the Merger Agreement, you should be aware that, aside from their interests as holders of shares of Company Common Stock, DSG’s directors and executive officers have, or may be deemed to have, interests in the Merger that are different from, or in addition to, your interests as a stockholder. For example, Mr. King is currently the sole manager of Parent. Following the Merger, if it is completed, Mr. King, as the sole manager of Parent and through his beneficial ownership of a controlling voting interest in Parent, is expected to control the operations and finances of the Surviving Corporation. Further, Mr. King serves as a director and President of Merger Sub, Mr. Wallace serves as a director and Vice President of Merger Sub, and Mr. Smith serves as a director and Vice President, Secretary and General Counsel of Merger Sub. Pursuant to the terms of the Merger Agreement, at the Effective Time, the officers of the Company immediately prior to the Effective Time will become the officers of the Surviving Corporation, serving in the same capacities and having the same titles. In addition, if the Merger is completed, Mr. King and other Affiliated Stockholders, including Mr. Wallace (a director of the Company), will derive substantially all of the benefits of the Surviving Corporation’s operations and finances by virtue of their ownership interests in Parent. DSG’s directors and officers are also entitled to continued indemnification and insurance coverage under the Merger Agreement and existing indemnification agreements, and outstanding restricted stock unit awards held by non-employee directors will fully accelerate and vest at the Effective Time and be converted into the right to receive the Merger Consideration in respect of each underlying share. The Special Committee and the Disinterested Directors were aware of and considered these and other interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned “Special Factors—Interests of DSG’s Directors and Executive Officers in the Merger.”

Q:	Why are our stockholders being asked to vote on executive officer compensation?

A:

The SEC has adopted rules that require the Company to seek a non-binding advisory vote on certain compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger. The Company urges its stockholders to read the sections of this proxy statement entitled “Special Factors—Interests of DSG’s Directors and Executive Officers in the Merger” and “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Golden Parachute Compensation.”

Q:	What happens if the Advisory Compensation Proposal is not approved?

A:

The vote on this proposal is advisory and non-binding, and the Merger is not conditioned or dependent upon the approval of this advisory proposal. While the Board intends to consider the outcome of the vote, the vote is advisory and therefore not binding on the Company, the Board or the compensation committee of the Board (the “Compensation Committee”). Accordingly, the Company is contractually obligated to pay the compensation, subject to the conditions applicable to such compensation payments, regardless of the outcome of the non-binding advisory vote.

Q:	Who can help answer my other questions?

A:

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help submitting your proxy or voting your shares of Company Common Stock, please contact DSG’s proxy solicitor:

SPECIAL FACTORS

Background of the Merger

The following chronology summarizes key meetings and events that led to the execution of the Merger Agreement. This chronology does not purport to catalog every conversation or communication among the members of the Board, the Special Committee, the Company’s management, their respective financial or legal advisors, LKCM or its representatives, or any other person.

LKCM and its affiliates have been significant stockholders of the Company, then known as Lawson Products, Inc. (“Lawson”), since 2014. In April 2014, LKCM and certain affiliated investment entities and individuals, including J. Bryan King, reported beneficial ownership of approximately 5.1% of Lawson’s then-outstanding common stock. By January 2017, the LKCM reporting persons reported beneficial ownership of approximately 25.1% of Lawson’s outstanding common stock, and in March 2017, Mr. King was appointed to the Board. In January 2019, an LKCM-affiliated investment vehicle acquired approximately 1.7 million additional shares of Lawson common stock in a privately negotiated transaction, following which the LKCM reporting persons reported beneficial ownership of approximately 48.1% of Lawson’s outstanding common stock. In March 2019, Mr. King was appointed Chairman of the Board.

On December 29, 2021, Lawson entered into separate merger agreements providing for its combination with TestEquity Acquisition, LLC (“TestEquity”) and 301 HW Opus Holdings, Inc., which conducts business as Gexpro Services (“Gexpro Services”). TestEquity and Gexpro Services were owned by entities affiliated with LKCM. In light of the related-party nature of the proposed merger transactions involving Lawson and each of TestEquity and Gexpro Services, the Board established a special committee of independent directors to evaluate and negotiate the two merger transactions on behalf of Lawson.

The transactions were completed on April 1, 2022 through all-stock mergers (the “2022 Mergers”), after which LKCM and its affiliates owned approximately 75% of the outstanding common stock of the combined company. Effective May 1, 2022, the Board appointed Mr. King as the Company’s President and Chief Executive Officer, in addition to his continuing service as Chairman of the Board. On May 5, 2022, Lawson changed its name to Distribution Solutions Group, Inc. Since the 2022 Mergers, personnel employed by LKCM Headwater Operations, LLC have provided the Company with consulting services relating to, among other things, interim executive management, cost savings, revenue enhancements and operational synergies.

In March 2023, the Company issued the additional earnout shares contemplated by the TestEquity and Gexpro Services merger agreements. In May 2023, the Company completed a rights offering in which LKCM and its affiliates participated. Following the issuance of the earnout shares and the rights offering, the LKCM reporting persons beneficially owned approximately 78.7% of the Company’s outstanding common stock. M. Bradley Wallace, a founding partner of LKCM Headwater, was elected to the Board at the Company’s 2023 annual meeting of stockholders and continues to serve as a director. In connection with the Company’s relocation of its headquarters to Fort Worth, Texas in 2023, the Company also began using office space in a building leased by LKCM without charge.

In August 2023, the Company effected a forward stock split, which entitled each holder of shares of Company Common Stock as of the applicable record date to receive one additional share of Company Common Stock for each share of Company Common Stock then-held.

From time to time, the Board and the Company’s management reviewed the Company’s business, operations, financial performance, competitive position, strategic direction and prospects, as well as developments in the industries in which the Company operates and opportunities to enhance stockholder value. These reviews included consideration of the Company’s performance and prospects as a standalone public company, its acquisition strategy, capital allocation alternatives and other strategic opportunities.

On March 14, 2026, LKCM Headwater delivered to Lee S. Hillman, the Company’s lead independent director, an unsolicited, preliminary and non-binding proposal to acquire all outstanding shares of Company common stock not already owned by LKCM Headwater and its affiliates for $29.50 per share in cash (the “Initial Proposal”). At that time, LKCM Headwater and its affiliates beneficially owned approximately 78.7% of the Company’s outstanding common stock, Mr. King served as the Company’s Chief Executive Officer, President and Chairman of the Board and as Managing Partner of LKCM Headwater, and Mr. Wallace, a director of the Company, served as a partner of LKCM Headwater. LKCM Headwater filed a copy of the Initial Proposal as an exhibit to its Amendment No. 30 to its Schedule 13D/A filed with the SEC on March 16, 2026. The proposed price of $29.50 per share represented (i) a premium of approximately 52.8% to the closing price of the Company Common Stock of $19.31 on March 13, 2026, the last day of trading prior to the public disclosure of the Initial Proposal, (ii) an approximately 14.2% premium to the 30-day VWAP and (iii) an approximately 9.6% premium to the 90-day VWAP, in each case for the period ended March 13, 2026.

The Initial Proposal stated that the proposed transaction would be financed with a combination of equity capital from LKCM Headwater and its affiliates and debt financing, would not be subject to a financing contingency and would be subject to confirmatory due diligence and the negotiation and execution of definitive transaction documents. The Initial Proposal also contemplated approval or recommendation by a special committee of disinterested directors and approval by the Company’s Disinterested Stockholders and stated that LKCM Headwater expected the Board not to approve the proposed transaction unless the special committee recommended that it do so. LKCM Headwater further stated in the Initial Proposal that it was interested only in acquiring the shares that it did not already own and had no interest at that time in pursuing a transaction that would result in the sale of its existing shares.

Shortly after receipt of the Initial Proposal, Mr. Hillman contacted MWS regarding a potential engagement to advise the directors of the Company who were not affiliated with LKCM Headwater concerning the process for considering the Initial Proposal. After confirming that it had no conflict that would prevent such an engagement, MWS assisted in gathering information relevant to the Board’s consideration of potential members of a special committee. Mr. Hillman, I. Steven Edelson, Robert S. Zamarripa and Bianca A. Rhodes completed questionnaires concerning their relationships with LKCM Headwater and its affiliates, and Mr. Hillman discussed any such relationships with each of them.

Between March 15 and March 16, 2026, Mr. Hillman interviewed William Blair and five other investment banks regarding a potential engagement to serve as financial advisor in connection with the proposed transaction. Mr. Hillman discussed the candidates with Mr. Edelson, Mr. Zamarripa and Ms. Rhodes and recommended the selection of William Blair. On March 16, 2026, representatives of William Blair presented the firm’s qualifications, relevant transaction experience, proposed approach and proposed engagement terms to those directors. William Blair also provided the Special Committee with information regarding its relationships and prior engagements with the Company, LKCM Headwater and their respective affiliates and represented that it was not aware of any relationship or interest that would create a conflict of interest in connection with the proposed engagement. After considering that information and consulting with MWS, the directors concluded that no conflict of interest had been identified that would impair William Blair’s ability to serve as financial advisor to the Special Committee. Following discussion, the independent directors selected William Blair to act as financial advisor in connection with a potential transaction, subject to its formal retention following the formation of the Special Committee.

On March 16, 2026, the Company publicly announced its receipt of the Initial Proposal and stated that the Board would carefully review and evaluate the Initial Proposal in consultation with independent financial and legal advisors.

On April 6, 2026, the Board acted by unanimous written consent to establish a special committee consisting of Mr. Hillman, Mr. Edelson, Ms. Rhodes and Mr. Zamarripa, with Mr. Hillman serving as Chair of the Special Committee. Based on the information known to it, the Board determined in good faith that each member of the Special Committee was a “disinterested director,” as defined in Section 144 of the DGCL, with respect to the proposed transaction and the LKCM parties and satisfied the applicable Nasdaq standards for independence from both the Company and the LKCM parties.

The Board authorized the Special Committee to review, evaluate and negotiate the proposed transaction and any alternatives to the proposed transaction; evaluate whether or not the proposed transaction should be rejected; determine whether the proposed transaction was fair to and in the best interests of the Company and its stockholders; oversee any participation by management in the process; recommend to the Board what action, if any, should be taken with respect to the proposed transaction; and retain independent legal, financial and other advisors at the Company’s expense. The Board further resolved that it would not recommend, approve or consummate the proposed transaction without the Special Committee’s prior favorable recommendation.

Following its formation, the Special Committee retained MWS as its independent legal counsel and, on April 26, 2026, the Company entered into an engagement letter with William Blair, approved by the Special Committee, pursuant to which William Blair was retained as the Special Committee’s independent financial advisor. LKCM Headwater was advised by JPMorgan Chase & Co. (“J.P. Morgan”) and Mayer Brown.

The Special Committee devoted substantial time and attention to its review of the proposed transaction. In addition to its formally convened meetings, the members of the Special Committee held informal discussions and consultations among themselves and with representatives of management, MWS and William Blair to evaluate developments and consider strategic, legal and financial matters relevant to the Special Committee’s review.

On April 8, 2026, the Special Committee met with representatives of William Blair and MWS in attendance. Representatives of William Blair reviewed a proposed approach and process for evaluating and responding to LKCM Headwater’s Initial Proposal, and MWS advised the Special Committee regarding its fiduciary duties and related legal and process considerations. In light of Mr. King’s dual roles with the Company and LKCM Headwater, the Special Committee also established protocols governing communications between management and LKCM Headwater and its affiliates. The Special Committee directed that management not discuss the Initial Proposal or any proposed transaction with LKCM Headwater, J.P. Morgan or their respective representatives except with the Special Committee’s prior approval and at its direction, that negotiations be conducted by the Special Committee and William Blair, and that management keep the Special Committee and William Blair informed of relevant communications with LKCM Headwater and its affiliates.

On April 14, 2026, Mayer Brown shared initial drafts of a proposed merger agreement, equity commitment letter and limited guarantee with MWS.

On April 17, 2026, the Special Committee met with representatives of William Blair and MWS in attendance. Representatives of William Blair updated the Special Committee regarding its introductory discussions with J.P. Morgan, J.P. Morgan’s due diligence requests and the initial drafts of a proposed merger agreement, equity commitment letter and limited guarantee that Mayer Brown had provided to MWS. Representatives of William Blair also reviewed the status of its financial due diligence and its receipt of management’s Initial Projections (as defined below). MWS reviewed certain high-level issues presented by the initial drafts. The Special Committee directed its advisors to focus first on valuation and price before undertaking detailed negotiation of the transaction documents.

On April 21, 2026, the Special Committee met with representatives of William Blair and MWS in attendance. Representatives of William Blair reviewed with the Special Committee the Company’s historical financial performance and management’s five-year financial projections for fiscal years 2026 through 2030, both on a consolidated basis and for each of the Company’s business segments (the “Initial Projections”). Management advised the Special Committee that the Initial Projections included the forecasts provided in the lender presentation required under the Credit Agreement. The Special Committee discussed the Initial Projections, the principal assumptions underlying them, their anticipated use by William Blair in connection with its financial analyses and approved such use by William Blair. Management advised the Special Committee that LKCM was involved with the preparation of the lender presentation, and, therefore, had the forecasts contained in the lender presentation on which the Initial Projections were based.

On April 27, 2026, the Special Committee met with representatives of William Blair and MWS in attendance. Representatives of William Blair reviewed its preliminary financial analyses of LKCM Headwater’s $29.50-per-share proposal, including the Company’s historical trading performance, selected publicly traded companies, selected precedent transactions, transaction premiums and a discounted cash flow analysis. Following discussion, the Special Committee authorized William Blair to engage with J.P. Morgan regarding the valuation of the Company and LKCM Headwater’s proposal and directed William Blair to convey a counterproposal of $39.50 per share. Representatives of William Blair conveyed the Special Committee’s counterproposal to J.P. Morgan later that day.

On May 1, 2026, the Special Committee met with representatives of William Blair and MWS in attendance to discuss potential next steps, the Company’s share-price performance, business outlook and prevailing market conditions. At this meeting, representatives of William Blair reported that it had relayed the Special Committee’s counterproposal to J.P. Morgan.

On May 6, 2026, J.P. Morgan, on behalf of LKCM Headwater, increased the proposed price to $31.00 per share in cash. J.P. Morgan had indicated that LKCM Headwater viewed the Special Committee’s $39.50 per share counterproposal as exceeding its assessment of the Company’s long-term value based on trends in the Company’s financial and operating performance as well as other factors and considerations.

On May 8, 2026, the Special Committee met with representatives of William Blair and MWS in attendance to discuss the revised proposal by LKCM Headwater. The Special Committee reviewed the Company’s financial performance and strategic plan and discussed valuation considerations with William Blair. At this meeting MWS advised the Special Committee regarding its fiduciary duties and related legal considerations.

On May 12, 2026, the Special Committee met with representatives of William Blair and MWS in attendance and continued its consideration of LKCM Headwater’s revised proposal and determined that the $31.00 per share proposal did not appropriately reflect the Company’s value. The Special Committee directed William Blair to communicate that position to J.P. Morgan and to emphasize the Company’s performance, financial outlook and valuation, without specifying a further counterproposal price. The Special Committee also determined that discussions concerning management equity participation, rollover or transition arrangements should be deferred until the material terms of a proposed transaction had been agreed.

On May 15, 2026, the Special Committee met with representatives of William Blair and MWS in attendance. At this meeting, management updated the Special Committee regarding the Company’s recent performance and full-year outlook. Later that day, at the Special Committee’s direction, representatives of William Blair reiterated to J.P. Morgan that LKCM Headwater’s $31.00 per share proposal did not reflect an acceptable valuation of the Company and provided J.P. Morgan with the Company’s five-year financial plan.

On May 22, 2026, the Special Committee met with representatives of William Blair and MWS in attendance. At this meeting, representatives of William Blair reported to the Special Committee that no response had been received from LKCM Headwater or J.P. Morgan following its most recent communication. The Special Committee considered feedback received from certain Company stockholders, analyst views and market expectations regarding the Company and the assumptions underlying LKCM Headwater’s valuation. Following discussion, the Special Committee determined not to engage in further negotiations unless and until LKCM Headwater presented an improved proposal.

On May 28, 2026, J.P. Morgan provided William Blair with a presentation explaining LKCM Headwater’s view that its $31.00 per share proposal reflected the Company’s long-term value based on trends in the Company’s financial and operating performance as well as other factors and considerations and indicated that LKCM Headwater was not prepared to increase its proposal absent further engagement by the Special Committee. J.P. Morgan conveyed verbally that LKCM was considering engaging with the Company’s stockholders directly in the event the parties were unable to reach an acceptable agreement on the Company’s valuation and other potential transaction terms.

On May 29, 2026, the Special Committee met with representatives of William Blair and MWS in attendance. Ahead of the meeting, representatives of William Blair shared a copy of the aforementioned J.P. Morgan presentation with the Special Committee. Representatives of William Blair then walked the Special Committee through the presentation and reported that LKCM Headwater was not prepared to negotiate at the price level contemplated by the Special Committee and was considering other approaches, including engaging with the Company’s stockholders directly in the event the parties were unable to reach an acceptable agreement on the Company’s valuation and other potential transaction terms. MWS advised the Special Committee regarding the mechanics and potential implications of engaging with the Company’s stockholders directly and the Special Committee’s responsibilities in that circumstance. The Special Committee reviewed additional financial analyses and discussed its willingness to continue engaging with LKCM Headwater and J.P. Morgan, provided that the process appropriately reflected the Company’s value. Management also reported, in accordance with the communication protocols established by the Special Committee, on its ordinary-course communications with Mr. King and other LKCM affiliates regarding various financial and operating matters relevant to the Company, including pricing initiatives, cost reductions and operational improvements.

On June 5, 2026, the Special Committee held a meeting during which representatives of William Blair reviewed with the Special Committee a sensitivity analysis prepared in consultation with management concerning the execution risks associated with management’s planned initiatives. The Special Committee considered those risks relative to the value certainty offered by an all-cash transaction and discussed the strategy for a further counterproposal. Following discussion, the Special Committee authorized William Blair to communicate a counterproposal of $36.50 per share, which William Blair conveyed to J.P. Morgan later that day.

On June 6, 2026, J.P. Morgan responded on behalf of LKCM with a revised proposal of $32.75 per share.

On June 9, 2026, the Special Committee met to discuss the revised proposal. Given the status of negotiations, the Special Committee continued to defer detailed negotiation of the proposed merger agreement and determined to review additional information regarding the Company’s updated financial performance before responding.

On June 12, 2026, the Special Committee met and discussed matters relevant to a potential stockholder vote as well as the Company’s recent financial performance and forecasts. Following discussion, the Special Committee authorized William Blair to communicate a counterproposal of $35.50 per share to J.P. Morgan, which William Blair did later that day. J.P. Morgan subsequently responded on behalf of LKCM Headwater with a revised proposal of $34.00 per share. However, based on subsequent conversation with J.P. Morgan, William Blair believed that LKCM Headwater would be willing to consider increasing the offer to $34.50 per share.

On June 14, 2026, Mr. Hillman discussed the proposed transaction with a representative of LKCM Headwater and the offer price, during which LKCM Headwater signaled to Mr. Hillman that it would consider increasing its offer price subject to the agreement of the parties on other potential transaction terms and conditions.

On June 18, 2026, the Special Committee met with representatives of William Blair and MWS in attendance. MWS reviewed the Special Committee’s fiduciary duties and the standards applicable to a special committee considering a transaction with a controlling or affiliated stockholder, including Section 144 of the DGCL. The Special Committee considered an appropriate response back to LKCM and the potential costs and other implications of a tender-offer structure as compared with a one-step merger. Following discussion, the Special Committee authorized William Blair to communicate a final proposal of $35.00 per share, which represented the best and last price the Special Committee was willing to authorize. William Blair conveyed the proposal to J.P. Morgan later that day. The Special Committee also reviewed with MWS material issues identified in MWS’s preliminary review of the proposed merger agreement.

On June 18, 2026, representatives of William Blair delivered the Special Committee’s counterproposal offer of $35.00 per share to J.P. Morgan.

On June 22, 2026, representatives of William Blair met with representatives of J.P. Morgan, during which meeting J.P. Morgan presented LKCM’s financing plan to William Blair.

On June 26, 2026, the Special Committee met with representatives of William Blair and MWS in attendance. Representatives of William Blair reported that it had informed J.P. Morgan that $35.00 per share was the Special Committee’s best and final price, and Mr. Hillman reported that the parties appeared to be generally aligned on price, although formal confirmation from J.P. Morgan remained outstanding. Representatives of William Blair also updated the Special Committee regarding LKCM Headwater’s proposed financing, including a proposed amendment to the Company’s existing credit facility that would permit borrowings under the facility to be used to fund a portion of the proposed transaction consideration (the “Credit Agreement Amendment”). The Special Committee authorized its advisors to continue due diligence and negotiate the transaction documents while maintaining $35.00 per share as its best and final price and requested information concerning any potential post-closing equity arrangements involving Company employees.

On June 28, 2026, representatives of JP Morgan met with representatives from William Blair and discussed the transaction financing considerations.

On June 30, 2026, MWS shared a revised draft of the Merger Agreement with Mayer Brown.

On July 2, 2026, the Special Committee met and discussed the preparation of the updated management projections (the “Revised Projections” and, together with the Initial Projections, the “Projections”) reflecting additional reported financial performance for 2026 and updated net working capital estimates. Management advised the Special Committee that the Revised Projections included the forecasts provided in the updated lender presentation made pursuant to the Credit Agreement and that since LKCM was involved with the preparation of the updated lender presentation, LKCM was aware of these updates. The Special Committee determined that the Revised Projections, once finalized and approved, would be provided to William Blair for use in its financial analyses and opinion. MWS updated the Special Committee regarding negotiations of the Merger Agreement, including the proposed interim operating covenants. The Special Committee also received an update regarding the proposed financing, reiterated its request for information concerning potential post-closing equity arrangements involving Company employees and provided MWS with guidance regarding the negotiation of the Merger Agreement.

On July 8, 2026, after discussion with management, the Special Committee approved the Revised Projections and directed William Blair to use them in connection with its financial analyses and opinion.

Between July 2 and July 15, 2026, MWS and Mayer Brown continued to negotiate the Merger Agreement and related transaction documents. During this period, Mayer Brown provided MWS with LKCM Headwater’s proposed treatment of the Company’s outstanding equity awards and proposed terms for potential post-closing equity arrangements involving Company employees. MWS, in consultation with members of the Special Committee and management, reviewed and negotiated those matters with Mayer Brown. The negotiations also focused on the financing provisions, including the extent of the Company’s obligations to maintain in effect the amended credit facility and preserve sufficient borrowing availability through closing to permit, if necessary, borrowings under the amended credit facility to fund a portion of the proposed transaction consideration, as well as the closing conditions, required stockholder approvals, interim operating covenants, fiduciary-out provisions, termination rights and fees, remedies and the Special Committee’s continuing authority.

During this period, MWS periodically updated the Special Committee regarding the negotiations and remaining material open issues, and the Special Committee provided guidance concerning those matters. Throughout the period described above, and separate and apart from the discussions and negotiations regarding the proposed transaction, management continued to conduct its regular course business reviews in the ordinary course, including monthly reviews of the Company’s financial and operational performance and weekly business updates at the operating/vertical level, in each case consistent with the Company’s past practice and unrelated to the proposed transaction.

On July 15, 2026, the Special Committee met to review and consider the proposed transaction, with representatives of William Blair and MWS in attendance. MWS reviewed the Special Committee’s fiduciary duties and the material terms of the substantially final Merger Agreement and related transaction documents, including the treatment of outstanding equity awards and information concerning potential post-closing equity arrangements involving Company employees. Representatives of William Blair then reviewed with the Special Committee its financial analyses of the proposed transaction and rendered its oral opinion to the Special Committee, subsequently confirmed by delivery of William Blair’s written opinion dated July 15, 2026, that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the opinion, the $35.00-per-share Merger Consideration to be received by the Disinterested Stockholders (other than holders of Excluded Shares) in connection with the transactions contemplated by the Merger Agreement was fair, from a financial point of view, to such stockholders. The full text of William Blair’s written opinion, which describes, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by William Blair in connection with its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference in its entirety.

After considering the proposed transaction and the matters described under “— Recommendation of the Special Committee and the Board; Reasons for the Merger,” the Special Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby were fair to, advisable and in the best interests of the Company and the Disinterested Stockholders and recommended that the Board approve and declare advisable the Merger Agreement and the transactions contemplated thereby, submit the Merger Agreement to the Company’s stockholders for adoption and recommend that the Company’s stockholders adopt the Merger Agreement and that the Disinterested Stockholders approve the transactions contemplated by the Merger Agreement.

At this same meeting the Special Committee also approved the Credit Agreement Amendment and related documents and recommended that the Board approve them.

Also on July 15, 2026, the Compensation Committee considered and approved (and recommended to the Board, contingent on the closing of the proposed transaction) the cash-out treatment of all Company equity awards — vested/unvested RSUs, director RSUs, vested stock options, underwater stock options, and vested SPRs — as set forth in the Merger Agreement, and separately approved amending the Company Executive Deferral Plan so that stock units credited under that plan convert to a cash-equivalent account credit (based on the Merger Consideration) as of the closing.

Following the Special Committee’s meeting, the Board met to consider the proposed transaction, with representatives of William Blair and MWS in attendance. Representatives of MWS reviewed the Board’s fiduciary duties, the Special Committee’s process and recommendation and the material terms of the Merger Agreement and related transaction documents, which were distributed to all directors in advance of the meeting. Representatives of William Blair reviewed its financial analyses and the opinion delivered to the Special Committee. Before the Board began its deliberations and vote regarding the proposed transaction, Messrs. King and Wallace left the meeting. Messrs. King and Wallace did not participate in the Board’s deliberations or vote. Acting upon the unanimous recommendation of the Special Committee, the remaining members of the Board determined that the Merger Agreement and the transactions contemplated thereby were fair to, advisable and in the best interests of the Company and its stockholders, including the Disinterested Stockholders; approved and declared advisable the Merger Agreement and the transactions contemplated thereby; recommended that the Company’s stockholders adopt the Merger Agreement and that the Disinterested Stockholders approve the transactions contemplated by the Merger Agreement; and directed that the Merger Agreement be submitted to the Company’s stockholders for adoption. The remaining directors also approved the Credit Agreement Amendment and related documents.

Later on July 15, 2026, the Company, Eclipse Parent Acquisitions, LLC, Eclipse Intermediate Acquisitions, LLC and Eclipse Acquisitions Merger Sub, Inc. executed the Merger Agreement. Concurrently with the execution of the Merger Agreement, LKCM Headwater Investments IV, L.P. delivered an equity commitment letter and a limited guarantee in support of specified obligations of the acquisition entities; the Company and Luther King Capital Management Corporation entered into the Voting and Support Agreement; and the Company and certain of its subsidiaries entered into the Credit Agreement Amendment. The Merger Agreement does not contain a financing condition.

On July 16, 2026, before the opening of trading on Nasdaq, the Company and LKCM Headwater publicly announced the execution of the Merger Agreement. On that same day the Company filed with the SEC a Current Report on Form 8-K, which attached copies of the Merger Agreement, Voting and Support Agreement, Credit Agreement Amendment, the limited guarantee delivered by LKCM Headwater Investments IV, L.P. and the press release announcing the transaction as exhibits.

The $35.00 per share Merger Consideration represented an increase of $5.50 per share over LKCM Headwater’s initial $29.50 per share price proposal and an approximately 81% premium to the closing price of the Company Common Stock on March 13, 2026, the last trading day before public disclosure of LKCM Headwater’s Initial Proposal, and approximately 35.4% and 30.0% premiums to the 30-day and 90-day VWAPs, respectively, for the period ended March 13, 2026.

Reasons for the Merger; Recommendations of the Special Committee and the Board

Recommendation of the Special Committee

At a meeting held on July 15, 2026, after considering the factors described below and acting with the advice of MWS, its independent legal counsel, and William Blair, its independent financial advisor, the Special Committee unanimously:

•	determined that the Merger Agreement and the Transactions, including the Merger, are fair to, advisable and in the best interests of the Company and the Disinterested Stockholders;

•	determined that it is advisable and in the best interests of the Company and the Disinterested Stockholders for the Company to enter into the Merger Agreement and consummate the Transactions; and

•

recommended that the Board (i) approve and declare advisable the Merger Agreement and the Transactions, (ii) submit the Merger Agreement to the Company’s stockholders at the Special Meeting of the Company’s stockholders and (iii) recommend that the Company’s stockholders adopt the Merger Agreement and that the Disinterested Stockholders approve the Transactions.

Recommendation of the Board

Following the meeting of the Special Committee on July 15, 2026, the Board met to consider the Merger Agreement and the Transactions. Before the Board began its deliberations and vote, Messrs. King and Wallace left the meeting. Messrs. King and Wallace did not participate in the Board’s deliberations or vote. Acting upon the unanimous recommendation of the Special Committee, the remaining members of the Board:

•	determined that the Merger Agreement and the Transactions are fair to, advisable and in the best interests of the Company and its stockholders, including the Disinterested Stockholders;

•

determined that it is advisable and in the best interests of the Company and its stockholders, including the Disinterested Stockholders, for the Company to enter into the Merger Agreement and consummate the Transactions;

•

approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations under the Merger Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in the Merger Agreement;

•	resolved to recommend that the Company’s stockholders adopt the Merger Agreement and that the Disinterested Stockholders approve the Transactions; and

•	directed that the Merger Agreement and the Transactions be submitted to the Company’s stockholders for approval.

For purposes of Rule 13e-3, the Company reasonably believes that the Merger is substantively and procedurally fair to the Unaffiliated Stockholders, based on the factors considered by the Special Committee and the Board as described below.

Accordingly, the Board recommends that the Company’s stockholders vote “FOR” the proposal to adopt the Merger Agreement.

Reasons for the Merger

In evaluating the Merger Agreement and the Transactions and in reaching the determinations and recommendations described above, the Special Committee consulted with representatives of MWS and William Blair and, where appropriate, members of Company management. The Board considered the Special Committee’s process and unanimous recommendation, the information and factors presented to the Board, William Blair’s financial analyses and opinion delivered to the Special Committee and the advice provided by MWS. The Special Committee and the Board considered a broad range of information and factors, including the potential benefits and procedural safeguards described below, as well as the risks and potential negative factors described below.

Information Considered

The information reviewed and considered by the Special Committee and the Board included, among other things:

•	information concerning the Company’s businesses, operations, assets, financial condition, historical and recent financial performance, competitive position, industry conditions and prospects;

•

the Initial Projections, the assumptions underlying the projections included in such plan, the Revised Projections reflecting additional reported financial performance and updated assumptions, and sensitivity analyses concerning the execution risks associated with the Company’s planned initiatives;

•

the Company’s strategic plan, acquisition strategy, capital allocation alternatives, pricing initiatives, cost-reduction measures and operational improvement plans, together with the opportunities and risks associated with executing those plans as an independent public company;

•

the historical and current market prices, trading volume and trading liquidity of the Company Common Stock, including the timing of LKCM Headwater’s Initial Proposal following a decline in the trading price of the Company Common Stock and the $19.31 closing price on March 13, 2026 used as the unaffected reference price; the Company’s historical share repurchase activity; and equity research analyst perspectives, market expectations, the composition of the Company’s stockholder base and feedback received from certain stockholders;

•

William Blair’s financial analyses and its oral opinion, subsequently confirmed by delivery of a written opinion dated July 15, 2026, as described below and under “Special Factors—Opinion of William Blair”;

•

the terms and conditions of the Merger Agreement, the Credit Agreement Amendment, the Equity Commitment Letter, the Limited Guarantee, the Voting and Support Agreement and the other transaction documents, including the financing arrangements, closing conditions, termination rights and fees, remedies and provisions preserving the continuing authority of the Special Committee;

•

the course and results of the negotiations with LKCM Headwater and its representatives, including the Special Committee’s counterproposals of $39.50, $36.50, $35.50 and $35.00 per share, LKCM Headwater’s increases in its proposed price from $29.50 to $31.00, $32.75 and $34.00 per share and ultimately $35.00 per share, and the negotiation of the non-price terms of the Transactions;

•

the alternatives reasonably available to the Company, including continuing to operate as an independent public company and pursuing the Company’s existing acquisition and capital allocation strategies, in light of LKCM Headwater’s approximately 78.7% ownership of the Company Common Stock and its statement in the Initial Proposal filed as an exhibit to its Schedule 13D amendment that, at that time, it had no interest in a transaction resulting in the sale of its existing shares, while recognizing that the statement was not a binding commitment and that the Schedule 13D amendment reserved the reporting persons’ right to review or reconsider their position; and

•

the interests of LKCM Headwater, Messrs. King and Wallace and the Company’s directors and executive officers in the Transactions, including interests that may differ from, or be in addition to, the interests of the Disinterested Stockholders generally.

Potential Benefits and Other Favorable Factors

The Special Committee and the Board considered the following potential benefits and other factors as generally supporting their determinations and recommendations:

•

Cash consideration; certainty and liquidity. The Merger Consideration consists entirely of cash, providing the Disinterested Stockholders with immediate liquidity and certainty of value for their shares. The all-cash consideration allows the Disinterested Stockholders to realize value without bearing the risks associated with the Company’s future business performance, execution of its strategic plan, future industry and market conditions or fluctuations in the market price of the Company Common Stock.

•

Premium to the unaffected market price. The $35.00 per share Merger Consideration represents (i) an approximately 81% premium to the closing price of $19.31 per share on March 13, 2026, the last trading day before public disclosure of LKCM Headwater’s Initial Proposal and (ii) an approximately 58% premium to the closing price of $22.09 per share on March 6, 2026, one week prior to March 13, 2026.

•

Context for the market-price premium. The Special Committee considered that LKCM Headwater submitted its Initial Proposal following a decline in the trading price of the Company Common Stock and that the $19.31 unaffected reference price was below recent historical trading levels. The Special Committee also considered the Company’s historical share repurchase activity. It also evaluated the $35.00 per share Merger Consideration against the Company’s longer-term trading performance and liquidity, financial projections and standalone prospects, and William Blair’s financial analyses.

•

Increase over LKCM Headwater’s Initial Proposal. The $35.00 per share Merger Consideration represents an increase of $5.50 per share, or approximately 18.6%, over LKCM Headwater’s proposal of $29.50 per share contained in its Initial Proposal.

•

Results of negotiations. The Special Committee, with the assistance of its independent advisors, actively negotiated the price and other terms of the Transactions. Based on the course of those negotiations, including the Special Committee’s counterproposals of $39.50, $36.50 and $35.50 per share and its final proposal of $35.00 per share, LKCM Headwater’s successive increases from $29.50 to $31.00, $32.75 and $34.00 per share and its ultimate agreement to $35.00 per share, the Special Committee believed that $35.00 per share represented the highest price reasonably obtainable from LKCM Headwater under the circumstances. The Special Committee also considered the risk that prolonging negotiations or rejecting the proposal could result in the loss of the opportunity to receive the $35.00 per share cash consideration.

•

The Company’s financial performance and standalone prospects. The Special Committee considered the Company’s historical and recent performance, management’s projections and strategic plans, and the potential value that could be realized if the Company successfully executed those plans. The Special Committee also considered the significant assumptions and execution risks underlying the projections and the uncertainty as to whether and when the projected results would be achieved. The Special Committee believed that the certainty of the $35.00 per share cash consideration compared favorably with the uncertain value that might be realized by continuing to operate as an independent public company.

•

Strategic alternatives and LKCM Headwater’s ownership position. The Special Committee considered alternatives to the Merger, including continuing to operate as an independent public company and pursuing the Company’s acquisition strategy and other capital allocation alternatives. It also considered the practical limitations on a change-of-control transaction with a third party resulting from LKCM Headwater’s approximately 78.7% ownership of the Company Common Stock and its statement in the Initial Proposal filed as an exhibit to its Schedule 13D amendment that, at that time, it had no interest in pursuing a transaction resulting in the sale of its existing shares. The Special Committee recognized that this statement was qualified and was not a binding commitment, but believed that LKCM Headwater’s ownership position and stated position materially limited the practical availability of a third-party sale of the Company. In light of those circumstances, the Special Committee believed that the Merger presented a more certain opportunity for the Disinterested Stockholders to realize value than any other alternatives reasonably available to the Company.

•

William Blair’s opinion. William Blair rendered its oral opinion to the Special Committee at the meeting of the Special Committee held on July 15, 2026, subsequently confirmed by delivery of a written opinion dated July 15, 2026, that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the opinion, the Merger Consideration to be received by the Disinterested Stockholders (other than the holders of Excluded Shares) was fair, from a financial point of view, to such stockholders. The full text of William Blair’s written opinion, which describes, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by William Blair in connection with its opinion, is attached as Annex B to this proxy statement and is described under “Special Factors—Opinion of William Blair.”

•

Absence of a financing condition and contractual financing protections. The obligations of Parent, Intermediate and Merger Sub to consummate the Merger are not conditioned on the availability, sufficiency or funding of any financing. The Special Committee considered the financing framework, including the Credit Agreement Amendment, the Equity Commitment Letter, the Limited Guarantee and the parties’ financing covenants. The Merger Agreement also provides that a failure of the debt financing, standing alone, does not relieve Parent, Intermediate or Merger Sub of their obligations to consummate the Merger or, if applicable, pay the Reverse Termination Fee.

•

Enforcement rights and reverse termination fee. Subject to the terms and limitations of the Merger Agreement, the Company may seek specific performance of Parent’s, Intermediate’s and Merger Sub’s obligations under the Merger Agreement. In specified circumstances involving a failure by Parent, Intermediate or Merger Sub to consummate the Transactions when required by those parties, Parent is required to pay the Company a reverse termination fee of $22,234,650, which payment obligations are supported by the Limited Guarantee.

•

Limited closing conditions and timing. The Merger is subject to a limited number of customary closing conditions, including the receipt of the Company Requisite Stockholder Approvals, expiration or termination of the applicable waiting period under the HSR Act, the absence of specified legal restraints and the accuracy of the parties’ representations and compliance with their covenants, subject to the standards set forth in the Merger Agreement. The Special Committee also considered the December 31, 2026 Outside Date and the parties’ obligations to use the efforts specified in the Merger Agreement to consummate the Transactions.

•

Ability to consider superior proposals and respond to intervening events. Although the Merger Agreement restricts the Company from soliciting alternative acquisition proposals, it permits the Company, before receipt of the Company Requisite Stockholder Approvals and subject to specified conditions, to provide information to and negotiate with a third party that makes an unsolicited acquisition proposal that constitutes or would reasonably be expected to lead to a Superior Proposal. The Board, acting upon the recommendation of the Special Committee, or the Special Committee may change its recommendation in response to a Superior Proposal or an Intervening Event, and the Company may terminate the Merger Agreement to enter into an agreement providing for a Superior Proposal, in each case subject to the terms of the Merger Agreement. The Special Committee considered the $9,264,438 Termination Fee payable by the Company in specified circumstances to be reasonable in the context of the Transactions and not likely to preclude a bona fide Superior Proposal.

•

Interim operating flexibility. The Special Committee considered the covenants governing the Company’s operations during the period between the signing and closing of the Merger Agreement, including the negotiated exceptions and limitations intended to permit the Company to continue operating its businesses and implementing specified initiatives during the pendency of the Merger, while preserving the value of the Company for the benefit of its stockholders.

•

Approval by the Disinterested Stockholders. The Merger cannot be consummated unless, in addition to adoption of the Merger Agreement by the holders of a majority of the outstanding shares entitled to vote, the Transactions are approved by a majority of the votes cast by the Disinterested Stockholders. The votes of the Affiliated Stockholders, the members of the Board who are not members of the Special Committee and the Company’s officers are excluded from the vote of the Disinterested Stockholders.

•

Appraisal rights. Stockholders who do not vote in favor of the adoption of the Merger Agreement and otherwise comply with the requirements of Section 262 of the DGCL will have the right to seek appraisal of the fair value of their shares, subject to the conditions and limitations of Section 262.

Procedural Safeguards

The Special Committee and the Board also considered the following procedural safeguards as supporting the procedural fairness of the Merger:

•

the Special Committee consists solely of four directors whom the Board determined in good faith to be disinterested with respect to the Transactions and independent from both the Company and the LKCM parties under applicable Nasdaq standards;

•

the Board delegated to the Special Committee broad authority to review, evaluate and negotiate the proposed transaction and alternatives, reject the proposed transaction, oversee any participation by Company management and retain independent advisors at the Company’s expense, and resolved that the Board would not recommend, approve or consummate the proposed transaction without the Special Committee’s prior favorable recommendation;

•	the Special Committee retained MWS as independent legal counsel and William Blair as independent financial advisor, and received advice from those advisors throughout the process;

•

the Special Committee established and enforced protocols governing communications between Company management and LKCM Headwater and its affiliates in light of Mr. King’s dual roles, directed that negotiations be conducted by the Special Committee and William Blair and required management to keep the Special Committee informed of relevant communications;

•

the Special Committee met frequently, reviewed management’s Initial Projections and Revised Projections, directed financial due diligence and valuation work, considered sensitivity analyses and stockholder matters, and actively negotiated both price and the non-price terms of the Transactions;

•

the Special Committee directed that discussions with members of management regarding any equity participation, rollover or transition arrangements be deferred until the material terms of a potential transaction, including price, had been agreed, and thereafter monitored information regarding any proposed arrangements;

•	Messrs. King and Wallace did not participate in the Board’s deliberations or vote regarding the Merger Agreement and the Transactions;

•

the Merger Agreement expressly preserves the Special Committee’s continuing authority through the Effective Time. Among other things, decisions, approvals, consents and waivers by the Company with respect to matters contemplated by the Merger Agreement require the Special Committee’s prior approval, and the Special Committee controls determinations regarding closing conditions, termination decisions and the enforcement or waiver of the Company’s rights and remedies; and

•

consummation of the Merger is conditioned on the approval of the Transactions by a majority of the votes cast by the Disinterested Stockholders, voting separately from the Affiliated Stockholders and other excluded holders.

In light of the procedural safeguards described above, the Special Committee did not consider it necessary to retain an unaffiliated representative to act solely on behalf of the Unaffiliated Stockholders for purposes of negotiating the terms of the Merger Agreement or preparing a report concerning the fairness of the Merger.

Risks and Potential Negative Factors

The Special Committee and the Board also considered a number of risks, uncertainties and potential negative factors, including the following:

•

Loss of future upside. Following the Merger, the Disinterested Stockholders will cease to own any shares of stock in the Company and therefore will not participate in any future growth, earnings, distributions or increase in the value of the Company, including any value resulting from the successful execution of the Company’s strategic plan or future acquisitions.

•

Fixed consideration. The Merger Consideration is fixed and will not increase if the Company’s business, financial condition, results of operations or prospects improve, or if the market price of the Company Common Stock increases, before the Merger is completed.

•

Absence of a pre-signing market check. The Special Committee did not conduct a pre-signing market check or solicit proposals from third parties. The Special Committee considered this factor in light of LKCM Headwater’s approximately 78.7% ownership of Company Common Stock and its stated position, at that time, that it had no interest in a transaction resulting in the sale of its existing shares, which, although not binding, materially limited the practical ability of a third party to acquire control of the Company. The Special Committee also considered the provisions of the Merger Agreement that permit the Company to respond to unsolicited proposals that constitute or would reasonably be expected to lead to a Superior Proposal.

•

Conflicts inherent in a controller transaction. The Transactions involve the acquisition of the minority-held shares by affiliates of the Company’s controlling stockholder. Mr. King serves as the Company’s Chief Executive Officer, President and Chairman of the Board and as Managing Partner of LKCM Headwater, and Mr. Wallace is a director of the Company and a co-founder of LKCM Headwater. These relationships create conflicts of interest that would not be present in an arm’s-length transaction with an unaffiliated third party.

•

Risk that the Merger may not be consummated. The Merger may not be consummated if the closing conditions under the Merger Agreement are not satisfied or waived, including if either of the Company Requisite Stockholder Approvals is not obtained. If the Merger is not consummated, the Company will have incurred significant transaction costs, management attention may have been diverted, relationships with employees, customers, suppliers and other business partners may be adversely affected, and the market price of the Company Common Stock could decline, potentially significantly.

•

Financing-related risks and use of Company debt. The financing structure contemplates the potential use of borrowings under the Company’s credit facility (as amended by the Credit Agreement Amendment) and may involve other debt financing. The availability and funding of those borrowings are subject to conditions, and the Company has agreed to provide specified cooperation and to comply with specified obligations relating to the financing of the Merger prior to the consummation of the Merger. Although the Merger Agreement does not contain a financing condition and a financing failure, standing alone, does not relieve Parent, Intermediate or Merger Sub of their closing obligations, financing issues could delay the consummation of the transaction contemplated by the Merger Agreement or result in litigation involving the Company, and the Company’s contractual remedies, including the Reverse Termination Fee, may not fully compensate the Company and its stockholders for all adverse effects of a failed transaction.

•

Interim operating restrictions. The Merger Agreement imposes restrictions on the operation of the Company’s businesses prior to the consummation of the transaction contemplated by the Merger Agreement and requires the Company to preserve specified borrowing availability under the Credit Agreement Amendment. These restrictions could delay or prevent the Company from pursuing business opportunities or taking actions that the Company otherwise might consider advisable.

•

Restrictions on alternative transactions. The no-solicitation, notice and matching-right provisions of the Merger Agreement, together with the obligation to pay the $9,264,438 Termination Fee in specified circumstances, could discourage a third party from making an acquisition proposal or reduce the price that a third party might be willing to offer, although the Special Committee believed those provisions were reasonable in the context of the Transactions and would not preclude a bona fide Superior Proposal.

•

Effects of announcement and pendency. The announcement and pendency of the Merger may create uncertainty among employees, customers, suppliers and other business partners, may make it more difficult to retain key personnel and may divert management and employee attention from the Company’s ongoing operations.

•

Transaction costs and litigation. The Company has incurred and will continue to incur substantial fees and expenses in connection with the Transactions, whether or not the Merger is consummated, and the Transactions may result in stockholder litigation or other claims that could delay the Merger or result in additional costs and distraction.

•

Taxable consideration. The receipt of cash in exchange for shares of Company Common Stock in the Merger generally will be a taxable transaction for U.S. federal income tax purposes to U.S. holders of shares of Company Common Stock.

•

Interests of directors and executive officers. Certain directors and executive officers of the Company have interests in the Transactions that may differ from, or be in addition to, the interests of the Disinterested Stockholders generally, including the treatment of equity awards, rights to indemnification and insurance and any continuing employment, rollover or other arrangements described under “— Interests of DSG’s Directors and Executive Officers in the Merger.” The Special Committee and the Board were aware of and considered these interests to the extent known to them.

After considering the foregoing potential benefits, procedural safeguards, risks and potential negative factors, the Special Committee concluded that the potential benefits of the Merger Agreement and the Transactions outweighed the risks and potential negative factors. The Board, acting upon the unanimous recommendation of the Special Committee and without participation by Messrs. King and Wallace in the Board’s deliberations or vote, reached the same conclusion.

The foregoing discussion is not intended to be exhaustive, but summarizes the material information and factors considered by the Special Committee and the Board. In light of the variety and complexity of the factors considered, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the factors. Individual members of the Special Committee and the Board may have given different weights to different factors. The determinations and recommendations of the Special Committee and the Board were based on the totality of the information presented to and considered by them.

Certain Other Fairness Considerations

In reaching their respective determinations regarding the fairness of the Merger, the Special Committee and the Board considered the Company as a viable going concern and evaluated its going-concern value through, among other things, the Company’s historical and projected financial performance, its business and prospects, the historical and current market prices of the Company Common Stock and William Blair’s financial analyses and opinion.

The Special Committee and the Board did not consider the liquidation value of the Company to be a relevant measure of value because neither the Special Committee nor the Board believed that a liquidation of the Company was a viable or desirable alternative and because the Company was being valued as a going concern. The Special Committee and the Board also did not consider the Company’s net book value or tangible book value to be a material indicator of the value of the Company as a going concern because those measures are historical accounting measures that do not reflect the Company’s future prospects, market conditions or the business risks and opportunities facing the Company.

The Special Committee considered prices paid by the Company in purchases of Company Common Stock during the two years preceding the public announcement of LKCM Headwater’s Initial Proposal as reference points in assessing the Merger Consideration but did not view them as dispositive.

Other than the proposals made by LKCM Headwater as described under “— Background of the Merger,” neither the Special Committee nor the Board was aware of any firm offer during the preceding two years for (i) a merger or consolidation of the Company with another company, (ii) the sale or transfer of all or substantially all of the Company’s assets or (iii) a purchase of the Company’s securities that would enable the purchaser to exercise control of the Company.

Opinion of William Blair

William Blair was retained by the Company to act as financial advisor to the Special Committee in connection with the Transactions. Pursuant to its engagement, the Special Committee requested that William Blair render an opinion to the Special Committee as to whether the Merger Consideration to be received by the Disinterested Stockholders (other than the holders of Excluded Shares) in connection with the transaction contemplated by the Merger Agreement was fair, from a financial point of view, to such stockholders. On July 15, 2026, William Blair delivered its oral opinion to the Special Committee at a meeting of the Special Committee (which opinion was subsequently confirmed in its written opinion dated July 15, 2026, and delivered to the Special Committee prior to the execution of the Merger Agreement) that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications and limitations stated in its written opinion, the Merger Consideration to be received by the Disinterested Stockholders (other than the holders of Excluded Shares) in connection with the transaction contemplated by the Merger Agreement was fair, from a financial point of view, to such stockholders.

THE FULL TEXT OF WILLIAM BLAIR’S WRITTEN OPINION, DATED JULY 15, 2026, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT AND INCORPORATED INTO THIS PROXY STATEMENT BY REFERENCE IN ITS ENTIRETY. YOU ARE URGED TO READ THE ENTIRE FAIRNESS OPINION CAREFULLY AND IN ITS ENTIRETY TO LEARN ABOUT THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY WILLIAM BLAIR IN RENDERING ITS OPINION. THE ANALYSIS PERFORMED BY WILLIAM BLAIR SHOULD BE VIEWED IN ITS ENTIRETY; NONE OF THE METHODS OF ANALYSIS SHOULD BE VIEWED IN ISOLATION. WILLIAM BLAIR’S FAIRNESS OPINION WAS DIRECTED TO THE SPECIAL COMMITTEE FOR ITS USE AND BENEFIT IN EVALUATING THE FAIRNESS OF THE MERGER CONSIDERATION TO BE RECEIVED BY THE DISINTERESTED STOCKHOLDERS (OTHER THAN THE HOLDERS OF EXCLUDED SHARES) IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THE MERGER AGREEMENT AND RELATES ONLY TO THE FAIRNESS, AS OF THE DATE OF WILLIAM BLAIR’S FAIRNESS OPINION AND FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION TO BE RECEIVED BY THE DISINTERESTED STOCKHOLDERS (OTHER THAN THE HOLDERS OF EXCLUDED SHARES) IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. WILLIAM BLAIR’S FAIRNESS OPINION DOES NOT ADDRESS ANY OTHER ASPECTS OF THE MERGER OR ANY RELATED TRANSACTION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF COMPANY COMMON STOCK AS TO HOW SUCH STOCKHOLDER SHOULD VOTE ITS SHARES OF COMPANY COMMON STOCK WITH RESPECT TO THE MERGER. WILLIAM BLAIR DID NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY THE COMPANY TO ENGAGE IN THE MERGER. THE FOLLOWING SUMMARY OF WILLIAM BLAIR’S FAIRNESS OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ITS FAIRNESS OPINION ATTACHED TO THIS PROXY STATEMENT AS ANNEX B.

In connection with William Blair’s review of the Merger and the preparation of its opinion, William Blair examined:

•	the draft Merger Agreement, dated as of July 15, 2026, and William Blair assumed that the final form of the Merger Agreement would not differ from such draft in any material respect;

•

the audited historical financial statements of the Company included in its filings with the SEC as of and for the three fiscal years ended December 31, 2023, December 31, 2024 and December 31, 2025, in each case included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025;

•

the unaudited consolidated financial statements of the Company included in its filings with the SEC as of and for the three months ended March 31, 2026, included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026;

•

certain internal business, operating and financial information and the financial projections of the Company for the fiscal years ending December 31, 2026 through December 31, 2030, prepared by the senior management of the Company, which are referred to as the “Revised Projections” under the caption “ — Unaudited Prospective Financial Information”;

•	information regarding publicly available financial terms of certain other transactions William Blair deemed relevant;

•	information regarding certain publicly traded companies William Blair deemed relevant;

•	the current and historical market prices and trading volumes of the Company Common Stock; and

•	certain other publicly available information on the Company.

William Blair also held discussions with members of the senior management of the Company to discuss the foregoing, considered other matters that it deemed relevant to its analysis and took into account such accepted financial and investment banking procedures and considerations as it deemed relevant. William Blair was neither requested to approach, nor held any discussions with, third parties to solicit indications of interest in a possible acquisition of the Company in connection with its engagement.

In rendering its opinion, William Blair assumed and relied, without independent verification, and with the Company’s consent, upon the accuracy and completeness of all the financial, legal, regulatory, tax, accounting and other information provided to, examined by, or otherwise reviewed or discussed with William Blair for purposes of its opinion, including, without limitation, the Projections, and William Blair assumed no responsibility or liability therefor. William Blair did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of the Company. William Blair was advised by the senior management of the Company that the Projections examined by William Blair were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company. In that regard, William Blair assumed, with the consent of the Special Committee, that (i) the Projections would be achieved in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of the Company were as set forth in the financial statements or other information made available to William Blair.

William Blair did not express an opinion with respect to (a) the Projections, or the estimates and judgments on which they were based, (b) any debt financing incurred in connection with the Merger or (c) any equity financing provided in connection with the Merger or the terms thereof. William Blair did not consider and expressed no opinion as to the amount or nature of the compensation to any of the Company’s officers, directors or employees (or any class of such persons) relative to the Merger Consideration payable to the Company’s other stockholders. William Blair was not asked to consider, and its opinion did not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. William Blair’s opinion is based upon economic, market, financial and other conditions existing on, and other information disclosed to William Blair as of, the date of such opinion. It should be understood that, although subsequent developments may affect William Blair’s opinion, William Blair does not have any obligation to update, revise or reaffirm its opinion. William Blair did not make any determination as to any legal matters related to the Merger, and assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any amendment or waiver of any material terms or conditions. William Blair did not express any opinion as to any tax or other consequences that might result from the Merger, nor does its opinion address any legal, tax, regulatory or accounting matters, as to which it understood that the Company had obtained such advice as it deemed necessary from qualified professionals. William Blair expressed no view or opinion as to any terms or other aspects or implications of the Merger (other than the Merger Consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Merger or any agreements or other arrangements entered into in connection with, or contemplated by, the Merger.

The following is a summary of the material financial analyses performed and material factors considered by William Blair to arrive at its opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with the Special Committee the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by William Blair in this regard, it does set forth those considered by William Blair to be material in arriving at its fairness opinion. The financial analyses summarized below include information presented in a tabular format. In order to fully understand the financial analyses performed by William Blair, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by William Blair. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by William Blair. The order of the summaries of the analyses described below does not represent the relative importance or weight given to those analyses by William Blair.

For more information on the Projections, including a discussion of estimates and judgments used by the Company in the preparation of the Projections, see the section of this proxy statement titled “ — Unaudited Prospective Financial Information”.

Selected Public Companies Analysis

William Blair reviewed and compared certain financial information relating to the Company to corresponding financial information and multiples for seven selected publicly traded companies in the industrial / specialty distribution sector with similar business models or financial profiles that William Blair deemed relevant based on its professional judgment and experience. William Blair considered the enterprise value for each company (including the Company), which William Blair calculated as the equity value of such company, plus total debt, minority interest and preferred stock, less cash and cash equivalents. The equity value of each company was calculated using the closing stock price as of July 14, 2026 (the last trading day for reference prior to the entry into the Merger Agreement), multiplied by the total diluted shares outstanding (using the most recent publicly available information as of July 14, 2026). William Blair reviewed the enterprise value as a multiple of (i) last twelve months (“LTM”) Adjusted EBITDA and (ii) calendar year 2026 expected (“CY 2026E”) Adjusted EBITDA, in each case, based on the Projections for the Company and consensus estimates for each other company, sourced from SEC filings and subscription services as of July 14, 2026. Set forth below are the companies and relevant metrics:

Company	Enterprise Value (millions)	Enterprise Value/LTM Adjusted EBITDA	Enterprise Value/ CY 2026E Adjusted EBITDA
W.W. Grainger, Inc.	$67,042	21.8x	19.6x
Fastenal Company	$52,557	26.8x	25.1x
WESCO International, Inc.	$21,991	13.6x	12.7x
Applied Industrial Technologies, Inc.(1)	$12,451	20.6x	19.4x
MSC Industrial Direct Co., Inc.(2)	$7,424	15.8x	14.4x
Hillman Solutions Corp.	$2,316	8.6x	8.3x
Global Industrial Company	$1,243	10.8x	11.3x

(1)	Metrics calendarized based on fiscal year end of June 30.
(2)	Metrics calendarized based on fiscal year end of August 31.

William Blair then used the implied enterprise value of $2,328 million based on the per share Merger Consideration of $35.00, the Company’s fully diluted shares outstanding as of July 14, 2026 as provided by the Company’s senior management and the net debt of the Company of $685 million as of March 31, 2026, as set forth in and calculated from the Company’s public filings, to derive implied valuation multiples for the Company based on the Merger Consideration using LTM Adjusted EBITDA of $173 million based on historical financial statements, CY 2026E Adjusted EBITDA of $203 million based on the Projections and CY 2026E Adjusted EBITDA of $180 million based on Wall Street consensus estimates. William Blair compared the multiples implied for the Company based on the Merger Consideration to the range of trading multiples of the aggregate group of such selected publicly traded companies. Information regarding the multiples derived from William Blair’s selected public company analysis is set forth in the following table:

	Implied Merger Multiples	Selected Public Company Multiples
		Min	Median	Mean	Max
Enterprise Value/LTM Adjusted EBITDA
Actuals(1)	13.5x	8.6x	15.8x	16.9x	26.8x
Enterprise Value/CY 2026E Adjusted EBITDA
Forecast(1)	11.5x	8.3x	14.4x	15.8x	25.1x
Consensus Estimates	12.9x	8.3x	14.4x	15.8x	25.1x

(1)	Company financials are pro forma for acquisitions.

William Blair noted that the analyzed implied valuation multiple for the Company based on the Merger Consideration was within the range of multiples of the selected public companies.

Although William Blair compared the trading multiples of the selected public companies to those implied for the Company, none of the selected public companies is directly comparable to the Company. Accordingly, any analysis of the selected public companies involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would affect the analysis of trading multiples of the selected public companies.

Selected Transactions Analysis

William Blair reviewed and compared certain financial information relating to the Company to corresponding financial information and multiples for twelve selected transactions that were announced subsequent to September 1, 2020, that involved the acquisition of companies in the industrial / specialty distribution sectors with similar business models or financial profiles that William Blair deemed relevant based on its professional judgment and experience. William Blair did not take into account any announced or consummated transaction whereby relevant financial information was not publicly disclosed and the selected transactions are not intended to be representative of the entire range of possible relevant transactions. William Blair reviewed the consideration paid in the selected transactions in terms of the enterprise value of such transactions as a multiple of LTM Adjusted EBITDA based on the most recently available publicly disclosed 12-month historical period at the time of announcement for each respective transaction, and is sourced from SEC filings, company disclosures, press releases and subscription services as of July 14, 2026. Set forth below are the transactions and relevant metrics:

Announcement Date	Target	Acquiror	Enterprise Value (millions)	Enterprise Value/LTM Adj. EBITDA
April 2026	TopBuild Corp.	QXO, Inc.	$16,951	14.8x
August 2025	Foundation Building Materials, LLC	Lowe’s Companies, Inc.	$8,800	13.9x	(1)
August 2025	HVAC Division of NSI Industries	Lennox International Inc.	$550	10.0x	(2)
June 2025	GMS, Inc.	Home Depot, Inc.	$5,553	11.1x
March 2025	Beacon Roofing Supply, Inc.	QXO, Inc.	$10,665	11.5x
November 2024	Hydradyne LLC	Applied Industrial Technologies, Inc.	$273	9.1x	(3)
March 2024	SRS Distribution, Inc.	Home Depot, Inc.	$18,250	17.3x	(4)
March 2023	Hisco, Inc.	Distribution Solutions Group, Inc.	$307	10.8x	(5)
June 2022	Industrial Businesses of Roper Technologies, Inc.	Clayton, Dubilier & Rice, LLC	$2,600	10.0x	(6)
December 2021	Kaman Distribution Group	Genuine Parts Company	$1,300	13.8x	(7)
November 2020	HD Supply Holdings, Inc.	Home Depot, Inc.	$7,962	16.1x
September 2020	Windy City Wire Cable & Technology Products LLC	Diploma PLC	$450	10.1x	(8)

(1)	LTM EBITDA for the CY ending December 31, 2024, as reported in the 8-K filed by Lowe’s Companies, Inc. on August 20, 2025.
(2)	LTM EBITDA for the CY ending December 31, 2024, as reported in the Lennox International Inc.’s investor presentation filed on August 18, 2025.
(3)	LTM EBITDA expected to be contributed by Hydradyne LLC within 12 months of transaction closing as disclosed in 8-K filed on November 22, 2024.
(4)	LTM EBITDA for CY ended December 31, 2023, as reported in Home Depot, Inc.’s investor presentation filed on March 28, 2024.
(5)	LTM EBITDA for the fiscal year ending October 31, 2022, as reported in the transaction 8-K filed by DSG on March 31, 2023. EV includes $37.5 million in retention bonuses to Hisco, Inc. employees.
(6)	LTM EBITDA for the calendar year 2021, as reported in the transaction press release filed by Roper on June 1, 2022. Excludes $51 million in performance based earnouts.
(7)	Represents LTM EBITDA for the calendar year 2022, as reported in the investor presentation filed by Genuine Parts Company on December 16, 2021.
(8)	LTM EBITDA for the calendar year 2020, as reported in the Diploma investor presentation filed on September 22, 2020.

William Blair then used the implied enterprise value of $2,328 million based on the per share Merger Consideration of $35.00 and the net debt of the Company of $685 million as of March 31, 2026, as set forth in and calculated from the Company’s public filings, to derive an implied transaction multiple for the Company using LTM Adjusted EBITDA for the last twelve months ending March 31, 2026 of $173 million. William Blair compared the multiple implied for the Company based on the Merger Consideration to the range of transaction multiples of the aggregate group of such selected transactions. Information regarding the multiples from William Blair’s selected transaction analysis is set forth in the following table:

Multiple	Implied Merger Multiple	Range of Selected Precedent Transaction Multiples
		Min.	Median	Mean	Max.
Enterprise Value/LTM Adjusted EBITDA
Actual(1)	13.5x	9.1x	11.3x	12.4x	17.3x

(1)	Company financials are pro forma for acquisitions.

William Blair noted that the analyzed implied transaction multiple for the Company based on the Merger Consideration was within the range of multiples of the selected transactions.

Although William Blair compared the multiples of the selected transactions to that implied for the Company, none of these transactions or associated companies is directly comparable to the Company or the Merger. Accordingly, any analysis of the selected transactions involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would affect the analysis of multiples of the selected transactions.

Discounted Cash Flow Analysis

William Blair utilized the Projections to perform a discounted cash flow analysis of the Company’s projected future free cash flows for the fiscal years ending December 31, 2026, through December 31, 2030. Using the discounted cash flow methodology, William Blair calculated the present values of the projected after-tax unlevered free cash flows for the Company. In this analysis, William Blair exercised its professional judgment, based on its experience and expertise, and calculated the assumed terminal value of the Company by utilizing a perpetuity growth rate range of 2.0% to 3.0% applied to calendar year 2030 expected unlevered free cash flows. To discount the projected unlevered free cash flows and assumed terminal value to present value, William Blair used discount rates ranging from 9.0% to 11.0% using its professional judgment, based on its experience and expertise, and a calculation of the weighted average cost of capital using the capital asset pricing model. In performing its analysis, as directed by the management of the Company, William Blair assumed a 29.5% effective tax rate.

William Blair aggregated the present value of the after-tax unlevered free cash flows over the applicable forecast period, the present value of the potential federal tax savings expected to result from the utilization of the Company’s federal net operating losses of $4 million and the present value of the assumed terminal value. William Blair then derived a range of implied equity values per share by subtracting net debt of $685 million as of March 31, 2026, as set forth in and calculated from the Company’s public filings, and dividing such amount by the Company’s fully diluted shares outstanding as of July 14, 2026 as provided by the Company’s senior management (calculated based on 46,255,422 common shares, 2,258,658 options at a weighted average strike price of $42.29, 424,717 restricted stock units and 115,988 deferred shares, and excluding out-of-the-money options and 26,754 SPRs). This analysis resulted in a range of implied equity values of $24.86 to $42.63 per share, as compared to the Merger Consideration of $35.00 per share.

Leveraged Buyout Analysis

William Blair utilized the Projections to perform a hypothetical leveraged buyout analysis and calculated the illustrative implied purchase prices at which a leveraged acquisition of the Company could occur and yield a target range of annualized internal rates of return from 18.0% to 22.0% for a potential investor. In this analysis, William Blair estimated an exit value by utilizing a range of multiples of 9.0x to 11.0x applied to calendar year 2030 Adjusted EBITDA of $357 million (including an estimated $5 million of annual cost savings associated with the Company’s operations as a public company that the management of the Company indicated may no longer be incurred). The target annualized internal rate of return and the range of total net leverage were derived by William Blair utilizing its professional judgment and experience. For purposes of the analysis William Blair assumed total net debt of $920 million as of March 31, 2026 (approximately 5.3x last twelve months Adjusted EBITDA) and utilized the Company’s fully diluted shares outstanding as of July 14, 2026 as provided by the Company’s senior management. Based on the range of internal rates of return and exit multiples above, this analysis resulted in a range of implied equity values of $26.61 to $37.00 per share of the Company Common Stock, as compared to the Merger Consideration of $35.00 per share of Company Common Stock.

M&A Premiums Paid Analysis

William Blair analyzed data from 239 acquisitions of North American publicly traded companies across all industries with transaction equity values between $1 billion and $2 billion that were announced since January 1, 2016. Specifically, William Blair compared the acquisition price per share of each transaction to the closing price of the target company’s stock one day, one week and one month prior to the announcement of such transaction. William Blair then compared the range of resulting per share price premiums for the reviewed transactions to the premiums implied by the Merger Consideration based on the Company’s undisturbed share prices one day, one week and one month prior to March 13, 2026 (the last day of trading prior to filing of 13D by LKCM Headwater) of $19.31, $22.09 and $30.84, respectively. Information regarding the premiums from William Blair’s analysis of selected transactions is set forth in the following table:

Period	Implied Premium at $35.00/ share(1)	Premiums Paid Data Percentile
		10th	20th	30th	40th	50th	60th	70th	80th	90th
One Day Prior	81.3%	(0.7%)	5.9%	12.2%	17.2%	22.9%	29.9%	45.0%	57.9%	79.4%
One Week Prior	58.4%	(1.2%)	8.2%	13.7%	18.0%	23.2%	31.5%	44.6%	62.3%	81.3%
One Month Prior	13.5%	(2.1%)	11.5%	17.6%	25.0%	31.1%	38.4%	48.7%	63.3%	94.7%

(1)

Implied premium based on Merger Consideration of $35.00 per share. Relative to the Company’s undisturbed share prices one day, one week and one month prior to March 13, 2026 of $19.31, $22.09 and $30.84, respectively.

General

This summary is not a complete description of the analysis performed by William Blair, but contains the material elements of the analysis. The preparation of an opinion regarding fairness is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the Merger Consideration and add to the total mix of information available. The analyses were prepared solely for the purpose of William Blair providing its opinion and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the Merger Consideration to be received by the Disinterested Stockholders (other than the holders of Excluded Shares). Rather, in rendering its oral opinion on July 15, 2026 (subsequently confirmed in its written opinion dated July 15, 2026) to the Special Committee, as of that date and based upon and subject to the assumptions, qualifications and limitations stated in its written opinion, as to whether the Merger Consideration to be received by the Disinterested Stockholders (other than the holders of Excluded Shares) in connection with the transaction contemplated by the Merger Agreement was fair, from a financial point of view, to such stockholders, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair’s fairness opinion considered each valuation method equally and did not place any particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the Merger. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

William Blair has been engaged in the investment banking business since 1935. William Blair continually undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of its business, William Blair may from time to time trade the securities of the Company or other parties involved in the Merger for its own account and for the accounts of its customers, and accordingly may at any time hold a long or short position in such securities. William Blair is familiar with the Company, having provided certain investment banking services to the Company in connection with the Merger. William Blair and its affiliates have not performed any financial advisory or other services to the Company, LKCM Headwater or their respective related parties or affiliates in the preceding two years.

Fees

Pursuant to a letter agreement dated April 26, 2026 between the Company and William Blair, an opinion fee of $2.0 million became payable by the Company to William Blair upon delivery of its fairness opinion. An additional fee of $4.6 million will become payable to William Blair in connection with the consummation of the Merger and is contingent on consummation of the Merger. No portion of the fee payable to William Blair for rendering its fairness opinion was contingent on the conclusions reached by William Blair in its fairness opinion. In addition, the Company agreed to reimburse William Blair for certain of its out-of-pocket, documented expenses (including fees and expenses of its counsel and any other independent experts retained by William Blair) reasonably incurred by it in connection with its engagement and to indemnify William Blair against certain potential liabilities arising out of its engagement.

Summary of Discussion Materials of William Blair

In addition to the presentation made to the Special Committee on July 15, 2026, described above under “ — Opinion of William Blair,” William Blair also made various preliminary presentations containing preliminary financial analyses to the Special Committee on April 21, 2026, April 27, 2026, May 8, 2026, June 5, 2026, June 9, 2026 and June 18, 2026. Copies of these written preliminary presentations and a copy of the presentation made to the Special Committee on July 15, 2026 have been filed as exhibits to the Transaction Statement on Schedule 13E-3 filed with the SEC in connection with the proposed Merger.

None of the various preliminary presentations, alone or together, constitute, or form the basis for, an opinion of William Blair. Certain of the information contained in the various preliminary presentations is substantially similar to the information provided in William Blair’s presentation to the Special Committee on July 15, 2026, as described above under “ — Opinion of William Blair.” A summary of the written preliminary presentations is provided below. The following summary, however, does not purport to be a complete description of the written preliminary presentations or of the preliminary financial analyses performed by William Blair.

•

The April 21, 2026 materials presented to the Special Committee contained, among other information, (i) a review of the Company’s historical financial performance on a consolidated basis and by business segment; (ii) a summary of management’s five-year financial projections for fiscal years 2026 through 2030 on a consolidated basis and for each of the Company’s business segments, which were subsequently updated and superseded by the Revised Projections; and (iii) a reconciliation of those projections to the Company’s prior financial model.

•

The April 27, 2026 materials presented to the Special Committee contained, among other information, (i) a summary of LKCM Headwater’s Initial Proposal of $29.50 per share, including the implied premiums at that price; (ii) a review of the historical trading performance, trading volume and ownership profile of the Company Common Stock; (iii) preliminary selected public companies, selected transactions, discounted cash flow, M&A premiums paid and illustrative analysis at various prices for the Company; (iv) a summary of certain publicly available research analyst reports regarding the Company, including analyst price targets; and (v) information regarding management historical financials, reported and pro forma management financials, the Company’s financial forecast and business segment projections.

•

The May 8, 2026 materials presented to the Special Committee contained, among other information, (i) an overview of LKCM Headwater’s revised proposal of $31.00 per share, including the implied premiums at that price; (ii) preliminary selected public companies, selected transactions, M&A premiums paid, discounted cash flow and illustrative analysis at various prices for the Company; (iii) a summary of certain publicly available research analyst reports regarding the Company, including analyst price targets; (iv) information regarding management historical financials, the Company’s financial forecast and business segment projections; and (v) information regarding the historical trading performance, average daily trading volume and ownership of the Company Common Stock.

•

The June 5, 2026 materials presented to the Special Committee contained, among other information, (i) a summary of a sensitivity case to management’s projections; (ii) preliminary discounted cash flow analyses of the Company under both the management projections case and the sensitivity case; (iii) illustrative analysis at various prices for the Company; (iv) a review of the trading performance and valuation multiples of the Company relative to selected publicly traded companies since the undisturbed date; and (v) information regarding segment-level sensitivity case overviews and updates to management’s plan reflected in the materials.

•

The June 9, 2026 materials presented to the Special Committee contained, among other information, (i) an overview of LKCM Headwater’s revised proposal of $32.75 per share, including the implied premiums at that price, and a summary of recent negotiation events; (ii) preliminary selected public companies, selected transactions, M&A premiums paid and illustrative analysis at various prices for the Company, together with discounted cash flow analyses under both the management projections case and the sensitivity case; (iii) a summary of certain publicly available research analyst reports regarding the Company and a review of the historical trading performance and trading volume of the Company Common Stock; (iv) a review of the trading performance and valuation multiples of the Company relative to selected publicly traded companies since the undisturbed date; and (v) information regarding public comparable companies analysis, additional historical trading data and the Company’s ownership summary.

•

The June 18, 2026 materials presented to the Special Committee contained, among other information, (i) an overview of LKCM Headwater’s current proposal of $34.00 per share and the expectation that such offer could be increased to $34.50 per share, including the implied premiums at $34.50 per share, and a summary of recent negotiation events; (ii) preliminary selected public companies, selected transactions, M&A premiums paid and illustrative analysis at various prices for the Company, together with discounted cash flow analyses under both the management projections case and the sensitivity case; (iii) a summary of certain publicly available research analyst reports regarding the Company and a review of the historical trading performance and trading volume of the Company Common Stock; (iv) a review of the trading performance and valuation multiples of the Company relative to selected publicly traded companies since the undisturbed date; and (v) information regarding public comparable companies analysis, additional historical trading data and the Company’s ownership summary.

•	The July 15, 2026 materials presented to the Special Committee are described above under “ — Opinion of William Blair.”

The preliminary financial analyses in these preliminary presentations were based on market, economic and other conditions as they existed as of the dates of the respective presentations, as well as other information that was available at those times. Accordingly, the results of the financial analyses differed due to changes in those conditions, changes in the price then proposed by LKCM Headwater and updates to management’s projections. Finally, William Blair continued to refine various aspects of its financial analyses with respect to the Company until July 15, 2026.

Purposes and Reasons of the Affiliated Stockholders for the Merger

The Merger is a “going private” transaction within the meaning of Rule 13e-3 for which a Transaction Statement on Schedule 13E-3 has been filed with the SEC. Under the SEC rules governing “going private” transactions, the Affiliated Stockholders are affiliates of the Company within the meaning of Rule 13e-3 and engaged in the going-private transaction and, therefore, are required to express their reasons for the Merger to the Unaffiliated Stockholders. The Affiliated Stockholders are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act.

For the Affiliated Stockholders, the primary purpose for the Merger is to pursue long-term value creation opportunities for the Company that the Affiliated Stockholders believe cannot be achieved in the absence of the Merger. The Affiliated Stockholders also believe that it is in the best interests of the Company to operate as a privately held entity. The Affiliated Stockholders believe that, as a privately held entity, the Company will have greater operational flexibility to pursue strategic alternatives that it would not have as a public company and execute organic, inorganic and other strategic initiatives that over time will create additional enterprise value for the Company, and management will be able to concentrate on long-term growth, reducing the focus on the quarter-to-quarter performance often emphasized by the public equity market’s valuation of the Company Common Stock. Further, absent the reporting and associated costs and burdens placed on public companies, the Affiliated Stockholders believe that the Company’s management and employees will be able to execute more effectively on future strategic plans, including the Company’s acquisition strategy and operational improvement initiatives.

If the Merger is completed, the Company will become an indirect wholly owned subsidiary of Parent, the Company Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act and the Company will become a privately held company. The Affiliated Stockholders believe that structuring the transaction as a one-step merger is preferable to other transaction structures because it (i) enables Parent to acquire all of the outstanding shares of Company Common Stock not already beneficially owned by the Affiliated Stockholders at the same time and (ii) represents an opportunity for the Unaffiliated Stockholders (other than holders of Dissenting Shares) to receive $35.00 in cash per share of Company Common Stock, without interest thereon and subject to any applicable withholding taxes.

Positions of the Affiliated Stockholders as to the Fairness of the Merger

The Merger is a “going private” transaction within the meaning of Rule 13e-3 for which a Transaction Statement on Schedule 13E-3 has been filed with the SEC. Under the SEC rules governing “going private” transactions, the Affiliated Stockholders are affiliates of the Company within the meaning of Rule 13e-3 and engaged in the going-private transaction and, therefore, are required to express their belief as to the fairness of the Merger to the Unaffiliated Stockholders. The Affiliated Stockholders are making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. The Affiliated Stockholders have interests in the Merger that are different from, and/or in addition to, those of the Unaffiliated Stockholders.

The Affiliated Stockholders believe that the Merger is substantively and procedurally fair to the Unaffiliated Stockholders. This belief is based on, among other things, their knowledge and analyses of available information regarding the Company, their knowledge of the Company’s business, the discussions with members of the Company’s senior management regarding the Company and its business, and the factors considered by, and the analyses and resulting conclusions of, the Special Committee and the Board described in the sections of this proxy statement captioned “ — Reasons for the Merger; Recommendations of the Special Committee and the Board” and “ — Opinion of William Blair,” which analyses and resulting conclusions the Affiliated Stockholders adopt.

None of the Affiliated Stockholders has performed, or engaged a financial advisor to perform, any valuation or other analyses for purposes of assessing the fairness of the Merger to the Unaffiliated Stockholders.

Messrs. King and Wallace are members of the Board but are not members of the Special Committee. Neither Messrs. King and Wallace nor any other Affiliated Stockholder participated in the deliberations of the Special Committee regarding the Merger, and neither Messrs. King and Wallace nor any other Affiliated Stockholder received advice from the Special Committee’s legal, financial or other advisors as to the fairness of the Merger. Messrs. King and Wallace also recused themselves from the Board’s deliberations and vote regarding the Merger.

In particular, the Affiliated Stockholders considered the following substantive factors, which are not presented in any relative order of importance:

•

Market prices and premium. The then-current and historical market prices, trading volume and trading liquidity of Company Common Stock, including the fact that the $35.00-per-share Merger Consideration represents an approximately 81.3% premium to the Company’s closing share price of $19.31 on March 13, 2026, the last trading day before public disclosure of the Initial Proposal, and an approximately 27.4% premium to the unaffected closing share price on July 15, 2026, the last trading day before public announcement of the Merger Agreement;

•

Special Committee determination. The fact that the Special Committee unanimously determined that the Merger Agreement and the Transactions are fair to, advisable and in the best interests of the Company and the Disinterested Stockholders;

•

Board determination. The fact that the Board, acting through the Disinterested Directors and upon the unanimous recommendation of the Special Committee, determined that the Merger Agreement and the Transactions are fair to, advisable and in the best interests of the Company and its stockholders, including the Disinterested Stockholders;

•

Cash consideration; liquidity. The fact that the all-cash Merger Consideration provides the Unaffiliated Stockholders with immediate liquidity and certainty of value without the risks, delays, brokerage costs and potential market-price effects associated with selling shares in the public market;

•	Likelihood of completion. The likelihood that the Merger would be completed, based on the limited number and nature of the conditions to completion;

•

Financing certainty and enforcement rights. The fact that the Merger Agreement does not condition Parent’s, Intermediate’s or Merger Sub’s obligation to consummate the Merger on the availability, sufficiency or funding of financing; the financing framework, including the Credit Agreement Amendment, the Equity Commitment Letter and the Limited Guarantee, and the Company’s ability, subject to the terms of the Merger Agreement, to seek specific performance and the Reverse Termination Fee of $22,234,650 payable in specified circumstances;

•

William Blair Opinion. The fact that, although the Affiliated Stockholders were not entitled to, and did not, rely on the William Blair Opinion, William Blair rendered its opinion to the Special Committee that the $35.00-per-share Merger Consideration to be received by the Disinterested Stockholders (other than holders of Excluded Shares) was fair, from a financial point of view, to such stockholders;

•

Negotiated price increases. The fact that the Special Committee negotiated increases in the proposed per-share price from $29.50 in the Initial Proposal to $31.00, $32.75 and $34.00 per share and ultimately $35.00 per share, after making counterproposals of $39.50, $36.50, $35.50 and $35.00 per share, as described in the section of this proxy statement captioned “Special Factors—Background of the Merger”; and

•

Other terms and alternatives. The terms and conditions of the Merger Agreement and the other transaction documents, including the closing conditions, termination rights and fees, remedies, the continuing authority of the Special Committee and the alternatives reasonably available to the Company, including continuing to operate as an independent public company in light of LKCM Headwater’s approximately 78.7% ownership of Company Common Stock.

In addition, the Affiliated Stockholders considered the following procedural factors, which are not presented in any relative order of importance:

•

Special Committee independence. The fact that the Board formed the Special Committee after the Initial Proposal, the Special Committee consists solely of directors whom the Board determined to be independent and disinterested with respect to the Transactions and the Affiliated Stockholders, and the Special Committee was authorized to review, evaluate and negotiate the Merger and alternatives and to reject the proposed transaction;

•

Arm’s-length negotiations. The fact that the Merger Consideration and the other terms and conditions of the Merger were the result of extensive arm’s-length negotiations with LKCM Headwater and its representatives which were conducted under the direction and control of the Special Committee;

•	Independent advisors. The fact that the Special Committee retained MWS as independent legal counsel and William Blair as independent financial advisor and received their advice throughout the process;

•

Recusal of Messrs. King and Wallace. The fact that Messrs. King and Wallace recused themselves from the Board’s deliberations and vote regarding the Merger and did not participate in those deliberations or vote;

•

Disinterested Stockholder approval. The fact that the Merger is conditioned on receipt at the Special Meeting of the Company Disinterested Stockholder Approval, consisting of the affirmative vote of a majority of the votes cast by the Disinterested Stockholders, as well as the Company Stockholder Approval; and

•

Continuing Special Committee authority. The fact that the Merger Agreement preserves the Special Committee’s continuing authority through the Effective Time, including with respect to decisions, approvals, consents and waivers, closing conditions, termination decisions and enforcement or waiver of the Company’s rights and remedies.

The Affiliated Stockholders also considered a variety of risks and other countervailing factors relating to the substantive and procedural fairness of the Merger, including:

•

Future growth. The fact that the Unaffiliated Stockholders will not participate in any future earnings, appreciation in value or growth of the Company’s business or benefit from a possible future sale of the Company or its assets;

•

Risk of non-completion. The risk that the Merger may not be completed in a timely manner or at all, and the potential adverse effects of delay or non-completion on the Company, its business relationships and the market price of Company Common Stock;

•

Operating and transaction restrictions. The restrictions on the conduct of the Company’s business and on the solicitation of alternative acquisition proposals during the pendency of the Merger, and the Termination Fee of $9,264,438 payable in specified circumstances;

•

Financing-related risks. The fact that the financing structure contemplates borrowings under the Company’s credit facility and other financing, the availability and funding of which are subject to conditions and may give rise to delay or other risks notwithstanding the absence of a financing condition; and

•

Tax consequences. The fact that the receipt of cash in exchange for Company Common Stock in the Merger will be a taxable transaction for U.S. federal income tax purposes to certain Unaffiliated Stockholders.

The Affiliated Stockholders did not consider the liquidation value of the Company in determining their view as to the fairness of the Merger because they considered the Company to be a viable going concern and did not believe liquidation value to be relevant to a determination of fairness.

The Affiliated Stockholders did not consider the Company’s net book value or tangible book value in determining their view as to the fairness of the Merger because those are historical accounting measures and not material indicators of the Company’s value as a going concern, future prospects, market conditions or the business risks and opportunities facing the Company.

The Affiliated Stockholders did not establish a pre-Merger going-concern value for the Company as a public company to determine the fairness of the Merger Consideration because the Company will have a different capital structure following the Merger. Other than as described in this proxy statement, the Affiliated Stockholders were not aware of, and therefore did not consider, any other firm offer made by an unaffiliated person during the preceding two years for a merger or consolidation of the Company, the sale or transfer of all or substantially all of the Company’s assets or a purchase of the Company’s securities that would enable the purchaser to exercise control of or significant influence over the Company.

The Affiliated Stockholders did not receive any reports, opinions or appraisals from any outside party materially related to the fairness of the Merger or the Merger Consideration, and therefore did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Merger to the Unaffiliated Stockholders.

The Affiliated Stockholders did not find it practicable to assign, and did not assign, specific relative weights to the individual factors they considered in reaching their conclusion as to fairness. The Affiliated Stockholders believe that these factors provide a reasonable basis for their belief that the Merger is fair to the Unaffiliated Stockholders. This belief should not be construed as a recommendation to any Unaffiliated Stockholder as to whether that stockholder should vote for or against the Merger Proposal or exercise appraisal rights, and the Affiliated Stockholders do not make any recommendation as to how any Unaffiliated Stockholder should vote or act with respect to the Merger or any other matter.

Plans for the Company After the Merger

Following completion of the Merger, Merger Sub will have been merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Intermediate and an indirect wholly owned subsidiary of Parent. Shares of Company Common Stock are currently listed on Nasdaq and registered under the Exchange Act. Following completion of the Merger, there will be no further market for shares of Company Common Stock and, as promptly as practicable following the Effective Time and in compliance with applicable law, the Company Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act.

At the Effective Time:

•

the directors of Merger Sub immediately prior to the Effective Time will become the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL;

•

the officers of the Company immediately prior to the Effective Time will become the officers of the Surviving Corporation, serving in the same capacities and having the same titles, under the terms of the Merger Agreement;

•	the certificate of incorporation of the Company will be amended and restated in its entirety as set forth in the Merger Agreement; and

•	the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation.

The Affiliated Stockholders currently anticipate that the Company’s operations initially will be conducted following completion of the Merger substantially as they are currently being conducted (except that the Company will cease to be a public company and will instead be an indirect wholly owned subsidiary of Parent). Further, following completion of the Merger, the Affiliated Stockholders will continue to assess what additional changes, if any, would be desirable following the Merger in light of the Company’s business, operations, financial condition, competitive position and prospects, including the Company’s acquisition strategy, operational improvement initiatives and capital allocation alternatives.

Prior to the Effective Time, the Affiliated Stockholders may explore a range of transactions directly or indirectly involving the Company or any of its subsidiaries that could be effectuated before or after the Effective Time, including acquisitions of material assets, alliances, joint ventures and other forms of cooperation with third parties or other extraordinary transactions, in each case, if the Affiliated Stockholders believe that such transactions or other activities are desirable or would enhance the long-term corporate goal of optimizing value after the Effective Time. However, no definitive contracts, arrangements, plans, proposals, commitments or understandings currently exist with respect to any such undertakings.

Certain Effects of the Merger

If the Company Requisite Stockholder Approvals are obtained and all other conditions to Closing are satisfied or waived (to the extent waivable under applicable law), upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, (1) Merger Sub will merge with and into DSG, (2) the separate existence of Merger Sub will cease, and (3) following the Merger, DSG will continue as the Surviving Corporation and a wholly owned subsidiary of Intermediate and indirect wholly owned subsidiary of Parent. As a result of the Merger, the Company will cease to be a publicly traded company, the Company Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act and DSG will no longer file periodic reports, current reports and proxy and information statements with the SEC. If the Merger is completed, you will not own any shares of capital stock of the Surviving Corporation as a result of the Merger.

The Effective Time will occur upon the filing of a Certificate of Merger with, and acceptance of that certificate by, the Secretary of State of the State of Delaware (or at a later time as the Company and Parent may agree and specify in such Certificate of Merger).

Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, each share of Company Common Stock outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will automatically cease to be outstanding and be converted into the right to receive cash in an amount equal to the Merger Consideration, without interest and subject to deduction for any required withholding tax.

On or immediately before the Closing Date, Parent will deposit, or Parent will cause to be deposited by the Surviving Corporation promptly following the Effective Time, with the Paying Agent an amount of cash, that, together with the cash on hand of the Company as of the Closing, is sufficient to pay the aggregate Merger Consideration to which the Company’s stockholders will become entitled pursuant to the Merger Agreement. Once an eligible stockholder has provided the Paying Agent with the documentation required by the Merger Agreement, the Paying Agent will pay the stockholder the appropriate portion of the aggregate Merger Consideration in exchange for the shares of Company Common Stock held by that stockholder immediately prior to the Effective Time. For more information, see the section of this proxy statement captioned “The Merger Agreement—Exchange and Payment Procedures.”

After the Merger is completed, you will have the right to receive the Merger Consideration for each share of Company Common Stock that you own, but you will no longer have any rights as a stockholder (except that stockholders who have neither voted in favor of the Merger nor consented thereto in writing, properly demanded appraisal of such shares of Company Common Stock pursuant to, and in accordance with, Section 262, and do not validly withdraw or otherwise lose their appraisal rights may have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by the DGCL, as described in the section of this proxy statement captioned “Appraisal Rights”).

Following the Merger, all of the equity interests in the Surviving Corporation will be owned, indirectly through Parent, by the Affiliated Stockholders and their affiliates. If the Merger is consummated, Intermediate will be the sole direct beneficiary of DSG’s future earnings and growth, if any, and will be entitled to vote on corporate matters affecting DSG following the Merger. Similarly, Parent will also bear the risks of ongoing operations, including the risks of any decrease in DSG’s value after the Merger. In connection with the Merger, certain members of DSG’s management will receive benefits and be subject to obligations that are different from, or in addition to, the benefits and obligations of DSG’s stockholders generally, as described in more detail under “ — Interests of DSG’s Directors and Executive Officers in the Merger.”

Benefits of the Merger for the Unaffiliated Stockholders

The primary benefit of the Merger to the Unaffiliated Stockholders will be their right to receive the Merger Consideration for each share of Company Common Stock (other than Dissenting Shares) held by such stockholders as described above. The Merger Consideration of $35.00 represents an approximately 27.4% premium to the unaffected closing share price on the Nasdaq Global Select Market on July 15, 2026, the last trading day prior to the announcement of the entry into the Merger Agreement, and an approximately 81.3% premium to the closing share price on March 13, 2026, the last trading day prior to the announcement of LKCM Headwater’s initial non-binding proposal. Additionally, the Unaffiliated Stockholders will avoid the risk after the Merger of any possible decrease in DSG’s future earnings, growth or value.

Detriments of the Merger to the Unaffiliated Stockholders

The primary detriment of the Merger to the Unaffiliated Stockholders is the lack of an interest of such stockholders in the potential future earnings, growth or value realized by DSG after the Merger, including as a result of any sale of the Company or its assets to a third party in the future. Additionally, the receipt of cash in exchange for Company Common Stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes to U.S. Holders as defined below in the section of the proxy statement entitled “ — Certain Material U.S. Federal Income Tax Consequences of the Merger” who surrender their Company Common Stock in the Merger. A U.S. Holder will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash that the U.S. Holder receives pursuant to the Merger with respect to Company Common Stock surrendered and the U.S. Holder’s adjusted tax basis in such Company Common Stock.

Certain Effects of the Merger for the Affiliated Stockholders

If the Merger is completed, all of the equity interests in the Company will be beneficially owned, indirectly through Parent, by the Affiliated Stockholders.

The benefits of the Merger to the Affiliated Stockholders include the fact that, following the completion of the Merger, Intermediate will directly own 100% of the outstanding equity interests of the Surviving Corporation and Parent will indirectly own 100% of those interests through Intermediate and will therefore have a corresponding 100% interest in the Surviving Corporation’s net book value and net earnings. The table below sets forth the applicable filing persons’ interests in the Company’s net book value and net earnings before and after the Merger, based on the Company’s net book value as of June 30, 2026, net earnings for the fiscal year ended December 31, 2025 and net earnings for the six months ended June 30, 2026.

	Beneficial Ownership of the Company Prior to the Merger				Beneficial Ownership of the Company Following the Merger
	% Ownership(1)	Net Book Value as of June 30, 2026(2) (millions)	Net Earnings for FY December 31, 2025(3) (millions)	Net Earnings for Six Months Ended June 30, 2026(4) (millions)	% Ownership(1)	Net Book Value as of June 30, 2026(2) (millions)	Net Earnings for FY December 31, 2025(3) (millions)	Net Earnings for Six Months Ended June 30, 2026(4) (millions)
Affiliated Stockholders	78.6%	514.5	6.6	7.0	100.0%	654.7	8.3	8.9

(1)	Based on 46,267,212 shares of Company Common Stock outstanding as of August 27, 2026.
(2)	Based on total equity of $654.7 million as of June 30, 2026.
(3)	Based on net earnings of $8.3 million for the fiscal year ended December 31, 2025.
(4)	Based on net earnings of $8.9 million for the six months ended June 30, 2026.

In addition, the Affiliated Stockholders will benefit from the savings associated with DSG no longer being required to file reports under or otherwise having to comply with provisions of the Exchange Act. Detriments of the Merger to the Affiliated Stockholders include the lack of liquidity for the Company Common Stock following the Merger and the risk that DSG will decrease in value following the Merger.

Certain Effects on the Company if the Merger is Not Completed

If the Merger Agreement is not adopted as a result of the failure to obtain the Company Requisite Stockholder Approvals, or if the Merger is not completed for any other reason, the Company’s stockholders will not be entitled to receive any payment of the Merger Consideration for their shares of Company Common Stock. Instead: (1) the Company will remain an independent public company having the same executive officers and directors, (2) the Company Common Stock will continue to be listed and traded on the Nasdaq Global Select Market and registered under the Exchange Act, and (3) the Company will continue to file reports under the Exchange Act with the SEC and hold annual meetings of stockholders in accordance with applicable law. In addition, if the Merger is not completed, the Company expects that: (x) our management will continue to operate the business as it is currently being operated, and (y) the Company’s stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industries in which the Company operates and adverse economic conditions.

If the Merger Agreement is terminated by the Company in connection with the Company’s entry into a definitive agreement providing for a Superior Proposal or by Parent in connection with an Adverse Recommendation Change, the Company would be required to pay Parent a Termination Fee in an amount in cash equal to $9,264,438. If the Merger Agreement is terminated by the Company under specified circumstances relating to (i) the failure of Parent, Intermediate or Merger Sub to consummate the Merger when required to do so under the Merger Agreement or (ii) Parent’s, Intermediate’s or Merger Sub’s breach of its representations, warranties, covenants or agreements in the Merger Agreement that resulted from a Willful Breach (as defined in the Merger Agreement), Parent would be required to pay the Company a Reverse Termination Fee in an amount in cash equal to $22,234,650. For more information, see the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement —Termination Fees.”

Furthermore, if the Merger is not completed, and depending on the circumstances that cause the Merger not to be completed, the price of the Company Common Stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of the Company Common Stock would return to the price at which Company Common Stock trades as of the date of this proxy statement. Accordingly, there can be no assurance as to the effect of the Merger not being completed on the future value of your shares. If the Merger is not completed, the Board will continue to evaluate and review, among other things, DSG’s business, operations, strategic direction and capitalization, and will make whatever changes it deems appropriate. If the Merger Agreement is not adopted as a result of the failure to obtain the Company Requisite Stockholder Approvals, or if the Merger is not completed for any other reason, DSG’s business, prospects or results of operation may be adversely impacted.

Unaudited Prospective Financial Information

DSG does not, as a matter of course, publicly disclose long-term forecasts or internal projections as to future performance, earnings or other results, given, among other things, the unpredictability of the underlying assumptions and estimates. While the Company’s management prepares financial plans and projections as required for its bank group, the Company does not prepare projections of its future financial performance for internal use.

By including in this proxy statement the unaudited prospective financial information set forth below (the “Unaudited Prospective Financial Information”), none of the Company, the Board, the Special Committee, Company management, Parent, Intermediate, Merger Sub or any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the Unaudited Prospective Financial Information. Accordingly, the Unaudited Prospective Financial Information should not be construed as financial guidance or relied upon as such, and actual results may differ materially from the Projections. The inclusion of the Unaudited Prospective Financial Information in this proxy statement does not constitute an admission or representation by the Company that the information contained therein is material. The Projections summarized in this section reflected the opinions, estimates and judgments of Company management at the time they were prepared and have not been updated to reflect any changes since such Projections were prepared. None of the Company, or after the consummation of the Merger, the surviving corporation or its equityholders, undertakes any obligation, except as required by law, to update or otherwise revise the Projections to reflect circumstances existing since their preparation, changes in general economic or industry conditions or the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. In light of the foregoing factors and uncertainties inherent in the financial forecasts, readers of this proxy statement are cautioned not to place reliance on this information.

Projections

As discussed under the caption “— Background of the Merger” beginning on page 21, in connection with management’s evaluation of a potential “going private” transaction, Company management prepared the Initial Projections based on the projections previously provided to its bank group but revised to reflect actual results for periods completed and an updated forecast for 2026. In June 2026, management prepared the Revised Projections, reflecting actual results for additional periods completed and for updated net working capital estimates. The Projections included estimates of the Company’s future revenue, Adjusted EBITDA, EBITDA, EBIT and unlevered free cash flow. The Projections were prepared on a standalone basis and did not give effect to the Merger or the transactions contemplated thereby.

The Initial Projections were provided to William Blair. Representatives of William Blair reviewed with the Special Committee the Company’s historical financial performance and the Initial Projections, both on a consolidated basis and for each of the Company’s business segments. The Special Committee discussed the Initial Projections, the principal assumptions underlying them and their anticipated use by William Blair in connection with its financial analyses.

On July 8, 2026, after discussion with management, the Special Committee approved the Revised Projections and directed William Blair to use them in connection with its financial analyses and opinion.

Although the information in the Projections is presented with numerical specificity, it reflects numerous estimates and assumptions made by members of the Company’s management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s and its subsidiaries’ businesses, in each case as of the date such information was prepared, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. Please read the information set forth in the section below entitled “— Important Information Regarding the Projections.”

Initial Projections

The Initial Projections include the following assumptions and estimates:

•	revenue growth over the forecast period (6.0%—7.0%), reflecting management’s assumptions and estimates for the Company’s growth;

•	Adjusted EBITDA margins over the forecast period were estimated to expand by approximately 390 basis points, reflecting management’s estimate; and

•	no material acquisitions or divestitures by the Company.

These values and amounts were determined by members of DSG’s management based on their experience and judgment and their expectations of the Company’s consolidated operations.

The following table summarizes the Initial Projections:

	(in millions)(6)
	Actual	Projected	Projected	Projected	Projected	Projected
	2025(5)	2026	2027	2028	2029	2030
Total revenue	$1,980	$2,125	$2,256	$2,414	$2,574	$2,746

Adjusted EBITDA(1)	$175	$203	$232	$277	$313	$352
Stock-based Compensation	(6)	(7)	(7)	(7)	(7)	(7)
Other Adjustments	(6)	(7)	(5)	(5)	(5)	(5)

EBITDA	$163	$189	$220	$265	$301	$340

Depreciation and Amortization	(78)	(82)	(77)	(73)	(70)	(60)

EBIT	$85	$106	$143	$192	$231	$280

Taxes(2)	(25)	(31)	(42)	(57)	(68)	(83)

Net Operating Profit after tax(3)	$60	$75	$101	$135	$163	$197

Depreciation and Amortization	78	82	77	73	70	60
CapEx	(24)	(24)	(26)	(28)	(30)	(32)
Change in Working Capital	(12)	(27)	(30)	(37)	(38)	(41)

Unlevered Free Cash Flow(4)	$103	$106	$123	$144	$166	$186

(1)

Adjusted EBITDA is a non-GAAP financial measure calculated as net income attributable to DSG’s shareholders (as reported in DSG’s SEC Filings) plus interest expense, other income (expense), income tax expense, change in fair value of earnout liabilities, depreciation and amortization, stock-based compensation, severance and acquisition related retention expenses, acquisition related costs, inventory-step up and other non-recurring expenses.

(2)	Tax rate of 29.5%.

(3)	Net Operating Profit after Tax is a non-GAAP financial measure, is defined as Adjusted EBITDA less stock-based compensation, cash adjustments, depreciation and amortization, and income taxes.

(4)

Unlevered Free Cash Flow is a non-GAAP financial measure, calculated as Net Operating Profit after Tax plus depreciation and amortization, less capital expenditures, and increase / (decrease) in working capital.

(5)	2025 management financials are pro forma for historical financials, except with respect to the recent Eastern Valve acquisition (March 2026).

(6)	Certain columns may not add due to the use of rounded numbers.

Note: Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by DSG and its consolidated subsidiaries may not be comparable to similarly titled amounts used by other companies.

Revised Projections

The Revised Projections include the following assumptions and estimates:

•	revenue growth over the forecast period (6.0%-7.0%), reflecting management’s assumptions and estimates for the Company’s growth;

•	Adjusted EBITDA margins over the forecast period were estimated to expand by approximately 390 basis points, reflecting management’s estimate;

•

the Revised Projections were updated to reflect the actual results through May 2026 and updated budget for 2026; in addition, 2025 figures were updated to reflect pro forma effect of the Eastern Valve acquisition; and

•	no material acquisitions or divestitures by the Company.

These values and amounts were determined by members of DSG’s management based on their experience and judgment and their expectations of the Company’s consolidated operations.

The following table summarizes the Revised Projections:

	(in millions)(5)
	Proforma	Projected	Projected	Projected	Projected	Projected
	2025	2026	2027	2028	2029	2030
Total revenue	$1,989	$2,150	$2,256	$2,414	$2,574	$2,746

Adjusted EBITDA(1)	$178	$203	$232	$277	$313	$352

Stock-based Compensation	(7)	(8)	(7)	(7)	(7)	(7)
Other Adjustments	(9)	(5)	(5)	(5)	(5)	(5)

EBITDA	$162	$190	$220	$265	$301	$340

Depreciation and Amortization	(81)	(82)	(77)	(73)	(70)	(60)

EBIT	$81	$108	$143	$192	$231	$280

Taxes(2)	(24)	(32)	(42)	(57)	(68)	(83)

Net Operating Profit after tax(3)	$57	$76	$101	$135	$163	$197

Depreciation and Amortization	81	82	77	73	70	60
CapEx	(27)	(28)	(26)	(28)	(30)	(32)
Change in Working Capital	(2)	(67)	(10)	(24)	(38)	(41)

Unlevered Free Cash Flow(4)	$109	$63	$142	$157	$166	$186

(1)

Adjusted EBITDA is a non-GAAP financial measure calculated as net income attributable to DSG’s shareholders (as reported in DSG’s SEC Filings) plus interest expense, other income (expense), income tax expense, change in fair value of earnout liabilities, depreciation and amortization, stock-based compensation, severance and acquisition related retention expenses, acquisition related costs, inventory-step up and other non-recurring expenses.

(2)	Tax rate of 29.5%.

(3)	Net Operating Profit after Tax is a non-GAAP financial measure, is defined as Adjusted EBITDA less stock-based compensation, cash adjustments, depreciation and amortization, and income taxes.

(4)

Unlevered Free Cash Flow is a non-GAAP financial measure, calculated as Net Operating Profit after Tax plus depreciation and amortization, less capital expenditures, and increase / (decrease) in working capital.

(5)	Certain columns may not add due to the use of rounded numbers.

Note: Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by DSG and its consolidated subsidiaries may not be comparable to similarly titled amounts used by other companies.

Important Information Regarding the Projections

The Projections were not prepared with a view toward public disclosure or with a view toward complying with GAAP, published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information. The Revised Projections were provided to representatives of William Blair, pursuant to the approval of the Special Committee given on July 8, 2026, as discussed under the caption “— Background of the Merger,” for William Blair’s use and reliance in connection with its valuation and fairness opinion process (see the caption “— Opinion of William Blair” for additional information), and were shared with the Special Committee in connection with its evaluation of the proposed transaction. The Revised Projections were used by William Blair in its discounted cash flow analysis, which was presented to the Special Committee members for consideration at the committee meeting held on July 15, 2026 and was relied upon by the Special Committee members in their determination to approve the Merger Agreement and recommend it to the Disinterested Stockholder for approval (as more fully described under the caption “— Background of the Merger”).

The Projections include certain financial measures that are not calculated in accordance with GAAP, including Adjusted EBITDA, EBITDA, Net Operating Profit after Tax and Unlevered Free Cash Flow. These measures were included because management believed they were useful in evaluating the Company’s prospective operating performance and because they were used by William Blair in its financial analyses. Such measures should not be considered in isolation or as a substitute for comparable GAAP measures and may not be comparable to similarly titled measures used by other companies. In the circumstances applicable here, financial measures included in forecasts provided to a financial advisor for purposes of rendering an opinion materially related to a business combination transaction are not subject to the SEC rules that otherwise govern disclosure of non-GAAP financial measures. Reconciliations of these measures to the most directly comparable GAAP measures were not prepared or provided to, or relied upon by, the Special Committee or William Blair. Accordingly, no such reconciliation is provided in this proxy statement.

The Unaudited Prospective Financial Information included in this section of the proxy statement has been prepared by, and is the responsibility of, the Company’s management. Neither the Company’s independent auditor nor any other independent accountants have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Unaudited Prospective Financial Information, nor have they expressed an opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Unaudited Prospective Financial Information.

Although the Unaudited Prospective Financial Information is presented with numerical specificity, it reflects numerous assumptions and estimates as to future events, including those detailed above, made by members of DSG’s management that such members of management believed in good faith were reasonable. The Company’s ability to achieve the financial results contemplated by the Unaudited Prospective Financial Information will be affected by its ability to achieve its strategic goals, objectives and targets over the applicable periods, and will be subject to operational and execution risks associated therewith. The Unaudited Prospective Financial Information reflects assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results and cause the Unaudited Prospective Financial Information not to be achieved include, among others, (1) general economic conditions; (2) the Company’s ability to achieve operating objectives with respect to expenses and operating margins, as well the risks to our ability to grow revenues resulting from the execution of those objectives; (3) the Company’s ability to achieve the various estimates underlying the Unaudited Prospective Financial Information; (4) changes in laws, regulations and taxes relevant to the Company’s business; (5) competitive pressures in industries in which the Company operates, including new market entrants and changes in the competitive environment; (6) customer demand for the Company’s products and services; (7) the Company’s ability to attract, integrate and retain qualified personnel; and (8) uncertainty in the timing of relevant transactions and resulting cash inflows and outflows. Additional factors that may impact DSG and our subsidiaries and our respective businesses can be found in the various risk factors included in our periodic filings with the SEC. All of these factors are difficult to predict, and many of them are outside of DSG’s control. As a result, there can be no assurance that the Unaudited Prospective Financial Information will be realized. The Unaudited Prospective Financial Information described in this section of the proxy statement may differ from publicized analyst estimates and forecasts. You should evaluate the Unaudited Prospective Financial Information, if at all, in conjunction with the Company’s historical financial statements and other information regarding the Company contained in our public filings with the SEC. The Unaudited Prospective Financial Information may not be consistent with the Company’s historical operating data as a result of the assumptions and estimates detailed above. Except to the extent required by applicable federal securities laws, the Company does not intend to update or otherwise revise the Unaudited Prospective Financial Information to reflect circumstances existing after the date that such information was prepared or to reflect the occurrence of future events.

Because the Unaudited Prospective Financial Information reflects estimates and judgments, it is susceptible to sensitivities and assumptions, as well as to multiple interpretations based on actual experience and business developments. The Unaudited Prospective Financial Information also covers multiple years, and such information by its nature becomes less predictive with each succeeding year. The Unaudited Prospective Financial Information is not, and should not be considered to be, a guarantee of future operating results of the Company whether or not the Merger is completed. The Unaudited Prospective Financial Information should not be regarded as an indication that the Company’s management, the Special Committee or any of their respective advisors, or any other person, considered or now considers the Unaudited Prospective Financial Information to be necessarily predictive of actual future results. Further, the Unaudited Prospective Financial Information is not fact and should not be relied upon as being necessarily indicative of the Company’s future results or for purposes of making any investment decision.

Certain of the financial measures included in the Unaudited Prospective Financial Information are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from similarly titled non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. Financial measures included in forecasts provided to a financial advisor and a board of directors or committee thereof in connection with a business combination transaction, such as the Unaudited Prospective Financial Information, are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the Unaudited Prospective Financial Information is not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures, including those contained in the Unaudited Prospective Financial Information, were not provided to or relied upon by William Blair, the Special Committee, or any other party. Accordingly, no reconciliation of the non-GAAP financial measures included in the Unaudited Prospective Financial Information is provided in this proxy statement.

The Unaudited Prospective Financial Information constitutes forward-looking statements. By including the Unaudited Prospective Financial Information in this proxy statement, none of DSG or any of our subsidiaries, nor William Blair or the independent financial advisor’s representatives, has made or makes any representation to any person regarding the Company’s ultimate performance as compared to the information contained in the Unaudited Prospective Financial Information. For information on factors that may cause our future results to materially vary, see the section of this proxy statement captioned “Forward-Looking Statements.” The Unaudited Prospective Financial Information is included in this proxy statement solely to give our stockholders access to the information that was made available to William Blair and the Special Committee. The Unaudited Prospective Financial Information is not included in this proxy statement in order to influence any DSG stockholder as to how to vote at the Special Meeting with respect to the Merger or whether to seek appraisal rights with respect to their shares.

In light of the foregoing factors and the uncertainties inherent in the Projections, the Company’s stockholders are cautioned not to place undue reliance on the Projections, including the Unaudited Prospective Financial Information.

Interests of DSG’s Directors and Executive Officers in the Merger

In considering the recommendations of the Special Committee and the Board (acting through the Special Committee) with respect to the Merger, you should be aware that, aside from their interests as holders of shares of Company Common Stock, the Board, including the Special Committee, and certain of DSG’s executive officers have, or may be deemed to have, interests in the Merger that are different from, or in addition to, your interests as a Disinterested Stockholder. In particular:

•	DSG’s directors and officers are entitled to continued indemnification and insurance coverage under the Merger Agreement and indemnification agreements between such individuals and the Company.

•

Parent, Intermediate and Merger Sub were formed by, and are affiliated with, LKCM Headwater, Mr. King and their respective affiliates. Mr. King is the Company’s Chief Executive Officer, President and Chairman of the Board and is also the Managing Partner of LKCM Headwater. If the Merger is completed, the Company will be privately owned and an indirect wholly owned subsidiary of Parent.

•

Mr. King, our Chief Executive Officer, President and Chairman of the Board, is a member and the leader of the Affiliated Stockholders. He is currently the sole manager of Parent and is expected to hold a controlling voting interest in Parent immediately following the Merger. Following the Merger, if it is completed, Mr. King, as the President and Chief Executive Officer of the Surviving Corporation and

the sole manager of Parent and through his beneficial ownership of membership interests of Parent (through which Mr. King is expected to hold a controlling voting interest in Parent after the Merger), will control the operations and finances of the Surviving Corporation. In addition, if the Merger is completed, Mr. King and other Affiliated Stockholders, including certain of our directors (other than the Disinterested Directors) and officers, will derive substantially all of the benefits of the Surviving Corporation’s operations and finances by virtue of their ownership interests in Parent.

•	Mr. Wallace is a founding partner of LKCM Headwater. Mr. Wallace currently serves as a Vice President of Merger Sub.

•

The board of directors of Merger Sub is currently comprised of Mr. King, Mr. Wallace and Jacob D. Smith. Mr. King currently serves as President of Merger Sub, Mr. Wallace currently serves as Vice President of Merger Sub, and Mr. Smith currently serves as Vice President, Secretary and General Counsel of Merger Sub. Assuming the Merger is completed, at the Effective Time, the directors of Merger Sub immediately prior to the Effective Time will become the directors of the Surviving Corporation under the terms of the Merger Agreement, until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL.

•

Assuming the Merger is completed, at the Effective Time, the officers of the Company immediately prior to the Effective Time will become the Surviving Corporation’s officers, serving in the same capacities and having the same titles, under the terms of the Merger Agreement. Certain officers of the Company are party to an employment agreement that would provide for severance payments and benefits in the event of a termination by the Company without “cause” or by the officer for “good reason” or, in the case of Mr. Knutson only, also in the event of a termination due to his death or “disability” (in each case, as defined in the relevant employment agreement). Neither Mr. King nor Mr. Wallace (nor any other member of the Affiliated Stockholders) has discussed new or revised post-closing employment terms with any party to the Merger.

•

Pursuant to the terms of the Merger Agreement, at the Effective Time, each outstanding restricted stock unit award granted to a non-employee director of the Company will fully accelerate and vest, and each such vested restricted stock unit will be canceled and converted into the right to receive the Merger Consideration in respect of each share of Company Common Stock subject thereto. Certain equity-based awards held by certain of our named executive officers will (i) fully accelerate and vest solely as a result of the Merger or (ii) fully accelerate and vest in the event of a qualifying termination of employment occurring in connection with the Merger.

The Special Committee and the Board were aware of and considered these interests to the extent that they existed at the time, among other matters, including those described below.

Our non-employee directors are (i) I. Steven Edelson, (ii) Lee S. Hillman, (iii) Mark F. Moon, (iv) Bianca A. Rhodes, (v) M. Bradley Wallace and (vi) Robert S. Zamarripa.

The Company’s named executive officers, for purposes of the discussion below, are (i) J. Bryan King, (ii) Ronald J. Knutson, (iii) Robert H. Connors, (iv) Cesar A. Lanuza and (v) Barry Litwin.

Insurance and Indemnification of Directors and Executive Officers

Pursuant to the terms of the Merger Agreement, directors and officers of DSG will be entitled to certain ongoing indemnification and insurance coverage, including under directors’ and officers’ liability insurance policies. For more information, see the section of this proxy statement captioned “The Merger Agreement—Indemnification, Exculpation and Insurance.”

Special Committee Fees

In connection with the formation of the Special Committee, the Board authorized cash compensation for each Special Committee member’s service, consisting of an upfront payment of $50,000 and a fee of $10,000 for each month of service on the Special Committee, in addition to reimbursement of all reasonable and necessary expenses. Such cash compensation to the Special Committee members is not contingent upon the successful completion of the proposed transaction or any other factor. In recommending and approving such cash compensation, the Board considered factors such as the potential size of the proposed transaction, the time expected to be spent by the Special Committee members, the complexity of the issues to be evaluated and the litigation exposure related to the proposed transaction. In addition to reimbursement and compensation, the Board also resolved that the Company would indemnify and hold harmless each Special Committee member for claims arising out of their participation on the Special Committee.

Equity Interests of DSG’s Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate,     shares of our Company Common Stock, representing approximately     % of the shares of our Company Common Stock outstanding on the Record Date.

We currently expect that our directors and executive officers will vote all of their respective shares of our common stock: (1) “FOR” the Merger Proposal, (2) “FOR” the Advisory Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Treatment of Equity Awards

The Merger Agreement provides that, as of the Effective Time, and except as otherwise agreed in writing by Parent and a holder of the relevant equity-based award:

•

Each restricted stock unit with respect to Company Common Stock (each, a “Company RSU”) outstanding immediately prior to the Effective Time that is (i) vested as of immediately prior to the Effective Time (but not yet settled) or that automatically vests as a result of the Merger in accordance with its terms and without the exercise of any discretion (each, a “Vested Company RSU”) or (ii) held by a current or former non-employee director of the Company as of immediately prior to the Effective Time, whether vested (but not yet settled) or unvested (each, a “Director RSU”), will be canceled, and the holder thereof will be entitled to receive solely an amount in cash, without interest and subject to applicable withholding taxes, equal to the product, rounded to the nearest cent, of (x) the number of shares of Company Common Stock subject to such Vested Company RSU or Director RSU, as applicable, immediately prior to the Effective Time and (y) the Merger Consideration.

•

Each Company RSU other than a Vested Company RSU or a Director RSU (each, an “Unvested Company RSU”) will cease to represent a restricted stock unit with a right to be settled with a share of Company Common Stock and will be converted into a number of restricted units with a right for each such restricted unit to be settled in cash in an amount equal to the Merger Consideration (each, an “Unvested Cash RSU”), and each such Unvested Cash RSU will continue to be governed by the same vesting terms and conditions as were applicable to the applicable Unvested Company RSU immediately prior to the Effective Time.

•

Each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time, and that vested as of immediately prior to the Effective Time or that automatically vests as a result of the transactions contemplated by the Merger Agreement in accordance with its terms and without the exercise of any discretion (each, a “Vested Company Option”), will be canceled, and the holder thereof will be entitled to receive solely an amount in cash, without interest and subject to applicable withholding taxes, equal to the product of (i) the number of shares of Company Common Stock for which such Vested Company Option has not then been exercised and (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Vested Company Option; and each Company Stock Option (whether or not such Company Stock Option is a Vested Company Option) that has an exercise price that is greater than or equal to the Merger Consideration will be canceled for no payment.

•

Each stock performance right (each, a “Company SPR”) that is outstanding immediately prior to the Effective Time (but not yet settled) will be canceled, and the holder thereof will be entitled to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the product of (i) the number of shares of Company Common Stock for which such Company SPR has not then been exercised and (ii) the excess of the Merger Consideration over the per share exercise price of such Company SPR.

•

Each stock unit credited to the equity award deferral account of a participant under the Company’s Executive Deferral Plan (each, a “Company Stock Unit”) will cease to represent a stock unit with a right to be settled with a share of Company Common Stock and will be converted into an account credit in an amount equal to the Merger Consideration, credited to such participant’s account balance in the Company’s Executive Deferral Plan, which may then, after the Effective Time, be hypothetically invested in one or more measurement funds by the participant as provided under the terms of the Company’s Executive Deferral Plan. Such amount shall represent an unfunded obligation of the Company to make cash payment(s) at such time and in such form to such participant as required pursuant to the terms of the Company’s Executive Deferral Plan.

Promptly after the Effective Time (but in any event, not later than 30 days following the Effective Time), the Surviving Corporation will pay any amounts due to the holders of the Company’s equity-based awards through its payroll systems, but to the extent any such payment relates to any equity-based awards that are nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation shall make such payment as set forth above or, if later, at the earliest time permitted under, and in accordance with, the terms of the applicable award agreement or other relevant documents permitted in accordance with Section 409A of the Code.

Quantification of Outstanding Equity-Based Awards

As of August 27, 2026 (the latest practicable date to determine such amounts before the filing of this proxy statement), the estimated values of the Company equity-based awards held by each executive officer and director are as set forth in the table below, assuming that (i) all Company RSUs, Company Stock Options, Company SPRs and Company Stock Units are valued based on the Merger Consideration of $35.00 per share (less exercise prices for Company Stock Options and Company SPRs), (ii) the Merger closed on August 27, 2026, which is the assumed closing date only for purposes of this compensation-related disclosure, and (iii) none of the directors or executive officers receive any Company equity-based awards after August 27, 2026 or forfeit any Company equity-based awards prior to the Effective Time:

	Company RSUs ($) (1)	Company Stock Options ($) (2)	Company SPRs ($) (3)	Company Stock Units ($) (4)
Executive Officers
J. Bryan King	—	—	—	—
Ronald J. Knutson	1,190,000	720,000	197,971	1,977,430
Robert H. Connors	—	—	—	—
Cesar A. Lanuza	2,100,000	1,500,000	—	—
Barry Litwin	1,225,000	—	—	—
David Lambert	—	287,130	—	—
Directors
I. Steven Edelson	161,035	—	—	—
Lee S. Hillman	161,035	—	—	—
Mark F. Moon	161,035	—	—	—
Bianca A. Rhodes	161,035	—	—	—
M. Bradley Wallace	—	—	—	—
Robert S. Zamarripa	161,035	—	—	—

The foregoing amounts represent, based upon the assumptions above, the total estimated values of Company equity-based awards held by each director and executive officer and do not reflect the incremental values that can be ascribed to such Company equity-based awards by the Merger. Even if the Merger were not to be consummated, many such Company equity-based awards would still possess value.

(1) For Mr. Knutson, the amount reported reflects (i) 4,000 Company RSUs valued at $140,000 in the aggregate that shall be accelerated and cashed out at the Effective Time and (ii) 30,000 Company RSUs valued at $1,050,000 in the aggregate that shall be converted into Unvested Cash RSUs and remain subject to the same vesting terms after the Effective Time. For Mr. Lanuza, the amount reported reflects (i) 60,000 Company RSUs valued at $2,100,000 in the aggregate that shall be accelerated and cashed out at the Effective Time. For Mr. Litwin, the amount reported reflects 35,000 Company RSUs valued at $1,225,000 in the aggregate that shall be converted into Unvested Cash RSUs and remain subject to the same vesting terms after the Effective Time. All Director RSUs will be cashed out at the Effective Time.

(2) The values included in this column only reflect the values of outstanding Company Stock Options for which the exercise price is less than the Merger Consideration. All outstanding Company Stock Options for which the exercise prices equals or exceeds the Merger Consideration shall be canceled for no payment at the Effective Time.

(3) The amount reported in this column reflects the aggregate estimated cash value of 10,034 Company SPRs granted to Mr. Knutson with a per-share exercise price of $15.27, which vested over a three-year performance period ending in 2021. Pursuant to the Merger Agreement, all such Company SPRs will be cashed out at the Effective Time.

(4) The amount reported in this column reflects the aggregate estimated cash value of the Company Stock Units held by Mr. Knutson, calculated based on the number of outstanding Company Stock Units multiplied by the Merger Consideration. The Company Stock Units are a form of stock-denominated deferred compensation credited under the Company’s Executive Deferral Plan. Pursuant to the terms of the Executive Deferral Plan, a termination of employment can trigger a right to receive accelerated distributions in respect thereunder. At the Effective Time, the Company Stock Units will cease to represent a stock unit with a right to be settled with a share of Company Common Stock and will be converted into an account credit in an amount equal to the Merger Consideration, credited to such participant’s account balance in the Company’s Executive Deferral Plan, which may then, after the Effective Time, be hypothetically invested in one or more measurement funds by the participant as provided under the terms of the Company’s Executive Deferral Plan.

Change in Control and Severance Benefits

The Company or one of its subsidiaries is party to employment agreements with certain of its executive officers that provide for payments and/or benefits to which the executive officer may become entitled in connection with the Merger or a qualifying termination of his employment, such as a termination by the employer without “cause” or by the executive officer for “good reason” (as such terms are defined in the governing agreement, and which we refer to throughout this section as a “qualifying termination”).

Robert H. Connors

Mr. Connors is employed as the President and Chief Executive Officer of Gexpro Services, pursuant to an employment agreement dated as of December 30, 2019. In the event that Mr. Connors experiences a qualifying termination, Mr. Connors (or, if Mr. Connors dies while employed by the Company and prior to his attainment of age 65, his designated beneficiaries) will receive his then current base salary for one year and coverage under Gexpro Services’ health benefit plans for an additional one year following such qualifying termination, at his or the beneficiaries’ cost.

Mr. Connors has agreed not to compete with Gexpro Services, its subsidiaries and other entities in which Gexpro Services and its subsidiaries have an ownership interest during the period of his employment and for a period of 12 months thereafter.

Ronald J. Knutson

Mr. Knutson is employed as the Executive Vice President, Chief Financial Officer and Treasurer of the Company and of Lawson, pursuant to an employment agreement dated as of January 27, 2023. In the event that Mr. Knutson experiences a qualifying termination, or if his employment is terminated due to his death or “disability,” Mr. Knutson (or, if Mr. Knutson dies while employed by Lawson and prior to his attainment of age 65, his designated beneficiaries) will receive his then current base salary for two years, accelerated vesting of all outstanding restricted stock units granted to him under his 2023 award agreement and pro-rata accelerated vesting of restricted stock units granted under his 2026 award agreement (in each case, to the extent not accelerated at the Effective Time as described below) and coverage under Lawson’s health benefit plans for an additional two years following termination, at his or the beneficiaries’ cost.

Mr. Knutson has agreed not to compete with Lawson, its subsidiaries and other entities in which Lawson and its subsidiaries have an ownership interest during the period of his employment and for a period of 18 months thereafter.

Cesar A. Lanuza

Mr. Lanuza is employed as the President and Chief Executive Officer of Lawson, pursuant to an employment agreement dated as of April 4, 2022. In the event Mr. Lanuza experiences a qualifying termination, Mr. Lanuza will receive his then current base salary for two years and coverage under Lawson’s health benefit plans for an additional two years following such qualifying termination.

Pursuant to the terms of the Merger Agreement, at the Effective Time, Mr. Lanuza’s outstanding Company Stock Options that were granted with an exercise price that is less than the Merger Consideration will be cashed out as described above, and his outstanding Company Stock Options that have an exercise price equal to or greater than the Merger Consideration will therefore be canceled for no payment. Each of Mr. Lanuza’s unvested RSUs will be accelerated and cashed out at the Effective Time in an amount equal to the Merger Consideration.

Mr. Lanuza has agreed not to compete with Lawson, its subsidiaries and other entities in which Lawson and its subsidiaries have an ownership interest during the period of employment and for a period of 18 months after the effective date of his termination.

Barry Litwin

Mr. Litwin is employed as the Chief Executive Officer of TestEquity, pursuant to an employment agreement dated as of June 26, 2025. In the event that Mr. Litwin experiences a qualifying termination, Mr. Litwin will receive his then current base salary for 12 months, a pro rata bonus, determined based on the achieved level of performance, and coverage under TestEquity’s health benefit plans until the earliest of: (i) 12 months after the date of his qualifying termination; (ii) the date on which he is no longer eligible for benefits under COBRA; or (iii) the date on which he obtains other employment that offers medical benefits.

All of Mr. Litwin’s outstanding Company Stock Options were granted with an exercise price equal to or greater than the Merger Consideration and will therefore be canceled for no payment at the Effective Time. The award agreement governing Mr. Litwin’s outstanding Company RSUs does not provide for accelerated vesting of any such unvested Company RSUs in connection with the Merger or a qualifying termination. Accordingly, pursuant to the Merger Agreement, Mr. Litwin’s Unvested Company RSUs will be converted into Unvested Cash RSUs that are subject to the vesting terms set forth in the RSU agreement, and each such Unvested Cash RSU shall be settled upon vesting in an amount equal to the Merger Consideration.

Mr. Litwin has agreed not to compete with TestEquity or its affiliates during the period of employment and for a period of 12 months after the effective date of his termination. Mr. Litwin has also agreed not to directly or indirectly solicit any employee, who was employed by TestEquity or its affiliates, for a period of 18 months.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the table below sets forth for each of the Company’s named executive officers estimates of the amounts of compensation that are payable in connection with or that otherwise relate to the Merger. The holders of shares of Company Common Stock are being asked to approve, on a non-binding, advisory basis, such compensation. Because the vote to approve such compensation is advisory only, it will not be binding on the Company, the Board or Parent. Accordingly, if the Merger Proposal is approved by the holders of shares of Company Common Stock and the Merger is consummated, then the compensation will be payable regardless of the outcome of the vote to approve such compensation, subject only to the conditions applicable thereto, which are described in the footnotes to the tables below and in the relevant sections above.

The potential payments in the tables below are quantified in accordance with Item 402(t) of Regulation S-K. The estimated values are based on the following assumptions: (i) the Merger was consummated on August 27, 2026; (ii) the named executive officers’ base salaries and employee benefits rates, and, with respect to Mr. Litwin, his target annual bonus rate, remain unchanged from the date of this proxy statement; (iii) the unvested Company equity-based awards held by the named executive officers are those as of August 27, 2026, and assuming there will be no additional grants of Company equity awards after August 27, 2026 or forfeitures of Company equity-based awards prior to August 27, 2026; (iv) each named executive officer experiences a qualifying termination of employment immediately following the consummation of the Merger under circumstances that entitle such named executive officer to receive severance benefits, including equity acceleration benefits, as described above; and (v) Mr. Litwin’s annual bonus for calendar year 2026 would have been earned at the target level, prior to giving effect to any applicable proration applied for purposes of his severance calculation. As such, the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before the consummation of the Merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

For the purposes of this disclosure, “double-trigger” refers to amounts and benefits that require the occurrence of two (2) conditions, which are the consummation of the Merger and a qualifying termination during the relevant period following consummation of the Merger. “Single-trigger” refers to amounts and benefits that require only the occurrence of the consummation of the Merger.

Golden Parachute Compensation
Named Executive Officer	Cash ($) (1)	Equity ($) (2)	Nonqualified Deferred Compensation ($) (3)	Benefits/Perquisites ($) (4)	Total ($)
J. Bryan King	—	—		—	—
Ronald J. Knutson	1,050,000	1,362,891	1,977,430	36,426	4,426,747
Robert H. Connors	455,400	—	—	—	455,400
Cesar A. Lanuza	1,200,000	3,600,000	—	52,542	4,852,542
Barry Litwin	1,406,575	—	—	23,595	1,430,170

(1) The amounts reported in this column represent the estimated value of the cash severance that each named executive officer (other than Mr. King) is entitled to receive in connection with a qualifying termination pursuant to his employment agreement. Such amounts consist of (a) continued base salary payments for a period of (i) one year for each of Messrs. Connors and Litwin and (ii) two years for each of Messrs. Knutson and Lanuza, and (b) for Mr. Litwin, a prorated annual bonus for the year of termination, determined based on the achieved level of performance (assuming, solely for purposes of this discussion, performance is achieved at target). The amounts reported in this column are neither “single-trigger” nor “double-trigger,” as such amounts are triggered solely by virtue of a qualifying termination, and are neither enhanced, nor triggered, by the occurrence of a change in control.

The estimated amount of the base salary continuation payments and Mr. Litwin’s prorated bonus are set forth below:

Name	Cash ($)
	Salary Continuation ($)	Pro Rata Bonus ($)	Total ($)
J. Bryan King	—	—	—
Ronald J. Knutson	1,050,000	—	1,050,000
Robert H. Connors	455,400	—	455,400
Cesar A. Lanuza	1,200,000	—	1,200,000
Barry Litwin	850,000	556,575	1,406,575

(2) The amounts in this column represent the estimated aggregate cash value of the Company equity-based awards held by each named executive officer that are considered either (a) “single-trigger” by virtue of either automatically accelerating upon the Effective Time or being canceled and converted into the right to receive a cash payment determined based on the Merger Consideration, or (b) with respect to Company RSUs, “double-trigger” by virtue of being converted into Unvested Cash RSUs that will accelerate in the event that the named executive officer experiences a qualifying termination following the Merger.

	Equity ($)
	Single-Trigger Company RSUs ($) (a)	Double-Trigger Company RSUs ($) (b)	Company Stock Options ($) (c)	Company SPRs ($) (d)	Total ($)
J. Bryan King	—	—	—	—	—
Ronald J. Knutson	140,000	304,920	720,000	197,971	1,362,891
Robert H. Connors	—	—	—	—	—
Cesar A. Lanuza	2,100,000	—	1,500,000	—	3,600,000
Barry Litwin	—	—		—	—

(a) The amounts reported in this column reflect the aggregate estimated cash value of Company RSUs that will automatically accelerate upon the Effective Time pursuant to the terms of the governing equity award agreements, summarized as follows: (i) Mr. Knutson: 4,000 RSUs ($140,000); and (ii) Mr. Lanuza: 60,000 RSUs ($2,100,000). The amounts are considered “single-trigger.” No amounts are reported in respect of Unvested Company RSUs that will be converted into Unvested Cash RSUs that are forfeited upon any termination of employment.

(b) The amounts reported in this column reflect the aggregate estimated cash value of 8,712 Company RSUs granted to Mr. Knutson pursuant to an award agreement that granted 30,000 RSUs that vest one-third per year on October 13, 2026, October 13, 2027 and October 13, 2028. The grant agreement provides for pro-rata accelerated vesting upon a qualifying termination without cause in an amount equal to the pro-rata portion of the number of RSUs that would vest on the next vesting date. Such Company RSUs will be converted into Unvested Cash RSUs that are subject to the same vesting conditions as the so-converted Company RSUs and, as such, a pro-rata portion of the Unvested Cash RSUs will be subject to accelerated vesting in the event Mr. Knutson experiences a qualifying termination without cause following the Effective Time. Assuming a closing and qualifying termination on August 27, 2026, a pro-rata portion of the first 10,000 RSUs that would otherwise vest on October 13, 2026 will equal 8,712 Company RSUs with an estimated aggregate estimated cash value of $304,920.

(c) The amounts reported in this column reflect the aggregate estimated cash value of each applicable named executive officer’s Company Stock Options granted with a per-share exercise price that is less than the Merger Consideration, and which is calculated on a per-share basis as the difference between the Merger Consideration and the applicable exercise price. No amounts have been ascribed to Company Stock Options granted with an exercise price equal to or greater than the Merger Consideration, as such Company Stock Options will be cancelled for no consideration as of the Effective Time. All amounts reported in this column are considered “single-trigger” by virtue of all corresponding Company Options being cashed out at the Effective Time in the manner described above.

(d) The amounts reported in this column reflect the aggregate estimated cash value of 10,034 Company SPRs that were eligible to vest over a three-year performance period ending in 2021. Although the Company SPRs held by Mr. Knutson are fully vested, they nevertheless be considered “single-trigger” by virtue of being cashed out at the Effective Time in the same manner as the Company Stock Options described in footnote (c) above.

(3) The amount reported in this column reflects the aggregate estimated cash value of the Company Stock Units held by Mr. Knutson, calculated based on the number of outstanding Company Stock Units multiplied by the Merger Consideration. The Company Stock Units are a form of stock-denominated deferred compensation credited under the Company’s Executive Deferral Plan. Pursuant to the terms of the Executive Deferral Plan, a termination of employment can trigger a right to receive accelerated distributions in respect thereunder. At the Effective Time, the Company Stock Units will cease to represent a stock unit with a right to be settled with a share of Company Common Stock and will be converted into an account credit in an amount equal to the Merger Consideration, credited to such participant’s account balance in the Company’s Executive Deferral Plan, which may then, after the Effective Time, be hypothetically invested in one or more measurement funds by the participant as provided under the terms of the Company’s Executive Deferral Plan.

(4) The amounts reported in this column reflect the value of continued health coverage each applicable named executive officer would become entitled to upon a qualifying termination.

Employment Arrangements Following the Merger

Mr. King currently serves as the President of Merger Sub. The board of directors of Merger Sub is currently comprised of Mr. King, Mr. Wallace and Jacob D. Smith. Mr. Wallace currently serves as Vice President of Merger Sub, and Mr. Smith currently serves as Vice President, Secretary and General Counsel of Merger Sub. Assuming the Merger is completed, at the Effective Time, the directors of Merger Sub immediately prior to the Effective Time will become the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will become the Surviving Corporation’s officers, serving in the same capacities and having the same titles, under the terms of the Merger Agreement. The respective terms of their employment following the Merger, including their compensation as officers or employees of the Surviving Corporation, will be on the same terms as currently in effect for each such individual as an officer or employee, respectively, of DSG, as disclosed in our 2025 Form 10-K and in this proxy statement. Neither Mr. King nor Mr. Wallace (nor any other member of the Affiliated Stockholders) has discussed new or revised post-closing employment terms with any party to the Merger.

Intent of DSG’s Directors and Executive Officers to Vote in Favor of the Merger and the Advisory Compensation Proposal and Certain Stockholders to Vote in Favor of the Merger

Intent of DSG’s Directors and Executive Officers to Vote in Favor of the Merger

DSG’s directors and executive officers currently owning shares of Company Common Stock have informed DSG that, as of the date of this proxy statement, they intend to vote all of the shares of Company Common Stock owned directly by them in favor of the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal. As of August 27, 2026, the Company’s directors and executive officers (other than those who are Affiliated Stockholders) beneficially owned, in the aggregate, 556,502 shares representing approximately 1.2% of the voting power of the shares of Company Common Stock issued and outstanding and entitled to vote as of August 27, 2026.

Intent of Certain Stockholders to Vote in Favor of the Merger

On July 15, 2026, in connection and concurrently with the execution of the Merger Agreement, the Company entered into a Voting and Support Agreement with LKCM, an affiliate of LKCM Headwater, pursuant to which LKCM has agreed, among other things, and subject to the terms and conditions set forth therein, to vote (or cause to be voted) all shares of Company Common Stock beneficially owned by it and its controlled affiliates (collectively, the “Subject Shares”) (a) in favor of the adoption of the Merger Agreement and the approval of the Merger and the other Transactions and (b) against any alternative acquisition proposal and against any action, proposal or agreement that would reasonably be expected to impede, delay or prevent the timely consummation of the Merger or the Transactions. LKCM also agreed in the Voting and Support Agreement to waive any appraisal rights under Section 262 of the DGCL with respect to its shares in connection with the Merger. The Voting and Support Agreement will automatically terminate upon the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms.

The Subject Shares represent an aggregate of 36,357,588 votes, or 78.6% of the outstanding voting power as of August 27, 2026. However, approval of the Merger Proposal requires both the Company Stockholder Approval and the Company Disinterested Stockholder Approval. The votes represented by shares of Company Common Stock that are beneficially owned by any stockholder who is not a Disinterested Stockholder (including, for the avoidance of doubt, the votes represented by all of the Subject Shares held by the Affiliated Stockholders) will not be counted for purposes of obtaining the Company Disinterested Stockholder Approval under DGCL Section 144(c).

Closing and Effective Time of the Merger

The Closing will take place (1) as soon as practicable following (and in any event no later than 9:00 a.m., Central Time, on the second Business Day following) the satisfaction, or waiver (to the extent permitted under the Merger Agreement and applicable law) of the conditions to Closing under the Merger Agreement (described in the section of this proxy statement captioned “The Merger Agreement—Conditions to the Merger”), but in no event later than the Outside Date of December 31, 2026; provided that the Outside Date shall be automatically extended to (A) the 20th Business Day following the resolution of any action commenced by the Company seeking an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded to fund the Merger Consideration and Parent’s, Intermediate’s and Merger Sub’s obligations to effect the Closing or (B) such other time period established by the court presiding over such action, in the event the Company, prior to the Outside Date, shall have commenced such action; or (2) at such other time agreed to in writing by the Parent and the Company. On the Closing Date of the Merger, the Company will file a Certificate of Merger with the Secretary of State of the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing and acceptance of such Certificate of Merger, or at a later time agreed to in writing by the parties and specified in such Certificate of Merger in accordance with the DGCL.

Anticipated Accounting Treatment

The Company, as the Surviving Corporation, will account for the Merger as a business combination using the acquisition method of accounting for financial accounting purposes, whereby the consideration transferred will be allocated to the identifiable assets acquired and liabilities assumed following FASB Accounting Standards Codification Topic 805, Business Combinations.

Certain Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the Merger to U.S. Holders and Non-U.S. Holders (each as defined below) of Company Common Stock whose shares are converted into the right to receive the Merger Consideration. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended, referred to as the “Code,” applicable U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the IRS with respect to the Merger.

This discussion is limited to holders who hold their shares of Company Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is for general informational purposes only and does not address all aspects of U.S. federal income tax that may be relevant to a stockholder in light of its particular circumstances or that may apply to a stockholder that is subject to special treatment under the U.S. federal income tax laws, including, but not limited to:

•	banks or other financial institutions;

•	mutual funds;

•	insurance companies;

•

tax-exempt organizations (including private foundations), governmental agencies, instrumentalities or other governmental organizations, or withholding qualified holders such as certain qualified foreign pension funds;

•	retirement or other tax deferred accounts;

•	S corporations, partnerships or any other entities or arrangements treated as partnerships or passthrough entities for U.S. federal income tax purposes (or investors in such entities or arrangements);

•	controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax;

•	dealers or brokers in securities, currencies or commodities;

•	dealers or traders in securities that elect to use the mark-to-market method of accounting;

•	regulated investment companies or real estate investment trusts, or entities subject to the U.S. anti-inversion rules;

•	U.S. expatriates or certain former citizens or long-term residents of the United States;

•	entities that are expatriated entities, surrogate foreign corporations or inverted corporations for U.S. federal income tax purposes;

•	holders that own or have owned (directly, indirectly or constructively) 5% or more of Company Common Stock;

•

holders who hold their shares of Company Common Stock as part of a hedging, constructive sale or conversion, straddle, synthetic security, integrated investment or other risk reduction transaction for U.S. federal income tax purposes;

•

holders subject to special tax accounting rules as a result of any item of gross income with respect to the shares of Company Common Stock being taken into account in an “applicable financial statement” (as defined in the Code);

•	holders that do not vote in favor of the Merger and who properly demand appraisal of their shares under Section 262 of the DGCL;

•

holders that acquired their shares of Company Common Stock pursuant to the exercise of employee stock options or warrants or otherwise as compensation or in connection with the performance of services;

•

holders who hold their shares of Company Common Stock as “qualified small business stock” for purposes of Sections 1045 and 1202 of the Code, as “Section 1244 stock” within the meaning of Section 1244 of the Code, or through individual retirement or other tax-deferred accounts; or

•	holders whose “functional currency” is not the U.S. dollar.

This discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax (e.g., estate or gift tax laws) that may apply to stockholders. In addition, this discussion does not address or consider any tax consequences arising under the alternative minimum tax, the Medicare tax on net investment income, or the Foreign Account Tax Compliance Act (including the U.S. Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). You are urged to consult your own tax advisors to determine the tax consequences in your particular circumstances, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of the Merger Consideration in cash for your shares of Company Common Stock pursuant to the Merger.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Company Common Stock, the tax treatment of a partner will generally depend on the status of the partners, the activities of the partnership, and certain determinations made at the partner level. If you are a partner of a partnership holding Company Common Stock, you should consult your tax advisor.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATIONAL PURPOSES ONLY, DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY HOLDER, AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL THE TAX CONSEQUENCES RELATING TO THE MERGER. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.

U.S. Holders

For purposes of this discussion, we use the term “U.S. Holder” to mean a beneficial owner of Company Common Stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state or the District of Columbia;

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more “U.S. persons” (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

Tax Consequences to U.S. Holders

The receipt of cash in the Merger by U.S. Holders of shares of Company Common Stock will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder of Company Common Stock will recognize gain or loss in an amount equal to the difference, if any, between:

•	the amount of cash received in exchange for the Company Common Stock; and

•	the U.S. Holder’s adjusted tax basis in the Company Common Stock exchanged therefor (generally, the amount that such U.S. Holder paid for such Company Common Stock).

Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holding period in the Company Common Stock surrendered in the Merger is greater than one year as of the date of the Merger. Long-term capital gains of non-corporate holders, including individuals, are generally eligible for reduced rates of taxation. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. Holder acquired different blocks of Company Common Stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of Company Common Stock.

A U.S. Holder of Company Common Stock may be subject, under certain circumstances, to information reporting on the cash received in the Merger unless such U.S. Holder is a corporation or other exempt recipient. Backup withholding may also apply (currently at a rate of 24%) with respect to the amount of cash received, unless a U.S. Holder provides proof of an applicable exemption from backup withholding or provides its correct taxpayer identification number (generally, on a properly executed IRS Form W-9), and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that such U.S. Holder furnishes the required information to the IRS in a timely manner. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

U.S. Holders that are Affiliated Stockholders

Parent, other Affiliated Stockholders and the Surviving Corporation expect to take the position that the Affiliated Stockholders will generally not recognize gain or loss with respect to their contribution of Company Common Stock to Parent in exchange for membership interests in Parent. Assuming this position is correct, the tax basis of the Affiliated Stockholders in their Parent membership interests will generally equal their tax basis in the Company securities that are contributed to Parent and their holding period in the Parent interests received by the Affiliated Stockholders will generally include the holding period of the securities of the Company held by the Affiliated Stockholders. There can be no assurance that the IRS will agree with the expected tax treatment described above as alternative tax treatments may in part depend on the particular circumstances of each Affiliated Stockholder.

Non-U.S. Holders

For the purposes of this discussion, we use the term “Non-U.S. Holder” to mean a beneficial owner of Company Common Stock (other than an entity that is classified as a partnership) that is not a U.S. Holder.

Tax Consequences to Non-U.S. Holders

Any gain realized upon the exchange of Company Common Stock for cash pursuant to the Merger by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless:

•

the gain, if any, on such shares is effectively connected with a trade or business of the Non-U.S. Holder within the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. Holder or, in the case of an individual Non-U.S. Holder, a fixed base of business by the Non-U.S. Holder, in which event (i) the Non-U.S. Holder generally will be subject to U.S. federal income tax in substantially the same manner as if it were a U.S. holder and (ii) if the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on its effectively connected earnings and profits that are not reinvested in the United States for the taxable year, subject to certain adjustments;

•

the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which event the Non-U.S. Holder will generally be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of shares of Company Common Stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or

•

we are or have been a “United States real property holding corporation” as defined in Section 897 of the Code (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of the Merger and (ii) such Non-U.S. Holder’s holding period in such shares of our Company Common Stock. We believe that we are not and have not been a USRPHC for U.S. federal income tax purposes during the relevant period. Even if we are or have been a USRPHC, gain arising from the conversion of a Non-U.S. Holder’s shares of Company Common Stock into the right to receive cash pursuant to the Merger will not be subject to U.S. federal income tax pursuant to this bullet if the Company Common Stock is regularly traded, as defined by applicable U.S. Treasury Regulations, on an established securities market and such Non-U.S. Holder does not own (directly or indirectly, actually or constructively), and has not owned, more than 5% of the total fair market value of our Company Common Stock at any time during the shorter of the five-year period ending on the date of the Merger or such Non-U.S. Holder’s holding period in such shares of our Company Common Stock.

A Non-U.S. Holder is generally not subject to the information reporting and backup withholding requirements described above for U.S. Holders, provided that such Non-U.S. Holder has complied with certification requirements and identification procedures by certifying its non-U.S. status (generally, on an appropriate version of IRS Form W-8, together with appropriate attachments) or by otherwise establishing an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that such Non-U.S. Holder furnishes the required information to the IRS in a timely manner. Non-U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Taxation of the Settlement of RSUs, Options and Company SPRs

Directors and employees who receive payment of the Merger Consideration for settlement of RSUs, Options and Company SPRs shall be subject to taxation for such payment as ordinary income for federal tax purposes, and the Company shall be entitled to a corresponding deduction (to the extent not otherwise limited by Section 162(m) of the Code). Such payments shall be paid through payroll to employees and subject to all applicable withholding taxes.

Regulatory Approvals Required for the Merger

General Efforts

Under the Merger Agreement, Parent, Intermediate, Merger Sub and the Company have agreed to use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Merger and the other transactions contemplated by the Merger Agreement, including using reasonable best efforts to obtain all necessary consents, approvals, orders, waivers and authorizations of, and actions or nonactions by, any governmental authority or third party, and to make all necessary registrations, declarations and filings with, and notices to, any governmental authority in connection with the transactions contemplated by the Merger Agreement. In furtherance of the foregoing, Parent shall pay all filing fees and other charges for filings required by the Merger Agreement. Each party has also agreed not to take any action that would reasonably be expected to materially increase the time required, or reduce the ability of the parties, to obtain the expiration or termination of any applicable waiting period under antitrust, competition or trade regulation laws.

HSR Act Clearance

Consummation of the Merger is subject to the requirements of the HSR Act and the rules promulgated by the FTC, which prevent transactions such as the Merger from being consummated until (i) certain information and materials are furnished to the DOJ and the FTC and (ii) the applicable waiting period under the HSR Act and any timing agreement entered into with the relevant governmental authority in accordance with the terms described in the section of this proxy statement entitled “The Merger Agreement — Reasonable Best Efforts” has, in each case, expired or been terminated.

On July 29, 2026, each of LKCM Headwater Investments IV, L.P. and the Company filed with the FTC and the DOJ a premerger notification report form under the HSR Act. On August 20, 2026, the FTC notified LKCM Headwater Investments IV, L.P. that the applicable waiting period under the HSR Act had been terminated as of such date.

At any time before or after consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.

Please see the section entitled “The Merger Agreement—Conditions to the Merger” of this proxy statement for information concerning the closing conditions under the Merger Agreement that are related to antitrust filings and approvals.

Financing of the Merger

The transactions contemplated by the Merger Agreement, including the Merger, are not contingent on Parent’s ability to obtain the Financing or any alternative financing.

The proceeds of the Debt Financing and Equity Financing, each as described below, will be used by Parent, together with the cash on hand of DSG, to (a) fund the aggregate Merger Consideration to be paid to the Company’s Unaffiliated Stockholders pursuant to the Merger Agreement and (b) pay all related fees, expenses and other amounts required to be paid by Parent or Merger Sub pursuant to the Merger Agreement in connection with the transactions contemplated by the Merger Agreement.

Debt Financing

Concurrently with the execution and delivery of the Merger Agreement, the Company, certain of its subsidiaries (together with the Company, the “Loan Parties”), the Credit Agreement Lenders (as defined in the Merger Agreement) and JPMorgan Chase Bank, N.A., as administrative agent, entered into an amendment (the “Credit Agreement Amendment”) to the Company’s existing Second Amended and Restated Credit Agreement, dated as of December 18, 2025 (as amended by the Credit Agreement Amendment, the “Credit Agreement”), pursuant to which, under the terms and subject to the conditions set forth therein and among other things, the Credit Agreement Lenders have agreed that, subject to the applicable terms and conditions of the Credit Agreement, the proceeds of revolving loans may be used to finance the Transactions (such financing, the “Credit Agreement Financing”).

The obligations of the Credit Agreement Lenders under the Credit Agreement to fund such borrowings are subject to a number of customary conditions. Such borrowings will be priced by reference to a grid based on the Company’s leverage ratio with the margins ranging from 100 basis points to 300 basis points (for borrowings bearing interest based on the Secured Overnight Financing Rate) and 0 to 200 basis points (for borrowings bearing interest based on the alternative base rate). The Company shall pay a facility fee to the Credit Agreement Lenders priced by reference to a grid based on the Company’s leverage ratio with the applicable percentage ranging from 15 basis points to 40 basis points. The Company may be required to pay additional facility fee amounts priced at 50 basis points on the amount of revolving loans borrowed to finance the Transactions.

The Credit Agreement Amendment introduces a “certain funds” framework for borrowings made to fund, among other things, Parent’s obligation to make the payments contemplated by the Merger Agreement. During the period from the First Amendment Date through the earlier of (x) the Effective Time and (y) January 8, 2027 (the “Certain Funds Period”), revolving loans to fund the merger consideration are subject only to limited conditions, including (i) no event of default with respect to payment obligations or bankruptcy/insolvency events, (ii) the accuracy of specified representations, (iii) the occurrence (or substantially contemporaneous occurrence) of the Effective Time, (iv) funding of the Equity Financing, (v) delivery of a solvency certificate and (vi) payment of all fees and expenses then due. The ordinary course conditions to borrowings under the Credit Agreement do not apply to borrowings made to fund the merger consideration.

During the Certain Funds Period, the Credit Agreement Lenders may not exercise remedies under the Credit Agreement with respect to any event of default other than events of default relating to payment obligations or bankruptcy/insolvency events.

In connection with the Merger Agreement, the Company has agreed that borrowings in the form of Revolving Loans (as defined in the Credit Agreement) under the Credit Agreement between the signing of the Merger Agreement and the closing of the Merger (other than borrowings to finance certain contemplated acquisitions) will not exceed $100,000,000 at any given time.

The Credit Agreement contains customary representations, warranties, affirmative and negative covenants, events of default, and other terms and conditions for transactions of this type. The obligations of the Loan Parties under the Credit Agreement are guaranteed by certain subsidiaries of the Company and secured by substantially all of the assets of the Loan Parties and the guarantors, subject to customary exceptions.

The foregoing summary of the Credit Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, as amended by the Credit Agreement Amendment, a copy of which is filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on July 16, 2026, and is incorporated herein by reference.

Pursuant to the Merger Agreement, the Company has agreed to provide Parent with customary cooperation in connection with Parent, Intermediate and Merger Sub obtaining debt financing for the purposes of consummating the Transactions, including using commercially reasonable efforts to maintain in effect the Credit Agreement Financing or to commence and consummate an offering of debt securities pursuant to Rule 144A or other exemption under the Securities Act.

Equity Financing

Concurrently with the execution and delivery of the Merger Agreement, LKCM Headwater Investments IV, L.P. (in its capacity as such, the “Equity Commitment Party”) entered into an equity commitment letter with Parent, Intermediate and Merger Sub (the “Equity Commitment Letter”), pursuant to which the Equity Commitment Party has committed, subject to the terms and conditions set forth therein, to purchase, or cause one or more of its affiliates to purchase, directly or indirectly, equity securities of Parent up to an aggregate amount equal to $125,000,000 to fund a portion of the amounts payable in connection with the Transactions (the “Equity Financing”). The Equity Commitment Party’s obligation to fund the commitment is subject solely to the conditions set forth in the Equity Commitment Letter, including satisfaction or waiver of the conditions to Parent’s, Intermediate’s and Merger Sub’s obligations to consummate the Merger, the substantially concurrent consummation of the Closing (as defined in the Merger Agreement) and the Credit Agreement Financing or alternative debt financing having been funded or being funded at Closing in accordance with its terms.

As of the date of this proxy statement, Parent, Intermediate and Merger Sub have not executed, nor negotiated, any alternative financing arrangements. In the event that all or any portion of the financing commitments becomes unavailable on the terms and subject to the conditions contemplated in the Equity Commitment Letter or the Credit Agreement, Parent, Intermediate and Merger Sub have agreed to use their respective reasonable best efforts to identify replacement sources of financing.

The transactions contemplated by the Merger Agreement, including the Merger, are not contingent on Parent’s ability to obtain the Financing or any alternative financing.

Delisting and Deregistration of DSG’s Common Stock

If the Merger is completed, the Company Common Stock will no longer be listed or traded on Nasdaq and will be deregistered under the Exchange Act. DSG will no longer be required to file periodic reports, current reports and proxy and information statements with the SEC on account of the Company Common Stock.

Fees and Expenses

Except as described under “The Merger Agreement—Termination Fees,” if the Merger is not completed, all fees and expenses incurred in connection with the Merger will be paid by the party incurring those fees and expenses, and in the case of the Special Committee, all fees and expenses will be paid by the Company. If the Merger is completed, all costs and expenses incurred by Parent or Merger Sub in connection with the transaction, to the extent not paid at or prior to Closing, will be paid by the Surviving Corporation. Total fees and expenses incurred or to be incurred by the Company (including the Special Committee) are estimated at this time to be as follows:

Description	Amount ($)
Financial advisory fees and expenses	$

Legal and other professional fees and expenses	$

SEC filing fees	$

Printing, proxy solicitation, EDGAR filing and mailing expenses	$

Total	$

It is also expected that Merger Sub, Intermediate and/or Parent will incur approximately $    of financing costs, legal fees, exchange agent fees, insurance fees and other advisory fees.

The amounts listed above incurred by the Company (including the Special Committee) include those financial advisory fees payable and expected to be payable to William Blair (as disclosed in the section of this proxy statement captioned “Special Factors—Opinion of William Blair”).

Litigation Relating to the Merger

Lawsuits may be filed against the Company, the Board or the Company’s officers in connection with the Merger or the Transactions, which could prevent or delay consummation of the Merger and result in substantial costs to the Company, including any costs associated with indemnification obligations of the Company. As of the date of this proxy statement, no lawsuits related to the Transactions have been filed.

Provisions for Unaffiliated Stockholders

No provision has been made (1) to grant the Unaffiliated Stockholders access to the corporate files of DSG, any other party to the Merger or any of their respective affiliates or (2) to obtain counsel or appraisal services at the expense of DSG or any other such party or affiliate.

FORWARD-LOOKING STATEMENTS

This proxy statement, the documents to which the Company refers you in this proxy statement and information included in oral statements or other written statements made or to be made by DSG or on DSG’s behalf contain “forward-looking statements” within the meaning of U.S. federal securities laws, including statements regarding the proposed Merger, the expected timing and completion of the proposed Merger, the expected ownership and status of the Company following completion of the proposed Merger, the delisting of the Company Common Stock from Nasdaq and the financing of the proposed Merger. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “should,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast,” “intend,” “target,” “possible,” “contemplate,” “predict” and other words of similar import, or the negative versions of such words. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the risks detailed in DSG’s filings with the SEC, including in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•	the risk that the proposed Merger may not be completed in a timely manner or at all;

•	the failure to satisfy closing conditions, including receipt of the Company Requisite Stockholder Approvals and expiration or termination of the applicable waiting period under the HSR Act;

•	the imposition of conditions or restrictions in connection with obtaining HSR Act clearance;

•	the risk that borrowings under the Credit Agreement may not be available to finance payment of the Merger Consideration;

•	the possibility that competing offers or acquisition proposals will be made;

•	the occurrence of events giving rise to termination of the Merger Agreement, including in circumstances requiring payment of the Termination Fee;

•

the effect of the announcement or pendency of the proposed Merger on the Company’s business relationships, operating results, employees, customers, suppliers, financing sources and other business counterparties and business generally;

•	risks related to diverting management’s attention from the Company’s ongoing business operations;

•	the risk of litigation relating to the proposed Merger; and

•	other risks described in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

Consequently, all of the forward-looking statements that DSG makes in this proxy statement are qualified by the information contained or incorporated by reference in this proxy statement, including: (1) the information contained under this caption, and (2) information in DSG’s most recent filings on Form 10-K and Form 10-Q, including the information contained under the caption “Risk Factors,” and information in our consolidated financial statements and notes thereto. While the list of factors presented here is considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on our financial condition, results of operations, credit rating or liquidity.

The forward-looking statements in this proxy statement are based upon information available to us as of the date of this proxy statement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this proxy statement and the documents that we reference and have filed as exhibits to this proxy statement with the understanding that our actual future results, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. These forward-looking statements speak only as of the date of this proxy statement. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this proxy statement, whether as a result of any new information, future events or otherwise. DSG’s stockholders are advised to consult any future disclosures that DSG makes on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE PARTIES TO THE MERGER

DSG

Distribution Solutions Group, Inc. is a Delaware corporation. DSG is a premier multi-platform specialty distribution company providing high touch, value-added distribution solutions to the maintenance, repair & operations (MRO), original equipment manufacturer and industrial technologies markets. DSG was formed through the strategic combination of Lawson Products, a leader in MRO distribution of C-parts, Gexpro Services, a leading global supply chain services provider to manufacturing customers, and TestEquity, a leader in electronic test & measurement solutions. Through its collective businesses, DSG is dedicated to helping customers lower their total cost of operation by increasing productivity and efficiency with the right products, expert technical support and fast, reliable delivery to be a one-stop solution provider. DSG serves approximately 220,000 customers in several diverse end markets supported by approximately 4,300 dedicated employees and strong vendor partnerships. DSG ships from strategically located distribution and service centers to customers in North America, Europe, Asia, South America and the Middle East. DSG was originally incorporated in Illinois in 1952 and was reincorporated in Delaware in 1982. The Company Common Stock is publicly traded on the Nasdaq Global Select Market under the symbol “DSGR.” The Company’s corporate offices are located at 301 Commerce Street, Suite 1700, Fort Worth, Texas 76102, and the Company’s telephone number is (888) 611-9888.

Parent Entities

Parent, Intermediate and Merger Sub are each affiliated with, and controlled, directly or indirectly, by LKCM Headwater, Mr. King and their respective affiliates. See “Important Information Regarding the Affiliated Stockholders” for additional information.

Parent

Eclipse Parent Acquisitions, LLC is a Delaware limited liability company formed by, and affiliated with, LKCM Headwater, Mr. King and their respective affiliates. Parent was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any other business activities or incurred any liabilities or obligations, other than those in connection with its formation or the transactions contemplated by the Merger Agreement. Mr. King is the sole manager of Parent. Parent’s current business address is 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102, and its telephone number is (817) 332-3235.

Intermediate

Eclipse Intermediate Acquisitions, LLC is a Delaware limited liability company and a wholly owned subsidiary of Parent. Intermediate was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any other business activities or incurred any liabilities or obligations, other than those in connection with its formation or the transactions contemplated by the Merger Agreement. Intermediate’s current business address is 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102, and its telephone number is (817) 332-3235.

Merger Sub

Eclipse Acquisitions Merger Sub, Inc. is a Delaware corporation and a wholly owned subsidiary of Intermediate. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any other business activities or incurred any liabilities or obligations, other than those in connection with its formation or the transactions contemplated by the Merger Agreement. Upon consummation of the Merger, Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub will cease. Merger Sub’s current business address is 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102, and its telephone number is (817) 332-3235.

THE SPECIAL MEETING

Date, Time and Place

The Company will hold the Special Meeting on    , 2026, at     Central Time. You may attend the Special Meeting via a live interactive webcast on the Internet at    . You will need the control number found on your proxy card or voting instruction form in order to participate in the Special Meeting (including voting your shares).

If you encounter technical difficulties accessing the Special Meeting or during the Special Meeting, a support line will be available on the login page of the Special Meeting website.

Purpose of the Special Meeting

At the Special Meeting, the Company will ask stockholders to vote on the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal.

The holders of shares of Company Common Stock must approve the Merger Proposal in order for the Merger to be consummated. Approval of the Advisory Compensation Proposal or the Adjournment Proposal is not a condition to consummation of the Merger. A copy of the Merger Agreement is attached as ANNEX A to this proxy statement and is incorporated by reference in this proxy statement in its entirety. The Company encourages you to read the entire Merger Agreement carefully.

Attending the Special Meeting

The Special Meeting will begin at    Central Time. Online check-in will begin at    Central Time. The Company encourages you to access the meeting prior to the start time.

As the Special Meeting is virtual, there will be no physical meeting location. To attend the Special Meeting, log in at    . You will need the control number found on your proxy card or voting instruction form in order to participate in the Special Meeting (including voting your shares). If you encounter technical difficulties accessing the Special Meeting or during the Special Meeting, a support line will be available on the login page of the Special Meeting website.

Once online access to the Special Meeting is open, stockholders may submit questions pertinent to meeting matters, if any, through the Special Meeting website. You will need the control number found on your proxy card or voting instruction form in order to submit questions. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.

Record Date; Shares Entitled to Vote; Quorum

All (and only) holders of shares of Company Common Stock as of the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. We are commencing our solicitation of proxies on or about    , 2026. We will continue to solicit proxies until the Special Meeting on     , 2026. Each stockholder of record as of the Record Date of    , 2026 will receive a proxy statement and will have the opportunity to vote their shares of Company Common Stock on the matters described in this proxy statement. Proxies received from persons who are not holders of record on the Record Date will not be effective. A list of stockholders of record of the Company Common Stock entitled to vote at the Special Meeting will be available at the Company’s principal place of business during ordinary business hours, or on the electronic network accessible in the same manner as you will access the Special Meeting described above, in either case, for a period of 10 days ending on the day before the date of the Special Meeting.

As of the Record Date of    , 2026, there were    shares of Company Common Stock issued and outstanding and entitled to vote at the Special Meeting. For each share of Company Common Stock that you own as of the close of business on the Record Date, you will have one vote on each matter submitted for a vote at the Special Meeting.

The holders of a majority of the Company Common Stock issued and outstanding and entitled to vote at the Special Meeting, present in person or represented by proxy, will constitute a quorum at the Special Meeting.

Votes Required

Approval of the Merger Proposal requires that the Company receive at the Special Meeting both of the following approvals, which we refer to collectively as the “Company Requisite Stockholder Approvals”:

•	Company Stockholder Approval. The affirmative vote of shares representing a majority of the Company Common Stock outstanding and entitled to vote at the Special Meeting.

•	Company Disinterested Stockholder Approval. The affirmative vote of a majority of the votes cast at the Special Meeting by Disinterested Stockholders.

The Closing of the Merger as contemplated by the Merger Agreement is conditioned upon the Company receiving the Company Requisite Stockholder Approvals at the Special Meeting. If you fail to vote on the Merger Proposal, the effect will be the same as a vote “AGAINST” such proposal for purposes of obtaining the Company Stockholder Approval, but it will have no effect on our ability to obtain the Company Disinterested Stockholder Approval.

Approval of the Advisory Compensation Proposal requires the affirmative vote of a majority of the voting power of the Company Common Stock present in person by means of remote communication via a live interactive webcast or represented by proxy at the Special Meeting and entitled to vote thereon.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the voting power of the Company Common Stock present in person by means of remote communication via a live interactive webcast or represented by proxy at the Special Meeting and entitled to vote thereon.

Abstentions

Abstentions will be counted as present for purposes of determining whether a quorum exists. If a holder of Company Common Stock abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the Merger Proposal for purposes of obtaining the Company Stockholder Approval, but it will have no effect on our ability to obtain the Company Disinterested Stockholder Approval so long as a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Advisory Compensation Proposal and the Adjournment Proposal.

Broker Non-Votes

“Broker non-votes” are shares of Company Common Stock held by brokers on behalf of the beneficial owners of such shares of Company Common Stock that are present in person or by proxy at the Special Meeting, but with respect to which the broker is not instructed by the applicable beneficial owner of such shares of Company Common Stock how to vote on a particular proposal, and the broker does not have discretionary voting power on such proposal. A “broker non-vote” will count as a vote “AGAINST” the Merger Proposal for purposes of obtaining the Company Stockholder Approval, but it will have no effect on our ability to obtain the Company Disinterested Stockholder Approval or the approval of the Advisory Compensation Proposal or the Adjournment Proposal so long as a quorum is present. Because brokers do not have discretionary voting authority with respect to any of the proposals described in this proxy statement, if a beneficial owner of shares of Company Common Stock held in “street name” does not give voting instructions to the broker, then those shares of Company Common Stock will not be present in person or by proxy at the Special Meeting, and, therefore, will not count towards the quorum of the Special Meeting.

Shares Held by DSG’s Directors and Executive Officers

As of the Record Date, DSG’s directors and executive officers beneficially owned, in the aggregate, shares representing approximately    % of the voting power of the shares of Company Common Stock issued and outstanding and entitled to vote as of the Record Date. DSG’s directors and executive officers have informed DSG that they intend to vote all of their shares of Company Common Stock: (1) “FOR” the Merger Proposal, (2) “FOR” the Advisory Compensation Proposal, and (3) “FOR” the Adjournment Proposal. See the caption “Special Factors—Intent of DSG’s Directors and Executive Officers to Vote in Favor of the Merger and the Advisory Compensation Proposal and Certain Stockholders to Vote in Favor of the Merger” for additional information.

Voting of Proxies

If you are a holder of record of Company Common Stock (that is, your shares are registered in your name with DSG’s transfer agent, Computershare), you may vote your shares by returning a signed and dated proxy card (a proxy card and a prepaid reply envelope are provided for your convenience), or you may vote at the Special Meeting using the control number located on the enclosed proxy card. Additionally, if you are a holder of record, you may grant a proxy electronically over the internet or by telephone by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the enclosed proxy card, in order to grant a proxy electronically over the internet or by telephone. Based on the instructions contained in your proxy card or internet or telephone proxy, the proxy holders will vote your shares as directed.

If you are a holder of record of Company Common Stock and you attend the Special Meeting by remote communication and wish to vote at the Special Meeting, you will need the control number located on the enclosed proxy card. Beneficial owners of Company Common Stock held in “street name” must also have a “legal proxy” from their bank or broker in order to vote at the Special Meeting. You are encouraged to vote by proxy even if you plan to attend the Special Meeting. If you attend the Special Meeting and vote at the Special Meeting, your vote will revoke any previously submitted proxy.

All shares of Company Common Stock represented by properly signed and dated proxies (or proxies granted electronically over the internet or by telephone) will, if received before the Special Meeting, be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies (or proxies granted electronically over the internet or by telephone) that do not contain voting instructions will be voted: (1) “FOR” the Merger Proposal, (2) “FOR” the Advisory Compensation Proposal, and (3) “FOR” the Adjournment Proposal.

If your shares of Company Common Stock are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee. You may also attend the Special Meeting and vote at the Special Meeting if you have a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting. If available from your bank, broker or other nominee, you may vote over the internet or telephone through your bank, broker or other nominee by following the instructions on the voting instruction form provided by your bank, broker or other nominee. If you do not (1) return your bank’s, broker’s or other nominee’s voting instruction form, (2) vote over the internet or by telephone through your bank, broker or other nominee, or (3) attend the Special Meeting and vote at the Special Meeting with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the Merger Proposal for purposes of obtaining the Company Stockholder Approval, but it will have no effect on our ability to obtain the Company Disinterested Stockholder Approval or the approval of the Advisory Compensation Proposal or the Adjournment Proposal so long as a quorum is present.

Revocability of Proxies

If you are a registered stockholder, you can change your proxy vote or revoke your proxy at any time before the Special Meeting by:

(1)	Revoking it by written notice to Richard D. Pufpaf, our Secretary, at 301 Commerce Street, Suite 1700, Fort Worth, Texas 76102, before your original proxy is voted at the Special Meeting;

(2)	Delivering a later-dated proxy (including a telephone or internet vote); or

(3)	Voting at the meeting using the voting procedures set forth at .

If you have submitted a proxy, your attendance at the Special Meeting, in the absence of voting at the Special Meeting or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you are a beneficial owner and hold your shares in “street name,” please refer to the information forwarded by your bank, broker, or other holder of record for procedures on revoking or changing your proxy. You may also vote at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting.

Any adjournment or postponement of the Special Meeting, including for the purpose of soliciting additional proxies, will allow DSG’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

Adjournment

In addition to the Merger Proposal, DSG’s holders of shares of Company Common Stock are also being asked to approve the Adjournment Proposal. If stockholders approve this proposal, DSG can adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from stockholders that have previously returned properly signed proxies voting against adoption of the Merger Agreement. Among other things, approval of the Adjournment Proposal could mean that, even if DSG received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the Merger Proposal would be defeated, DSG could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and solicit additional proxies from stockholders that previously voted against the Merger Proposal. If a quorum is not present, DSG may (and will at the request of Parent, subject to the limitations set forth in the Merger Agreement) seek stockholder approval to adjourn the Special Meeting. In addition, the Special Meeting could be postponed before it commences, subject to the terms of the Merger Agreement. If the Special Meeting is adjourned or postponed, holders of shares of Company Common Stock who have already submitted their proxies will be able to revoke them at any time before they are voted at the Special Meeting.

Solicitation of Proxies

The Company, on behalf of the Special Committee, is soliciting proxies from holders of shares of Company Common Stock for the Special Meeting. Under applicable SEC rules and regulations, the members of the Board are “participants” with respect to the solicitation of proxies in connection with the Special Meeting.

The expense of soliciting proxies will be borne by the Company. The Special Committee has retained    , a professional proxy solicitation firm, to assist in the solicitation of proxies, and provide related advice and informational support during the solicitation process, for a fee of approximately $    . DSG will indemnify this firm against losses arising out of its provisions of these services on its behalf. In addition, DSG may reimburse banks, brokers and other nominees representing beneficial owners of shares of Company Common Stock for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by DSG’s directors, officers and employees, personally or by telephone, email, fax or over the internet. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

DSG currently expects to complete the Merger in DSG’s fourth fiscal quarter of 2026, and no later than the Outside Date (as may be extended in accordance with the terms of the Merger Agreement). However, the exact timing of completion of the Merger, if at all, cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of the Company’s control.

Appraisal Rights

If the Merger is consummated, holders of record or beneficial owners of Company Common Stock who (1) do not vote in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), (2) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their applicable shares of Company Common Stock through the effective date of the Merger, (3) properly demand appraisal of their applicable shares, (4) meet certain statutory requirements described in this proxy statement, and (5) do not withdraw their demands or otherwise lose their rights to appraisal, will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 if certain conditions set forth in Section 262 are satisfied. The requirements under Section 262 of the DGCL for perfecting and exercising appraisal rights are described in further detail in the section of this proxy statement captioned “Appraisal Rights,” which description is qualified in its entirety by Section 262, the relevant section of the DGCL regarding appraisal rights, a copy of which is attached hereto and incorporated herein by reference as ANNEX C.

Holders of record and beneficial owners of Company Common Stock who are entitled to have their shares appraised by the Delaware Court of Chancery may receive payment in cash of the “fair value” of their Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the Merger through the date of payment of the judgment at a rate of 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment, compounded quarterly. If at any time before the entry of judgment in the proceeding, the Surviving Corporation makes a voluntary cash payment to persons entitled to appraisal, interest will accrue thereafter only upon the sum of (x) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (y) interest theretofore accrued, unless paid at that time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Due to the complexity of the appraisal process, any persons who wish to seek appraisal of their shares of Company Common Stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. Persons considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their Company Common Stock. For more information, see the section of this proxy statement captioned “Appraisal Rights—Determination of Fair Value.”

To exercise appraisal rights, a holder of record or a beneficial owner of Company Common Stock must (1) submit a written demand for appraisal of such record holder’s or beneficial owner’s shares of Company Common Stock to DSG before the vote is taken on the Merger Proposal, (2) not vote, in person or by proxy, in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), (3) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) the subject shares of Company Common Stock through the effective date of the Merger, (4) not withdraw their demands or otherwise lose their rights to appraisal, and (5) strictly comply with all other procedures for exercising appraisal rights under the DGCL, including certain ownership thresholds and the other statutory requirements set forth in Section 262.

If you are a beneficial owner of shares of Company Common Stock and you wish to exercise your appraisal rights in such capacity, in addition to the foregoing requirements, your demand for appraisal must also (A) reasonably identify the holder of record of the shares of Company Common Stock for which the demand is made, (B) be accompanied by documentary evidence of your beneficial ownership of the shares of Company Common Stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (C) provide an address at which you consent to receive notices given by the Surviving Corporation under Section 262 and to be set forth on the verified list required by Section 262(f) of the DGCL. The failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights.

The requirements under Section 262 of the DGCL for perfecting and exercising appraisal rights are described in further detail in the section of this proxy statement captioned “Appraisal Rights,” which description is qualified in its entirety by Section 262, the relevant section of the DGCL regarding appraisal rights, a copy of which is attached hereto as ANNEX C.

Other Matters

No matters may be voted on at the Special Meeting other than the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal.

Householding of Special Meeting Materials

A copy of this proxy statement may be obtained without charge by writing to: Secretary, Distribution Solutions Group, Inc., 301 Commerce Street, Suite 1700, Fort Worth, Texas, 76102. Copies are also available to the public free of charge on or through our website at www.distributionsolutionsgroup.com. Information on our website is not incorporated by reference into this proxy statement.

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of these documents either now or in the future, please contact your bank, broker or other nominee.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help submitting your proxy or voting your shares of Company Common Stock, please contact DSG’s proxy solicitor at:

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following section summarizes the material provisions of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. This summary is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. We urge you to read the Merger Agreement carefully and in its entirety, because it, and not this summary, is the legal document that governs the Merger and the rights and obligations of the parties thereto.

The Merger Agreement has been included with this proxy statement only to provide you with information regarding its terms and is not intended to provide any other factual information about the Company, Parent, Intermediate, Merger Sub or any of their respective subsidiaries or affiliates. The Merger Agreement contains representations and warranties made by, and solely for the benefit of, the parties to the Merger Agreement. These representations and warranties:

•	were made only for purposes of the Merger Agreement and as of specific dates;

•	were made solely for the benefit of the other parties to the Merger Agreement;

•

may be subject to important qualifications and limitations agreed upon by the parties in connection with negotiating the Merger Agreement, including being qualified by confidential disclosures made to Parent, Intermediate and Merger Sub in the disclosure letter delivered by the Company in connection with the execution of the Merger Agreement;

•	may have been included in the Merger Agreement for the purpose of allocating risk between the parties, rather than establishing matters as facts; and

•	are subject to a contractual standard of materiality that may be different from the standard of materiality that may be viewed as material to you or other investors.

Accordingly, the representations and warranties in the Merger Agreement should not be relied upon as characterizations of the actual state of facts about the Company, Parent, Intermediate or Merger Sub, since they may be modified or qualified by information in confidential disclosure letters exchanged between the parties in connection with the signing of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, and such subsequent information may or may not be fully reflected in the Company’s public disclosures. As described below under “ — No Survival of Representations and Warranties,” the representations, warranties and (subject to limited exceptions) covenants contained in the Merger Agreement will not survive the Effective Time (as defined below).

The summary of the Merger Agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the full text of the Merger Agreement.

Structure of the Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Intermediate and an indirect wholly owned subsidiary of Parent. Merger Sub is a direct, wholly owned subsidiary of Intermediate, which is in turn a direct, wholly owned subsidiary of Parent. Parent, Intermediate and Merger Sub were formed by LKCM Headwater Investments IV, L.P. solely for the purpose of engaging in the transactions contemplated by the Merger Agreement.

Upon consummation of the Merger, the separate corporate existence of Merger Sub will cease, and the Surviving Corporation will succeed to and assume all of the rights, privileges, powers, franchises, claims, obligations, liabilities, debts and duties of the Company and Merger Sub, in each case as provided under the DGCL.

Closing and Effective Time of the Merger

The closing of the Merger (the “Closing”), will take place as soon as practicable following (and in any event no later than 9:00 a.m., Central Time, on the second business day following) the satisfaction or, to the extent permitted by law, waiver of the closing conditions described below under “ — Conditions to the Merger” (other than those conditions that by their nature are to be satisfied at the Closing), by means of a virtual closing effected through the electronic exchange of documents and signatures, unless the Company and Parent otherwise agree in writing.

The Merger shall become effective on the date and time at which the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at such other date and time as Parent and the Company shall agree in writing and as is specified in the certificate of merger.

At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, will be amended and restated in its entirety to read as set forth on Exhibit A to the Merger Agreement, and as so amended and restated will be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended (subject to Section 6.06 of the Merger Agreement) as provided therein or by applicable law. The Company will take all necessary action so that, as of the Effective Time, the bylaws of the Company will be amended and restated in their entirety to read the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended and restated shall be the bylaws of the Surviving Corporation (except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation) until thereafter changed or amended (subject to Section 6.06 of the Merger Agreement) as provided therein or by applicable law and the applicable provisions of the certificate of incorporation of the Surviving Corporation.

Directors and Officers; Charter and Bylaws of the Surviving Corporation

At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time will become the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will continue as the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or their earlier resignation or removal.

At the Effective Time, the Company’s certificate of incorporation will be amended and restated in its entirety in the form attached to the Merger Agreement as Exhibit A and will become the certificate of incorporation of the Surviving Corporation. The Company’s bylaws will be amended and restated to read the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except for references to Merger Sub’s name, which will be replaced with the name of the Surviving Corporation), and will become the bylaws of the Surviving Corporation, in each case until thereafter amended as provided therein or under applicable law.

Merger Consideration

At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares, each as described below) will automatically be converted into the right to receive $35.00 in cash, without interest and subject to any applicable withholding taxes (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock will cease to be outstanding and will automatically be canceled, and each holder of such shares will cease to have any rights with respect thereto other than the right to receive the Merger Consideration.

If, between the date of the Merger Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar transaction, the Merger Consideration will be equitably adjusted to reflect such change; provided that no such adjustment will result from share repurchases or grants of equity compensation to the extent expressly permitted under the Merger Agreement.

Excluded Shares

Shares of Company Common Stock that are held in the Company’s treasury, or that are beneficially owned by Parent, Intermediate, Merger Sub or any of the Affiliated Stockholders (as defined below), or that are owned by any wholly owned subsidiary of the Company, in each case immediately prior to the Effective Time, will automatically be canceled and cease to exist, and no consideration will be paid in exchange therefor (“Excluded Shares”). “Affiliated Stockholders” means, collectively, the Sponsor Persons and their respective affiliates.

Appraisal Rights

If required by the DGCL (but only to the extent so required), any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by holders who have not voted in favor of adoption of the Merger Agreement and who are entitled to and have properly demanded appraisal rights with respect thereto in accordance with Section 262 of the DGCL, have complied in all respects with Section 262 of the DGCL, and have not effectively withdrawn such demand (collectively, “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, unless and until the holder has effectively withdrawn, or otherwise lost or failed to perfect, the right to appraisal under the DGCL — at which point those shares will be treated as if they had been converted into the right to receive the Merger Consideration, without interest and less any required tax withholding, and will cease to be Dissenting Shares. Each Dissenting Share will no longer be outstanding and will automatically be canceled and cease to exist as of the Effective Time, and the holder of Dissenting Shares will be entitled to receive only the fair value of those shares as determined in accordance with Section 262 of the DGCL, unless and until the holder effectively withdraws, or otherwise loses or fails to perfect, the right to appraisal or payment under the DGCL. For additional information regarding these rights and the procedures required to perfect them, see the section of this proxy statement entitled “Appraisal Rights” beginning on page 114.

The Company has agreed to give Parent prompt written notice of any demands for appraisal received by the Company, and of any withdrawals or attempted withdrawals of such demands, together with copies of any related instruments, notices or demands served under Section 262 of the DGCL, and Parent, Intermediate and Merger Sub have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company may not, without the prior approval of the Special Committee and the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demand, waive any failure to timely deliver a written demand for appraisal, or approve any withdrawal of any such demand, and Parent may not, without the Company’s prior written consent, require the Company to make any such payment or to settle or offer to settle any such demand. For this purpose, Parent’s right to “participate” means that Parent will be kept apprised of the Company’s proposed strategy and other significant decisions relating to appraisal demands (to the extent doing so would not undermine the Company’s attorney-client privilege) and may offer comments, which the Company will consider in good faith, but Parent will not have any decision-making authority over such demands other than the consent right described above.

Treatment of Company Equity-Based Awards

Except as otherwise agreed in writing between Parent and a holder of an Equity-Based Award, outstanding equity-based awards granted under the Equity Plans, and stock units credited under the Company Executive Deferral Plan, will be treated as follows:

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Vested RSUs and Director RSUs. Each restricted stock unit with respect to Company Common Stock granted under an Equity Plan (each, a “Company RSU”) outstanding immediately prior to the Effective Time that is (i) vested as of immediately prior to the Effective Time (but not yet settled) or that automatically vests as a result of the transactions contemplated by the Merger Agreement in accordance with its terms and without the exercise of any discretion (each, a “Vested Company RSU”) or (ii) held by a current or former nonemployee director of the Company as of immediately prior to the Effective Time, whether vested (but not yet settled) or unvested (each, a “Director RSU”), will be canceled and the holder thereof will be entitled to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the product, rounded to the nearest cent, of (x) the number of shares of Company Common Stock subject to such Vested Company RSU or Director RSU, as applicable, immediately prior to the Effective Time and (y) the Merger Consideration.

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Unvested RSUs. Each Company RSU other than a Vested Company RSU or a Director RSU (each, an “Unvested Company RSU”) will cease to represent a restricted stock unit with a right to be settled with a share of Company Common Stock and will be converted into a number of restricted units with a right for each such restricted unit to be settled in cash in an amount equal to the Merger Consideration (each, an “Unvested Cash RSU”). Each Unvested Cash RSU will continue to be governed by the same vesting terms and conditions as were applicable to the applicable Unvested Company RSU immediately prior to the Effective Time.

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Stock Options. Each option to purchase shares of Company Common Stock granted under an Equity Plan (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time that vested as of immediately prior to the Effective Time (but not yet settled) or that automatically vests as a result of the transactions contemplated by the Merger Agreement in accordance with its terms and without the exercise of any discretion (each, a “Vested Company Option”), will vest and be canceled and the holder thereof will be entitled to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the product of (i) the number of shares of Company Common Stock for which such Vested Company Option has not then been exercised and (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Vested Company Option; provided, however, that each Company Stock Option for which the exercise price is greater than or equal to the Merger Consideration (each, an “Underwater Option”) will be canceled for no payment.

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Stock Performance Rights. Each stock performance right granted under an Equity Plan (each, a “Company Stock Performance Right”) that is outstanding immediately prior to the Effective Time (but not yet settled) (each, a “Vested SPR”), will be canceled and the holder thereof will be entitled to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the product of (i) the number of shares of Company Common Stock for which such Vested SPR has not then been exercised and (ii) the excess of the Merger Consideration over the per share exercise price of such Vested SPR.

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Executive Deferral Plan Stock Units. Each stock unit credited to the equity award deferral account of a participant under the Company Executive Deferral Plan (each, a “Company Stock Unit”) will cease to represent a stock unit with a right to be settled with a share of Company Common Stock and will be converted into an account credit in an amount equal to the Merger Consideration, credited to such participant’s account balance in the Company Executive Deferral Plan, which may then be hypothetically invested in one or more measurement funds by the participant as provided under the terms of the Company Executive Deferral Plan. Such amount will represent an unfunded obligation of the Company to make cash payment(s) at such time and in such form to such participant as required pursuant to the terms of the Company Executive Deferral Plan. Such amounts deferred in the Company Executive Deferral Plan will remain subject to the terms of the Company Executive Deferral Plan.

Promptly after the Effective Time (but in no event later than 30 days thereafter), the Surviving Corporation will pay the holders of Equity-Based Awards, through its payroll systems, the amounts described above; provided that any payment relating to an award that constitutes nonqualified deferred compensation subject to Section 409A of the Code will instead be made at the time (if later) required to comply with Section 409A. Prior to the Effective Time, the Company, the Board and any authorized committee of the Board will adopt any resolutions and take any actions necessary to give effect to this treatment, and the Company will take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock to any person in settlement of any Equity-Based Award or other award under the Equity Plans or the Company Executive Deferral Plan.

Exchange and Payment Procedures

Prior to the Closing Date, Parent will appoint (pursuant to an agreement reasonably acceptable to the Company) the Company’s transfer agent or another agent reasonably acceptable to the Company (the “Paying Agent”) to act as paying agent for the holders of shares of Company Common Stock in connection with the Merger. At or prior to the Effective Time, Parent will deposit, or cause to be deposited, with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration (the “Exchange Fund”), which may be used solely for that purpose; if the Exchange Fund is at any time insufficient to make the payments contemplated by the Merger Agreement, Parent must deposit additional funds with the Paying Agent sufficient to make such payments.

As promptly as reasonably practicable after the Effective Time (and in no event more than three business days thereafter), Parent will cause the Paying Agent to mail to each holder of record of a stock certificate, or of a book-entry share not held through The Depository Trust Company (“DTC,” and such book-entry shares, “Non-DTC Book-Entry Shares”), (i) a letter of transmittal, in customary form (including customary provisions for delivery of an “agent’s message” with respect to book-entry shares), specifying that delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the certificate (or an affidavit of loss in lieu thereof) to the Paying Agent and (ii) instructions for surrendering certificates or Non-DTC Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a certificate (or affidavit of loss in lieu thereof) or Non-DTC Book-Entry Share, together with a duly executed letter of transmittal and any other documents reasonably required by the Paying Agent, the holder will be entitled to receive the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented thereby, less any required tax withholding, and the surrendered certificate or book-entry share will be canceled as promptly as reasonably practicable. With respect to shares of Company Common Stock held through DTC, Parent, the Company, the Paying Agent, DTC and DTC’s nominees will cooperate to establish customary procedures so that the Paying Agent transmits the applicable Merger Consideration to DTC or its nominees as promptly as practicable after the Effective Time, in accordance with DTC’s customary surrender procedures, for further distribution to the beneficial owners of such shares. In the case of a transfer of ownership of Company Common Stock that is not registered in the Company’s transfer records, the Merger Consideration may be paid to a transferee if the certificate representing such shares is properly endorsed or otherwise in proper form for transfer and the person requesting payment either pays any applicable transfer taxes or establishes to Parent’s and the Paying Agent’s reasonable satisfaction that no such tax is due. No interest will be paid or will accrue on any cash payable in respect of shares of Company Common Stock pursuant to the Merger Agreement.

Pending disbursement, the Paying Agent will invest the Exchange Fund as directed by Parent, but only in short-term direct or U.S.-guaranteed obligations, top-rated short-term commercial paper, or certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $1 billion; any interest or other income earned on such investments will be paid to Parent, and no investment losses will reduce the Merger Consideration payable to holders of shares of Company Common Stock.

At the close of business on the Closing Date, the Company’s stock transfer books will be closed, and no further transfers of shares of Company Common Stock outstanding immediately prior to the Effective Time will be registered. If a stock certificate is presented for transfer after the Effective Time, it will be canceled in exchange for the Merger Consideration payable in respect of the shares it represented. If a stock certificate has been lost, stolen or destroyed, the Paying Agent will deliver the Merger Consideration otherwise payable in respect of the shares represented by that certificate upon receipt of an affidavit to that effect and, if required by Parent, the posting of a bond, in a reasonable amount as Parent may direct, as indemnity against any claim that may be made with respect to the certificate.

Any portion of the Exchange Fund that remains undistributed to holders of shares of Company Common Stock on the date that is six months after the date on which the Effective Time occurs will be delivered to the Surviving Corporation upon demand, following which former stockholders may look only to the Surviving Corporation, as a general unsecured creditor, for payment of the Merger Consideration, subject to applicable abandoned property, escheat and similar laws. None of Parent, Intermediate, Merger Sub, the Company, the Surviving Corporation or the Paying Agent will be liable to any holder of Company Common Stock for amounts properly delivered to a public official pursuant to any such law.

Representations and Warranties

The Merger Agreement contains customary representations and warranties made by the Company, on the one hand, and by Parent, Intermediate and Merger Sub, on the other hand. Many of these representations and warranties are qualified by concepts of materiality or “Material Adverse Effect” (or, with respect to Parent, Intermediate and Merger Sub, “Parent Material Adverse Effect”), by knowledge qualifiers, or by matters set forth in the confidential disclosure letters delivered by the Company and by Parent, respectively, concurrently with the execution of the Merger Agreement.

For purposes of the Merger Agreement, a “Material Adverse Effect” with respect to the Company and its subsidiaries means any change, effect, event, circumstance, occurrence or fact that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that none of the following, and no change, effect, event, circumstance, occurrence or fact resulting from or arising out of any of the following, shall either alone or in combination constitute, or be taken into account in determining whether there has been, a Material Adverse Effect for purposes of this clause (a): (i) general economic, regulatory, financial, banking, credit, debt, capital markets, legislative or political conditions in the U.S. or elsewhere in the world or any shutdown or material limiting of U.S. or foreign federal, state or local government services; (ii) changes in conditions affecting the industry in which the Company and its subsidiaries operate; (iii) any outbreak or escalation of hostilities, acts of war, sabotage, military action or terrorism (including cyber-terrorism), or any national or international calamity or geopolitical event in the U.S. or elsewhere in the world; (iv) the announcement, execution or pendency of the Merger Agreement or the transactions contemplated thereby, including the impact thereof on relationships with customers, suppliers, employees, financing sources or Governmental Authorities, or any litigation arising therefrom; (v) the occurrence of any natural disaster, including any hurricane, tornado, pandemic, flood, volcano or earthquake; (vi) any change in applicable Law, regulation or GAAP (or the interpretation or enforcement thereof); (vii) any failure by the Company to meet any internal or published projections, forecasts, estimates, budgets or predictions of revenue, earnings or other financial or operating metrics, or any decline in the market price or trading volume of the Company’s securities or any change in the Company’s credit ratings or any analyst’s recommendations regarding the Company (it being understood that the underlying facts giving rise to or contributing to such failure, decline or change may be taken into account in determining whether there has been a Material Adverse Effect to the extent not otherwise excluded from this definition); (viii) any action expressly required by the Merger Agreement to be taken by the Company, or any action taken with the prior written consent or at the written request of Parent; or (ix) any Stockholder Litigation or other proceeding brought in connection with the Merger Agreement or the transactions contemplated thereby, including any breach of fiduciary duty or inadequate disclosure claims, except in the cases of the foregoing clauses (i), (ii), (iii), (v) or (vi), to the extent such changes, effects, events, circumstances, occurrences, developments or facts disproportionately adversely affect the Company and its subsidiaries, taken as a whole, relative to other similarly situated companies operating in the industries in which the Company and its subsidiaries operate (in which case only such incremental disproportionate adverse effect may be taken into account) or (b) would or would reasonably be expected to prevent, materially impede or materially delay the Company from consummating any of the transactions contemplated by the Merger Agreement or the ability of the Company to perform its material obligations under the Merger Agreement.

A Material Adverse Effect with respect to Parent, Intermediate, and Merger Sub means any change, effect, event, circumstance, occurrence or fact that, individually or in the aggregate, has had or would reasonably be expected to prevent, materially impede or materially delay Parent, Intermediate, or Merger Sub from consummating the transactions contemplated by the Merger Agreement in accordance with the terms hereof or the ability of Parent, Intermediate, or Merger Sub to perform its obligations under the Merger Agreement.

The representations and warranties made by the Company relate to, among other things:

•	organization, standing and corporate power;

•	capitalization and subsidiaries;

•	authority to enter into the Merger Agreement and the absence of conflicts with organizational documents, material contracts or applicable law;

•	governmental approvals;

•	SEC filings and the absence of undisclosed liabilities;

•	the absence of certain changes since a specified date;

•	legal proceedings;

•	compliance with applicable laws and permits;

•	tax matters;

•	insurance;

•	real and personal property;

•	environmental matters;

•	material contracts;

•	labor matters;

•	employee benefit plans;

•	intellectual property;

•	data privacy and information technology;

•	customers and suppliers;

•	the Company’s existing credit agreement;

•	related party transactions;

•	the accuracy of information supplied by the Company for inclusion in this proxy statement;

•	the inapplicability of state anti-takeover statutes to the Merger;

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the receipt by the Special Committee of an opinion from William Blair & Company L.L.C. as to the fairness, from a financial point of view, of the Merger Consideration to the Disinterested Stockholders (other than holders of Excluded Shares), as further described under the section of this proxy statement entitled “Special Factors — Opinion of William Blair” beginning on page 35; and

•	brokers’ and other advisors’ fees.

The representations and warranties made by Parent, Intermediate and Merger Sub relate to, among other things:

•	organization and standing;

•	authority to enter into the Merger Agreement and the absence of conflicts;

•	governmental approvals;

•	the fact that Intermediate and Merger Sub were formed solely to effect the Merger and have not engaged in any other business activities;

•	the equity financing to be provided in connection with the Merger, including the Equity Commitment Letter described below under “— Financing;”

•	the Limited Guarantee and Support Agreement described below under “— Financing;”

•	brokers’ and other advisors’ fees;

•	the accuracy of information supplied by Parent, Intermediate and Merger Sub for inclusion in this proxy statement;

•	the Affiliated Stockholders’ beneficial ownership of Company Common Stock;

•	litigation; and

•	the solvency of the Surviving Corporation and its subsidiaries following the Merger.

As described below under “ — No Survival of Representations and Warranties,” none of these representations and warranties will survive the Effective Time.

Conduct of Business Pending the Merger

The Company has agreed that, except as expressly required or permitted by the Merger Agreement, required by applicable law, or consented to in writing by Parent (which consent may not be unreasonably withheld, conditioned or delayed), the Company will, and will cause its subsidiaries to, use commercially reasonable efforts to carry on its business in the ordinary course of business in all material respects, and use commercially reasonable efforts to (1) preserve intact its current lines of business, material assets, properties (including intellectual property), contracts and business organization, and (2) preserve its relationships with contractors, agents, customers, lenders, suppliers, licensors, licensees, distributors, wholesalers, lessors, Governmental Authorities and others having significant business dealings with the Company or any of its subsidiaries, in each case pending the Closing. Subject to specified exceptions and thresholds set forth in the Merger Agreement and the Company’s disclosure letter, the Company has also agreed that it will not, and will not permit its subsidiaries to, among other things:

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declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or a combination thereof) in respect of, its capital stock, other than dividends paid by a direct or indirect wholly owned subsidiary of the Company to its parent;

•	split, combine or reclassify its capital stock, or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock;

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repurchase, redeem or otherwise acquire any shares of its capital stock or any options, warrants, phantom stock or other rights to acquire such shares, other than (A) acquiring shares surrendered by holders of Equity-Based Awards to pay the exercise price of those awards, (B) withholding shares to satisfy tax obligations relating to Equity-Based Awards, or (C) acquiring Equity-Based Awards themselves in connection with their forfeiture;

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issue, grant, deliver or sell any shares of its capital stock or other voting securities or equity interests, any securities convertible into or exchangeable for such shares, any options, warrants, phantom stock or other rights to acquire any of the foregoing, any stock-based performance units, or any other right to receive an economic interest of the kind accruing to holders of shares of Company Common Stock, other than (A) upon the exercise or settlement of Equity-Based Awards outstanding as of the date of the Merger Agreement in accordance with their existing terms or (B) as required to comply with a benefit plan already in effect and previously made available to Parent;

•	amend its certificate of incorporation or bylaws, or the comparable organizational documents of any of its subsidiaries;

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acquire, whether by purchase, merger, consolidation, stock or asset acquisition, formation of a joint venture or otherwise, any other person or any material assets, real property, securities, interests or businesses, or make any investment (whether by stock or security purchase, capital contribution or loan), in each case outside the ordinary course of business — it being understood that acquiring all or substantially all of the assets of a person, business or division is not considered to be in the ordinary course of business;

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sell, lease, license, sublicense, transfer, abandon or otherwise dispose of, or grant rights in, any material permits, intellectual property, properties (including owned intellectual property), assets (including capital stock of a subsidiary), interests or businesses, or create or incur any lien (other than a permitted lien) on any of the foregoing;

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incur or assume indebtedness for borrowed money, issue or sell debt securities or rights to acquire debt securities, enter into “keep-well” or similar agreements to support another person’s financial condition, or guarantee another person’s indebtedness (collectively, “Indebtedness”), or form a subsidiary or make loans, capital contributions or investments in any person other than a wholly owned subsidiary of the Company, in each case other than (I) intercompany Indebtedness, (II) up to $100,000,000 in the aggregate of revolving borrowings under the Company’s existing credit agreement (inclusive of amounts already outstanding as of the date of the Merger Agreement), or (III) Indebtedness incurred under that credit agreement to fund certain specified permitted acquisitions (which does not count toward the $100,000,000 basket described in clause (II));

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except as required by applicable law or the terms of an existing benefit plan or collective bargaining agreement: (1) grant, increase or modify the compensation, severance, retention or other benefits payable to current or former directors, officers, individual service providers or employees, other than in a de minimis respect and without increased cost to the Company; (2) establish, adopt, enter into, terminate, amend or modify any collective bargaining agreement or material benefit plan, or recognize or certify any labor union or works council as the bargaining representative for any employees, other than ordinary-course amendments that do not increase the cost of maintaining a plan; (3) accelerate any rights, payments or vesting under a material benefit plan; (4) grant, modify or amend any cash-based bonus, incentive compensation, or equity or equity-based award; (5) hire, engage or terminate (other than for cause) any officer, employee, independent contractor or consultant with annual compensation over $350,000, other than in the ordinary course; or (6) waive or release any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement or other restrictive covenant obligation of a current or former officer or director;

•	implement any employee layoffs that would trigger notice obligations under the WARN Act;

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settle or compromise any claim or action against the Company or its subsidiaries where the settlement or compromise (A) results in payment obligations in excess of $750,000, (B) involves any admission of guilt or wrongdoing by the Company, its subsidiaries or any of their officers or directors, or (C) imposes more than a de minimis restriction on the business or operations of the Company or its subsidiaries (or of Parent or its subsidiaries after the Closing) or includes any more than de minimis non-monetary or injunctive relief;

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make any material change in accounting methods, principles or practices materially affecting the Company’s consolidated assets, liabilities or results of operations, except as required by GAAP or applicable law (including Regulation S-X under the Securities Act);

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adopt a plan of merger, consolidation, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than a reorganization solely among the Company’s direct or indirect wholly owned subsidiaries;

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make, change, revoke or rescind any material tax election, amend any material tax return, settle or compromise any material tax liability, claim or assessment, consent to extend a period for tax assessment or collection, request a ruling from or enter into a closing agreement with a taxing authority regarding a material amount of taxes, surrender any right to a material tax refund, change an annual accounting period for tax purposes, change any tax accounting method, or enter into any tax sharing or tax indemnity agreement (other than ordinary-course commercial agreements not primarily related to taxes);

•	make any capital expenditures other than in accordance with the Company’s Board-approved capital expenditure budget for the 2026 fiscal year in effect as of the date of the Merger Agreement;

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terminate, cancel, materially amend or modify, or waive, release or assign any material rights or claims under, any Company material contract, real property lease, or contract that would have been considered a material contract or real property lease had it been entered into before signing (a “new specified contract”), other than in the ordinary course of business; or enter into (x) a new specified contract other than in the ordinary course of business, (y) a contract for the purchase of real property, or (z) a contract containing a change-in-control provision in favor of the counterparty that would require a material payment or give rise to material rights (including termination rights) in connection with the Merger;

•	adopt or implement a stockholder rights plan or similar arrangement;

•	knowingly take any action that would cause the Merger Agreement or the Merger to fail to comply with Section 144 of the DGCL;

•	commence a new line of business; or authorize, commit or agree to take any of the foregoing actions.

Nothing contained in the Merger Agreement gives Parent, Intermediate or Merger Sub the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and the Company retains complete control and supervision over its and its subsidiaries’ businesses through the Closing, consistent with the terms of the Merger Agreement.

No Solicitation; Change in Recommendation

From the date of the Merger Agreement until the earlier of the Effective Time and termination of the Merger Agreement, the Company has agreed that it will not, and will cause its subsidiaries and its and their respective representatives not to, directly or indirectly, solicit, initiate or knowingly facilitate or encourage any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a “Takeover Proposal” (generally, a proposal for the direct or indirect acquisition of 20% or more of the Company’s consolidated net revenues, net income or total assets, or of 20% or more of the Company’s outstanding equity securities or voting power, or a merger, business combination or similar transaction having an equivalent effect, in each case other than the Merger), provide non-public information to, or engage in discussions or negotiations with, any third party regarding a Takeover Proposal, or approve, endorse, recommend or enter into any agreement relating to a Takeover Proposal. Promptly following signing, the Company was also required to cease any then-ongoing discussions with third parties regarding a potential Takeover Proposal and to request the return or destruction of confidential information previously shared in that context.

Notwithstanding these restrictions, at any time prior to obtaining the Company Requisite Stockholder Approvals (as defined below), if the Company receives an unsolicited, bona fide written Takeover Proposal that did not result from a breach of the non-solicitation provisions of the Merger Agreement, and the Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with outside legal counsel and its financial advisor, that such proposal constitutes a “Superior Proposal” (generally, a proposal to acquire 50% or more of the Company that is reasonably likely to be consummated on its terms and that would, if consummated, be more favorable, from a financial point of view, to the Disinterested Stockholders than the Merger), the Board may make an “Adverse Recommendation Change” with respect to such Superior Proposal, or the Company may terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal, subject to compliance with the notice and matching-right provisions described below. Similarly, the Board (acting on the recommendation of the Special Committee) or the Special Committee may make an Adverse Recommendation Change in response to a material event, circumstance, development or change in circumstances that was not known to, or the material consequences of which were not reasonably foreseeable by, the Special Committee as of the date of the Merger Agreement (an “Intervening Event”), in each case, if the Board or the Special Committee determines in good faith, after consultation with outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

Before making an Adverse Recommendation Change or terminating the Merger Agreement to accept a Superior Proposal, the Company must provide Parent at least four business days’ prior written notice describing, in reasonable detail, the relevant Superior Proposal (including the identity of the third party and copies of the relevant proposal and transaction documents) or Intervening Event, as applicable. During that notice period, the Company and its representatives must, if requested by Parent in good faith, negotiate with Parent regarding possible amendments to the Merger Agreement that would obviate the need for the Adverse Recommendation Change or cause the relevant proposal to no longer constitute a Superior Proposal. Any material change to the financial terms of a Superior Proposal, or any material change in the facts underlying an Intervening Event, restarts this notice-and-match process (except that the notice period is shortened to two business days for any such subsequent notice). Nothing in the Merger Agreement prevents the Company, the Board or the Special Committee from making disclosures to Company stockholders required under the federal securities laws or that the Board or Special Committee determines in good faith, after consultation with outside legal counsel, are required to comply with its fiduciary duties, so long as any such disclosure does not itself constitute an Adverse Recommendation Change except to the extent otherwise permitted as described above.

Reasonable Best Efforts; Regulatory Matters

Each party has agreed to use reasonable best efforts to take all actions necessary, proper or advisable to consummate the Merger as promptly as reasonably practicable, including using reasonable best efforts to (i) obtain all necessary consents, approvals, orders, waivers and authorizations of, and make all necessary registrations, declarations and filings with, governmental authorities and other third parties — including the expiration or termination of the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), which filings must be made within ten business days following the date of the Merger Agreement — and (ii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement. Parent is responsible for paying all filing fees incurred in connection with these regulatory filings.

Notwithstanding the foregoing, neither Parent nor the Company (nor any of their respective subsidiaries) is required to agree to, and neither may agree to without the other’s prior written consent, any sale, license, divestiture or other disposition, or any other structural, behavioral or similar remedy or restriction on the conduct or operation of any business, product, product line, asset, intellectual property right or commercial relationship, whether of Parent or of the Company (or their respective subsidiaries or affiliates), in order to obtain regulatory clearance for the Merger.

The Company and Parent have each agreed to cooperate with the other in connection with any filing or submission to, or investigation or other inquiry by, a governmental authority relating to the Merger, to keep the other reasonably informed of, and to promptly provide copies of, any non-ministerial communications with a governmental authority, and to give the other a reasonable opportunity to participate in any non-ministerial meeting, call or discussion with a governmental authority regarding the Merger. Neither party may take any action that would reasonably be expected to materially increase the time required to obtain antitrust or other regulatory clearance, or to materially delay or impair the parties’ ability to obtain such clearance.

Neither the Company nor Parent is obligated to litigate against, or participate in the litigation of any claim brought by, a governmental authority seeking to restrain, enjoin or otherwise prohibit or place conditions on the consummation of the Merger. Parent has the right, however, at its own cost and expense and after prior consultation with the Company and the Special Committee, to control any such litigation, and if Parent elects to do so, the Company must use commercially reasonable efforts to cooperate with Parent in connection with that litigation. Neither the Company, the Board, the Special Committee, nor any of their respective representatives is required to agree to any settlement, remedy or other action in connection with such litigation that would impose any liability or obligation on, or otherwise be adverse to, the Company, its subsidiaries, the Board, the Special Committee, any of the Company’s indemnified directors or officers, or the Company’s stockholders, without the Special Committee’s prior approval. More generally, the parties have agreed to promptly advise each other of, and use commercially reasonable efforts to cooperate with each other in connection with, the defense, negotiation or settlement of any litigation relating to the Merger Agreement or the Merger (other than stockholder litigation, which is addressed separately below under “ — Stockholder Litigation”); provided that the Company, acting at the direction of the Special Committee, controls the defense, negotiation and settlement of any such litigation brought against the Company, its subsidiaries, the Board, the Special Committee or their respective representatives, subject to Parent’s right to participate at its own expense and to have its reasonable comments considered in good faith, and the Company may not settle any such litigation without the Special Committee’s prior approval and Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

Financing

The Merger is expected to be funded through a combination of equity and debt financing. LKCM Headwater Investments IV, L.P. (the “Equity Commitment Party”) has delivered an executed equity commitment letter (the “Equity Commitment Letter”) pursuant to which it has committed, subject to the terms and conditions set forth therein, to provide equity financing to Parent for the consummation of the transactions contemplated by the Merger Agreement in an amount set forth therein (the “Equity Financing”).

Prior to the Closing, the Company has agreed to use, and to cause its subsidiaries and their respective representatives to use, commercially reasonable efforts to provide Parent, Intermediate, Merger Sub and any Debt Financing Sources with customary and reasonable cooperation, as reasonably requested by Parent and any Debt Financing Sources, in connection with Parent, Intermediate and Merger Sub obtaining debt financing for purposes of consummating the transactions contemplated by the Merger Agreement, including using commercially reasonable efforts to maintain in effect the financing under the Credit Agreement Amendment or to commence and consummate an offering of debt securities under Rule 144A or another exemption from registration under the Securities Act (collectively, the “Debt Financing”), including using commercially reasonable efforts to:

•

furnish to Parent and the Debt Financing Sources, as promptly as reasonably practicable, the Required Information regarding the Company and its subsidiaries reasonably requested by Parent in writing; provided that Parent may provide such Required Information to the Debt Financing Sources subject to customary confidentiality arrangements and subject to the limitations described below;

•	reasonably cooperate with the due diligence of any Debt Financing Source, to the extent customary in connection with the Debt Financing;

•

assist in preparation for and participate in marketing efforts for the Debt Financing, and assist Parent in obtaining ratings in connection with the Debt Financing; provided that the Company is only required to participate in a reasonable number of in-person or virtual meetings or calls, at reasonable times and with appropriate senior officers or other representatives of the Company;

•

to the extent reasonably required for use in connection with the Debt Financing, assist Parent, Intermediate, Merger Sub and the Debt Financing Sources with the preparation of (A) materials for rating agency presentations and (B) private placement memoranda, Rule 144A offering memoranda, bank information memoranda, lender presentations, investor presentations, rating agency presentations and similar documents reasonably required for use in connection with the Debt Financing, in each case with respect to any Required Information included in those materials and, for the avoidance of doubt, not with respect to any Excluded Information;

•

assist in the preparation of definitive financing agreements, guarantees, pledges and security documents, indentures, supplemental indentures and other customary agreements and certificates, including schedules, annexes and exhibits to such documents, and execute and deliver such agreements and certificates on the Closing Date, including customary certificates of the Company’s Chief Financial Officer (or other executive officer) with respect to solvency matters, and facilitate the pledging of collateral and the granting of security interests in the assets of the Company and its subsidiaries in connection with the Debt Financing (including the delivery of all stock certificates and related powers or other possessory collateral intended to constitute collateral), it being understood that such documents will not take effect prior to the Effective Time; provided that the Company is not required to execute or deliver any financing agreement, certificate or other document (except as described in the ninth bullet below), or to facilitate the grant or perfection of any collateral, except to the extent such action is conditioned on the occurrence of the Closing;

•

provide customary authorization letters to the Debt Financing Sources authorizing the distribution of information furnished by the Company to prospective lenders or investors for inclusion in marketing materials for the Debt Financing, subject to customary confidentiality provisions and the Company’s prior review and approval of the applicable materials, and containing a customary representation to the Debt Financing Sources, including that the public-side versions of such marketing materials, bank information memoranda or similar documents approved by the Company for distribution to public-side lenders or investors do not include material non-public information about the Company, its subsidiaries or their securities;

•

provide the Debt Financing Sources, at least three business days prior to the Closing, with all documentation and other information about the Company and its subsidiaries reasonably requested by Parent or the Debt Financing Sources in writing at least ten business days prior to the Closing, in connection with the Debt Financing, to the extent required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and a beneficial ownership certificate for any entity that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230);

•

(A) request that the Company’s auditor (and any other auditor to the extent financial statements audited or reviewed by such auditor are or would be included or incorporated by reference in an offering memorandum for an offering of high-yield debt securities issued pursuant to Rule 144A), at Parent’s sole cost and expense, to (1) furnish to Parent and the Debt Financing Sources, consistent with customary practice, customary comfort letters (including “negative assurance” comfort and change period comfort) and consents, together with drafts of such comfort letters that the Company’s auditor is prepared to deliver upon “pricing” and “closing” of any high-yield bonds being issued as part of the Debt Financing, and deliver such comfort letters upon the “pricing” and “closing” of any such high-yield bonds, with respect to financial information relating to the Company as reasonably requested in writing by Parent or the Debt Financing Sources, as necessary or customary for financings similar to the Debt Financing, and provide the Company’s auditors with such information, certifications and other documents as may be reasonably requested by the Company’s auditors to allow them to deliver such comfort letters, and (2) attend a reasonable number of virtual accounting due diligence sessions and drafting sessions, and (B) deliver to the Debt Financing Sources and their counsel, upon “pricing” and “closing” of any high-yield bonds being issued as part of the Debt Financing, a customary certificate of the Chief Financial Officer comforting or backing up any financial data or other information included or incorporated by reference in any offering memoranda or other offering document that is not comforted by the Company’s independent auditors, which certificate will be made by the Chief Financial Officer in his or her official capacity and not in his or her individual capacity, and such Chief Financial Officer will not be personally liable for any certifications made in such certificate; and

•

consent to the use of the Company’s and its subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, and is not reasonably likely to, harm or disparage the Company or its subsidiaries, and such use is subject to the Company’s reasonable review and comment in advance.

Notwithstanding the foregoing, none of this cooperation or assistance is required to the extent it would require the Company or any of its subsidiaries to:

•

pledge any assets as collateral prior to the Effective Time (which does not in any way affect pledges of assets with respect to the Company’s Credit Agreement in effect immediately prior to the date of the Merger Agreement);

•

other than fees, indemnities, expenses, amortization payments or other obligations paid pursuant to the terms of the Credit Agreement (including those paid with respect to the Credit Agreement Amendment or the funding of the related debt financing), pay any fee, bear any cost or expense, incur any other liability or give any indemnity to any third party, or otherwise commit to take any similar action, in connection with the Debt Financing prior to the Closing (which does not in any way affect the reimbursement obligations described below, or the indemnity and expense reimbursement provisions of the Credit Agreement);

•

take any action in connection with the consummation of the Debt Financing to the extent such action would (A) result in any director, manager, officer, employee or representative of the Company incurring personal liability, (B) conflict with, or result in any violation or breach of, or default under, the organizational or governing documents of the Company or any of its subsidiaries, any applicable law or governmental order, or (C) unreasonably interfere with the business or operations of the Company or any of its subsidiaries;

•	waive or amend any terms of the Merger Agreement;

•

other than with respect to the execution and delivery of borrowing requests, certificates (including solvency certificates to the extent expressly required by the Credit Agreement) and other notices or documents required by the Credit Agreement to be delivered as conditions precedent to the Credit Agreement lenders funding the related debt financing, the customary Chief Financial Officer certificate described above in connection with the “pricing” and “closing” of any high-yield bonds, the authorization letters described above, and any letter or certificate the Company is required to deliver in connection with the “know your customer” and anti-money laundering matters described above, cause any director, manager or equivalent, or any officer or employee, of the Company or any of its subsidiaries to (A) pass resolutions to approve the Debt Financing or authorize the creation of any agreements, documents or actions in connection with it or (B) execute or deliver any certificate in connection with the Debt Financing, in each case that is not contingent on the Closing or would be effective prior to the Closing; provided that no director, officer, employee or representative of the Company or any of its subsidiaries is required to deliver any solvency certificate (other than to the extent expressly required by the Credit Agreement), Chief Financial Officer comfort certificate or other certificate with respect to solvency, pro forma financial information, projections, post-Closing capitalization, financing sufficiency or the availability or funding of the Debt Financing, other than customary factual certificates expressly required by the Credit Agreement and effective no earlier than the Effective Time;

•

provide any information, document or material relating to the evaluation, negotiation or deliberations of the Special Committee, the Board or any committee of the Board with respect to the Merger Agreement, the Merger or any alternative transaction, or any information, document or material that the Company reasonably determines would jeopardize attorney-client privilege, attorney work product protection or any other legal privilege, violate applicable law or breach any confidentiality obligation owed to a third party; or

•

make any borrowing under, or enter into any amendment, consent or waiver with respect to, the Credit Agreement primarily for the purpose of financing the transactions contemplated by the Merger Agreement, in each case to the extent such actions are not contingent on the Closing or would be effective prior to the Closing.

The Company has agreed, and has agreed to cause its subsidiaries, to use commercially reasonable efforts to periodically update any Required Information provided to Parent as may be necessary so that such Required Information is Compliant. The Company has agreed to use commercially reasonable efforts to file with the SEC in a timely manner all reports on Form 10-K, Form 10-Q, Form 8-K and all other reports required to be filed with the SEC under the Exchange Act and the rules and regulations thereunder prior to the Closing Date, in accordance with the periods required by the Exchange Act. If, in connection with a marketing effort for the Debt Financing, Parent reasonably requests that the Company file a Current Report on Form 8-K under the Exchange Act that contains material non-public information with respect to the Company and its subsidiaries that is customarily disclosed in debt financings of that type, which Parent reasonably determines is necessary (after consultation with the Company and if the Company does not unreasonably object) to include in any materials or documents with respect to the Debt Financing, then, upon Parent providing the Company a reasonable opportunity to review and comment on such filing and Parent’s consideration of the Company’s comments on such filing in good faith, the Company has agreed to file a Current Report on Form 8-K containing such material non-public information.

Parent has agreed to promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its subsidiaries and their respective representatives in connection with (i) the negotiation and execution of the Credit Agreement Amendment, (ii) the Credit Agreement Amendment and the funding of the related debt financing, and (iii) any cooperation requested by Parent as described above, in each case promptly after receipt of a written request from the Company — and this reimbursement obligation will survive termination of the Merger Agreement. Parent has also agreed to indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing (including the negotiation and execution of the Credit Agreement Amendment and any fees required to be paid in connection with the funding of the related debt financing), the performance of their respective obligations described above, and any information used in connection with the foregoing, except to the extent such liabilities arise from the fraud, bad faith or willful misconduct of the Company, any of its subsidiaries or any of its or their respective representatives, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

Subject to the limitations on specific enforcement described below under “ — Specific Enforcement,” Parent has acknowledged and agreed that (i) the obligations of Parent and Intermediate to consummate the transactions contemplated by the Merger Agreement are not in any way contingent upon or otherwise subject to Parent’s or Intermediate’s consummation of any financing arrangement, Parent’s, Intermediate’s or any of their affiliates’ obtaining any financing (including the Financing), or the availability, grant, provision or extension of any financing to Parent, Intermediate or any of their affiliates (including the Financing) and (ii) the availability, sufficiency or funding of the Credit Agreement Financing or any other Debt Financing is not a condition to the obligations of Parent, Intermediate or Merger Sub to consummate the transactions contemplated by the Merger Agreement. For the avoidance of doubt, (x) no failure of the Credit Agreement Financing or any other Debt Financing to be available, sufficient or funded will constitute a breach by the Company of the Merger Agreement or relieve Parent, Intermediate or Merger Sub of any obligation to pay the Reverse Termination Fee described below under “ — Termination Fees,” except to the extent Parent’s failure to consummate the transactions contemplated by the Merger Agreement is excused as a result of the failure of a closing condition described above under “ — Conditions to the Merger,” in each case based on facts or circumstances that independently constitute such condition failure and not based on the availability, sufficiency or funding of the Financing; and (y) no breach or inaccuracy of the Company’s representation regarding the Financing will relieve Parent, Intermediate or Merger Sub of their respective obligations to consummate the transactions contemplated by the Merger Agreement, except to the extent the underlying facts or circumstances giving rise to such breach or inaccuracy independently constitute a failure of the applicable closing condition described above, without regard to whether the Credit Agreement Financing or any other Debt Financing is available, sufficient or funded.

Parent, Intermediate and Merger Sub have agreed to keep the Company and the Special Committee reasonably informed, on a reasonably current basis, of the status of Parent’s efforts to obtain and consummate the Financing and any material developments with respect thereto, including any actual or threatened breach, default, termination, repudiation or withdrawal by any party to the Equity Commitment Letter or any definitive agreement with respect to the Debt Financing.

Each of Parent, Intermediate and Merger Sub has agreed to, and to cause its affiliates to, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain and consummate the Equity Financing on a timely basis, on the terms and subject only to the conditions set forth in the Equity Commitment Letter, including (i) until the funding of the Equity Financing, maintaining in effect the Equity Commitment Letter, (ii) satisfying on a timely basis all conditions precedent to the funding of the Equity Financing set forth in the Equity Commitment Letter, (iii) consummating the Equity Financing at or prior to the Closing Date, including by causing the persons committing to fund the Equity Financing to fund the Equity Financing at the Closing following satisfaction of the conditions precedent to the initial funding thereof, and (iv) complying in all material respects with its covenants and other obligations under the Equity Commitment Letter and the definitive agreements relating to the Equity Financing. Parent, Intermediate and Merger Sub have agreed not to, without the Company’s prior written consent, terminate, amend, modify, replace, supplement or waive any provision of the Equity Commitment Letter or the definitive agreements relating to the Equity Financing.

For the avoidance of doubt, this covenant does not require the Company or any of its subsidiaries to refrain from taking any action expressly permitted by the Merger Agreement, including under the operating covenants described above under “— Conduct of Business Pending the Merger,” or from using, borrowing under, repaying amounts under, issuing letters of credit under or otherwise operating under the Credit Agreement in the ordinary course of business or in any manner not prohibited by the Merger Agreement. No such action or omission will constitute a breach of this covenant or of the Company’s representation regarding the Financing, give rise to a failure of the related closing condition, or give rise to any termination right, in each case solely because such action or omission reduces or eliminates availability under the Credit Agreement or results in the Credit Agreement Financing or any other Debt Financing not being available, sufficient or funded; provided that the Company has agreed not to intentionally take any action under the Credit Agreement for the primary purpose of preventing the availability or funding of the Credit Agreement Financing.

Notwithstanding the limitations on the Company’s cooperation, assistance or other conduct described above in relation to the Credit Agreement Financing, the Company has acknowledged that it and its subsidiaries separately have payment, performance and other obligations to their secured creditors under the Credit Agreement and related loan documents that extend beyond those described in this covenant.

Concurrently with the execution of the Merger Agreement, the Equity Commitment Party, in its capacity as guarantor (the “Guarantor”), entered into a limited guarantee in favor of the Company (the “Limited Guarantee”), pursuant to which the Guarantor has guaranteed Parent’s obligation to pay the Reverse Termination Fee described below under “ — Termination Fees.” Also concurrently with signing, LKCM entered into the Voting and Support Agreement relating to the transactions contemplated by the Merger Agreement.

Indemnification, Exculpation and Insurance

The Merger Agreement requires the Company, prior to the Effective Time, to purchase a six-year “tail” directors’ and officers’ liability insurance policy covering current and former directors and officers of the Company for acts or omissions occurring at or prior to the Effective Time, on terms with respect to coverage, deductibles and amounts no less favorable than the Company’s existing policy, subject to a cap on the annual premium equal to 300% of the Company’s current annual premium for such coverage. If the Company does not obtain such a policy prior to the Effective Time, Parent may purchase one on the Company’s or the Surviving Corporation’s behalf, or, alternatively, the Surviving Corporation must otherwise maintain directors’ and officers’ liability insurance coverage on substantially similar terms for six years following the Effective Time, in each case subject to the same premium cap.

For six years following the Effective Time, the Surviving Corporation is also required to honor all existing rights to indemnification, exculpation and advancement of expenses in favor of current and former directors and officers of the Company under the Company’s organizational documents and existing indemnification agreements, and the Surviving Corporation’s organizational documents must continue to contain indemnification, exculpation and expense advancement provisions no less favorable than those currently in effect. These obligations are binding on any successor or assign of Parent or the Surviving Corporation.

Stockholder Litigation

The Company has agreed to promptly notify Parent of, and to give Parent the opportunity to participate in the defense, settlement and prosecution of, any action brought by a Company stockholder relating to the Merger Agreement or the transactions it contemplates. The Company may not compromise, settle or agree to settle any such litigation without the prior approval of the Special Committee and the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), except for settlements that involve solely the payment of monetary damages within the limits of the Company’s existing directors’ and officers’ liability insurance coverage, or that involve only additional disclosure in this proxy statement.

Preparation of the Proxy Statement and the Schedule 13E-3; Stockholders’ Meeting

The Company agreed to prepare and file this proxy statement in preliminary form with the SEC as promptly as reasonably practicable, and in any event within 30 business days following the date of the Merger Agreement, after considering Parent’s reasonable comments, and the Company, Parent, Intermediate and Merger Sub agreed to jointly prepare and file with the SEC a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the transactions contemplated by the Merger Agreement. Parent is required to furnish the Company with all information regarding Parent, Intermediate, Merger Sub and their respective affiliates reasonably necessary for these filings, and to otherwise cooperate with the Company in the preparation of, and in responding to SEC comments on, this proxy statement and the Schedule 13E-3. Except in limited circumstances relating to the Special Committee’s process, deliberations, potential conflicts of interest, or fiduciary obligations, the Company may not file, disseminate or respond to SEC comments on this proxy statement or the Schedule 13E-3 without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

The Company has agreed to duly call, give notice of, convene and hold a Special Meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of obtaining the following stockholder approvals (together, the “Company Requisite Stockholder Approvals”):

•	the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon, to adopt the Merger Agreement (the “Company Stockholder Approval”); and

•

the affirmative vote of a majority of the votes cast by the Disinterested Stockholders approving the transactions contemplated by the Merger Agreement (the “Company Disinterested Stockholder Approval”).

The Company Stockholders’ Meeting must be held as soon as reasonably practicable after dissemination of the definitive proxy statement, and in no event later than 35 days after such dissemination. Except in limited circumstances (including to solicit additional proxies if the Company or Parent reasonably believes a quorum or the Company Requisite Stockholder Approvals will not otherwise be obtained, subject to specified limits on the frequency and aggregate duration of any such adjournment), the Company may not adjourn, recess or postpone the Company Stockholders’ Meeting.

Conditions to the Merger

The respective obligations of each party to effect the Merger are subject to the satisfaction (or written waiver of Parent and the Company, if permissible under applicable law) at or prior to the Closing of the following conditions:

•

No temporary restraining order, preliminary or permanent injunction or governmental order issued by any court of competent jurisdiction or applicable law will be in effect restraining, enjoining, making illegal or otherwise preventing or prohibiting the consummation of the Merger;

•	The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and

•	The Company Requisite Stockholder Approvals shall have been obtained at the Company Stockholders’ Meeting.

The obligations of Parent, Intermediate and Merger Sub to effect the Merger are subject to the satisfaction (or written waiver by Parent, if permissible under applicable law) at or prior to the Closing of the following additional conditions:

•

the accuracy of the representations and warranties of the Company as of the date of the Merger Agreement and as of the Closing Date, subject to specified materiality standards that vary by representation (as described above under “— Representations and Warranties”);

•

the performance by the Company of, or its compliance in all material respects with, the Company’s covenants and obligations under the Merger Agreement required to be performed or complied with at or prior to the Closing;

•	the absence of a Material Adverse Effect on the Company since the date of the Merger Agreement; and

•	receipt of an officer’s certificate from the Company signed by its Chief Financial Officer or another executive officer certifying that the foregoing conditions have been satisfied.

The obligations of the Company to effect the Merger are subject to the satisfaction (or written waiver by the Company, if permissible under applicable law) at or prior to the Closing of the following additional conditions:

•

the accuracy of the representations and warranties of Parent, Intermediate and Merger Sub as of the date of the Merger Agreement and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

•

the performance by Parent, Intermediate and Merger Sub of, or their compliance in all material respects with, their respective covenants and obligations under the Merger Agreement required to be performed or complied with at or prior to the Closing; and

•	receipt of an officer’s certificate from Parent signed by its Chief Financial Officer or another executive officer certifying that the foregoing conditions have been satisfied.

Notably, the consummation of the Merger is not conditioned on Parent’s, Intermediate’s or Merger Sub’s receipt of any financing, including the Debt Financing.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time (notwithstanding receipt of the Company Requisite Stockholder Approvals) as follows:

•	by the mutual written consent of the Company and Parent;

•

by either the Company or Parent, if (i) the Merger has not been consummated by December 31, 2026 (the “Outside Date,” subject to automatic extension in specified circumstances relating to the Company’s enforcement of Parent’s financing and Closing obligations), (ii) any law or order permanently restraining, enjoining or otherwise prohibiting the Merger has become final and non-appealable, or (iii) the Company Requisite Stockholder Approvals are not obtained at the Company Stockholders’ Meeting (or any adjournment or postponement thereof at which a vote is taken);

•

by Parent, if (i) the Company has breached any of its representations, warranties, covenants or agreements in a manner that would cause the related closing condition to fail, and such breach is incapable of being cured or is not cured by the earlier of the Outside Date and 30 days following notice of such breach or (ii) an Adverse Recommendation Change has occurred prior to obtaining the Company Requisite Stockholder Approvals. Parent does not, however, have the right to terminate the Merger Agreement on the basis described in clause (i) of this bullet if Parent, Intermediate or Merger Sub is then in breach of its representations, warranties, covenants or agreements in a manner that would independently cause a closing condition applicable to the Company to fail. Nor may Parent terminate the Merger Agreement on the basis described in clause (i) of this bullet where the relevant breach consists of the unavailability, insufficiency or failure to fund the Credit Agreement Financing or any other Debt Financing — including any reduction or elimination of availability under the Company’s credit agreement resulting from an action or omission by the Company that is expressly permitted, or not prohibited, by the Merger Agreement — unless the underlying facts independently constitute a breach by the Company of an express representation, warranty, covenant or agreement (including the Company’s financing-cooperation obligations described above under “ — Financing”) that, standing alone and without regard to the Debt Financing, would result in the failure of a closing condition applicable to Parent, Intermediate and Merger Sub; or

•

by the Company, if (i) Parent, Intermediate or Merger Sub has breached any of its representations, warranties, covenants or agreements in a manner that would cause the related closing condition to fail, and such breach is incapable of being cured or is not cured by the earlier of the Outside Date and 30 days following notice of such breach, (ii) prior to obtaining the Company Requisite Stockholder Approvals, the Company enters into a definitive agreement with respect to a Superior Proposal in compliance with the non-solicitation provisions described above under “ — No Solicitation; Change in Recommendation” (which requires the Company to have complied in all material respects with those provisions, to pay the Termination Fee described below prior to or concurrently with the termination, and to enter into the definitive agreement immediately following or concurrently with the termination), or (iii) all of the closing conditions described above (other than those that by their nature are to be satisfied at the Closing, so long as they would be satisfied if the Closing Date were the date of the notice described in this clause (iii)) have been satisfied or waived, the Company has confirmed in writing to Parent that it has satisfied its own closing conditions (or is willing to irrevocably waive any that remain unsatisfied) and that it is ready, willing and able to consummate the Merger, and Parent, Intermediate and Merger Sub nonetheless fail to consummate the Closing within three business days after the later of delivery of that notice and the date the Closing was otherwise required to occur. For purposes of clause (iii) of this bullet, the unavailability, insufficiency or failure to fund the Credit Agreement Financing or any other Debt Financing will not, by itself, be deemed to cause the failure of any closing condition applicable to Parent, Intermediate and Merger Sub, render the Company’s “ready, willing and able” confirmation inaccurate or ineffective, or otherwise relieve Parent, Intermediate or Merger Sub of their obligation to consummate the Merger or to pay the Reverse Termination Fee described below when due — including where such unavailability, insufficiency or failure to fund results from an action or omission by the Company that is expressly permitted, or not prohibited, by the Merger Agreement — except to the extent the underlying facts independently constitute a breach by the Company of an express representation, warranty, covenant or agreement (including the Company’s financing-cooperation obligations described above under “ — Financing”) that, standing alone and without regard to the Debt Financing, would result in the failure of a closing condition applicable to Parent, Intermediate and Merger Sub.

Any party terminating the Merger Agreement pursuant to the foregoing (other than by mutual written consent) must deliver written notice of the termination to each other party, specifying the provision of the Merger Agreement pursuant to which the termination is effected.

Termination Fees

If the Merger Agreement is terminated by Parent following an Adverse Recommendation Change, or by the Company in order to accept a Superior Proposal, the Company will be required to pay Parent a termination fee of $9,264,438 (the “Termination Fee”).

The Reverse Termination Fee of $22,234,650 (the “Reverse Termination Fee”) is payable by Parent to the Company in either of two circumstances. First, it is payable if the Company terminates the Merger Agreement because Parent, Intermediate or Merger Sub has committed a “Willful Breach” (as defined in the Merger Agreement) of its representations, warranties, covenants or agreements that is incapable of being cured, or is not cured within the applicable cure period, as described above under “ — Termination of the Merger Agreement”. Second, it is payable if the Company terminates the Merger Agreement under the “ready, willing and able” termination right described above — that is, where all of the closing conditions have been satisfied or waived (other than those to be satisfied at the Closing itself), the Company has confirmed in writing to Parent that it has satisfied (or is willing to irrevocably waive) its own closing conditions and that it is ready, willing and able to consummate the Closing, and Parent, Intermediate and Merger Sub nonetheless fail to consummate the Closing within three business days after the later of delivery of that notice and the date the Closing was otherwise required to occur. Notably, in either circumstance, the Reverse Termination Fee remains payable even if Parent’s failure to close resulted from the unavailability, insufficiency or failure to fund the Credit Agreement Financing or any other Debt Financing (including as a result of an action or omission by the Company that is expressly permitted, or not prohibited, under the Merger Agreement), unless the underlying facts independently constitute a breach by the Company of an express provision of the Merger Agreement that would independently cause a closing condition to fail, as described above under “ — Financing” and “ — Termination of the Merger Agreement”. Parent’s payment obligation with respect to the Reverse Termination Fee is guaranteed by the Equity Commitment Party pursuant to the Limited Guarantee described above under “ — Financing”.

Except in the case of fraud or a Willful Breach, receipt of the Termination Fee (together with certain related expense reimbursement and interest, if applicable) will be the sole and exclusive remedy of Parent and its related parties against the Company and its related parties, and receipt of the Reverse Termination Fee (together with certain related expense reimbursement and interest, if applicable) will be the sole and exclusive remedy of the Company and its related parties against Parent and its related parties, in each case, for any losses suffered in connection with the Merger Agreement, the Merger or the termination of the Merger Agreement.

Specific Enforcement

The parties are entitled to seek an injunction, specific performance or other equitable relief to prevent or remedy breaches of the Merger Agreement, in addition to any other remedy to which they are entitled, without being required to post a bond or other security. However, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded to fund the Merger Consideration and Parent’s, Intermediate’s and Merger Sub’s obligations to effect the Closing shall be available only if (i) the closing conditions described above have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing), (ii) the Debt Financing has been, or will be, funded at the Closing concurrently with the Equity Financing, (iii) the Company has irrevocably confirmed in writing to Parent that (A) all of the closing conditions described above have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing) and (B) if specific performance is granted and the Equity Financing is funded in accordance with the Equity Commitment Letter, then the Company stands ready, willing and able to consummate the transactions contemplated by the Merger Agreement on such date and through the end of the date such specific performance is granted (and the Company is so ready, willing and able during such period), and (iv) Parent, Intermediate and Merger Sub have failed to consummate the Closing prior to the end of the second Business Day following the delivery of such confirmation specified in the foregoing clause (iii).

For the avoidance of doubt, if the Company is not entitled to enforce Parent’s, Intermediate’s and Merger Sub’s obligations to effect the Closing pursuant to the immediately preceding sentence solely because the condition set forth in clause (ii) above is not satisfied due to the Debt Financing (including the Credit Agreement Financing) not having been funded or not being available to be funded at the Closing, such failure shall not, in and of itself, impair the Company’s right to terminate the Merger Agreement or relieve Parent of its obligation to pay the Reverse Termination Fee if and when payable as described above. The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Special Committee Matters

The Merger Agreement provides that no decision, determination, approval, consent or waiver may be made or granted by the Company or the Board, and no other action may be taken by the Company or the Board, with respect to matters governed by the Merger Agreement, without the Special Committee’s prior approval, and that any purported action taken in violation of this requirement will be void. The Special Committee also controls all determinations as to whether the closing conditions described above have been satisfied, any decision by the Company to terminate the Merger Agreement, and the enforcement or waiver of the Company’s rights and remedies under the Merger Agreement — including with respect to the financing cooperation, closing conditions, termination, stockholder litigation and specific enforcement provisions described above. All Special Committee approval requirements terminate automatically at the Effective Time.

No Survival of Representations and Warranties

None of the representations, warranties or covenants contained in the Merger Agreement, or in any certificate delivered pursuant to the Merger Agreement, will survive the Effective Time, except for those covenants that by their terms are to be performed in whole or in part after the Effective Time (such as the indemnification, exculpation and insurance covenants described above under “ — Indemnification, Exculpation and Insurance”), which will survive the Effective Time in accordance with their respective terms.

Amendment or Supplement

Subject to compliance with applicable law, at any time prior to the Effective Time, the Merger Agreement may be amended, modified or supplemented in any and all respects only by written agreement of the parties thereto; provided, however, that following receipt of the Company Stockholder Approval, there will be no amendment or change to the provisions of the Merger Agreement which by law would require further approval by the stockholders of the Company without such approval. The Company and the Board may not take or authorize any such actions without the prior approval of the Special Committee. None of the Debt Financing Provisions (and any defined term or other provision of the Merger Agreement to the extent an amendment, modification or supplement of such provision would modify the substance of any such Debt Financing Provisions) may be amended, modified or supplemented in any manner that is adverse in any respect to any Debt Financing Sources Related Party in its capacity as such without the prior written consent of the Debt Financing Sources affected thereby.

Fees and Expenses

Except as described above under “— Termination Fees” and with respect to the antitrust filing fees described above under “— Reasonable Best Efforts; Regulatory Matters,” all fees and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated thereby will be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

Withholding Taxes

Notwithstanding anything to the contrary in the Merger Agreement, Merger Sub, Parent, the Surviving Corporation (and, if applicable, any subsidiary of the Surviving Corporation) and the Paying Agent (and any Affiliate thereof or any other withholding agent) is entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of shares of Company Common Stock (or any holder of a Equity-Based Award) such amounts as Merger Sub, Parent, the Surviving Corporation (and, if applicable, any subsidiary of the Surviving Corporation), Parent or the Paying Agent (or such Affiliate thereof or other such withholding agent) are required to deduct and withhold with respect to the making of such payment under the Code or any provision of tax law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts will be treated for all purposes of the Merger Agreement as having been paid to the holder of the shares of Company Common Stock or the holder of the Equity-Based Award, as the case may be, in respect of which such deduction and withholding was made.

Extension of Time; Waiver

At any time prior to the Effective Time, Parent and the Company may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by law, waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, and (c) to the extent permitted by law, waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of such rights. The Company and the Board may not take or authorize any of the foregoing actions without the prior approval of the Special Committee.

Governing Law; Jurisdiction

The Merger Agreement and all disputes, controversies or other actions arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement, including matters of validity, construction, effect, performance and remedies, will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable conflict of laws principles (including under the laws of the State of Delaware).

All actions arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement will be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any action, any state or federal court of competent jurisdiction within the State of Delaware).

Notwithstanding anything to the contrary in the Merger Agreement, each party acknowledges and irrevocably agrees (i) that any action, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party arising out of or relating to the Merger Agreement or the Debt Financing or the performance thereunder will be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in Federal courts, the U.S. District Court for the Southern District of New York (and appellate courts thereof), (ii) that, except to the extent relating to the interpretation of any provisions in the Merger Agreement (other than those applicable to the Debt Financing Sources) or the Equity Commitment Letter, any legal action, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party will be governed by, and construed in accordance with, the laws of the State of New York, (iii) not to bring or permit any of their Affiliates to bring any such action in any other court and (iv) that the foregoing provisions will apply to any such action.

Notwithstanding anything to the contrary in the Merger Agreement, each party irrevocably and unconditionally agrees that it will not bring or support any action against any Debt Financing Sources Related Party in any way relating to the Merger Agreement or any of the transactions contemplated by the Merger Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court, that the provisions in the Merger Agreement relating to the waiver of jury trial will apply to such action, suit or proceeding and that, except to the extent relating to the interpretation of any provisions in the Merger Agreement or the Equity Commitment Letter, any such action, suit or proceeding shall be governed by and construed in accordance with the laws of the State of New York.

IMPORTANT INFORMATION REGARDING THE COMPANY

Company Background

Distribution Solutions Group, Inc., a Delaware corporation, is a global specialty distribution company providing value-added distribution solutions to the maintenance, repair and operations (“MRO”), original equipment manufacturer (“OEM”) and industrial technology markets.

DSG was formed through the strategic combination of Lawson Products, a leader in MRO distribution of C-parts, Gexpro Services, a leading global supply chain services provider to manufacturing customers, and TestEquity, a leader in electronic test & measurement solutions.

Through its collective businesses, DSG is dedicated to helping customers lower their total cost of operation by increasing productivity and efficiency with the right products, expert technical support and fast, reliable delivery to be a one-stop solution provider. DSG serves approximately 220,000 customers in several diverse end markets supported by approximately 4,300 dedicated employees and strong vendor partnerships. DSG ships from strategically located distribution and service centers to customers in North America, Europe, Asia, South America and the Middle East. DSG was originally incorporated in Illinois in 1952 and was reincorporated in Delaware in 1982.

Our Company Common Stock is publicly traded on the Nasdaq Global Select Market under the symbol “DSGR.” Our corporate offices are located at 301 Commerce Street, Suite 1700, Fort Worth, Texas 76102, and our telephone number is (888) 611-9888.

Directors and Executive Officers

The Board currently consists of seven members. The persons listed below are DSG’s directors and executive officers as of the date of this proxy statement. The Merger Agreement provides that, at the Effective Time, the directors of Merger Sub immediately prior to the Effective Time will become the directors of the Surviving Corporation, and the executive officers of DSG immediately prior to the Effective Time will become the initial officers of the Surviving Corporation, in each case until their respective successors have been duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL. Accordingly, if the Merger is completed, the initial board of directors of the Surviving Corporation will consist of Mr. King, Mr. Wallace and Jacob D. Smith, and the initial officers of the Surviving Corporation will consist of Mr. King, Ronald J. Knutson, Robert H. Connors, Cesar A. Lanuza and Barry Litwin as more fully described under the caption “Special Factors—Interests of DSG’s Directors and Executive Officers in the Merger.”

There are no family relationships among any of DSG’s directors or executive officers. During the past five years, neither DSG nor any of DSG’s directors or executive officers listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, neither DSG nor any of DSG’s directors or executive officers listed below has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. The ages given below are as of August 27, 2026. Each of our directors and executive officers is a citizen of the United States and can be reached at c/o Distribution Solutions Group, Inc., 301 Commerce Street, Suite 1700, Fort Worth, Texas 76102.

Executive Officers

The following table sets forth the name, age and position of each executive officer of the Company:

Name	Age	Position
J. Bryan King	56	Chairman, President and Chief Executive Officer
Ronald J. Knutson	63	Executive Vice President, Chief Financial Officer and Treasurer
Cesar A. Lanuza	55	President and Chief Executive Officer, Lawson
Robert H. Connors	61	President and Chief Executive Officer, Gexpro Services
Barry Litwin	59	President and Chief Executive Officer, TestEquity
David S. Lambert	52	Vice President, Controller and Chief Accounting Officer

Biographical information for the past five years relating to each of our executive officers is set forth below.

Mr. King was elected President and Chief Executive Officer in May 2022. Mr. King has also served as a member of the Board of Directors of the Company since 2017 and has served as Chairman of the Board of Directors of the Company since March 2019. Mr. King has a career in investment management spanning over three decades and has served as Chairman or managing partner of several industrial distribution companies. Mr. King is a Principal of Luther King Capital Management Corporation (“LKCM”), an SEC-registered investment adviser, and Founder and Managing Partner of LKCM Capital Group and LKCM Headwater Investments, the private capital investment group of LKCM.

Mr. Knutson has served as Executive Vice President, Chief Financial Officer and Treasurer since April 2014 and has served as Executive Vice President and Chief Financial Officer of the Company since July 2012.

Mr. Lanuza has served as President and Chief Executive Officer of Lawson since April 2022. Prior to joining the Company, Mr. Lanuza served as Chief Executive Officer and Director of Jon-Don, LLC from September 2018 through April 2022.

Mr. Connors has served as President and Chief Executive Officer of Gexpro Services since 2019.

Mr. Litwin has served as President and Chief Executive Officer of TestEquity since July 2025. Prior to joining the Company, Mr. Litwin served as Chief Executive Officer of Global Industrial Company, an industrial and MRO distribution company, publicly traded on the NYSE from January 2019 through August 2024.

Mr. Lambert has served as Vice President, Controller and Chief Accounting Officer of the Company since June 2021. Prior to joining the Company, Mr. Lambert served as the Corporate Controller, and previously the Assistant Controller, of Univar Solutions, a chemical distribution company, publicly traded on the NYSE from June 2017 through June 2021. Prior to these roles, Mr. Lambert held progressive roles within finance and accounting at several other publicly traded companies

Directors

The following table sets forth the name, age and position of each director of the Company:

Name	Age	Position
J. Bryan King	56	Chairman, President and Chief Executive Officer
I. Steven Edelson	67	Director
Lee S. Hillman	70	Director
Mark F. Moon	63	Director
Bianca A. Rhodes	67	Director
M. Bradley Wallace	53	Director
Robert S. Zamarripa	71	Director

Biographical information for the past five years relating to each of our directors is set forth below.

Mr. King’s biography is included above under the heading “— Executive Officers.”

I. Steven Edelson has served as co-founder and now a non-Managing Director of International Facilities Group, a leading facilities development and management company, since June 1995. Mr. Edelson is the founding principal of IFG Development Group, which provides development advisory services, as well as acts in a development capacity in multiple areas of the real estate industry. Mr. Edelson also serves as Principal and Managing Director of The Mercantile Capital Group, a Chicago-based private equity investment firm. Mr. Edelson is a Director of Bionanosim, a leading drug delivery and drug discovery company based in Israel. Mr. Edelson is also a member of the Board of Governors of the Hebrew University in Jerusalem. Mr. Edelson is a Trustee at the Truman Institute for Peace and is the proud recipient of the 2005 Ellis Island Congressional Medal of Honor. In 2014, Mr. Edelson became a NACD Board Leadership Fellow. These professional experiences, along with Mr. Edelson’s particular knowledge and experience in capital management, qualified him to serve on the Special Committee and evaluate the proposed transaction.

Lee S. Hillman currently serves as Executive Chairman of Performance Health Systems, LLC, a position he assumed in February 2026. He served as Chief Executive Officer and board member of Performance Health Systems, LLC, since 2012, and its predecessor since 2009, relinquishing the CEO role in February 2026. From February 2006 to May 2009, Mr. Hillman served as Executive Chairman and Chief Executive Officer of Power Plate International (“Power Plate”) and from 2004 through 2006 as CEO of Power Plate North America. Mr. Hillman has served as President of Liberation Advisory Group, a private management consulting firm, since 2003. Previously, from 1996 through 2002, Mr. Hillman served as CEO of Bally Total Fitness Corporation, then the world’s largest fitness membership club business, and from 2000 through 2002 also served as Executive Chairman of its Board of Directors. He was CFO of Bally Entertainment Corporation, an entertainment and manufacturing conglomerate, from 1991 to 1996, and prior to that an audit partner with Ernst & Young.

Since 2022, Mr. Hillman has served as Lead Independent Director of the Board of Distribution Solutions Group, where he is also the Chairman of the Audit Committee and served as the Compensation Committee Chairman through 2024. He served in similar roles on the Board of Directors of Lawson Products, DSG’s predecessor, since 2004. Mr. Hillman also currently serves as a member of the Board of Directors of Franklin BSP Capital Corporation (“FBCC”), Franklin BSP Multifamily Trust, Inc., and Franklin BSP Private Credit Fund where he also serves as chairman of the Audit Committees. Previously, he has served as a member of the Board of Directors of several exchange-listed, public and privately-held companies, including Franklin BSP Lending Corporation (merged into FBCC in 2024), RCN Corporation (where he was Chairman of the Board), HealthSouth Corporation, Wyndham International, Bally Total Fitness Corporation (where he was Executive Chairman of the Board), HC2 Holdings, Inc., Franklin BSP Real Estate Debt BDC, Professional Diversity Network, and Holmes Place, Plc., as well as Trustee of the Adelphia Recovery Trust. Mr. Hillman holds a B.S. in Finance and Accounting from the Wharton School of the University of Pennsylvania and a M.B.A. in Finance and Accounting from the Booth School of Business of the University of Chicago. Mr. Hillman is a Certified Public Accountant and former audit partner with Ernst & Young. These professional experiences, along with Mr. Hillman’s particular knowledge and experience in accounting, finance and restructuring businesses and having served as Chief Executive Officer, Chief Financial Officer, and/or director of other publicly traded U.S. and international companies and as a former audit partner of an international accounting firm, qualified him to serve on the Special Committee and evaluate the proposed transaction.

Mark F. Moon has served as President of MFM Advisory Services since 2016 and as an advisor and operating partner for LKCM since 2016. In 2016, Mr. Moon joined the Board of Directors for BearCom LLC, which is the largest value-added distributor of two-way radio communications and solutions. Mr. Moon also served on the Board of Directors for TestEquity prior to the business combination with Lawson Products, Inc. and Gexpro Services. Mr. Moon served for more than thirty years with Motorola Solutions, Inc. from 1985 to 2016. During this time, he held a variety of leadership roles culminating in the responsibility for leading 10,000+ employees located in 100+ countries. Prior to his retirement, he served as President with responsibilities for the strategy of the company and leading all aspects of global operations including Sales and Marketing, Product Research and Development, Software and Services, and Supply Chain. In addition, Mr. Moon served as Chairman of the Board of Directors for Vertex Standard, as a member of the Board of Directors for the National Fallen Firefighters Foundation and as a member of the Advisory Board of the Georgia Institute of Technology’s School of Industrial and Systems Engineering where he was named to the Academy of Distinguished Engineering Alumni in 2014.

Bianca A. Rhodes has served as the President and Chief Executive Officer of Knight Aerospace Medical Systems, LLC, a global leader in custom air medical transport products, since 2014. Ms. Rhodes currently serves as a member of the Board of Directors of a number of non-profit organizations. Prior to this time, she founded CrossRhodes Consulting where she advised private enterprises on financial and operating issues helping them to raise capital and structure buyouts while also managing a family real estate business. Ms. Rhodes began her career as a commercial banker with the National Bank of Commerce in San Antonio and later joined TexCom Management Services, a computer leasing company. At TexCom she was instrumental in the sale of the company to Intelogic Trace (NYSE:IT) where she became the CFO. Additionally, she has served as CFO of Kinetics Concepts Inc. (NASDAQ:KNCI), a global corporation that produces medical technology for wounds and wound healing. During her tenure there, she engineered a successful turnaround, significantly increasing the company’s value, prior to going private. She is a member of the San Antonio Women’s Hall of Fame, was named the 2021 Business Woman of the Year and a 2025 South Texas Power Player. Ms. Rhodes is a graduate of the McCombs Business School at the University of Texas in Austin. These professional experiences, along with knowledge and experience acquired in managing distribution and technology firms, qualified Ms. Rhodes to serve on the Special Committee and evaluate the proposed transaction.

M. Bradley Wallace has served as a Founding Partner of LKCM Headwater Investments, the private capital investment group of LKCM, where he is responsible for all aspects of the investment process including sourcing and analyzing new investment opportunities and overseeing the implementation of post-transaction operational initiatives, several of which have been within the Industrial Distribution sector. Mr. Wallace has served as a member of the Board of Directors of Alliance Consumer Group, Pavement Maintenance Group, and Partner Industrial. Mr. Wallace also serves as an investment professional for LKCM Capital Group. He served for two years as the Chief Financial Officer for a $200M retail chain, where he was responsible for restructuring the business and integration of several acquisitions subsequent to LKCM Capital Group’s initial purchase of the assets out of bankruptcy. Prior to joining LKCM, Mr. Wallace served as Principal and Portfolio Manager for KBK Capital, where he served on the investment committee and was responsible for senior debt, mezzanine and private equity transactions. While at KBK, he served as a Director and interim Chief Executive Officer of a food manufacturing and distribution company, overseeing the restructuring of its management. Mr. Wallace began his career in finance as an originator and manager of a $100 million factoring and asset-based lending portfolio. Mr. Wallace graduated with a Bachelor of Business Administration and a Masters of Business Administration, with the honor of Top Scholar, from Texas Christian University.

Robert S. Zamarripa founded Zam Capital, a business advisory and investment company in 2012. Additionally, Mr. Zamarripa founded ZJR, an industrial real estate holding company in 1988 and is currently a managing partner. Mr. Zamarripa founded OneSource Distributors in 1983, serving as Chairman and Chief Executive Officer until 2013. OneSource is a leading electrical, utility and industrial automation distributor in the United States and Mexico. OneSource is recognized as an industry leader in providing technology-driven value and supply chain services to its customers. Additionally, OneSource was recognized as the fifth largest Hispanic-owned business in the United States by Hispanic Business Magazine in 2011. OneSource was ranked as one of the top 20 largest Electrical Distributors in the United States in 2011 by Electrical Wholesale Magazine. Mr. Zamarripa has served on the Board of Directors for Flow Control Group (2021 - present), SourceAlliance.com (1990 - 1992) and IMARK Group (2008 - 2012). Additionally, Mr. Zamarripa has served in advisory board positions for the following electrical, industrial and automation equipment manufacturers: Rockwell Automation, Eaton Corporation, General Electric Company, Hoffman Engineering, Hubbell Inc., Thomas and Betts Corporation, ABB and Leviton Manufacturing Co. Inc. In addition, Mr. Zamarripa served as a strategic advisor to a special committee of the Company’s Board of Directors in connection with the business combination between Lawson Products, Inc., TestEquity and Gexpro Services. Mr. Zamarripa graduated with a Bachelor of Arts from the University of California, Santa Barbara. These professional experiences, along with knowledge and experience acquired in managing and leading distribution firms, qualified Mr. Zamarripa to serve on the Special Committee and evaluate the proposed transaction.

Selected Historical Consolidated Financial Data

Set forth below is certain selected historical consolidated financial data relating to the Company. The historical unaudited selected financial data as of June 30, 2026 and for the three and six month periods ended June 30, 2026 and June 30, 2025, and the audited selected financial data as of and for the fiscal years ended December 31, 2025 and December 31, 2024, has been taken from the Company’s consolidated financial information and statements

This information is only a summary. The audited selected historical consolidated financial data as of and for the fiscal years ended December 31, 2025 and December 31, 2024 should be read in conjunction with the 2025 Form 10-K, and the unaudited selected financial data as of June 30, 2026 and for the three and six month periods ended June 30, 2026 and June 30, 2025 should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2026, each of which is incorporated by reference into this proxy statement in its entirety. More comprehensive financial information is included in such reports, including management’s discussion and analysis of financial condition and results of operations, and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Please see the section of this proxy statement captioned “Where You Can Find Additional Information.”

Summary Consolidated Balance Sheets

	June 30, 2026	December 31, 2025	December 31, 2024
	(Unaudited)
	(in thousands)
Cash and cash equivalents	$66,938	$61,753	$66,479
Total current assets	$831,801	$746,924	$712,174
Total assets	$1,817,291	$1,748,621	$1,727,255
Total current liabilities	$326,853	$291,465	$266,261
Total liabilities	$1,162,576	$1,099,274	$1,086,712
Total stockholders’ equity	$654,715	$649,347	$640,543

Summary Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2026	2025	2026	2025	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
		(in thousands, except per share data)
Revenue	$557,734	$502,437	$1,053,729	$980,466	$1,980,023	$1,804,104
Cost of goods sold	$377,598	$332,353	$710,254	$646,402	$1,317,985	$1,190,329
Gross profit	$180,136	$170,084	$343,475	$334,064	$662,038	$613,775
Selling, general and administrative expenses	$152,268	$143,258	$301,977	$287,141	$583,775	$557,820
Operating income (loss)	$27,868	$26,826	$41,498	$46,923	$78,263	$55,955
Net income (loss)	$8,494	$5,003	$8,876	$8,264	$8,345	$(7,332)
Basic income (loss) per share	$0.18	$0.11	$0.19	$0.18	$0.18	$(0.16)
Diluted income (loss) per share	$0.18	$0.11	$0.19	$0.17	$0.18	$(0.16)

Share Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of August 27, 2026 concerning the beneficial ownership by each person (including any “group” as defined in Section 13(d)(3) of the Exchange Act) known by the Company to own beneficially more than 5% of the outstanding shares of Company common stock, each of the Company’s current directors, each of the Company’s Named Executive Officers, and all of the Company’s current executive officers and directors as a group. Unless otherwise noted below, the address of each beneficial owner listed in the table is 301 Commerce Street, Suite 1700, Fort Worth, Texas, 76102. Since the voting or dispositive power of certain shares listed in the following table is shared, in some cases the same securities are included with more than one name in the table. The total number of shares of Company common stock issued and outstanding as of August 27, 2026 is 46,267,212.

Name of Beneficial Owner	Number of Shares Beneficially Owned	%
Five Percent Stockholders
Luther King Capital Management Corporation(1)	36,357,588	78.6%
Current Directors
I. Steven Edelson	98,683	*
Lee S. Hillman	107,261	*
J. Bryan King(2)	35,838,638	77.5%
Mark F. Moon	45,289	*
Bianca A. Rhodes	20,735	*
M. Bradley Wallace	—	—
Robert S. Zamarripa	47,105	*
Named Executive Officers
Robert H. Connors	20,000	*
Ronald J. Knutson(3)	287,418	*
Cesar A. Lanuza(4)	460,498	1.0%
Barry Litwin(5)	76,502	*
All Current Executive Officers & Directors (12 persons)(6)	36,395,140	79.0%

*	Represents less than 1%.
(1)

Based on a Schedule 13D filed with the SEC by Luther King Capital Management Corporation (“LKCM”), J. Bryan King and various other persons and entities (as amended by amendments thereto through and including Amendment No. 31 to Schedule 13D/A filed with the SEC on July 16, 2026). Includes (i) 3,578,228 shares held by PDLP Lawson, LLC (“PDP”), a wholly-owned subsidiary of LKCM Private Discipline Master Fund, LLC (“Master Fund”), (ii) 552,500 shares held by LKCM Investment Partnership, L.P. (“LIP”), (iii) 56,470 shares held by LKCM Micro-Cap Partnership, L.P. (“Micro”), (iv) 23,182 shares held by LKCM Core Discipline, L.P. (“Core”), (v) 1,184,652 shares held by LKCM Headwater Investments II, L.P. (“HW2”), (vi) 3,522,988 shares held by Headwater Lawson Investors, LLC (“HLI”), (vii) 16,000,000 shares held by 301 HW Opus Investors, LLC (“Gexpro Services Stockholder”), (viii) 8,000,000 shares held by LKCM TE Investors, LLC (“TestEquity Equityholder”), (ix) 3,434,044 shares held by LKCM Headwater Investments IV, L.P. (“HW4”) and (x) 5,524 shares held by a separately managed portfolio for which LKCM serves as investment manager. LKCM and/or one of more of its affiliates serve as (A) the investment manager for Master Fund, PDP, LIP, Micro, Core, HW2, HW4 and HLI, (B) the investment manager for a controlling member of Gexpro Services Stockholder and (C) the investment manager for two controlling members of TestEquity Equityholder. J. Luther King, Jr. is a controlling stockholder of LKCM and a controlling member of the general partner of LIP. J. Luther King, Jr. and J. Bryan King are controlling members of the general partner of the general partners of each of Micro and Core. J. Bryan King is (A) a controlling member of the general partners of HW2 and HW4, (B) a controlling member of the general partner of a controlling member of Gexpro Services Stockholder, (C) a controlling member of the general partners of each of two controlling members of TestEquity Equityholder and (D) the president of HLI. J. Luther King, Jr. and J. Bryan King are controlling members of the general partner of the sole holder of the management shares of Master Fund. J. Bryan King is the son of J. Luther King, Jr. Each of the persons and entities listed in this footnote expressly disclaims membership in a group under the Exchange Act and expressly disclaims beneficial ownership of the securities reported in the table, except to the extent of its pecuniary interest therein. See also footnote 3.

(2)

Based on a Schedule 13D filed with the SEC by LKCM, J. Bryan King and various other persons and entities (as amended by amendments thereto through and including Amendment No. 31 to Schedule 13D/A filed with the SEC on July 16, 2026). Includes (i) 3,578,228 shares held by PDP, (ii) 56,470 shares held by Micro, (iii) 23,182 shares held by Core, (iv) 1,184,652 shares held by HW2, (v) 3,522,988 shares held by HLI, (vi) 16,000,000 shares held by Gexpro Services Stockholder, (vii) 8,000,000 shares held by TestEquity Equityholder, (viii) 3,434,044 shares held by HW4 and (ix) 39,074 shares held directly by J. Bryan King. LKCM Private Discipline Management, L.P. (“PD Management”) is the sole holder of the management shares of Master Fund (which wholly owns PDP), and LKCM Alternative Management, LLC (“Alternative”) is the general partner of PD Management. Alternative is the general partner of LKCM Micro-Cap Management, L.P. (“Micro GP”), which is the general partner of Micro. Alternative is the general partner of LKCM Core Discipline Management, L.P. (“Core GP”), which is the general partner of Core. LKCM Headwater Investments II GP, L.P. (“HW2 GP”) is the general partner of HW2. LKCM Headwater Investments III GP, L.P. (“HW3 GP”) is the general partner of a controlling member of Gexpro Services Stockholder. LKCM Headwater II Sidecar Partnership GP, L.P. (“Sidecar GP”) is the general partner of LKCM Headwater II Sidecar Partnership, L.P. (“Sidecar”). LKCM Headwater Investments IV, L.P. (“HW4 GP”) is the general partner of HW4. HW2 and Sidecar are controlling members of TestEquity Equityholder. J. Bryan King is a controlling member of Alternative, HW2 GP, HW3 GP, HW4 GP and Sidecar GP and is the president of HLI. J. Bryan King expressly disclaims beneficial ownership of the securities reported in the table, except to the extent of his pecuniary interest therein. See also footnote 1.

(3)	The figure shown includes 196,800 shares of Company Common Stock underlying options currently exercisable or exercisable within 60 days of August 27, 2026.
(4)	The figure shown includes 360,000 shares of Company Common Stock underlying options currently exercisable or exercisable within 60 days of August 27, 2026.
(5)	The figure shown includes 54,000 shares of Company Common Stock underlying options currently exercisable or exercisable within 60 days of August 27, 2026.
(6)	The figure shown includes 673,482 shares of Company Common Stock underlying options currently exercisable or exercisable within 60 days of August 27, 2026.

As of August 27, 2026, the Affiliated Stockholders (inclusive of Messrs. King and Wallace) beneficially own, in the aggregate, 36,357,588 shares of Company Common Stock.

Each Affiliated Stockholder expressly disclaims beneficial ownership of the shares of Company Common Stock beneficially owned by the other Affiliated Stockholders. As of August 27, 2026, the Affiliated Stockholders who are not named executive officers or directors of DSG or 5% stockholders, beneficially own the shares of Company Common Stock as set forth next to their names under the caption “Important Information Regarding the Affiliated Stockholders,” which information is incorporated herein by reference.

Voting and Support Agreement

On July 15, 2026, in connection and concurrently with the execution of the Merger Agreement, the Company entered into the Voting and Support Agreement with LKCM, an affiliate of LKCM Headwater, pursuant to which LKCM has agreed, among other things, and subject to the terms and conditions set forth therein, to vote (or cause to be voted) all shares of Company Common Stock beneficially owned by it and its controlled affiliates (a) in favor of the adoption of the Merger Agreement and the approval of the Merger and the other Transactions and (b) against any alternative acquisition proposal and against any action, proposal or agreement that would reasonably be expected to impede, delay or prevent the timely consummation of the Merger or the Transactions. LKCM also agreed in the Voting and Support Agreement to waive any appraisal rights under Section 262 of the DGCL with respect to its shares in connection with the Merger. If the Merger is completed, the Company will be privately owned and an indirect wholly owned subsidiary of Parent. The Subject Shares represent an aggregate of 36,357,588 votes, or 78.6% of the outstanding voting power as of August 27, 2026. However, approval of the Merger Proposal requires both the Company Stockholder Approval and the Company Disinterested Stockholder Approval. The votes represented by shares of Company Common Stock that are beneficially owned by any stockholder who is not a Disinterested Stockholder (including, for the avoidance of doubt, the votes represented by all of the Subject Shares held by the Affiliated Stockholders) will not be counted for purposes of obtaining the Company Disinterested Stockholder Approval under DGCL Section 144(c).

The Voting and Support Agreement restricts the ability of the Affiliated Stockholders to transfer or sell their Subject Shares, subject to certain limited exceptions. The Voting and Support Agreement provides for customary representations, warranties and covenants by the Company and the Affiliated Stockholders, and will terminate automatically and without further action upon the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms.

Prior Public Offerings

During the past three years, none of the Company, Parent, Intermediate, Merger Sub nor any of their respective affiliates have made any underwritten public offering of shares of Company Common Stock or other Company securities for cash that was registered under the Securities Act or exempt from registration under Regulation A promulgated thereunder.

Transactions in DSG’s Securities

Except as set forth below and in “Important Information Regarding the Affiliated Stockholders” and other than the Merger Agreement and agreements entered into in connection therewith (as discussed in the sections of this proxy statement captioned “The Merger Agreement”), and certain activity related to the Company’s equity compensation awards discussed elsewhere in this proxy statement, (1) none of the Company, its directors and executive officers, the Affiliated Stockholders or their respective affiliates has conducted any transactions with respect to Company Common Stock during the past 60 days, and (2) neither the Company nor any Affiliated Stockholders or their respective affiliates have purchased Company Common Stock during the past two years.

Transactions by DSG, our Directors and Executive Officers During the Past 60 Days

With the exception of Mr. Litwin who filed a Statement of Changes in Beneficial Ownership on Form 4 with the SEC on August 18, 2026 regarding the vesting of certain of his restricted stock units, there have been no transactions by the Company’s directors and executive officers within the last 60 days that were reported on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC.

Other Transactions by DSG, our Directors and Executive Officers and the Affiliated Stockholders During the Past Two Years

Unregistered Sales of Equity Securities

The Company did not make any unregistered sales of its equity securities during the past two years.

Issuer Purchases of Equity Securities

Under an existing stock repurchase program authorized by the Board of Directors, the Company may repurchase its Company Common Stock from time to time in open market transactions, privately negotiated transactions or by other methods. During the first six months of 2026, no repurchases were made. During the first six months of 2025, the Company repurchased 653,213 shares of Company Common Stock under the repurchase program at an average cost of $30.69 per share for a total cost of $20.0 million. The remaining availability for stock repurchases under the program was $32.9 million at June 30, 2026. The stock repurchase program does not have an expiration date.

The Merger Agreement generally prohibits the Company from repurchasing shares of Company Common Stock during the pendency of the Merger, subject to specified exceptions.

Past Contracts, Transactions, Negotiations and Agreements

Related Party Transactions

Consulting Services

Individuals employed by LKCM Headwater Operations, LLC, a related party of LKCM Headwater, have provided the Company with certain consulting services relating to, among other things, interim executive management in addition to assisting in identifying cost savings, revenue enhancements and operational synergies of the combined companies. Expense of $0.1 million and $0.3 million for the three and six months ended June 30, 2026, respectively, and $0.4 million and $0.6 million for the three and six months ended June 30, 2025 was recorded within Selling, general and administrative expenses in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss), reflecting expenses incurred for these consulting services.

Significant Shareholder

LKCM, entities affiliated with LKCM and J. Bryan King (President and Chief Executive Officer of the Company and Chairman of the Board), including private investment partnerships for which LKCM serves as investment manager, beneficially owned in the aggregate approximately 36.4 million shares of Company Common Stock as of June 30, 2026 representing approximately 78.7% of the outstanding shares of Company Common Stock as of June 30, 2026.

Merger Agreement

On July 15, 2026, the Company entered into the Merger Agreement with entities affiliated with LKCM Headwater and Mr. King. See the section entitled “The Merger Agreement.”

Principal Executive Office Lease

In connection with the Company’s headquarters move to Fort Worth, Texas in 2023, the Company has been utilizing office space in a building that is leased by LKCM. The Company is not charged any rent or other amounts for the use of the office space.

Book Value Per Share

At June 30, 2026, DSG’s net book value per share was $14.16 (calculated based on 46,238,315 shares of Company Common Stock issued and outstanding as of June 30, 2026). Net book value per share is calculated by dividing total equity (total assets less total liabilities) by the total number of issued and outstanding shares of Company Common Stock as of the end of the applicable period.

Market Price of DSG’s Common Stock

Our Company Common Stock is traded on the Nasdaq Global Select Market under the symbol “DSGR.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our Company Common Stock:

	Market Price
	High	Low
Fiscal Year Ended December 31, 2024
First Quarter	$36.36	$28.01
Second Quarter	$37.31	$29.25
Third Quarter	$39.43	$28.26
Fourth Quarter	$41.47	$33.80
Fiscal Year Ended December 31, 2025
First Quarter	$36.10	$27.30
Second Quarter	$29.05	$21.87
Third Quarter	$33.80	$27.22
Fourth Quarter	$31.49	$25.33
Fiscal Year Ending December 31, 2026
First Quarter	$32.00	$19.02
Second Quarter	$28.75	$26.08
Third Quarter (through August 27, 2026)	$34.96	$26.85

On    , 2026, the most recent practicable date before this proxy statement was distributed to DSG’s stockholders, the closing price of the Company Common Stock on the Nasdaq Global Select Market was $    . You are encouraged to obtain current market quotations in connection with voting your shares.

Dividends

During the past two years, DSG has not declared or paid any cash dividends. The Company does not currently intend to pay, nor under the Merger Agreement may we pay without the prior written consent of Parent, any cash dividends on our capital stock.

IMPORTANT INFORMATION REGARDING THE AFFILIATED STOCKHOLDERS

This section sets forth certain information about the Affiliated Stockholders. During the past five years, to the knowledge of DSG, none of the persons listed in this section has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, none of the persons listed in this section has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Parent

Parent’s principal business is to hold the capital stock of Intermediate. If the Merger is completed, all of the equity interests in the Company will be beneficially owned, indirectly through Parent, by the Affiliated Stockholders. Parent’s current business address is 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102, and its telephone number is (817) 332-3235.

Intermediate

Intermediate’s principal business is to hold the capital stock of Merger Sub. If the Merger is completed, all of the equity interests in the Company will be beneficially owned, indirectly through Intermediate, by the Affiliated Stockholders. Intermediate’s current business address is 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102, and its telephone number is (817) 332-3235.

Merger Sub

The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each executive officer and director of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Intermediate and has not engaged in any business except as contemplated by the Merger Agreement. Merger Sub’s current business address is 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102, and its telephone number is (817) 332-3235.

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
J. Bryan King	United States	Principal at LKCM and Managing Partner of LKCM Headwater. Has worked at LKCM since 1994.
M. Bradley Wallace	United States	Partner at LKCM Headwater. Has worked at LKCM since 2006.
Jacob D. Smith	United States	Vice President and General Counsel at LKCM. Has worked at LKCM since 2006.

Other Affiliated Stockholders

Luther King Capital Management Corporation

LKCM is a Delaware corporation. LKCM’s principal business is to serve as an SEC-registered investment adviser and investment manager. LKCM and/or one or more of its affiliates serve as the investment manager for various affiliated entities as described below. LKCM’s principal executive office is located at 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102, and its telephone number is (817) 332-3235.

LKCM Headwater Investments II, L.P.

LKCM Headwater Investments II, L.P. (“HW2”) is a Delaware limited partnership. HW2’s principal business is to make investments. LKCM Headwater Investments II GP, L.P. (“HW2 GP”) is the general partner of HW2, and J. Bryan King is a controlling member of HW2 GP. HW2’s principal executive office is located at 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102, and its telephone number is (817) 332-3235.

LKCM Headwater Investments IV, L.P.

LKCM Headwater Investments IV, L.P. (“HW4”) is a Delaware limited partnership. HW4’s principal business is to make investments. LKCM Headwater Investments IV GP, L.P. (“HW4 GP”) is the general partner of HW4, and J. Bryan King is a controlling member of HW4 GP. HW4’s principal executive office is located at 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102, and its telephone number is (817) 332-3235.

LKCM Private Discipline Master Fund, LLC

LKCM Private Discipline Master Fund, LLC (“Master Fund”) is a Delaware limited liability company. Master Fund’s principal business is to make investments. LKCM Private Discipline Management, L.P. (“PD Management”) is the sole holder of the management shares of Master Fund, and LKCM Alternative Management, LLC (“Alternative”) is the general partner of PD Management. J. Luther King, Jr. and J. Bryan King are controlling members of Alternative. The principal business address of Master Fund is 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102, and its telephone number is (817) 332-3235.

PDLP Lawson, LLC

PDLP Lawson, LLC (“PDP”) is a Texas limited liability company and a wholly owned subsidiary of Master Fund. PDP’s principal business is to make investments. PDP’s principal executive office is located at 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102, and its telephone number is (817) 332-3235.

LKCM Investment Partnership, L.P.

LKCM Investment Partnership, L.P. (“LIP”) is a Texas limited partnership. LIP’s principal business is to make investments. LKCM Investment Partnership GP, LLC is the general partner of LIP, and J. Luther King, Jr. is a controlling stockholder of LKCM and a controlling member of the general partner of LIP. LIP’s principal executive office is located at 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102, and its telephone number is (817) 332-3235.

LKCM Micro-Cap Partnership, L.P.

LKCM Micro-Cap Partnership, L.P. (“Micro”) is a Delaware limited partnership. Micro’s principal business is to make investments. LKCM Micro-Cap Management, L.P. (“Micro GP”) is the general partner of Micro, and Alternative is the general partner of Micro GP. J. Luther King, Jr. and J. Bryan King are controlling members of Alternative. Micro’s principal executive office is located at 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102, and its telephone number is (817) 332-3235.

LKCM Core Discipline, L.P.

LKCM Core Discipline, L.P. (“Core”) is a Delaware limited partnership. Core’s principal business is to make investments. LKCM Core Discipline Management, L.P. (“Core GP”) is the general partner of Core, and Alternative is the general partner of Core GP. J. Luther King, Jr. and J. Bryan King are controlling members of Alternative. Core’s principal executive office is located at 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102, and its telephone number is (817) 332-3235.

301 HW Opus Investors, LLC

301 HW Opus Investors, LLC (“Gexpro Services Stockholder”) is a Delaware limited liability company. Gexpro Services Stockholder’s principal business is to hold shares of Common Stock of the Company. LKCM Headwater Investments III GP, L.P. (“HW3 GP”) is the general partner of a controlling member of Gexpro Services Stockholder, and J. Bryan King is a controlling member of HW3 GP. Gexpro Services Stockholder’s principal executive office is located at 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102, and its telephone number is (817) 332-3235.

LKCM TE Investors, LLC

LKCM TE Investors, LLC (“TestEquity Equityholder”) is a Delaware limited liability company. TestEquity Equityholder’s principal business is to hold shares of Common Stock of the Company. HW2 and LKCM Headwater II Sidecar Partnership, L.P. (“Sidecar”) are controlling members of TestEquity Equityholder. LKCM Headwater II Sidecar Partnership GP, L.P. (“Sidecar GP”) is the general partner of Sidecar, and J. Bryan King is a controlling member of Sidecar GP. TestEquity Equityholder’s principal executive office is located at 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102, and its telephone number is (817) 332-3235.

Headwater Lawson Investors, LLC

Headwater Lawson Investors, LLC (“HLI”) is a Delaware limited liability company. HLI’s principal business is to make investments. J. Bryan King is the president of HLI. HLI’s principal executive office is located at 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102, and its telephone number is (817) 332-3235.

J. Luther King, Jr.

J. Luther King, Jr. is a citizen of the United States. J. Luther King, Jr. is a Chartered Financial Analyst (CFA) and the President and Founder of LKCM. J. Luther King, Jr. is a controlling stockholder of LKCM and a controlling member of Alternative and the general partner of LIP. J. Luther King, Jr.’s principal business address is 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102, and his telephone number is (817) 332-3235.

J. Bryan King

J. Bryan King is a citizen of the United States. J. Bryan King is the Chief Executive Officer, President and Chairman of the Board of the Company and the Managing Partner of LKCM Headwater. J. Bryan King is the sole manager of Parent and is expected to hold a controlling voting interest in Parent immediately following the Merger. J. Bryan King is a controlling member of HW2 GP, HW3 GP, HW4 GP, Sidecar GP and Alternative, and is the president of HLI. J. Bryan King’s principal business address is 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102, and his telephone number is (817) 332-3235.

APPRAISAL RIGHTS

If the Merger is consummated, holders of record and beneficial owners of Company Common Stock who do not vote in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal) who continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their shares of Company Common Stock through the effective date of the Merger, who otherwise comply with the statutory requirements of Section 262 of the DGCL (“Section 262”) and who do not withdraw their demands or otherwise lose their rights to appraisal, subject to the conditions thereof, will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 if certain conditions set forth in Section 262 are satisfied. Unless the context requires otherwise, all references in Section 262 and in this summary to a “stockholder” or to a “holder of shares” are to a record holder of Company Common Stock. Unless the context requires otherwise, all references in Section 262 and in this summary to a “beneficial owner” are to a person who is the beneficial owner of shares of Company Common Stock held either in voting trust or by a nominee on behalf of such person. Unless the context requires otherwise, all references in Section 262 and in this summary to a “person” are to any individual, corporation, partnership, unincorporated association or other entity.

The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as ANNEX C and is incorporated into this proxy statement by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that DSG’s stockholders or beneficial owners exercise their appraisal rights under Section 262. Holders of record and beneficial owners of Company Common Stock should carefully review the full text of Section 262 as well as the information discussed below.

Under Section 262, if the Merger is completed, holders of record or beneficial owners of Company Common Stock who (1) submit a written demand for appraisal of such stockholder’s or beneficial owner’s shares of Company Common Stock to DSG prior to the vote on the Merger Proposal, (2) do not vote in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), (3) continuously hold (in the case of a holder of record) or own (in the case of a beneficial owner) such shares through the effective date of the Merger, (4) do not withdraw their demands or otherwise lose their rights to appraisal, and (5) otherwise comply with the statutory requirements and satisfy certain ownership thresholds set forth in Section 262, may be entitled to have their shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash for the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the Merger through the date of payment of the judgment. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective date of the Merger through the date of payment of the judgment at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period (except that, if at any time before the entry of judgment in the proceeding, the Surviving Corporation makes a voluntary cash payment to each person seeking appraisal, interest will accrue thereafter only upon the sum of (x) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (y) interest theretofore accrued, unless paid at that time). The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. If you are a beneficial owner of Company Common Stock and you wish to exercise appraisal rights in such capacity, in addition to the foregoing requirements, your demand must also (1) reasonably identify the holder of record of the shares for which that demand is made, (2) be accompanied by documentary evidence of your beneficial ownership of such Company Common Stock and include a statement that such documentary evidence is a true and correct copy of what it purports to be, and (3) provide an address at which you consent to receive notices given by the Surviving Corporation under Section 262 and to be set forth on the verified list required by Section 262(f) of the DGCL.

After an appraisal petition has been filed, the Delaware Court of Chancery (see below under the caption “—Filing a Petition for Appraisal”), because immediately before the Merger the Company Common Stock was listed on a national securities exchange, is required by Section 262 to dismiss appraisal proceedings as to all persons who are otherwise entitled to appraisal rights unless (1) the total number of shares of each class of Company Common Stock entitled to appraisal exceeds 1% of the outstanding shares of such class of shares that is eligible for appraisal or (2) the value of the consideration provided in the Merger for such total number of shares exceeds $1 million. DSG refers to these conditions as the “ownership thresholds.”

Under Section 262, where the proposed merger for which appraisal rights are provided is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders of record as of the record date for notice of such meeting that appraisal rights are available and include in the notice a copy of Section 262 or information directing stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes DSG’s notice to its stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as ANNEX C. In connection with the Merger, any holder of record or beneficial owner of Company Common Stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s or owner’s right to do so, should review Section 262 carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under Section 262. A stockholder or beneficial owner who loses such holder’s or owner’s appraisal rights will be entitled to receive the Merger Consideration described in the Merger Agreement, without interest and subject to deduction for any required withholding tax. Because of the complexity of the procedures for exercising the right to seek appraisal of Company Common Stock, the Company believes that if a stockholder or a beneficial owner is considering exercising such rights, that stockholder or beneficial owner should seek the advice of legal counsel.

Stockholders or beneficial owners wishing to exercise the right to seek an appraisal of their shares of Company Common Stock must do ALL of the following:

•	the stockholder or beneficial owner must not vote in favor of the Merger Proposal;

•

the stockholder or beneficial owner must deliver to DSG a written demand for appraisal of such holder’s or owner’s shares of Company Common Stock before the vote on the Merger Proposal at the Special Meeting; and

•

the stockholder must continuously hold or the beneficial owner must continuously own the shares from the date of making the demand through the effective date of the Merger (a stockholder or beneficial owner will lose appraisal rights if the stockholder or beneficial owner transfers the shares before the effective date of the Merger).

Any person who has complied with the applicable requirements of Section 262 and is otherwise entitled to appraisal rights or the Surviving Corporation may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such persons within 120 days after the effective date of the Merger (the Surviving Corporation is under no obligation to file any petition and has no intention of doing so). In addition, after an appraisal petition has been filed, the Delaware Court of Chancery, because immediately before the Merger the Company Common Stock was listed on a national securities exchange, is required by Section 262 to dismiss appraisal proceedings as to all persons who asserted appraisal rights unless one of the ownership thresholds is met. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, each holder of Company Common Stock who votes by proxy and who wishes to exercise appraisal rights must vote against the Merger Proposal or abstain from voting on the Merger Proposal.

Written Demand

A stockholder or beneficial owner wishing to exercise appraisal rights must deliver to DSG, before the vote on the Merger Proposal at the Special Meeting, a written demand for the appraisal of such holder’s or beneficial owner’s shares of Company Common Stock. In addition, a holder of record or beneficial owner of Company Common Stock must not vote or submit a proxy in favor of the Merger Proposal. A vote in favor of the Merger Proposal, in person at the Special Meeting or by proxy (whether by mail or via the internet or telephone), will constitute a waiver of appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal with respect to such stockholder’s shares. A stockholder exercising appraisal rights must hold of record the shares of Company Common Stock on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the Merger. A beneficial owner exercising appraisal rights must own the shares of Company Common Stock on the date the written demand for appraisal is made and must continue to own such shares through the effective date of the Merger. For a holder of Company Common Stock, a proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. A stockholder or beneficial owner who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the Merger Proposal or abstain from voting on the Merger Proposal. Neither voting against the Merger Proposal nor abstaining from voting or failing to vote on the Merger Proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Proposal. A stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the Merger Proposal at the Special Meeting will constitute a waiver of appraisal rights.

A holder of record of shares of Company Common Stock is entitled to demand appraisal for the shares registered in that holder’s name. A demand for appraisal in respect of such shares by a holder of record must reasonably inform DSG of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of such stockholder’s shares.

A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares of Company Common Stock. A demand for appraisal in respect of shares of Company Common Stock owned by a beneficial owner must reasonably inform DSG of the identity of the beneficial owner and that the beneficial owner intends thereby to demand an appraisal of such owner’s shares. The demand made by such beneficial owner must also (1) reasonably identify the holder of record of the shares of Company Common Stock for which the demand is made, (2) be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of shares of Company Common Stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (3) provide an address at which such beneficial owner consents to receive notices given by the Surviving Corporation under Section 262 and to be set forth on the verified list required by Section 262(f) of the DGCL.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Distribution Solutions Group, Inc.

301 Commerce Street, Suite 1700

Fort Worth, Texas 76102

At any time within 60 days after the effective date of the Merger or thereafter with the written approval of DSG, as the Surviving Corporation, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such person’s demand for appraisal and to accept the Merger Consideration offered pursuant to the Merger Agreement, without interest and less any applicable withholding taxes, by delivering to DSG, as the Surviving Corporation, a written withdrawal of the demand for appraisal. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the Merger Consideration within 60 days after the effective date of the Merger. Except with respect to any person who withdraws such person’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a person, the person will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration being offered pursuant to the Merger Agreement.

Notice by the Surviving Corporation

If the Merger is completed, within 10 days after the effective date of the Merger, the Surviving Corporation will notify each record holder of shares of Company Common Stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the Merger Proposal, and any beneficial owner who has demanded appraisal in accordance with Section 262, that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective date of the Merger, but not thereafter, the Surviving Corporation or any person who has complied with Section 262 and who is otherwise entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by such a person other than the Surviving Corporation, demanding a determination of the value of the shares held by all persons entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and DSG’s stockholders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Company Common Stock. Accordingly, any persons who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Company Common Stock within the time and in the manner prescribed in Section 262. If a petition for an appraisal is not filed within the time period described above, the right to appraisal with respect to all shares of Company Common Stock will cease.

Within 120 days after the effective date of the Merger, any person who has complied with the requirements for an appraisal of such person’s shares of Company Common Stock pursuant to Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Company Common Stock not voted in favor of the Merger Proposal and with respect to which DSG has received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to Section 262, the holder of record of such shares will not be considered a separate stockholder holding such shares for purposes of such aggregate number). The Surviving Corporation must send this statement to the requesting person within 10 days after receipt by the Surviving Corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by a person and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file in the office of the Delaware Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by the Surviving Corporation. The Delaware Court of Chancery may order that notice of the time and place fixed for the hearing of such petition be given to the Surviving Corporation and all of the persons shown on the verified list at the addresses stated therein. The forms of the notices by mail and by publication will be approved by the Delaware Court of Chancery and the costs of any such notice are borne by the Surviving Corporation.

After providing the foregoing notice, at the hearing on such petition, the Delaware Court of Chancery will determine the persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded appraisal for their shares and who hold shares of Company Common Stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any person fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such person.

As described above, the Delaware Court of Chancery will dismiss appraisal proceedings as to all persons who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the applicable class of Company Common Stock eligible for appraisal or (2) the value of the consideration provided in the Merger for such total number of shares exceeds $1  million.

Determination of Fair Value

After the Delaware Court of Chancery determines the persons entitled to appraisal, and that at least one of the ownership thresholds above has been satisfied, then the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. However, the Surviving Corporation has the right, at any time prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each person seeking appraisal. If the Surviving Corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue thereafter only on the sum of (1) the difference, if any, between the amount paid by the Surviving Corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest accrued before such voluntary cash payment, unless paid at that time. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Persons considering seeking appraisal should be aware that the fair value of their shares of Company Common Stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and may not in any manner address, fair value under Section 262. Although DSG believes, in each case that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and holders of record and beneficial owners of Company Common Stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither DSG nor Parent anticipates offering more than the Merger Consideration to any stockholder or beneficial owner exercising appraisal rights, and each of DSG and Parent reserves the rights to make a voluntary cash payment pursuant to Section 262(h) of the DGCL and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Company Common Stock is less than the Merger Consideration. If a petition for appraisal is not timely filed, or if neither of the ownership thresholds above has been satisfied in respect of persons seeking appraisal rights, then the right to an appraisal will cease. The costs of the appraisal proceedings may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the list filed by the Surviving Corporation pursuant to Section 262(f) who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of Section 262 or subject to such an award pursuant to a reservation of judgment under such subsection (a “Reservation”). In the absence of such determination or assessment, each party bears its own expenses.

If any person who demands appraisal of his, her or its shares of Company Common Stock under Section 262 fails to perfect, or loses or validly withdraws, such person’s right to appraisal, such person’s shares of Company Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration as provided in the Merger Agreement. A person will fail to perfect, or effectively lose, such person’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the Merger, if neither of the ownership thresholds above has been satisfied in respect of persons seeking appraisal rights or if the person delivers to the Surviving Corporation a written withdrawal of such person’s demand for appraisal and an acceptance of the Merger Consideration as provided in the Merger Agreement in accordance with Section 262.

From and after the effective date of the Merger, no person who has demanded appraisal rights with respect to some or all of such person’s shares of Company Common Stock in compliance with Section 262 will be entitled to vote such shares of Company Common Stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger).

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a person’s statutory appraisal rights under Section 262. In that event, you will be entitled to receive the Merger Consideration for your shares of Company Common Stock in accordance with the Merger Agreement, without interest and less any applicable withholding taxes. Consequently, any person wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

PROPOSAL 1: THE MERGER PROPOSAL

DSG is asking you to adopt the Merger Agreement, pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, upon the Effective Time, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Intermediate and an indirect wholly owned subsidiary of Parent. We refer to this proposal as the “Merger Proposal.”

If the Merger is completed, at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock that are beneficially owned, directly or indirectly, by Parent, Intermediate, Merger Sub or any of the Affiliated Stockholders (as defined herein), (ii) shares of Company Common Stock held in treasury or by any wholly owned subsidiary of the Company, and (iii) shares of Company Common Stock held by stockholders who are entitled to and have properly exercised and not withdrawn appraisal rights under Section 262 of the DGCL) will be automatically canceled and converted into the right to receive the Merger Consideration. The Merger Consideration of $35.00 per share represents an increase of $5.50 per share over LKCM Headwater’s Initial Proposal of $29.50 per share submitted to the Board on March 14, 2026, and an approximately 81% premium to the Company’s closing share price of $19.31 on March 13, 2026, the last trading day prior to public disclosure of the Initial Proposal.

A copy of the Merger Agreement is attached as ANNEX A to this proxy statement and is incorporated by reference herein. You are urged to read the Merger Agreement carefully in its entirety.

For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger provided throughout this proxy statement.

Our stockholders must approve the Merger Proposal in order for the Merger to occur. If our stockholders fail to approve the Merger Proposal, the Merger will not occur.

Approval of the Merger Proposal requires (i) the affirmative vote of shares representing a majority of the Company Common Stock outstanding and entitled to vote at the Special Meeting and (ii) the affirmative vote of a majority of the votes cast at the Special Meeting by Disinterested Stockholders. Abstentions will have the same effect as a vote against the Merger Proposal for purposes of the Company Stockholder Approval and will have no effect for purposes of the Disinterested Stockholder Approval. A “broker non-vote” will have the same effect as a vote “AGAINST” the Merger Proposal for purposes of obtaining the Company Stockholder Approval, but it will have no effect on our ability to obtain the Company Disinterested Stockholder Approval so long as a quorum is present.

The Board (excluding directors Messrs. King and Wallace who recused themselves and were not present for the vote), acting upon the unanimous recommendation of the Special Committee, recommends that you vote “FOR” the Merger Proposal.

PROPOSAL 2: THE ADVISORY COMPENSATION PROPOSAL

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act, we are asking you to approve, on an advisory (non-binding) basis, the compensation that will or may be paid to the Company’s named executive officers in connection with the Merger. This compensation is disclosed in the table and narrative discussion in the section of this proxy statement captioned “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Golden Parachute Compensation.” We refer to this proposal as the “Advisory Compensation Proposal.”

Because the vote on the Advisory Compensation Proposal is advisory only, it will not be binding on the Company or Parent or any of their respective subsidiaries or affiliates. Accordingly, if the Merger Proposal is approved and the Merger is completed, the Merger-related compensation will be payable to, or retained by, as the case may be, the Company’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the approval of the Advisory Compensation Proposal.

As required by those rules, we ask the holders of shares of Company Common Stock to vote on the approval of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the consummation of the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table entitled ”Golden Parachute Compensation“ in the section of the Company’s proxy statement for the Special Meeting entitled ”Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Golden Parachute Compensation,” including the associated narrative discussion, and the agreements, arrangements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED”.

Approval of the Advisory Compensation Proposal requires the affirmative vote of a majority of the voting power of the Company Common Stock present in person by means of remote communication via a live interactive webcast or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote against the Advisory Compensation Proposal. Broker non-votes will have no effect on our ability to obtain the approval of the Advisory Compensation Proposal so long as a quorum is present.

The vote to approve the Advisory Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal. The Merger is not conditioned on approval of the Advisory Compensation Proposal.

The Board (excluding directors Messrs. King and Wallace who recused themselves and were not present for the vote), acting upon the unanimous recommendation of the Special Committee, recommends that you vote “FOR” the Advisory Compensation Proposal.

PROPOSAL 3: THE ADJOURNMENT PROPOSAL

The Company is asking you to approve a proposal to adjourn the Special Meeting, to a later date or dates to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting. We refer to this proposal as the “Adjournment Proposal.”

If stockholders approve the Adjournment Proposal, the Company can (and will at the request of Parent, subject to the limitations set forth in the Merger Agreement) adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including by soliciting proxies from stockholders that have previously returned properly signed proxies voting against the Merger Proposal. Subject to the terms of the Merger Agreement, among other things, approval of the Adjournment Proposal could mean that, even if the Company received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the Merger Proposal would be defeated, the Company could (and will at the request of Parent, subject to the limitations set forth in the Merger Agreement) adjourn the Special Meeting without a vote on the Merger Proposal and solicit additional proxies from stockholders that previously voted against the Merger Proposal. Additionally, the Company may (and will at the request of Parent, subject to the limitations set forth in the Merger Agreement) seek stockholder approval to adjourn the Special Meeting if a quorum is not present.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the voting power of the Company Common Stock present in person by means of remote communication via a live interactive webcast or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote against the Adjournment Proposal. Broker non-votes will have no effect on our ability to obtain the approval of the Adjournment Proposal so long as a quorum is present.

The Board (excluding directors Messrs. King and Wallace who recused themselves and were not present for the vote), acting upon the unanimous recommendation of the Special Committee, recommends that you vote “FOR” the Adjournment Proposal.

STOCKHOLDER PROPOSALS AND NOMINATIONS

If the Merger is completed, DSG will have no public stockholders and there will be no public participation in any future meetings of DSG’s stockholders. However, if the Merger is not completed, DSG’s stockholders will continue to be entitled to attend and participate in stockholder meetings.

DSG will hold an annual meeting of stockholders in 2027 (the “2027 Annual Meeting”) only if the Merger has not already been completed and DSG remains a public company.

Deadline for Rule 14a-8 Proposals

In order to be properly evaluated for eligibility for inclusion in the proxy statement and form of proxy relating to the 2027 annual meeting, any stockholder proposals submitted under Rule 14a-8 under the Exchange Act must be in writing and received by the Corporate Secretary at the Company’s corporate headquarters located at 301 Commerce Street, Suite 1700, Fort Worth, Texas, 76102 by December 2, 2026, which is 120 calendar days before the date of the Company’s proxy statement for its 2026 Annual Meeting. In the event that the date of the 2027 annual meeting is changed by more than 30 days from the first anniversary of the date of the 2026 Annual Meeting, then the proposal must be received no later than a reasonable time before the Company begins to print and send its proxy materials for the 2027 annual meeting. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in Company-sponsored proxy materials.

Deadline for Stockholder Proposals (other than Rule 14a-8 proposals and Stockholder Nominations of Directors)

Stockholders who wish to present a proposal for business (other than any stockholder proposals made in accordance with Rule 14a-8, as described above, and other than any nominations for directors, as described below) at the 2027 annual meeting must deliver timely notice of such stockholder proposal to the Corporate Secretary at the Company’s corporate headquarters, 301 Commerce Street, Suite 1700, Fort Worth, Texas, 76102. Under the Company’s Amended and Restated By-Laws, to be timely a stockholder’s notice must be so delivered not fewer than 90 days nor more than 120 days prior to the first anniversary of the 2026 Annual Meeting (which would mean no earlier than January 14, 2027 and no later than February 13, 2027); provided, that if the date of the 2027 annual meeting is advanced by more than 30 days or delayed by more than 70 days from the first anniversary of the 2026 Annual Meeting, notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to the date of the 2027 annual meeting and not later than the close of business on the later of the 90th day prior to the date of the 2027 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Refer to the Company’s Amended and Restated By-Laws for further details regarding additional requirements and procedures for submitting proposals.

Deadline for Stockholder Nominations of Directors

Under the Company’s Third Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), stockholders who wish to nominate a candidate for election to the Board of Directors at the 2027 annual meeting must so indicate by notice in writing, delivered or mailed by first class mail, postage prepaid, to the Corporate Secretary not less than 14 days prior to the 2027 annual meeting; provided, however, that if less than 21 days’ notice of the 2027 annual meeting is given to stockholders, such written notice shall be delivered or mailed to the Corporate Secretary not later than the close of the seventh day following the day on which notice of the meeting was mailed to the Company’s stockholders. The Company’s Certificate of Incorporation specifies additional information that must be set forth in the notice.

Deadline for Notice under Rule 14a-19 of Solicitation of Proxies in Support of Director Nominees

Under Rule 14a-19 under the Exchange Act, subject to certain exceptions, no person may solicit proxies in support of director nominees other than the Company’s nominees at the 2027 Annual Meeting unless (among other things) (i) such person provides timely notice to the Company of certain information or (ii) the required information has been provided in a preliminary or definitive proxy statement previously filed by such person. To be timely, the notice described in clause (i) must be postmarked or transmitted electronically to the Company at the Company’s corporate headquarters, 301 Commerce Street, Suite 1700, Fort Worth, Texas, 76102, no later than 60 calendar days prior to the anniversary of the 2026 Annual Meeting (which would be March 15, 2027); provided that if the date of the 2027 annual meeting will be changed by more than 30 calendar days from the first anniversary of the date of the 2026 Annual Meeting, the notice must be provided by the later of 60 calendar days prior to the date of the 2027 annual meeting or the 10th calendar day following the day the Company first publicly announces the date of the 2027 annual meeting.

DSG reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows the Company to “incorporate by reference” into this proxy statement documents that the Company files with the SEC. This means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement and, with respect to this proxy statement but not with respect to the Schedule 13E-3 described elsewhere in this proxy statement, later information that the Company files with the SEC will update and supersede such information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed is not deemed to be incorporated by reference into this proxy statement. The Company incorporates by reference the documents listed below and, with respect to this proxy statement but not with respect to the Schedule 13E-3, any documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Special Meeting:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 5, 2026;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the SEC on April 30, 2026;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026, filed with the SEC on August 6, 2026; and

•	Current Reports on Form 8-K, filed with the SEC on May 14, 2026 and July 16, 2026.

DSG, Parent and the other Affiliated Stockholders will amend the Schedule 13E-3 described elsewhere in this proxy statement to incorporate by reference any additional documents that DSG may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Special Meeting to the extent required to fulfill DSG’s obligations under the Exchange Act.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Because the Merger is a “going private” transaction, DSG, Parent and the other Affiliated Stockholders have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, can be obtained by following the directions set forth below. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

DSG files annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any of the documents that DSG files with or furnishes to the SEC, without charge, from the SEC’s website at www.sec.gov or through the “Investor Relations” section of our website at www.distributionsolutionsgroup.com. Such website addresses, and the website addresses included in any documents incorporated by reference in this proxy statement, are not intended to function as hyperlinks, and the information contained at such website addresses is not incorporated by reference in this proxy statement and you should not consider it a part of this proxy statement. You may also request copies of any document we have filed with the SEC, without charge, by contacting us in writing at the following address or by telephone as indicated below, and we will promptly deliver them to you by first class mail or another equally prompt method:

Distribution Solutions Group, Inc.

301 Commerce Street, Suite 1700

Fort Worth, Texas 76102

(888) 611-9888

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement, or need to obtain proxy cards or other information related to the proxy solicitation, please contact DSG’s proxy solicitor:

If you would like to request any documents, please do so by    , 2026, which is five business days prior to the date of the Special Meeting, in order to receive them before the Special Meeting.

MISCELLANEOUS

DSG has supplied all information relating to DSG, and Parent has supplied, and DSG has not independently verified, all of the information relating to Parent, Intermediate, Merger Sub, the other Affiliated Stockholders and their respective affiliates, contained in this proxy statement.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT IN VOTING YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. DSG HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED    , 2026. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE (OR AS OF AN EARLIER DATE IF SO INDICATED IN THIS PROXY STATEMENT), AND THE SENDING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of July 15, 2026

by and among

ECLIPSE PARENT ACQUISITIONS, LLC,

ECLIPSE INTERMEDIATE ACQUISITIONS, LLC,

ECLIPSE ACQUISITIONS MERGER SUB, INC.

and

DISTRIBUTION SOLUTIONS GROUP, INC.

(continued)

(continued)

Exhibit A	–	Form of Surviving Company Certificate of Incorporation

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 15, 2026 (this “Agreement”), is made by and among Eclipse Parent Acquisitions, LLC, a Delaware limited liability company (“Parent”), Eclipse Intermediate Acquisitions, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Intermediate”), Eclipse Acquisitions Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Intermediate (“Merger Sub”), and Distribution Solutions Group, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties hereto intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (as amended, the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Intermediate and an indirect wholly owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Board”) established a special committee of the Board consisting only of members of the Board that are disinterested directors (as such term is defined in Section 144 of the DGCL) in respect of the transactions contemplated hereby (the “Special Committee”) to, among other things, (a) consider, evaluate and negotiate this Agreement and the transactions contemplated hereby, and (b) make a recommendation to the Board with respect to this Agreement and the transactions contemplated hereby;

WHEREAS, the Special Committee, at a meeting duly called and held, has unanimously (a) determined that (i) this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of, the Company and the Disinterested Stockholders and (ii) it is advisable and in the best interests of the Company and the Disinterested Stockholders for the Company to enter into this Agreement and consummate the transactions contemplated hereby and (b) recommended that the Board (i) approve and declare advisable this Agreement and the transactions contemplated hereby, (ii) submit this Agreement for the adoption by the stockholders of the Company at the Company Stockholders’ Meeting, and (iii) recommend that stockholders of the Company adopt this Agreement and that the Disinterested Stockholders approve the transactions contemplated by this Agreement (this clause (b), the “Special Committee Recommendation”);

WHEREAS, the Board, at a meeting duly called and held, acting upon the Special Committee Recommendation, with certain directors recusing themselves from the vote, has (a) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of, the Company and its stockholders, including the Disinterested Stockholders, (b) determined that it is advisable and in the best interests of the Company and its stockholders, including the Disinterested Stockholders, for the Company to enter into this Agreement and consummate the transactions contemplated hereby, (c) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants under this Agreement and the consummation of the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in this Agreement, (d) resolved to recommend that the stockholders of the Company adopt this Agreement and the Disinterested Stockholders approve the transactions contemplated by this Agreement (this clause (d), the “Company Board Recommendation”) and (e) directed that this Agreement and the transactions contemplated hereby be submitted to the stockholders of the Company for adoption and approval;

WHEREAS, the sole member of each of Parent and Intermediate has approved and declared advisable this Agreement and the transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of Merger Sub has unanimously (a) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of, Merger Sub and its sole stockholder, (b) determined that it is advisable and in the best interests of Merger Sub and its sole stockholder to enter into this Agreement and consummate the transactions contemplated hereby, (c) approved the execution and delivery of this Agreement by Merger Sub, the performance by Merger Sub of its covenants under this Agreement and the consummation of the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in this Agreement, (d) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement and (e) directed that this Agreement be submitted to the sole stockholder of Merger Sub for adoption;

WHEREAS, Intermediate, in its capacity as the sole stockholder of Merger Sub, has delivered its written consent, effective immediately following the execution and delivery of this Agreement, adopting this Agreement (the “Merger Sub Stockholder Approval”);

WHEREAS, concurrently with the execution and delivery of this Agreement, LKCM Headwater Investments IV, L.P. (the “Equity Commitment Party”), has entered into and delivered an Equity Commitment Letter;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Equity Commitment Party (in such capacity, the “Guarantor”) has entered into a limited guarantee in favor of the Company (the “Limited Guarantee”), pursuant to which, under the terms and subject to the conditions set forth therein, the Guarantor is guaranteeing, among other things, Parent’s obligation to pay the Reverse Termination Fee, if and when such payment becomes due and payable by Parent, under this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and the Sponsor have entered into and delivered a voting and support agreement (the “Support Agreement”) in connection with the transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, that certain First Amendment to the Second Amended and Restated Credit Agreement (such amendment, the “Credit Agreement Amendment” and such credit agreement, as heretofore amended, restated, amended and restated, supplemented or otherwise modified and as further amended by the Credit Agreement Amendment and as further amended in a manner not prohibited hereby, the “Credit Agreement”) was entered into and delivered by the Company, the other Loan Parties (as defined in the Credit Agreement) thereto, the lenders party thereto (together with any other lenders from time to time party to the Credit Agreement Financing defined below, the “Credit Agreement Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent, pursuant to which, under the terms and subject to the conditions set forth therein and among other things, the Credit Agreement Lenders have agreed that, subject to the applicable terms and conditions of the Credit Agreement, the proceeds of revolving loans may be used to finance the transactions contemplated by this Agreement (such financing, the “Credit Agreement Financing”); and

WHEREAS, the Company, Parent, Intermediate and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Company, Parent, Intermediate and Merger Sub hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing provisions that require any counterparty thereto (and its Affiliates and Representatives) that receives any non-public information of or with respect to the Company or any of its Subsidiaries to keep such information confidential; provided, however, that (a) the confidentiality and use restriction provisions contained therein are no less favorable in the aggregate to the Company in any material respect than those set forth in the Confidentiality Agreement, and (b) such confidentiality agreement shall not prohibit or otherwise impair or restrict the Company’s ability to comply with any provision of this Agreement or to comply with applicable Law; provided, further, that the Acceptable Confidentiality Agreement shall not be required to include any “standstill”, non-solicitation, exclusivity or similar provisions.

“Acquisition Agreement” has the meaning set forth in Section 6.02(e).

“Action” has the meaning set forth in Section 4.07.

“Adverse Recommendation Change” has the meaning set forth in Section 6.02(e).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that (x) none of the Affiliated Stockholders shall be deemed to be Affiliates of the Company or any Subsidiaries of the Company, (y) the Company and Subsidiaries of the Company shall not be deemed to be Affiliates of the Affiliated Stockholders, and (z) Sponsor, the Sponsor Persons, the Equity Commitment Party and their respective controlled Affiliates shall be deemed Affiliates of Parent, Intermediate and Merger Sub, in each case, for all purposes hereunder.

“Affiliated Stockholders” means, collectively, Sponsor, the Sponsor Persons and each of their respective Affiliates.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 (as amended) and any other anti-bribery or anti-corruption Law of any jurisdiction.

“Anti-Money Laundering Laws” means all Laws relating to terrorism financing or money laundering, including the Bank Secrecy Act, 31 U.S.C. Sections 5311 et seq., as amended by the USA PATRIOT Act.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Benefit Plan” has the meaning set forth in Section 4.15(a).

“Board” has the meaning set forth in the Recitals.

“Book-Entry Share” has the meaning set forth in Section 3.01(c).

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or the banking institutions in the City of New York, New York are authorized or required by Law or executive order to be closed.

“Certificate of Merger” has the meaning set forth in Section 2.03.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement or other Contract with a labor union, trade union, works council, labor organization or other employee representative body, excluding any national, industry or similar generally applicable Contract or arrangement.

“Company” has the meaning set forth in the Preamble.

“Company Board Recommendation” has the meaning set forth in the Recitals.

“Company Bylaws” means the bylaws of the Company, as amended and/or restated, as the case may be.

“Company Charter” means the certificate of incorporation of the Company, as amended and/or restated, as the case may be.

“Company Charter Documents” means, collectively, the Company Charter and the Company Bylaws.

“Company Common Stock” means the common stock, par value $1.00 per share, of the Company.

“Company Disclosure Letter” has the meaning set forth in ARTICLE IV.

“Company Disinterested Stockholder Approval” means the approval of the transactions contemplated by this Agreement by the affirmative vote of a majority of the votes cast by the Disinterested Stockholders.

“Company Executive Deferral Plan” means the Lawson Products, Inc. Executive Deferral Plan as amended and restated November 1, 2015.

“Company Material Contract” has the meaning set forth in Section 4.13(a).

“Company Preferred Stock” has the meaning set forth in Section 4.02(a).

“Company Related Parties” means, collectively, the Company and its Related Parties.

“Company Requisite Stockholder Approvals” means, collectively, the Company Stockholder Approval and the Company Disinterested Stockholder Approval.

“Company RSU” has the meaning set forth in Section 3.03(a).

“Company SEC Documents” has the meaning set forth in Section 4.05(a).

“Company Significant Customer” has the meaning set forth in Section 4.18(a).

“Company Significant Supplier” has the meaning set forth in Section 4.18(b).

“Company Stock Option” has the meaning set forth in Section 3.03(b).

“Company Stock Performance Right” has the meaning set forth in Section 3.03(c).

“Company Stock Unit” has the meaning set forth in Section 3.03(e).

“Company Stockholder Approval” means the approval of the proposal to adopt this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on such proposal.

“Company Stockholders’ Meeting” has the meaning set forth in Section 6.09(c).

“Compliant” means, with respect to the Required Information, taken as a whole, that: (a) such Required Information complies in all material respects with all requirements of Regulation S-K, Regulation S-X and Section 12(a)(2) under the Securities Act for a registered public offering of debt securities on Form S-1 that would be applicable to such Required Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities) and (b) the financial statements and other financial information included in such Required Information (i) would not be deemed stale or otherwise be unusable under customary practices for offerings of high yield debt securities issued under Rule 144A and (ii) are sufficient to permit the Company’s independent auditors to issue customary comfort letters to the Debt Financing Sources to the extent required as part of the Debt Financing, including as to customary negative assurances and change period comfort, in order to consummate any offering of debt securities on any Business Day following the date hereof and prior to the Closing Date (and such auditors have confirmed that they are prepared to issue a comfort letter subject to their completion of customary procedures, with it being understood that such issuance of the comfort letter shall not occur until the “pricing” of such debt securities).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of March 20, 2017, by and between the Company and Sponsor.

“Contract” means any contract, lease, sublease, license, purchase order, service order, sales order, indenture, note, bond, mortgage or other agreement, instrument or arrangement that is legally binding, in each case, whether written or oral, and including all amendments and modifications thereto.

“Credit Agreement” has the meaning set forth in the Recitals.

“Credit Agreement Amendment” has the meaning set forth in the Recitals.

“Credit Agreement Financing” has the meaning set forth in the Recitals.

“Credit Agreement Lenders” has the meaning set forth in the Recitals.

“Current Premium” has the meaning set forth in Section 6.06(a).

“Data Processing Contract” means any applicable contractual obligations concerning data privacy and security relating to Personal Information in the possession or control of the Company or any of its Subsidiaries or maintained by third parties having access to such information under Contracts to which the Company or any of its Subsidiaries is a party.

“Data Protection Laws” means all applicable Laws relating to privacy, data protection, and data security, including with respect to the collection, confidentiality, marketing, storage, transmission, transfer, cross-border data flow, processing, security, safeguarding, loss, disclosure and use of Personal Information (including Personal Information of employees, contractors, customers, and prospective customers).

“DE SOS” has the meaning set forth in Section 2.03.

“Debt Financing” has the meaning set forth in Section 6.10(a).

“Debt Financing Provisions” means, collectively, the last sentence of Section 9.02, Section 9.03 solely to the extent relating to any pledge or collateral assignment of this Agreement to any Debt Financing Source, Section 9.05 solely to the extent granting third-party beneficiary rights to the Debt Financing Sources with respect to the Debt Financing Provisions, Section 9.06(c) and (d), and Section 9.13 solely to the extent relating to any Debt Financing Sources Related Party.

“Debt Financing Sources” means the Credit Agreement Lenders and the Persons that have committed to or been engaged to provide, arrange, underwrite or place any Debt Financing, in each case in connection with the transactions contemplated by this Agreement, and any joinder agreements or credit agreements entered into pursuant thereto or relating thereto.

“Debt Financing Sources Related Party” means the Debt Financing Sources and their respective Related Parties.

“DGCL” has the meaning set forth in the Recitals.

“Director RSU” has the meaning set forth in Section 3.03(a).

“Disinterested Stockholders” means the disinterested stockholders (as such term is defined in Section 144 of the DGCL) of the Company in respect of the transactions contemplated by this Agreement, which, for the avoidance of doubt, shall not include (a) any Affiliated Stockholders, (b) those members of the Board who are not members of the Special Committee, and (c) any Person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-2 of the Exchange Act.

“Dissenting Shares” has the meaning set forth in Section 3.06(a).

“DTC” has the meaning set forth in Section 3.02(b).

“DTC Shares” has the meaning set forth in Section 3.02(b).

“Effective Time” has the meaning set forth in Section 2.03.

“Employee” means each of the Persons employed by the Company as of the Closing Date.

“Enforceability Exceptions” means principles of equity and bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally.

“Environmental Law” means any applicable Law pertaining to the environment, protection of natural resources, protection of human health from environmental impacts, pollution, or the environmental aspects of the treatment, storage, recycling, transportation, disposal, arrangement for treatment, storage, recycling, transportation, or disposal, handling or Release of or exposure to any pollutants or contaminants (including worker health or safety Laws as they relate to environmental impacts or occupational exposure to contaminants).

“Equity Commitment Letter” means the executed equity commitment letter, dated as of the date hereof, from the Equity Commitment Party, including all annexes, exhibits, schedules and other attachments thereto (all as may be amended, replaced, supplemented, modified and waived in accordance with the terms hereof), pursuant to which the Equity Commitment Party has, subject only to the terms and conditions set forth therein, committed to provide equity financing to Parent for the consummation of the transactions contemplated by this Agreement in an amount set forth therein (the “Equity Financing”).

“Equity Commitment Party” has the meaning set forth in the Recitals.

“Equity Financing” is defined in the definition of Equity Commitment Letter.

“Equity Plans” means the Lawson Products, Inc. 2009 Equity Compensation Plan as adopted and as amended and restated in 2014 and 2019, the Company Equity Compensation Plan, effective October 17, 2022, and as amended November 10, 2022, the Company 2026 Amended and Restated Equity Compensation Plan, and the Lawson Products, Inc. Amended Stock Performance Rights Plan, each as may be amended from time to time.

“Equity-Based Awards” means, collectively, Company RSUs (including Director RSUs), Company Stock Options, Company Stock Performance Rights and Company Stock Units.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” has the meaning set forth in Section 4.04.

“Exchange Fund” has the meaning set forth in Section 3.02(a).

“Excluded Information” means (a) any projections of the Company’s and its Subsidiaries’ future financial results, financial position, operating results, operations or performance; (b) any pro forma financial information that results from giving pro forma effect to the consummation of any of the transactions contemplated by this Agreement, the Debt Financing and the Equity

Commitment Letter; (c) description of all or any portion of the Debt Financing, including any “description of notes”, and other information customarily provided by financing sources or their counsel; and (d) risk factors relating to all or any component of the Debt Financing or any of the other transactions contemplated by this Agreement, the Debt Financing and the Equity Commitment Letter.

“Excluded Shares” has the meaning set forth in Section 3.01(c).

“Filed SEC Documents” has the meaning set forth in ARTICLE IV.

“Financing” means, collectively, the Debt Financing and the Equity Financing.

“Financing Uses” has the meaning set forth in Section 5.05(e).

“Foreign Plan” has the meaning set forth in Section 4.15(j).

“GAAP” means the generally accepted accounting principles in the U.S., consistently applied.

“Governmental Authority” means any U.S., state, local or foreign governmental, legislative, regulatory or administrative body, agency or authority, any court or judicial authority or arbitration tribunal, whether national, Federal, state or local or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any applicable Law.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, decision, ruling or award, in each case, entered by, with or under the supervision of any Governmental Authority.

“Guarantor” has the meaning set forth in the Recitals.

“Hazardous Substance” means any material, chemical, substance, pollutant, contaminant or waste that is regulated or subject to standards of conduct, or that may give rise to Liability, under any Environmental Law, including (a) petroleum or any fraction thereof, (b) oil of any kind or in any form, (c) radiation and radioactive materials, (d) asbestos in any form, (e) polychlorinated biphenyls and (f) perfluoroalkyl and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Improvements” has the meaning set forth in Section 4.11(c).

“Incidental License” means any (a) non-exclusive license, software-as-a-service agreement or other Contract for “shrink-wrap,” “click-through” or other “off-the-shelf” Software owned by a Third Party that is generally available on standard commercial terms, (b) license for Open Source Software owned by a Third Party, (c) confidentiality, secrecy or non-disclosure agreement entered into in the ordinary course of business, (d) Contract for the purchase or lease of computer hardware or equipment such as photocopiers or telephones where Software is pre-installed or embedded on such hardware or equipment, (e) non-exclusive trademark license granted by a supplier of products or services to a distributor or other customer thereof solely to enable the distributor or other customer to identify the supplier’s products or services, or (f) non-exclusive license granted by a Person to a contractor to such Person solely to enable the contractor to provide services to such Person.

“Indebtedness” has the meaning set forth in Section 6.01(a)(viii).

“Indemnified Party” has the meaning set forth in Section 6.06(b).

“Insurance Policy” has the meaning set forth in Section 4.10.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including: (a) all patents and patent applications (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications and patent disclosures, (b) all trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and social media “handles” and other identifiers, and all applications, registrations and renewals in connection therewith and all associated goodwill, (c) all copyrights and associated moral rights/author’s rights, and all applications, registrations and renewals in connection therewith, (d) all Trade Secrets and (e) all Software.

“Intermediate” has the meaning set forth in the Preamble.

“International Trade Laws” means customs and import controls, economic or financial sanctions, trade embargoes, or export controls restrictions, including Laws relating to the export or transfer of items, technology, or data, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the U.S. Department of Homeland Security, Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, or the U.S. Department of State, including the Export Administration Regulations and ITAR, or (b) the United Nations Security Council, His Majesty’s Treasury, the European Union or any of its member states, or other relevant Governmental Authority.

“Intervening Event” has the meaning set forth in Section 6.02(b)(iv).

“IRS” means the Internal Revenue Service.

“IT Assets” means any and all computers, Software, hardware, systems, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment used by a Person, and all associated documentation.

“ITAR” means the International Traffic in Arms Regulations, 22 C.F.R. parts 120–130.

“Knowledge” means (a) with respect to the Company, the actual knowledge of the individuals listed on Section 1.1 of the Company Disclosure Letter and (b) with respect to Parent, Intermediate or Merger Sub, the actual knowledge of the individuals listed on Section 1.1 of the Parent Disclosure Letter.

“Laws” means any federal, state, local or non-United States law, statute, regulation, rule, ordinance, judgment, order, injunction or decree of any Governmental Authority, including treaties and conventions and the common law.

“Leased Real Property” has the meaning set forth in Section 4.11(a).

“Liability” means any liabilities or obligations of any nature whatsoever (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Lien” means all liens (statutory or other), encumbrances, mortgages, charges, claims, restrictions, pledges, security interests, title defects, easements, rights of way, covenants, community property interests, encroachments, options and rights of first refusal.

“Limited Guarantee” has the meaning set forth in the Recitals.

“Match Right Notice” has the meaning set forth in Section 6.02(h).

“Material Adverse Effect” means any change, effect, event, circumstance, occurrence or fact that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no change, effect, event, circumstance, occurrence or fact resulting from or arising out of any of the following, shall either alone or in combination constitute, or be taken into account in determining whether there has been, a Material Adverse Effect for purposes of this clause (a): (i) general economic, regulatory, financial, banking, credit, debt, capital markets, legislative or political conditions in the U.S. or elsewhere in the world or any shutdown or material limiting of U.S. or foreign federal, state or local government services; (ii) changes in conditions affecting the industry in which the Company and its Subsidiaries operate; (iii) any outbreak or escalation of hostilities, acts of war, sabotage, military action or terrorism (including cyber-terrorism), or any national or international calamity or geopolitical event in the U.S. or elsewhere in the world; (iv) the announcement, execution or pendency of this Agreement or the transactions contemplated hereby, including the impact thereof on relationships with customers, suppliers, employees, financing sources or Governmental Authorities, or any litigation arising therefrom; (v) the occurrence of any natural disaster, including any hurricane, tornado, pandemic, flood, volcano or earthquake; (vi) any change in applicable Law, regulation or GAAP (or the interpretation or enforcement thereof); (vii) any failure by the Company to meet any internal or published projections, forecasts, estimates, budgets or predictions of revenue, earnings or other financial or operating metrics, or any decline in the market price or trading volume of the Company’s securities or any change in the Company’s credit ratings or any analyst’s recommendations regarding the Company (it being understood that the underlying facts giving rise to or contributing to such failure, decline or change may be taken into account in determining whether there has been a Material Adverse Effect to the extent not otherwise excluded from this definition); (viii) any action expressly required by this Agreement to be taken by the Company, or any action taken with the prior written consent or at the written request of Parent; or (ix) any Stockholder Litigation or other proceeding brought in connection with this Agreement or the transactions contemplated hereby, including any breach of fiduciary duty or inadequate disclosure claims, except in the cases of the foregoing clauses (i), (ii), (iii), (v) or (vi), to the extent such changes, effects, events, circumstances, occurrences, developments or facts disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies operating in the industries in which the Company and its Subsidiaries operate (in which case only such incremental disproportionate adverse effect may be taken into account), or (b) would or would reasonably be expected to prevent, materially impede or materially delay the Company from consummating any of the transactions contemplated by this Agreement or the ability of the Company to perform its material obligations under this Agreement.

“Measurement Time” has the meaning set forth in Section 4.02(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.01(c).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Stockholder Approval” has the meaning set forth in the Recitals.

“Nasdaq” has the meaning set forth in Section 4.04.

“New Specified Contract” has the meaning set forth in Section 6.01(a)(xvi).

“Non-DTC Book-Entry Shares” has the meaning set forth in Section 3.02(b).

“Open Source Software” means any Software that is distributed under a license that requires, as a condition of use, modification or distribution of such Software, that such Software be (a) made available or distributed in a form other than binary, (b) licensed for the purpose of preparing derivative works, (c) licensed under terms that allow any products or services or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) distributable at no license fee, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation).

“Outside Date” has the meaning set forth in Section 8.01(b)(i).

“Owned Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned Real Property” means the real property owned by the Company and its Subsidiaries.

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Letter” means the confidential disclosure letter delivered by Parent to the Company concurrently with or prior to the execution of this Agreement.

“Parent Material Adverse Effect” means any change, effect, event, circumstance, occurrence or fact that, individually or in the aggregate, has had or would reasonably be expected to prevent, materially impede or materially delay Parent, Intermediate, or Merger Sub from consummating the transactions contemplated by this Agreement in accordance with the terms hereof or the ability of Parent, Intermediate, or Merger Sub to perform its obligations under this Agreement.

“Parent Related Parties” means, collectively, Parent, Intermediate, Merger Sub and their respective Related Parties.

“Paying Agent” has the meaning set forth in Section 3.02(a).

“Permits” has the meaning set forth in Section 4.08(a).

“Permitted Liens” means (a) Liens for Taxes, assessments and other governmental charges and levies that are not yet due and payable as of the Closing Date or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s financial statements, to the extent required by GAAP, (b) Liens imposed by Law, such as materialmen’s, mechanics’, landlords’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business, (c) Liens arising under worker’s compensation, unemployment insurance, social security, retirement or similar legislation or to secure public or statutory obligations, (d) easements, covenants, conditions, or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, encroachments, or other encumbrances of record, that individually or in the aggregate, would not reasonably be expected to interfere in any material respect with the use, occupancy or operation of the real property affected thereby, (e) all applicable zoning, building codes, entitlement, conservation restrictions, or other restrictions as to the use or occupancy of the affected real property, including any land use and environmental regulations imposed by Law, which are not violated in any material respect by the use of the applicable real property or the operation of the business of the Company or its Subsidiaries, (f) survey exceptions shown on a current accurate survey that individually or in the aggregate, would not reasonably be expected to interfere in any material respect with the use, occupancy, value or operation of the real property shown thereon, (g) Liens which shall be removed prior to or at the Closing, (h) purchase money Liens and Liens securing rental payments under capital lease arrangements or equipment leases, (i) Liens of lessors and licensors arising under lease agreements or license arrangements, (j) any restriction on transfer arising under any applicable securities Laws, (k) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period with which such proceedings may be initiated has not expired, (l) Liens granted to any lender in connection with any financing by Parent, Intermediate, Merger Sub, the Company or any of its Subsidiaries of the transactions contemplated hereby or (m) Liens securing the Secured Obligations (as defined in the Credit Agreement) pursuant to the terms and conditions of the Credit Agreement or any other Loan Document (as defined in the Credit Agreement).

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Personal Information” means any information that (a) identifies, relates to, describes, is reasonably capable of being associated with or could reasonably be linked, directly or indirectly, with a particular individual or (b) is defined as “personal data”, “personal information”, “personally identifiable information”, or any analogous terms under Data Protection Laws.

“Privacy and Data Security Policies” has the meaning set forth in Section 4.17(a).

“Proposed Changed Terms” has the meaning set forth in Section 6.02(h)(ii).

“Proxy Statement” has the meaning set forth in Section 4.04.

“Real Property Leases” means the leases, licenses, subleases and other occupancy agreements in respect of the real property which the Company or any Subsidiary holds a lease, sublease, license, or any other right of occupancy as of the date hereof (together with all amendments, extensions, renewals, guaranties, schedules, waivers or changes thereto).

“Related Party” means, with respect to any Person, any of such Person’s respective former, current and future Affiliates and any of such Person’s and such Affiliates’ respective former, current and future direct or indirect officers, directors, employees, Affiliates, equityholders, managers, members, directors, partners, agents, attorneys, advisors, financing sources or other Representatives or any of the foregoing’s respective successors and assigns.

“Related Party Agreement” has the meaning set forth in Section 4.13(a)(ix).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, advisors, Affiliates and other representatives.

“Required Information” means (a) all information included in the reports and other documents the Company files with the SEC under the Exchange Act and (b) such other historical and customary information regarding the Company and its Subsidiaries that is reasonably available to the Company from its books and records and prepared or maintained by the Company in the ordinary course of business (i) requested in writing by Parent or Intermediate or Debt Financing Sources to the extent that such information is reasonably necessary or customarily advisable in connection with the Debt Financing, of the type customarily included in an investor presentation or an offering memorandum for an offering of high-yield debt securities issued pursuant to Rule

144A as contemplated by any Debt Financing, or (ii) that is reasonably necessary in order for the Company’s independent auditors (and any other auditor to the extent that financial statements audited or reviewed by such auditors are or would be included in such offering memorandum) to deliver customary “comfort” (including “negative assurance” comfort and change period comfort), together with drafts of customary comfort letters that such independent auditors are prepared to deliver upon the “pricing” of any high-yield bonds being issued in connection with the Debt Financing, with respect to the financial information to be included in such offering memorandum (it being understood that auditor comfort letters, consents and drafts thereof shall not constitute Required Information and shall be addressed solely by Section 6.10(a)). Notwithstanding anything herein to the contrary, the Required Information shall not include any Excluded Information.

“Restraints” has the meaning set forth in Section 7.01(a).

“Reverse Termination Fee” means an amount equal to $22,234,650.

“Risk Factors” has the meaning set forth in ARTICLE IV.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Sanctioned Jurisdiction” means, at any time, a country, region or territory that is or whose government is the subject or target of country-wide sanctions (as of the date hereof, the Crimea region of Ukraine, Cuba, Iran, North Korea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any sanctions-related list of designated Persons maintained by the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, or by the United Nations Security Council, His Majesty’s Treasury or any other relevant Governmental Authority, (b) any Person located, operating, organized or resident in a Sanctioned Jurisdiction, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (including for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable Laws).

“Schedule 13E-3” has the meaning set forth in Section 6.09(a).

“SEC” has the meaning set forth in Section 4.04.

“Securities Act” means the Securities Act of 1933.

“Security Incident” means any material misuse, compromise or unauthorized access, encryption, destruction, loss, alteration, acquisition or disclosure of any Personal Information or confidential information.

“Share Certificate” has the meaning set forth in Section 3.01(c).

“Software” means (a) all computer programs, whether in source code, object code, firmware or other form, including application programming interfaces, (b) design, development and testing elements and tools, including architecture, schematics, emulation and simulation reports, test vectors and hardware development tools, (c) databases and other compilations of data or information, including data files, test data and training data, whether machine readable or otherwise and (d) documentation, including user manuals, maintenance manuals and training materials, related to any of the foregoing.

“Solvent” means, when used with respect to any Person that, as of any date of determination, (a) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis, (b) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and (d) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

“Special Committee” has the meaning set forth in the Recitals.

“Special Committee Recommendation” has the meaning set forth in the Recitals.

“Sponsor” means Luther King Capital Management Corporation.

“Sponsor Persons” means, collectively, LKCM Headwater Investments II, L.P., LKCM Headwater Investments IV, L.P., LKCM Private Discipline Master Fund, SPC PDLP Lawson, LLC, LKCM Investment Partnership, L.P., LKCM Micro-Cap Partnership, L.P., LKCM Core Discipline, L.P., 301 HW Opus Investors, LLC, LKCM TE Investors, LLC, Headwater Lawson Investors, LLC, and J. Bryan King.

“Stockholder Litigation” has the meaning set forth in Section 6.07.

“Subsidiary” means, with respect to any Person, (a) any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person or (b) of which such Person or one of its Subsidiaries is a general partner or managing member; provided, however, that the Company and the Subsidiaries of the Company shall not be deemed to be Subsidiaries of the Affiliated Stockholders.

“Superior Proposal” has the meaning set forth in Section 6.02(b)(iii).

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Takeover Law” has the meaning set forth in Section 4.22.

“Takeover Proposal” has the meaning set forth in Section 6.02(b)(i).

“Tax Returns” means any reports, returns, information returns, filings, or claims for refund filed or required to be filed with a Governmental Authority in connection with Taxes, including any schedules or attachments thereto, and any amendments to any of the foregoing.

“Tax Sharing Agreements” means any and all existing written agreements or arrangements binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (excluding any indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or incidental and the primary nature of such agreement is not Tax sharing or indemnification).

“Taxes” means all U.S. federal, state, local, and non-U.S. taxes, imposts, levies, withholdings or other like assessments or charges, in each case, in the nature of a tax (including taxes based upon or measured by gross receipts, income, profits, sales, use or occupation and value added, ad valorem, transfer, franchise, withholding, payroll, employment and unemployment, excise and property taxes, net proceeds, turnover, real or personal property (tangible or intangible), customs, import and export, escheat, unclaimed property, goods and services, stamp, user, registration, recording, fuel, excess profits, interest equalization, windfall profits, severance, and social security or other taxes or fees) imposed by a Governmental Authority, whether disputed or not, together with all interest, penalties and additions to tax imposed with respect to such amounts (or attributable to the nonpayment thereof).

“Termination Fee” means an amount equal to $9,264,438.

“Third Party” means any Person or “group” (as defined under Section 13(d)(3) of the Exchange Act) of Persons, other than Parent, Intermediate, Merger Sub or any of their Affiliates or Representatives.

“Trade Secrets” means all know-how, trade secrets and confidential or proprietary information, including business and marketing plans and proposals, concepts, methods, practices, processes, standard operating procedures, designs, specifications, customer lists, supplier lists, Contract terms and pricing, Software source code and design information, research and development, technical information, inventions and discoveries, in each case, in any form or medium.

“Transaction Litigation” has the meaning set forth in Section 6.03(d).

“Underwater Option” has the meaning set forth in Section 3.03(b).

“Unvested Cash RSU” has the meaning set forth in Section 3.03(d).

“Unvested Company RSU” has the meaning set forth in Section 3.03(d).

“Vested Company Option” has the meaning set forth in Section 3.03(b).

“Vested Company RSU” has the meaning set forth in Section 3.03(a).

“Vested SPR” has the meaning set forth in Section 3.03(c).

“Voting Company Debt” has the meaning set forth in Section 4.02(c).

“Willful Breach” means a material breach of this Agreement that is the result of a willful or deliberate act or failure to act by a party hereto that actually knows that taking such act or failure to act would result in such a material breach.

ARTICLE II

THE MERGER

2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger under the DGCL (the “Surviving Corporation”).

2.02 Closing. The closing of the Merger (the “Closing”) will take place as soon as practicable following (and in any event no later than 9:00 a.m., Central time, on the second Business Day following) the satisfaction (other than any that are by their nature to be satisfied at the Closing) or waiver (to the extent permitted by this Agreement and applicable Law) of the conditions set forth in ARTICLE VII, by means of a virtual Closing through electronic exchange of documents and signatures, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

2.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company shall file a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “DE SOS”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the DE SOS or at such other date and time as Parent and the Company shall agree in writing and as is specified in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

2.04 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

2.05 Charter and Bylaws.

(a) At the Effective Time, the Company Charter shall be amended and restated in its entirety to read as set forth on Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended (subject to Section 6.06) as provided therein or by applicable Law.

(b) The Company shall take all necessary action so that, as of the Effective Time, the Company Bylaws shall be amended and restated in their entirety to read the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended and restated shall be the bylaws of the Surviving Corporation (except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation) until thereafter changed or amended (subject to Section 6.06) as provided therein or by applicable Law and the applicable provisions of the certificate of incorporation of the Surviving Corporation.

2.06 Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

2.07 Taking of Necessary Action. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the Surviving Corporation, the Board of Directors of the Surviving Corporation and officers of the Surviving Corporation shall take all such lawful and necessary action, consistent with this Agreement, on behalf of the Company, Merger Sub and the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF SHARE CERTIFICATES;

EQUITY-BASED AWARDS

3.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Intermediate, Merger Sub or the holders of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

(b) Cancelation of Certain Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is beneficially owned, directly or indirectly, by Parent, Intermediate, Merger Sub or any of the Affiliated Stockholders at such time or held in the treasury of the Company or owned by any wholly owned Subsidiary of the Company, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than (i) shares of Company Common Stock to be canceled in accordance with Section 3.01(b) and (ii) Dissenting Shares, which shall be treated in accordance with Section 3.06 (such shares, the “Excluded Shares”)) shall be converted automatically into and shall thereafter represent only the right to receive an amount in cash equal to $35.00 per share, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of (x) a certificate that immediately prior to the Effective Time represented any shares of Company Common Stock (each, a “Share Certificate”), or (y) a non-certificated share of Company Common Stock evidenced in book-entry form that immediately prior to the Effective Time represented any shares of Company Common Stock (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

3.02 Exchange Matters.

(a) Paying Agent. Prior to the Closing Date, Parent shall appoint (pursuant to an agreement reasonably acceptable to the Company) the Company’s transfer agent or another agent reasonably acceptable to the Company (the “Paying Agent”) as paying agent for the holders of shares of Company Common Stock in connection with the Merger. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration as required to be paid pursuant to Section 3.01(c) (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than the payment of the aggregate Merger Consideration as required to be paid pursuant to Section 3.01(c) and, in the event that the Exchange Fund shall at any time be insufficient to make the payments of the aggregate Merger Consideration as contemplated by this Agreement, Parent shall deposit additional funds with the Paying Agent in an amount sufficient to make all such payments.

(b) Payment Procedures. As promptly as reasonably practicable after the Effective Time (but in no event more than three Business Days thereafter), Parent shall cause the Paying Agent to mail to each holder of record of a Share Certificate or a Book-Entry Share not held, directly or indirectly, through the Depository Trust Company (“DTC” and such Book-Entry Shares, “Non-DTC Book-Entry Shares”) (i) a letter of transmittal, which shall specify with respect to any Share Certificates that delivery shall be effected, and risk of loss and title to the Share

Certificates shall pass, only upon proper delivery of such Share Certificates (or affidavit of loss in lieu thereof in accordance with Section 3.02(d)) to the Paying Agent and that shall otherwise be in customary form (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares), and (ii) instructions for use in effecting the surrender of the Share Certificates or Non-DTC Book-Entry Shares in exchange for the Merger Consideration. Each holder of record of a Share Certificate or Non-DTC Book-Entry Share shall, upon surrender to the Paying Agent of such Share Certificate (or affidavit of loss in lieu thereof in accordance with Section 3.02(d)) or Non-DTC Book-Entry Share, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash that the number of shares of Company Common Stock previously represented by such Share Certificate or Non-DTC Book-Entry Share shall have been converted into the right to receive pursuant to Section 3.01(c) (less any required Tax withholdings pursuant to Section 3.02(g)), and the Share Certificate or Book-Entry Share so surrendered shall be canceled as promptly as reasonably practicable. With respect to shares of Company Common Stock held through DTC (“DTC Shares”), Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of DTC Shares in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to this ARTICLE III. Each holder of record of a DTC Share, upon surrender to the Paying Agent of such DTC Share in accordance with DTC’s customary surrender procedures and such other procedures as agreed to by the Company, Parent, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries pursuant to and in accordance with the immediately preceding sentence, shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to deliver to each such holder, as promptly as reasonably practicable after the Effective Time, a check (or through such other form of payment as may be mutually agreed upon) in the amount of cash that such holder has the right to receive pursuant to Section 3.01(c) (less any required Tax withholdings pursuant to Section 3.02(g)). In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Share Certificate so surrendered is registered if such Share Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay to the Paying Agent any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Share Certificate or establish to the reasonable satisfaction of Parent and the Paying Agent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02(b), each Share Certificate and/or Book-Entry Share (other than Excluded Shares) shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Share Certificate or Book-Entry Share pursuant to Section 3.01(c). No interest shall be paid or will accrue on any cash payable to holders of Share Certificates or Book-Entry Shares pursuant to the provisions of this ARTICLE III.

(c) Transfer Books; No Further Ownership Rights. The Merger Consideration paid in accordance with the terms of this ARTICLE III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Share Certificates or Book-Entry Shares. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided for in this Agreement or by applicable Law. At the close of business on the Closing Date, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Share Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this ARTICLE III.

(d) Lost, Stolen or Destroyed Share Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as an indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Share Certificate the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Share Certificate as contemplated by, and subject to the provisions of, this ARTICLE III.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the shares of Company Common Stock on the date that is six months after the date on which the Effective Time occurs shall be delivered to the Surviving Corporation (or its designee), upon demand, and any holders of the shares of Company Common Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to the Surviving Corporation for payment of their claims for the Merger Consideration pursuant to the provisions of this ARTICLE III.

(f) No Liability. None of Parent, Intermediate, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If any Share Certificate or Book-Entry Share shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Withholding. Notwithstanding anything in this Agreement to the contrary, Merger Sub, Parent, the Surviving Corporation (and, if any withholding applicable to payments pursuant to Section 3.03 is made through a Subsidiary of the Surviving Corporation, any such Subsidiary) and the Paying Agent (and any Affiliate thereof or any other withholding agent) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock (or any holder of a Equity-Based Award) such amounts as Merger Sub, Parent, the Surviving Corporation (and, if any withholding applicable to payments pursuant to Section 3.03 is made through a Subsidiary of the Surviving Corporation, any such Subsidiary), Parent or the Paying Agent (or such Affiliate thereof or other such withholding agent) are required to deduct and withhold with respect to the making of such payment under the Code or any provision of Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the holder of the Equity-Based Award, as the case may be, in respect of which such deduction and withholding was made.

(h) Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent; provided, however, that such investments, if made, must be made in (i) short-term direct obligations of the U.S., (ii) short-term obligations for which the full faith and credit of the U.S. is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from such investments shall be paid to Parent. Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Share Certificates or Book-Entry Shares to receive the Merger Consideration, in each case, as provided herein.

3.03 Treatment of Equity-Based Awards. Except as otherwise agreed in writing by Parent and a holder of an Equity-Based Award, the Equity-Based Awards will be treated as follows:

(a) Each restricted stock unit with respect to Company Common Stock granted under an Equity Plan or otherwise (each, a “Company RSU”) outstanding immediately prior to the Effective Time that is (i) vested as of immediately prior to the Effective Time (but not yet settled) or that automatically vests as a result of the transactions contemplated by this Agreement in accordance with its terms and without the exercise of any discretion (each, a “Vested Company RSU”) or (ii) held by a current or former nonemployee director of the Company as of immediately prior to the Effective Time, whether vested (but not yet settled) or unvested (each, a “Director RSU”), shall, as of the Effective Time, without any action on the part of any Person, be canceled, and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest and subject to applicable withholding Taxes, equal to the product, rounded to the nearest cent, of (x) the number of shares of Company Common Stock subject to such Vested Company RSU or Director RSU, as applicable, immediately prior to the Effective Time and (y) the Merger Consideration.

(b) Each option to purchase shares of Company Common Stock granted under an Equity Plan or otherwise (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time that vested as of immediately prior to the Effective Time (but not yet settled) or that automatically vests as a result of the transactions contemplated by this Agreement in accordance with its terms and without the exercise of any discretion (each, a “Vested Company Option”), shall, as of the Effective Time, without any action on the part of any Person, vest and be canceled, and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest and subject to applicable withholding Taxes, equal to the product of (i) the number of shares of Company Common Stock for which such Vested Company Option has not then been exercised and (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Vested Company Option; provided, however, that each Company Stock Option (whether or not such Company Stock Option is a Vested Company Option) for which the exercise price is greater than or equal to the Merger Consideration (each, an “Underwater Option”) shall be terminated and cancelled for no payment without further action on the part of any Person.

(c) Each stock performance right granted under an Equity Plan or otherwise (each, a “Company Stock Performance Right”) that is outstanding immediately prior to the Effective Time (but not yet settled) (each, a “Vested SPR”), shall, as of the Effective Time, without any action on the part of any Person, be canceled, and the holder thereof shall then become entitled to receive, in full satisfaction of the rights of such holder with respect thereto solely, an amount in cash, without interest and subject to applicable withholding Taxes, equal to the product of (i) the number of shares of Company Common Stock for which such Vested SPR has not then been exercised and (ii) the excess of the Merger Consideration over the per share exercise price of such Vested SPR.

(d) At the Effective Time, each Company RSU other than a Vested Company RSU or a Director RSU (each, an “Unvested Company RSU”) shall, automatically and without any required action on the part of the holder thereof, cease to represent a restricted stock unit with a right to be settled with a share of Company Common Stock and shall be converted into a number of restricted units with a right for each such restricted unit to be settled in cash in an amount equal to the Merger Consideration (each, an “Unvested Cash RSU”). Except as specifically provided above, at and following the Effective Time, each such Unvested Cash RSU shall continue to be governed by the same vesting terms and conditions as were applicable to the applicable Unvested Company RSU immediately prior to the Effective Time.

(e) At the Effective Time, each stock unit credited to the equity award deferral account of a participant under the Company Executive Deferral Plan (each, a “Company Stock Unit”) shall, automatically and without any required action on the part of the holder thereof, cease to represent a stock unit with a right to be settled with a share of Company Common Stock and shall be converted into an account credit in an amount equal to the Merger Consideration, credited to such participant’s account balance in the Company Executive Deferral Plan, which may then, after the Effective Time, be hypothetically invested in one or more measurement funds by the participant as provided under the terms of the Company Executive Deferral Plan. Such amount shall represent an unfunded obligation of the Company to make cash payment(s) at such time and in such form to such participant as required pursuant to the terms of the Company Executive Deferral Plan. Except as specifically provided above, at and following the Effective Time, such amounts deferred in the Company Executive Deferral Plan shall remain subject to the terms of the Company Executive Deferral Plan.

3.04 Payments with Respect to Equity-Based Awards; Company Actions.

(a) Promptly after the Effective Time (but in any event, not later than 30 days following the Effective Time), the Surviving Corporation shall pay to the holders of the Equity-Based Awards through its payroll systems, any amounts due pursuant to Section 3.03; provided, however, that to the extent any such payment relates to any Equity-Based Awards that are nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation shall make such payment as set forth above or, if later, at the earliest time permitted under, and in accordance with, the terms of the applicable award agreement or other relevant documents permitted in accordance with Section 409A of the Code.

(b) At or prior to the Effective Time, the Company, the Board and any authorized committee of the Board, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of Section 3.03. The Company shall take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any person pursuant to or in settlement of Equity-Based Awards or any other awards under any Equity Plans or the Company Executive Deferral Plan.

3.05 Adjustments. Notwithstanding any provision of this ARTICLE III to the contrary, between the date hereof and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock split, reverse share split, dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the Merger Consideration and any other amounts payable pursuant to this ARTICLE III shall be equitably adjusted to reflect such stock split, reverse share split, dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change; provided, however, that (a) nothing in this Section 3.05 shall be construed to permit the Company to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement and (b) share repurchases and grants of equity compensation solely to the extent expressly permitted by the terms of this Agreement, shall not result in any adjustment to the Merger Consideration.

3.06 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby) any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders who have not voted such shares of Company Common Stock in favor of the adoption of this Agreement and who are entitled to and have properly demanded appraisal rights with respect thereto in accordance with Section 262 of the DGCL, have complied in all respects with Section 262 of the DGCL and have not effectively withdrawn such demand (collectively, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.01(c), unless and until such Person shall have effectively withdrawn or otherwise lost or failed to perfect such Person’s right to appraisal or payment under the DGCL, at which time such shares of Company Common Stock shall be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration as provided in Section 3.01(c), without interest and after giving effect to any required Tax withholdings pursuant to Section 3.02(g), and such shares of Company Common Stock shall not be deemed Dissenting Shares, and such holder thereof shall cease to have any other rights with respect to such shares of Company Common Stock. Each Dissenting Share shall no longer be outstanding, shall automatically be cancelled and extinguished and shall cease to exist at the Effective Time, and each holder of Dissenting Shares shall be entitled to receive only the payment of the fair value of such Dissenting Shares in accordance with the provisions of, and as provided by, Section 262 of the DGCL with respect to such Dissenting Shares unless and until such Person shall have effectively withdrawn or otherwise lost or failed to perfect such Person’s right to appraisal or payment under the DGCL.

(b) The Company shall give prompt written notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock (and any withdrawals or attempted withdrawals of such demands) as well as copies of any instruments, notices or demands served pursuant Section 262 of the DGCL. Parent, Intermediate and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior approval of the Special Committee and prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands or notices of dissent, waive any failure to timely deliver a written demand for appraisal under the DGCL, approve any withdrawal of any such demands or otherwise agree to do any of the foregoing. Prior to the Effective Time, Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or notices of dissent or offer to settle or settle any such demands or notices. For purposes of this Section 3.06(b), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such demands (which the Company will consider in good faith) but will not be afforded any decision-making power or other authority over such demands except for Parent’s right to consent set forth in this Section 3.06(b).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as disclosed in any report, schedule, exhibit, form, statement or other document filed with, or furnished to, the SEC by the Company, in each case, after January 1, 2024 and publicly available at least one Business Day prior to the date of this Agreement (collectively, the “Filed SEC Documents”) (but excluding any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained therein that are similarly predictive, cautionary or forward looking in nature) (it being understood that this clause (x) shall not be applicable to Section 4.02 (Capital Structure) and Section 4.03(a)-(d) (Authority)), or (y) subject to Section 9.12(d), as set forth in the confidential disclosure letter delivered by the Company to Parent, Intermediate and Merger Sub concurrently with or prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and hereby agreed that disclosure of any information in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Company Disclosure Letter only to the extent that the relevance thereof is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent, Intermediate and Merger Sub as follows:

4.01 Organization; Standing.

(a) The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware, is in good standing with the DE SOS and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted and to own, lease and operate its assets and properties, except (other than with respect to the Company’s due organization and valid existence in Delaware) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the Company Charter Documents have been made available to Parent, in each case, as in full force and effect on the date of this Agreement, and no amendments are pending with respect thereto and each of the Company and its Subsidiaries, as applicable, is not in violation of any terms thereof, except where any such violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Section 4.01(b) of the Company Disclosure Letter lists the name of each Subsidiary of the Company and the jurisdiction of organization thereof. All the outstanding shares of capital stock or other voting securities of, or other equity interests in, each Subsidiary of the Company have been duly authorized, validly issued and are fully paid and nonassessable and are not subject to any preemptive rights and are owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens. Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or other equity interests in, any corporation, partnership, joint venture, association or other entity. There are no outstanding or authorized options, warrants, rights (including preemptive rights) stock, stock appreciation rights, calls, puts, convertible or exchangeable securities, stock-based performance units, subscriptions, Contracts or undertakings of any kind to which any Subsidiary of the Company is a party or by which any of them is bound (i) obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of or equity interests in, or any security convertible or exchangeable for any shares of capital stock or other voting securities of or equity interest in, any Subsidiary of the Company, (ii) obligating any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking, or (iii) that give any Person the right to receive any economic interest of a nature accruing to the holders of capital stock of any of the Company’s Subsidiaries.

4.02 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 70,000,000 shares of Company Common Stock and (ii) 500,000 shares of preferred stock, $1.00 par value per share, of the Company (“Company Preferred Stock”). At the close of business on July 14, 2026 (the “Measurement Time”), (A) 46,255,422 shares of Company Common Stock were issued and outstanding, (B) 1,697,787 shares of Company Common Stock were issued and held by the Company in its treasury, (C) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury, (D) 2,258,658 shares of Company Common Stock were underlying the outstanding Company Stock Options, (E) 424,717 shares of Company Common Stock were underlying the outstanding Company RSUs, (F) 3,123,112 additional shares of Company Common Stock were reserved for issuance pursuant to the Equity Plans, (G) 26,754 shares of Company Common Stock were underlying the outstanding Company Stock Performance Rights and (H) 115,988 shares of Company Common Stock were underlying the Company Stock Units in the Company Executive Deferral Plan. Except as set forth above, as of the Measurement Time, no shares of capital stock in the Company were issued, reserved for issuance or outstanding or subject to outstanding awards under the Equity Plans.

(b) Since the Measurement Time, (i) there have been no issuances by the Company of shares of capital stock or other voting securities of or equity interests in the Company (including Equity-Based Awards), other than issuances of shares of Company Common Stock pursuant to Company Stock Options and vesting of Company RSUs outstanding as of the Measurement Time, and (ii) there have been no issuances by the Company of options, warrants, rights (including preemptive rights), calls, puts, convertible or exchangeable securities, stock-based performance units, subscriptions or other rights to acquire shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(c) Neither the Company nor any of its Subsidiaries has any outstanding Indebtedness, the holders of which have the right to vote (or which are convertible into, exchangeable into or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except as set forth in Section 4.02(c) of the Company Disclosure Letter or as otherwise set forth above, as of the Measurement Time, there were no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, phantom units, stock appreciation rights, Contracts, agreements, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of or equity interests in, or any security convertible or exchangeable for any shares of capital stock or other voting securities of or equity interest in, the Company or of any of its Subsidiaries or any Voting Company Debt, (ii) obligating the Company to issue, grant or enter into any such option, warrant, right, security, unit, Contract, agreement, arrangement or undertaking, or (iii) that give any Person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock, and since the Measurement Time, none of the foregoing has been issued, agreed or entered into. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock or voting securities of or equity interests in the Company, other than pursuant to the Equity Plans. There are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act.

(d) All Equity-Based Awards are evidenced by written award agreements, in each case, substantially in the forms that have been made available to Parent, except that such agreements may differ from such forms with respect to the number of Company Stock Options and Company RSUs or shares of Company Common Stock covered thereby, the exercise price (if applicable), the vesting schedule, the expiration date applicable thereto and other similar terms.

(e) Section 4.02(e) of the Company Disclosure Letter contains a correct and complete list, as of the Measurement Time, of the name (or employee identification number) of each holder of Equity-Based Awards, the issue or grant date of each such Equity-Based Award, the number of shares of Company Common Stock such holder is entitled to receive upon the exercise of each Company Stock Option and settlement of each Company RSU and, in the case of any Company Stock Option, the corresponding exercise price, the expiration date of each Company Stock Option, the vesting schedule of each Equity-Based Award and the Equity Plan under which any Company Stock Option was granted and whether such Company Stock Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

4.03 Authority; Noncontravention.

(a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and, assuming the representations and warranties set forth in Section 5.09 (Ownership of Equity of the Company) are true and correct and, subject to the receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and, assuming the representations and warranties set forth in Section 5.09 (Ownership of Equity of the Company) are true and correct, the consummation by it of the transactions contemplated by this Agreement, have been duly authorized by the Board and, except for obtaining the Company Stockholder Approval and filing the Certificate of Merger with the DE SOS pursuant to the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by the Enforceability Exceptions.

(b) The Special Committee, at a meeting duly called and held has unanimously (i) determined that (A) this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of, the Company and the Disinterested Stockholders and (B) it is advisable and in the best interests of the Company and the Disinterested Stockholders for the Company to enter into this Agreement and consummate the transactions contemplated hereby and (ii) made the Special Committee Recommendation. The Special Committee Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(c) The Board, at a meeting duly called and held, acting upon the Special Committee Recommendation, with certain directors recusing themselves from the vote, has (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of, the Company and its stockholders, including the Disinterested Stockholders, (ii)

determined that it is advisable and in the best interests of the Company and its stockholders, including the Disinterested Stockholders, for the Company to enter into this Agreement and consummate the transactions contemplated hereby, (iii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants under this Agreement and the consummation of the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in this Agreement, (iv) made the Company Board Recommendation and (v) directed that this Agreement and the transactions contemplated hereby be submitted to the stockholders of the Company for adoption and approval. The Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(d) The Company Requisite Stockholder Approvals are the only votes of the holders of any class or series of shares of or capital stock of the Company necessary to adopt this Agreement, approve the transactions contemplated hereby and consummate the transactions contemplated hereby.

(e) The execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated by this Agreement, and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material right or obligation or to the loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries under (other than any such Lien created as a result of any action taken by Parent, Intermediate, or Merger Sub), or result in any loss, suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets for the conduct of their respective businesses under, any provision of (i) the Company Charter Documents or the comparable organizational documents of any of its Subsidiaries, or (ii) (A) any Company Material Contract and any Permit to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound or (B) subject to the filings and other matters referred to in Section 4.04, any Law or Governmental Order, in each case, applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of the foregoing clause (ii), any such conflicts, violations, breaches, defaults, rights, losses, Liens, suspensions, limitations or impairments that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.04 Governmental Approvals. Except for (a) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Stockholders’ Meeting (as amended or supplemented from time to time in accordance with the terms hereof, the “Proxy Statement”) and the Schedule 13E-3, (b) compliance with the rules and regulations of the NASDAQ Global Select Market (“Nasdaq”), (c) the filing of the Certificate of Merger with the DE SOS pursuant to the DGCL and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (d) filings required or advisable under, and compliance with other applicable requirements of the HSR Act or any other Antitrust Laws, and (e) compliance with any applicable state securities or “blue sky” laws, no consent, approval, license, permit or authorization of, or filing, declaration, notification or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated by this Agreement, other than such other consents, approvals, licenses, permits, authorizations, filings, declarations, notifications or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.05 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2024 (the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates or, if amended or supplemented prior to the date hereof, the date of the filing of such amendment or supplement, with respect to the portion that are amended or supplemented (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, the applicable requirements of Nasdaq and the Sarbanes-Oxley Act of 2002. Except to the extent amended or superseded by a subsequent filing with the SEC prior to the date of this Agreement, as of such respective dates, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments from the SEC staff with respect to any of the Company SEC Documents.

(b) Each of the audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the Company SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, to the extent permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments and the absence of footnotes).

(c) Except to the extent specifically reflected or reserved against in the consolidated balance sheet of the Company set forth in the Company’s Form 10-K for the year ended December 31, 2025, none of the Company or any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature, and there is no existing condition, situation, or set of circumstances that would reasonably be expected to result in any such liabilities or obligations, except liabilities and obligations that (i) were incurred since the date of such balance sheet in the ordinary course of business or (ii) are incurred directly as a result of the transactions contemplated by this Agreement.

(d) Internal Controls.

(i) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act), which are designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. Since January 1, 2024, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of (A) any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, (B) any fraud, whether or not material, that involves (or involved) the management or other employees of the Company who have (or had) a significant role in the Company’s internal controls or (C) any claims or allegations regarding the foregoing clauses (A) and (B), in each case which has not been subsequently remediated.

(ii) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) promulgated under the Exchange Act), which are designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated Subsidiaries, is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, including that such information is accumulated and communicated to the Company’s principal executive officer and its principal financial officer, and such disclosure controls and procedures are effective to allow for timely decisions by the Company’s principal executive officer and its principal financial officer regarding material information required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act.

(iii) Since January 1, 2024, neither the Company nor any of its Subsidiaries has made any prohibited loans or similar arrangements to any executive officer of the Company (as defined in Rule 3b-7 promulgated under the Exchange Act) or director of the Company. There are no outstanding loans or similar arrangements, or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 promulgated under the Exchange Act) or director of the Company.

(e) Since January 1, 2024, the Company has complied with the applicable listing requirements and corporate governance rules and regulations of Nasdaq.

4.06 Absence of Certain Changes. Since December 31, 2025, (a) the Company and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course of business, (b) there has not been any change, effect, event, circumstance, occurrence or fact that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (c) except as set forth on Section 4.06(c) of the Company Disclosure Letter, there has not been any action or event nor any authorization, commitment or agreement by the Company or any of its Subsidiaries with respect to any action or event that, if taken or if it occurred after the date hereof, would be prohibited by Section 6.01.

4.07 Legal Proceedings. There is no, and since January 1, 2024 there has been no, suit, claim (or counterclaim), litigation, action, charge, complaint, audit, investigation, arbitration, inquiry, mediation, grievance or other proceeding brought, conducted or heard by or before any court or other Governmental Authority, arbitrator or mediator or arbitration or mediation panel (each, an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective businesses or assets that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective businesses or assets that, individually or in the aggregate, challenges the validity or propriety, or seeks to prevent, materially impair or materially delay the consummation of the Merger or any other transaction contemplated by this Agreement. There is no, and since the date three years immediately prior to the date hereof there has been no, Action pending on behalf of the Company or any of its Subsidiaries against a Third Party which would reasonably be expected to have a Material Adverse Effect. There is no Governmental Order outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, (x) prohibits or restricts the Company or any of its Subsidiaries from engaging in or otherwise conducting its business as presently or proposed to be conducted or (y) would reasonably be expected to have a Material Adverse Effect.

4.08 Compliance with Laws; Permits.

(a) Each of the Company and its Subsidiaries is, and has at all times since January 1, 2024 been, in compliance with all Laws applicable to the Company, its Subsidiaries and the Company’s and its Subsidiaries’ business or operations and, to the Company’s Knowledge, no condition or state of facts exists that is reasonably likely to give rise to a violation of, or a liability or default under any applicable Law or Governmental Order, in each case, other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company and its Subsidiaries possesses and is in compliance with all franchises, tariffs, approvals, clearances, grants, authorizations, certifications, representations, registrations (whether granted or pending), licenses, exemptions, permits, easements, variances, certificates, orders and consents of Governmental Authorities relating to the industries in which the Company and each of its Subsidiaries operate or necessary for each of them to own, lease and operate its properties and to lawfully conduct its business as presently conducted (collectively, “Permits”), except where the failure to be in possession of or be in compliance with such Permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Company or any of its Subsidiaries has, since January 1, 2024, received written notice from a Governmental Authority that any such Permits will be suspended, terminated or materially modified.

(b) None of the Company or its Subsidiaries has received any written notice regarding any actual or alleged violation of, or failure to comply with, any Permit or any Law, applicable to the Company, its Subsidiaries or by which any properties or assets owned or used by the Company or any of its Subsidiaries are bound or affected, except where such suspension, cancellation or noncompliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Company maintains a code of conduct, a true and correct copy of which has been provided to Parent. The Company is, and since January 1, 2024, has been, in compliance with its code of conduct, except where such noncompliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) The Company, its Subsidiaries and their respective Affiliates and Representatives (with respect to Representatives, acting in their capacities as such on behalf of the Company and its Subsidiaries) are, and since January 1, 2024, have been, in compliance with (i) applicable International Trade Laws, including obtaining any licenses, registrations, or other authorizations necessary for compliance with such International Trade Laws, and (ii) all applicable Anti-Corruption Laws and Anti-Money Laundering Laws except, in each case, where any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) None of the Company, its Subsidiaries or any of their respective Affiliates or Representatives is or has been (i) a Sanctioned Person, or (ii) since January 1, 2024, directly or indirectly unlawfully operating in, conducting business with, or engaging in any dealings with any Sanctioned Person or in any Sanctioned Jurisdiction, or that would otherwise be in material violation of applicable International Trade Law.

(f) None of the Company, its Subsidiaries or any of their respective Affiliates or Representatives (with respect to Representatives, acting in their capacities as such on behalf of the Company or its Subsidiaries), is or has been, since January 1, 2024, the subject of any Action or (to the Knowledge of the Company) investigation or enforcement action involving any International Trade Laws, Anti-Corruption Laws, or Anti-Money Laundering Laws.

(g) The Company and its Subsidiaries maintain in effect policies and procedures reasonably designed to promote compliance with International Trade Laws, which include adequate controls over physical, visual, and electronic access to export controlled information and technology to ensure that access by foreign Persons, wherever located, is restricted as required by applicable International Trade Laws.

(h) None of the Company, its Subsidiaries or any of their respective Affiliates or Representatives, has (i) made an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any Person, including any “foreign person” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977), to obtain or retain business, to direct business to any of the Company, its Subsidiaries or to any other Person or to secure any improper advantage, in each case, in violation of any applicable Anti-Corruption Law or (ii) acted in any other manner that would constitute or give rise to a material violation of any applicable Anti-Corruption Law.

4.09 Tax Matters.

(a) The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) with the appropriate Governmental Authority all material Tax Returns required to be filed by it, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and have been prepared in substantial compliance with applicable Law.

(b) All material Taxes owed by the Company or any of its Subsidiaries that are due and payable have been timely paid or have been adequately reserved against in accordance with GAAP.

(c) Each of the Company and its Subsidiaries has timely paid or withheld with respect to their employees and other third Persons (and paid over any amounts withheld to the appropriate Tax authority) all material Taxes required to be paid or withheld.

(d) As of the date hereof, neither the Company nor any of its Subsidiaries is currently subject to or has received written notice from any Governmental Authority of any audits, examinations, investigations, proposed adjustments, claims or other proceedings in respect of any Taxes.

(e) In the past three years, no written claim has been made by a Governmental Authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to income or other material taxation in that jurisdiction.

(f) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law) or any distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transaction herein.

(g) In the past three years, neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Law) or as a transferee or successor, other than ordinary course commercial agreements not primarily related to Taxes.

(h) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any material obligation under, any Tax sharing, allocation or indemnification agreement other than (i) agreements solely among the Company and its Subsidiaries and (ii) customary Tax indemnification provisions in any Contract the primary purpose of which does not relate to Taxes.

(i) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of any income or other material Taxes or agreed to any extension of time with respect to an assessment or deficiency for any income or other material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course) that is still in effect.

(j) Neither the Company nor any of its Subsidiaries has participated in (within the meaning of Treasury Regulations Section 1.6011-4(c)(3)) any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(k) Except as would not, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any of its Subsidiaries (or the Surviving Corporation as a result of this transaction) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning or ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. Law) or other written agreement with a Governmental Authority regarding Taxes or Tax matters; (iii) installment sale or open transaction disposition made prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (vi) election under Code Section 965(h) (or any corresponding provision of applicable Law) made in a period or portion thereof ending on or prior to the Closing Date; (vii) gain recognition agreement under Code Section 367 (or any corresponding provisions of applicable Law); or (viii) intercompany transaction entered into prior to the Closing Date or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding provisions of applicable Law).

(l) There are no Liens (other than Permitted Liens) for Taxes on any asset of the Company or any of its Subsidiaries.

(m) Section 4.09(m) of the Company Disclosure Letter sets forth the U.S. federal income tax classification and jurisdiction of formation of each of the Company and its Subsidiaries.

(n) The Company and each of its Subsidiaries has (i) timely paid all material sales and use Taxes required to be paid under applicable Law, (ii) properly collected and remitted all material sales and use Taxes required under applicable Law and (iii) for all sales that are exempt from sales Taxes and that were made without charging or remitting sales or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale as exempt.

4.10 Insurance. Each of the Insurance Policies is valid, outstanding, enforceable and in full force and effect as of the date hereof. All premiums due and payable under such policies have been paid during the 12-month period prior to the date of this Agreement, and there are no defaults under any Insurance Policies by the Company or any of its Subsidiaries, except where any such default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since January 1, 2024, none of the Company or any of its Subsidiaries has received any written notice of cancellation relating to any Insurance Policies, and there are no claims pending under any Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than pursuant to a customary reservation of rights notice), except where any such claim would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Section 4.10, “Insurance Policies” mean the material policies for insurance maintained by or for the benefit of the Company or its Subsidiaries that are used for, held for use in, or otherwise related to the respective businesses of the Company and its Subsidiaries (other than any Insurance Policy maintained in connection with a Benefit Plan).

4.11 Real Property; Personal Property.

(a) With respect to each of the Real Property Leases, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Company or the applicable Subsidiary holds a valid and enforceable leasehold interest in such Leased Real Property, in each case free and clear of all Liens, except Permitted Liens; (ii) each associated Real Property Lease is valid, binding and in full force and effect against the Company or the Subsidiary, as applicable, and to the Knowledge of the Company, the other parties thereto, and is enforceable by the Company or the Subsidiary, as applicable, in accordance with its terms, subject to the Enforceability Exceptions; (iii) neither the Company (or the Subsidiary, as applicable) nor, to the Knowledge of the Company, any other party to a Real Property Lease, is in material default or breach of such Real Property Lease; (iv) no event has occurred which (with notice, lapse of time or both) would constitute a material breach or default thereunder by the Company (or the Subsidiary, as applicable) or, to the Knowledge of the Company, any other party thereto; (v) neither the Company nor any Subsidiary is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property or any portion thereof; (vi) the other party to the associated Real Property Lease is not an Affiliate of the Company or any Subsidiary, and otherwise does not have any economic interest in, the Company or any Subsidiary; and (vii) neither the Company nor any Subsidiary has collaterally assigned or granted any security interest in any Leased Real Property or any interest therein.

(b) The Company or one of its Subsidiaries, as applicable, has fee title to all of the Owned Real Property of such Person, free and clear of any Lien other than Permitted Liens. Neither the Company nor any of its Subsidiaries have leased or otherwise granted to any Person the right to use or occupy any portion of the Owned Real Property, and there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein. Neither the Company nor any of the Subsidiaries are a party to any Contract providing the Company or any Subsidiary with the right or obligation to purchase from another Person any real property or any interest in real property.

(c) All buildings, structures, improvements, fixtures, building systems, machinery and equipment, and all components thereof, included in the Leased Real Property and the Owned Real Property (the “Improvements”) are in adequate condition and repair and sufficient for the current operation of the business of the Company and the Subsidiaries, subject to normal wear and tear. To the Knowledge of the Company, there are no structural deficiencies or latent defects affecting any of the Improvements (ordinary wear and tear excepted) that would materially impair the current operation of the Company’s business. None of the Leased Real Property or the Owned Real Property has been materially damaged or destroyed by fire or other casualty that has not been restored. There is no condemnation, expropriation or other proceeding in eminent domain pending affecting Owned Real Property and to the Knowledge of the Company, any Leased Real Property, nor, to the Knowledge of the Company, is any such condemnation, expropriation or other proceeding in eminent domain threatened, affecting Owned Real Property or any Leased Real Property.

4.12 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) The Company and each of its Subsidiaries are, and since January 1, 2024 have been, in compliance with applicable Environmental Laws;

(b) The Company and each of its Subsidiaries hold, and since January 1, 2024 have held, all Permits under Environmental Laws required for each of their operations and since January 1, 2024 have been in compliance with all applicable terms and conditions of such Permits;

(c) Since January 1, 2024, neither the Company nor any of its Subsidiaries have received any written notice that remains unresolved and asserts Liability arising from or relating to any Hazardous Substances or alleged violation of Environmental Law;

(d) There is no Action pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries that arises out of Environmental Laws;

(e) Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other Person, has caused or contributed to any Release of Hazardous Substances at, on or from any location (including any real property currently or formerly owned, leased or operated by any of the Company or any of its Subsidiaries) that would reasonably be expected to result in Liability being imposed upon any of the Company or any of its Subsidiaries under applicable Environmental Laws;

(f) Neither the Company nor any of its Subsidiaries are subject to any outstanding obligations pursuant to a consent decree, order or settlement pursuant to any Environmental Law; and

(g) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries have exposed any Person to any Hazardous Substances in connection with the use, application, malfunction, defect, design, operation, performance or suitability of any product of the Company or its Subsidiaries or service of the Company or its Subsidiaries in a manner that would reasonably be expected to result in Liability being imposed upon the Company or any of its Subsidiaries under applicable Environmental Laws.

4.13 Material Contracts.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a list of all of the following Contracts to which the Company or any of its Subsidiaries is a party or by which any of the Company or any of its Subsidiaries or any of their respective assets is bound as of the date hereof (each, a “Company Material Contract”):

(i) any Contract that limits, in any material respect, the freedom or ability of the Company or any of its Subsidiaries to conduct any line of business or compete with any Person in any geographical area or that grants any customer or supplier of the Company or any of its Subsidiaries exclusivity or a right to “most favored nation” pricing terms;

(ii) any Contract for the sale of any of the assets of the Company or any of its Subsidiaries (other than the sale of inventory or rental equipment in the ordinary course of business consistent with past practice) for consideration in excess of $1,000,000;

(iii) any Contract with a Company Significant Supplier or a Company Significant Customer (other than purchase orders or invoices entered into in the ordinary course of business);

(iv) any Contract that relates to a partnership, joint venture, strategic alliance, limited liability company, research and development project or similar arrangement or relates to the formation, creation, operation, management or control of any such partnership, joint venture, strategic alliance, limited liability company or research and development project;

(v) any Contract relating to the acquisition or disposition (by merger, purchase of stock or assets or otherwise) by any of the Company or any of its Subsidiaries of any operating business or material assets or the capital stock of any other Person that contains material ongoing obligations or Liabilities of the Company or any of its Subsidiaries;

(vi) any Contract relating to (A) the incurrence, assumption or guarantee of any Indebtedness or (B) imposing a Lien (other than a Permitted Lien) on any of the material assets or properties of any of the Company or any of its Subsidiaries, in each case, having a principal amount in excess of $1,000,000;

(vii) any Contract (A) involving the licensing or sublicensing of Intellectual Property to the Company or any of its Subsidiaries (other than any Incidental License), (B) pursuant to which the Company or any of its Subsidiaries licenses to any Third Party any Owned Company Intellectual Property (other than any non-exclusive outbound license entered into in the ordinary course of business or any standard non-disclosure, confidentiality and consulting agreements entered into in the ordinary course of business), (C) involving agreements between the Company or any of its Subsidiaries and any Third Party (other than an inventions assignment agreement with an employee of the Company or any of its Subsidiaries on the Company’s or its Subsidiaries’ standard form) relating to the development of any Intellectual Property for the Company or any of its Subsidiaries that is used in and material to the business or operations of the Company or any of its Subsidiaries, or (D) involving consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Owned Company Intellectual Property;

(viii) any Contract under which the Company or any of its Subsidiaries is obligated to make any capital commitment or expenditure in excess of $1,000,000 individually or $2,000,000 in the aggregate;

(ix) any Contract that is between the Company or any of its Subsidiaries, on the one hand, and any of their respective officers or directors (or any such Person’s Affiliates) or any Person that holds or owns, directly or indirectly, five percent (5%) or more of the shares of the Company’s capital stock (or any Affiliates of such Person) on the other hand (each, a “Related Party Agreement”);

(x) any Collective Bargaining Agreement;

(xi) any Contract that is a lease of, or permits any third party to hold or operate, any tangible property (other than real property), owned or controlled by the Company or any of its Subsidiaries, except for any Contract under which the aggregate annual rental payments do not exceed $1,000,000;

(xii) any Contract related to the agreement to settle or compromise any pending or threatened Action or investigation and under which any of the Company or any of its Subsidiaries has material continuing obligations;

(xiii) any Contract that is a settlement, conciliation or similar agreement (A) that is with any Governmental Authority, (B) pursuant to which the Company or any of its Subsidiaries is obligated after the date of this Agreement to pay consideration, or pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligations after the date hereof, or (C) pursuant to which Company Common Stock would be issued to any Person in connection therewith;

(xiv) any Contract granting to any Person a right of first refusal or right of first offer on the sale of any material part of any of the business, assets or properties of the Company or any of its Subsidiaries;

(xv) any Contract pursuant to which the Company or any of its Subsidiaries has agreed to loan any Person any material amount or otherwise make any investment in any other Person; and

(xvi) any Contract (A) with any Governmental Authority or (B) that is a Governmental Order or similar agreement with any Governmental Authority involving future performance by the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole.

(b) Except as set forth on Section 4.13(b) of the Company Disclosure Letter or except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) since January 1, 2024, none of the Company or any of its Subsidiaries have received any written notice of any intention to terminate, repudiate or disclaim, or of any default or event that (with due notice or lapse of time or both) would constitute a default by the Company or any of its Subsidiaries under any Company Material Contract, other than defaults that have been cured or waived in writing, (ii) each Company Material Contract is a legal, valid and binding obligation of the Company or its Subsidiaries, as applicable, and is in full force and effect (except to the extent subject to, and limited by, the Enforceability Exceptions), (iii) no breach in or default under any Company Material Contract by the Company or any of its Subsidiaries exists (with or without the lapse of time or the giving of notice, or both), and (iv) (A) no other party to any Company Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any Company Material Contract; and (B) no event or circumstance has occurred that (with or without the lapse of time or the giving of notice, or both) would constitute a default or breach under any Company Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any material benefit thereunder.

4.14 Labor Matters. Except as set forth on Section 4.14 of the Company Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the date hereof:

(a) Neither the Company nor any of its Subsidiaries is a party to any Collective Bargaining Agreement or other Contract with a labor union or labor organization, and no Employee is represented by any labor organization with respect to such Employee’s employment with the Company or its applicable Subsidiary;

(b) There is no strike or work stoppage involving any of the Company or its Subsidiaries pending or formally threatened in writing;

(c) No Action brought by or on behalf of any Employee, former employee, labor organization or other Representative of the Employees of the Company or any of its Subsidiaries is pending or formally threatened in writing against the Company or any of its Subsidiaries (other than ordinary workers’ compensation claims);

(d) There is no ongoing or threatened Action or investigation against the Company or any of its Subsidiaries with respect to any employment matter;

(e) No union organization campaign is in progress with respect to any Employee or group of Employees;

(f) Since January 1, 2024, the Company and each of its Subsidiaries has been and is in compliance in all material respects with (i) all applicable Laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, harassment, non-discrimination in employment, workers’ compensation, unemployment compensation and the collection and payment of withholding or payroll Taxes and similar Taxes and (ii) all obligations of such Person under any employment agreement, consulting agreement, severance agreement, Collective Bargaining Agreement or any similar employment or labor-related agreement or understanding;

(g) Since January 1, 2024, all independent contractors and consultants providing personal services to the Company or any of its Subsidiaries have been properly classified as independent contractors for purposes of all Laws, including Laws with respect to employee benefits, and all Employees have been properly classified under the Fair Labor Standards Act and similar state Laws;

(h) Since January 1, 2024, (i) a Form I-9 has been completed and retained with respect to each Employee and, where required by Law, former employees of the Company and each of its Subsidiaries, and (ii) none of the Company nor any of its Subsidiaries has been the subject of any Action assessment or judgement, nor has the Company nor any of its Subsidiaries been the subject of an investigation, inquiry or any Action assessment or judgments from the U.S. Department of Homeland Security, including the Immigration and Customs Enforcement, (or any predecessor thereto, including the U.S. Customs Service or the Immigration and Naturalization Service) or any other immigration-related enforcement proceeding;

(i) There is not currently pending, and since January 1, 2024 there have not been, any allegations of sexual harassment or other sexual misconduct made against any officer or executive of the Company or any of its Subsidiaries, and since January 1, 2024 none of the Company nor any of its Subsidiaries has entered into a settlement agreement to resolve any allegations of sexual harassment or other sexual misconduct by any of its employees, officers or executives, and there are no circumstances or conduct by any employee, officer or executive of the Company or any of its Subsidiaries that would lead to material Liability related to allegations of sexual harassment or other sexual misconduct; and

(j) There has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to any of the Company or its Subsidiaries within the six months prior to the date hereof.

4.15 Employee Benefit Plans.

(a) Section 4.15(a) of the Company Disclosure Letter sets forth each material (i) “employee benefit plan” (as defined in section 3(3) of ERISA), and (ii) retirement or deferred compensation plan, incentive compensation plan, commission plan or arrangement, equity or equity-based plan, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program, flexible benefit plan, cafeteria plan, dependent care plan or any fringe benefit arrangements for any current or former employee, director, consultant, leased employee or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan (as defined in section 3(3) of ERISA), in each case, under or with respect to which is maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries have any obligation to contribute, or with respect to which the Company or any of its Subsidiaries has any Liability, other than a “multiemployer plan” (as defined in section 3(37) of ERISA) or a plan maintained by a Governmental Authority (each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, Company has provided to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) of the following, to the extent applicable: (i) each Benefit Plan, any amendment and any related trust agreement or other funding instrument; (ii) the most recent determination or opinion letter; (iii) any summary plan description, summaries of material modification, employee handbook and other written communications (or a description of any oral communications) by Company or any Affiliate of Company concerning the extent of the benefits provided under an Benefit Plan; (iv) for the three most recent years (A) the Form 5500 and attached schedules thereto, (B) audited financial statements, and (C) actuarial valuation reports; (v) insurance contracts; (vi) the most recent nondiscrimination and other tests performed under the Code; and (vii) any other documents reasonably requested by Parent.

(c) Except to the extent it would not reasonably be expected to have a Material Adverse Effect, each Benefit Plan has been established and administered in accordance with its terms and in compliance with applicable Law, and no event, change, development, effect, condition, circumstance, occurrence or state of facts, or any combination of the foregoing has occurred which will or could cause any Benefit Plan to fail to comply with such requirements and no notice has been issued by any Governmental Authority questioning or challenging such compliance (other than with respect to matters that have been resolved). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received an IRS determination letter or is the subject of an IRS opinion or advisory letter, and nothing has occurred that would reasonably be expected to result in any such Benefit Plan not being so qualified, and no event has occurred which will or could give rise to disqualification of any such Benefit Plan. All Benefit Plans which are subject to section 409A of the Code comply with section 409A in form and have been administered in accordance with their terms and section 409A of the Code except to the extent it would not reasonably be expected to have a Material Adverse Effect.

(d) Except as set forth on Section 4.15(d) of the Company Disclosure Letter, none of the Company, its Subsidiaries, or any of their respective ERISA Affiliates has now or at any time since January 1, 2024 had an obligation to contribute to, or any Liability with respect to: (i) a plan subject to Title IV of ERISA, (ii) a “multiemployer plan” (as defined in section 3(37) of ERISA), (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code), (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code or applicable state Law at the sole cost of the individual.

(e) No event, change, development, effect, condition, circumstance, occurrence or state of facts, or any combination of the foregoing has occurred with respect to any Benefit Plan, that could reasonably be expected to subject Parent, the Company or any of its Subsidiaries or any Benefit Plan to material penalties or excise Taxes under Sections 4980B, 4980D, 4980H, 6055 or 6056 of the Code. Except to the extent it would not reasonably be expected to have a Material Adverse Effect, there have been no “prohibited transactions” (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Benefit Plan and none of the Company, its Subsidiaries or any of their respective ERISA Affiliates has engaged in any prohibited transaction.

(f) Except as set forth on Section 4.15(f) of the Company Disclosure Letter, to the Knowledge of the Company, neither the execution and delivery of this Agreement nor the approval or consummation of the transactions contemplated by this Agreement will (i) result in any material compensation or benefit becoming due to any Employee, (ii) increase any payments or benefits payable to any Employee or other Person under any Benefit Plan or (iii) result in the acceleration of the time of payment, funding or vesting of any payments or benefits to any Employee or other Person under any Benefit Plan.

(g) To the Knowledge of the Company, there are no Actions or investigations, nor have there been any since January 1, 2024, that have been asserted, instituted or threatened with respect to any Benefit Plan other than routine claims for benefits.

(h) None of the payments contemplated by the Benefit Plans or otherwise in connection with the transactions contemplated by this Agreement or for a termination of employment of any Employee or other “disqualified individual” (as defined in Section 280G of the Code) would, in the aggregate, constitute “excess parachute payments” (as defined in section 280G of the Code (without regard to subsection (b)(4) thereof)).

(i) No Benefit Plan or any contract, agreement, plan, policy, or arrangement with the Company, its Subsidiaries or any of their respective ERISA Affiliates and any Employee or other Person provides for a “gross-up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

(j) Each material Benefit Plan maintained under the Law or applicable custom or rule of a jurisdiction outside of the U.S. is listed on Section 4.15(j) of the Company Disclosure Letter (each, a “Foreign Plan”). With respect to each Foreign Plan, (i) such Foreign Plan is, and has been operated, in material compliance with its terms and the provisions of the Laws of each jurisdiction in which such Foreign Plan is maintained, to the extent those Laws are applicable to such Foreign Plan, (ii) all material contributions to, and material payments from, such Foreign Plan which have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Laws of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, (iii) the Company and each of its Subsidiaries has materially complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Authority having jurisdiction with respect to such Foreign Plan required determinations, if any, that such Foreign Plan is in compliance with the Laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, (iv) there are no pending investigations by any Governmental Authority involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, and (v) the consummation of the transactions contemplated by this Agreement will not by themselves create or otherwise result in any Liability with respect to such Foreign Plan.

4.16 Intellectual Property.

(a) Section 4.16(a)(i) of the Company Disclosure Letter sets forth a list of all material Owned Company Intellectual Property issued by, or registered with, the U.S. Patent and Trademark Office, the U.S. Copyright Office, a U.S. state office, any similar Governmental Authority or domain name registrar anywhere in the world. All issued items and registrations set forth on Section 4.16(a)(i) of the Company Disclosure Letter are in force and are valid and enforceable, and all applications set forth on Section 4.16(a)(i) of the Company Disclosure Letter are pending and in good standing. The Company does not have any material Software that is Owned Company Intellectual Property. The Company and its Subsidiaries exclusively own (beneficially and of record where applicable) all right, title and interest in and to all Owned Company Intellectual Property, including that listed on Section 4.16(a) of the Company Disclosure Letter, free and clear of any Liens other than Permitted Liens. The Owned Company Intellectual Property is not subject to or bound by any outstanding Action, Governmental Order or Contract restricting the use, licensing or other exploitation of the same or that otherwise could adversely affect the use, licensing or other exploitation of the same or rights thereto (other than Office

Actions or other orders issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office, or any similar Governmental Authority in the ordinary course of business). No third party has been granted any rights to any Owned Company Intellectual Property except pursuant to (i) a Company Material Contract listed on Section 4.16(a), (ii) an Incidental License, or (iii) a non-exclusive license to a customer granted in the ordinary course of business and consistent with past practices.

(b) The Company and its Subsidiaries own or have a valid right by way of license agreement or other permission to use in the manner currently used, all material Intellectual Property used in the conduct of the business of the Company or any of its Subsidiaries as currently conducted. Each material item of Intellectual Property used in the business of the Company or any of its Subsidiaries will be owned or licensed and available for use by the Company and its Subsidiaries on materially similar terms following the consummation of the transactions contemplated by this Agreement as such items were owned by, licensed to, or available for use by the Company and each of its Subsidiaries prior to the consummation of the transactions contemplated by this Agreement.

(c) Neither the Company nor any of its Subsidiaries has infringed upon, misappropriated, or otherwise violated the Intellectual Property of any third party during the past three (3) years, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. During the past three (3) years, neither the Company nor any of its Subsidiaries has received any written notice from any Person, and neither the Company nor any of its Subsidiaries is currently in possession of any outstanding written notice from any Person, and there is no Action or investigation pending, (i) alleging that the Company or any of its Subsidiaries infringes, misappropriates or violates any Intellectual Property of any Person or (ii) challenging the ownership by the Company or any of its Subsidiaries of or the registrability, validity or enforceability of any Owned Company Intellectual Property, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) No other Person has infringed any Owned Company Intellectual Property during the past three (3) years, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. During such period, neither the Company nor any of its Subsidiaries has made any claims to any other Person alleging that such Person has infringed, misappropriated or violated any Owned Company Intellectual Property.

(e) The Company and each of its Subsidiaries has used commercially reasonable efforts to protect and maintain the confidentiality of all Trade Secrets included in the Owned Company Intellectual Property. No material Trade Secret included in the Owned Company Intellectual Property has been disclosed to any third party, other than pursuant to a non-disclosure agreement that protects the proprietary interests in and to such Trade Secret, and, to the Company’s Knowledge, there has been no breach of such an agreement. The Company and each of its Subsidiaries have secured from all former and current officers, employees, consultants and contractors, and any other Person who materially contributed to the creation or development of any Intellectual Property for the Company or any of its Subsidiaries valid written agreements (i) assigning to the Company or the applicable Subsidiary their entire right, title and interest in and to such Intellectual Property, to the extent such contributions are not already owned by the Company or such Subsidiary by operation of Law, and (ii) restricting the disclosure and use by such Persons of Trade Secrets included in the Owned Company Intellectual Property.

(f) Neither the Company nor any of its Subsidiaries has licensed or provided to any Person, or allowed any Person to access or use, any source code for any material Software owned by the Company or any of its Subsidiaries, other than employees, contractors and consultants of the Company or any of its Subsidiaries that have confidentiality obligations to the Company or such Subsidiary with respect to such source code. No source code for any material Software owned by the Company or any of its Subsidiaries is in escrow. The Company and each of its Subsidiaries have used reasonable best efforts to ensure that all Software used by the Company or any of its Subsidiaries is free of any disabling codes or instructions, and any virus or other intentionally created, undocumented contaminant, that may, or may be used to, access, modify, delete, damage or disable any internal computer systems of the Company or any of its Subsidiaries, and such Software is free of any such codes, instructions, viruses and contaminants.

(g) The Company and each Subsidiary has complied in all material respects with the conditions of licenses for any Open Source Software used by the Company or any of the Subsidiaries. No Software owned by the Company or any of its Subsidiaries uses, incorporates, links to, has been combined or distributed with, is derived from or has embedded in it any Open Source Software in a manner that imposes an obligation on the Company or any of its Subsidiaries to license any such Software on any particular terms, disclose the source code for any such Software to any third party, or license any patents. The Company and each of its Subsidiaries is in compliance with each applicable license of Open Source Software. No funding, facilities or personnel of any Governmental Authority or any university or educational institution were used to develop or create any material Owned Company Intellectual Property.

4.17 Data Privacy and Information Technology.

(a) In the past three (3) years, the Company and its Subsidiaries have maintained internal privacy and data security policies as well as privacy policies or statements posted on or in any website, application or other digital service owned or operated by the Company or its Subsidiaries (“Privacy and Data Security Policies”) in material compliance with all Data Protection Laws. Notwithstanding anything to the contrary in Section 4.08, the Company and its Subsidiaries are and during the past three (3) years have been in material compliance with all (x) applicable Data Protection Laws, (y) Privacy and Data Security Policies and (z) Data Processing Contracts, including, to the extent applicable, the EU standard contractual clauses.

(b) The Company or one of its Subsidiaries, as applicable, has a valid and legal right (whether contractually, by applicable Data Protection Laws or otherwise) to access or use all material Personal Information that is accessed and used by or on behalf of such Person in connection with the sale, use and/or operation of their products, services and businesses.

(c) To the Knowledge of the Company, as of the date hereof and as of the Closing, neither the Company nor any of its Subsidiaries is prohibited by any applicable Law, their own Privacy and Data Security Policies or any Data Processing Contracts from providing Parent with or transferring to Parent at Closing, all or any portion of the Personal Information in the possession or control of the Company or any of its Subsidiaries.

(d) The Company and its Subsidiaries maintain administrative, technical, organizational and physical security procedures and measures that are reasonable and appropriate, designed to preserve the confidentiality, integrity and availability of Personal Information in the possession or control of the Company or any of its Subsidiaries and that are designed to protect against Security Incidents.

(e) The Company and its Subsidiaries own, lease or license all of their IT Assets that are necessary to conduct the business of the Company and its Subsidiaries in all material respects in the manner currently conducted. Since January 1, 2024, there has been no failure or other material substandard performance of any of such IT Assets which has resulted in any Material Adverse Effect. The IT Assets of the Company and its Subsidiaries (i) operate and perform in all material respects in accordance with their applicable specifications and documentation and as required for the conduct of the business of the Company and its Subsidiaries in the manner currently conducted, and (ii) are, to the Knowledge of the Company, free from material defects, viruses, worms, Trojan horses or similar flaws or harmful programs.

(f) Since January 1, 2024, there has not been any (i) Security Incidents resulting in a Material Adverse Effect, or (ii) claims asserted by, complaints from, notices from, Actions commenced or investigation conducted by any Person (including any Governmental Authority) in writing against the Company or any of its Subsidiaries with respect to collection, use, storage, processing or transfer of Personal Information or alleging any violation of Data Protection Laws.

4.18 Customers and Suppliers.

(a) Section 4.18(a) of the Company Disclosure Letter contains a true, complete and accurate list, by percentage of total sales by the Company and its Subsidiaries for each of the fiscal year ended on December 31, 2025 and the period beginning January 1, 2026 and ending March 31, 2026, of the 10 largest customers of the Company and its Subsidiaries measured by revenue received (each, a “Company Significant Customer”). Since January 1, 2025, except as set forth in Section 4.18(a) of the Company Disclosure Letter or except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there has not been any termination, cancellation or material change in the business relationship, and there have been no disputes between the Company or any of its Subsidiaries or any of their respective Affiliates, on the one hand, and any Company Significant Customer, on the other hand, and neither the Company nor any of its Subsidiaries has received any written notice that any Company Significant Customer intends to adversely change its terms, cease or materially alter its business relationship with the Company or any of its Subsidiaries or reduce its rate or amount of purchases from the Company or any of its Subsidiaries.

(b) Section 4.18(b) of the Company Disclosure Letter contains a complete and accurate list, by percentage of total purchases by the Company and its Subsidiaries for each of the fiscal year ended December 31, 2025 and the period beginning January 1, 2026 and ending March 31, 2026, of the 10 largest suppliers to the Company and its Subsidiaries (each, a “Company Significant Supplier”) measured by aggregate expenditures. Since January 1, 2025, except as set forth in Section 4.18(b) of the Company Disclosure Letter or except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there has not been any termination, cancellation or material change in the business relationship, and there has been no disputes between the Company or any of its Subsidiaries or any of their respective Affiliates, on the one hand, and any Company Significant Supplier, on the other hand, and neither the Company nor any of its Subsidiaries has received any written notice that any Company Significant Supplier intends to adversely change its terms, cease or materially alter its business relationship with the Company or any of its Subsidiaries or reduce its rate or amount of sales to the Company or any of its Subsidiaries.

4.19 Credit Agreement.

(a) As of the date hereof, the Company has delivered to Parent a true, correct and complete copy of the executed Credit Agreement Amendment.

(b) As of the date hereof, (i) the Credit Agreement has not been amended, supplemented, modified, withdrawn, rescinded or terminated, (ii) to the Knowledge of the Company, no such amendment, supplement, modification, withdrawal, recission or termination is contemplated by the Company, and (iii) the obligation of the Credit Agreement Lenders to provide the Credit Agreement Financing has not been withdrawn, terminated, waived, rescinded or otherwise amended or modified and, to the Knowledge of the Company, no such withdrawal, termination, rescission, or other amendment or modification is contemplated. Except as expressly set forth in the Credit Agreement, the Company has not entered into any side letters, understandings, or other Contracts, agreements or arrangements with the administrative agent under the Credit Agreement or the Credit Agreement Lenders related to the funding of the Credit Agreement Financing that imposes any new condition precedent to the funding of the Credit Agreement Financing or would impose additional conditions on the Company’s right to request such Credit Agreement Financing or cause the Credit Agreement Financing to be funded. For the avoidance of doubt, the Company makes no representation or warranty regarding the availability, sufficiency or funding of the Credit Agreement Financing or any other Debt Financing or the ability or willingness of any Credit Agreement Lender to fund any borrowing.

(c) As of the date hereof, the Company has fully paid any and all commitment fees or other fees due and payable pursuant to the Credit Agreement Amendment that are due and payable on or prior to the date hereof pursuant to the terms of the Credit Agreement.

(d) As of the date hereof, the Credit Agreement is in full force and effect and is the legal, valid, binding and enforceable obligation of the Company, the other Loan Parties (as defined in the Credit Agreement) party thereto and, to the Knowledge of the Company, each of the other parties party thereto, except, in each case, as such enforceability may be limited by the Enforceability Exceptions. As of the date hereof, to the Knowledge of the Company, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of the Company or the other Loan Parties (as defined in the Credit Agreement) party thereto or (ii) constitute a failure to satisfy a condition on the part of the Company or the other Loan Parties (as defined in the Credit Agreement) party thereto with respect to the Credit Agreement Financing that are required to be satisfied as of the date hereof.

4.20 Related Party Transactions. Other than any Related Party Agreement, none of the Disinterested Stockholders: (a) is a supplier or customer of the Company or any of its Subsidiaries or (b) has any cause of action or other claim against the Company or any of its Subsidiaries.

4.21 Proxy Statement; Information Supplied. The Proxy Statement (including any amendment or supplement thereto), at the time first sent or given to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the applicable rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, Intermediate, Merger Sub or any Representatives thereof for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

4.22 No Anti-Takeover Provisions. Assuming the accuracy of the representations and warranties set forth in Section 5.09 (Ownership of Equity of the Company), as a result of the approval by the Board referred to in Section 4.03(c), no “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Law (each, a “Takeover Law”) applies or will apply to the Company pursuant to this Agreement or the transactions contemplated by this Agreement.

4.23 Opinion of Financial Advisor. The Special Committee has received the opinion of William Blair & Company L.L.C., to the effect that, as of the date of such opinion and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by William Blair & Company L.L.C. set forth therein, the Merger Consideration to be received by the Disinterested Stockholders (other than the holders of Excluded Shares) in connection with the transaction contemplated by this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement and a true and complete copy of such written opinion will be provided to Parent by the Company solely for informational purposes promptly following the date hereof, and it is agreed and understood that such opinion is for the benefit of the Special Committee only and may not be relied upon by Parent, Intermediate, or Merger Sub or any director, officer or employee of Parent, Intermediate, or Merger Sub.

4.24 Brokers and Other Advisors. Except for William Blair & Company L.L.C., the fees and expenses of which are accurately set forth on Section 4.24 of the Company Disclosure Letter and will be paid by the Company at or prior to Closing, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT, INTERMEDIATE AND MERGER SUB

Parent, Intermediate and Merger Sub jointly and severally represent and warrant to the Company that:

5.01 Organization; Standing. Parent is a limited liability company duly formed, validly existing under the Laws of the State of Delaware and is in good standing with the DE SOS. Intermediate is a limited liability company duly formed, validly existing under the Laws of the State of Delaware and is in good standing with the DE SOS. Merger Sub is a corporation duly incorporated, validly existing under the Laws of the State of Delaware and is in good standing with the DE SOS. Each of Parent, Intermediate and Merger Sub has all requisite limited liability company or corporate power and authority, as applicable, necessary to carry on its respective business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

5.02 Authority; Noncontravention.

(a) Each of Parent and Intermediate has all necessary limited liability company power and authority, and Merger Sub has all necessary corporate power and corporate authority, to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated by this Agreement. The sole member of Parent has approved and declared advisable this Agreement and the transactions contemplated by this Agreement. The sole member of Intermediate has approved and declared advisable this Agreement and the transactions contemplated by this Agreement. The Board of Directors of Merger Sub has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of, Merger Sub and its sole stockholder, (ii) determined that it is advisable and in the best interests of Merger Sub and its sole stockholder to enter into this Agreement and consummate the transactions contemplated hereby, (iii) approved the execution and delivery of this Agreement by Merger Sub, the performance by Merger Sub of its covenants under this Agreement and the consummation of the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in this Agreement, (iv) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement and (v) directed that this Agreement be submitted to the sole stockholder of Merger Sub for adoption. The recommendation in the foregoing clause (iv) has not been withdrawn, rescinded or modified in any way as of the date hereof. No vote of equity securities of Parent or Intermediate is necessary to approve this Agreement or the consummation by Parent, Intermediate and Merger Sub of the

Merger and the other transactions contemplated by this Agreement. Intermediate, in its capacity as the sole stockholder of Merger Sub, has delivered the Merger Sub Stockholder Approval. Except as expressly set forth in this Section 5.02(a), no other limited liability company or corporate action (including any member or stockholder vote or other action) on the part of Parent, Intermediate or Merger Sub (or any of their Affiliates) is necessary to authorize the execution, delivery and performance by Parent, Intermediate and Merger Sub of this Agreement and the consummation by Parent, Intermediate and Merger Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent, Intermediate and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent, Intermediate and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

(b) The execution and delivery of this Agreement by Parent, Intermediate and Merger Sub do not, and the consummation of the transactions contemplated by this Agreement, and compliance with the provisions of this Agreement will not, conflict with, or result in any material violation or material breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a material right of termination, cancellation, first offer, first refusal, modification or acceleration of any right or obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent, Intermediate or Merger Sub under, any provision of (i) the organizational documents of Parent or Intermediate or the certificate of incorporation or bylaws of Merger Sub or (ii) (A) any material Contract to which Parent, Intermediate or Merger Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (B) subject to the filings and other matters referred to in the immediately following sentence, any Law or Governmental Order, in each case, applicable to Parent, Intermediate or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, breaches, defaults, rights, losses, Liens, suspensions, limitations or impairments that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.03 Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Proxy Statement and Schedule 13E-3, (b) compliance with the rules and regulations of Nasdaq, (c) the filing and acceptance for record of the Certificate of Merger with the DE SOS pursuant to the DGCL, (d) filings required or advisable under, and compliance with other applicable requirements of the HSR Act or any other Antitrust Laws, and (e) compliance with any applicable state securities or blue sky laws, no consent, approval, license, permit or authorization of, or filing, declaration, notification or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent, Intermediate and Merger Sub, the performance by Parent, Intermediate and Merger Sub of their obligations hereunder and the consummation by Parent, Intermediate and Merger Sub of the transactions contemplated by this Agreement, other than such other consents, approvals, licenses, permits, authorizations, filings, declarations, notifications or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

5.04 Ownership and Operations of Intermediate and Merger Sub. Each of Intermediate and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and, prior to the Effective Time, will not have engaged in any business activities, other than activities in connection with the transactions contemplated by this Agreement. All of the issued and outstanding limited liability company interests of Intermediate are, and at the Effective Time will be, solely owned by Parent, free and clear of all Liens. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, solely owned by Intermediate, free and clear of all Liens. There are no options, warrants, rights, convertible or exchangeable securities, equity-based performance units or Contracts to which Intermediate or Merger Sub is a party or by which Intermediate or Merger Sub is bound obligating Intermediate or Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional limited liability company interests or shares of capital stock of, or any security convertible or exchangeable for any limited liability company interests or shares of capital stock of, Intermediate or Merger Sub, as applicable.

5.05 Financing.

(a) As of the date hereof, Parent has delivered to the Company a true, correct and complete copy of the executed Equity Commitment Letter.

(b) As of the date hereof, (i) the Equity Commitment Letter has not been amended, supplemented or modified, withdrawn, rescinded or terminated, (ii) no such amendment, supplement, modification, withdrawal, rescission or termination is contemplated by Parent or, to the Knowledge of Parent, by the other parties thereto, and (iii) the commitments contained in the Equity Commitment Letter have not been withdrawn, terminated, waived, rescinded or otherwise amended or modified and, to the Knowledge of Parent, no such withdrawal, termination, rescission, or other amendment or modification is contemplated. Except as expressly set forth in the Equity Commitment Letter and the Limited Guarantee, there are no side letters, understandings, or other Contracts, agreements or arrangements related to the funding or investing, as applicable, of the Equity Financing or the transactions contemplated by this Agreement that would reasonably be expected to impose any new condition precedent to the funding of the full amount of the Equity Financing or would impose other contingencies related to the funding of the full amount of the Equity Financing. There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing contemplated by the Equity Commitment Letter, other than the conditions precedent set forth in the Equity Commitment Letter.

(c) As of the date hereof, Parent has fully paid any and all commitment fees or other fees in connection with the Equity Commitment Letter that are due and payable on or prior to the date hereof pursuant to the terms of the Equity Commitment Letter.

(d) As of the date hereof, the Equity Commitment Letter is (i) in full force and effect and is the legal, valid, binding and enforceable obligation of Parent, Intermediate, Merger Sub and the Equity Commitment Party, except, in each case, as such enforceability may be limited by the Enforceability Exceptions, and (ii) fully and specifically enforceable against the parties thereto in accordance with its terms. Assuming satisfaction of the conditions to Parent’s, Intermediate’s and Merger Sub’s obligations to consummate the Merger, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Parent, Intermediate, Merger Sub, the Equity Commitment Party or, to the

Knowledge of Parent, any other party thereto under the Equity Commitment Letter or (ii) constitute a failure to satisfy a condition on the part of Parent, Intermediate, Merger Sub, the Equity Commitment Party or any other party thereto under the Equity Commitment Letter. As of the date of this Agreement, the Equity Commitment Party has not notified Parent, Intermediate or Merger Sub of its intention to terminate any commitment set forth in the Equity Commitment Letter or not to provide the Financing.

(e) Assuming satisfaction (or waiver) of the conditions set forth in Section 7.01 and Section 7.02, Parent has no reason to believe that any of conditions precedent set forth in the Equity Commitment Letter will not be satisfied on or prior to the Closing Date or that the full amount of the Equity Financing will not be made available to Parent on the Closing Date in the amount required to satisfy the Financing Uses. Parent acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement, is not and will not be subject to the receipt by Parent, Intermediate or Merger Sub of any financing or the consummation of any other transaction. Assuming (i) satisfaction of the conditions to Parent’s, Intermediate’s and Merger Sub’s obligation to consummate the Merger, (ii) the Equity Financing is funded in accordance with the Equity Commitment Letter, and (iii) Debt Financing is available in an amount no less than $250,000,000 or Parent otherwise has available funds, Parent, Intermediate and Merger Sub shall have on the Closing Date funds sufficient to enable Parent to (A) pay the aggregate Merger Consideration and all amounts payable pursuant to any provision of this Agreement (including other payments contemplated by ARTICLE III), (B) pay any and all fees and expenses required to be paid by the Company, any of the Company’s Subsidiaries, Parent, Intermediate or Merger Sub in cash at Closing in connection with the Merger and the Debt Financing, (C) repay any outstanding Indebtedness of the Company or its Subsidiaries required by this Agreement to be prepaid or repaid at the Closing, and (D) satisfy all of the other payment obligations of the Company, Subsidiaries of the Company, Parent, Intermediate and Merger Sub contemplated hereunder (the payments described in clauses (A) through (D), the “Financing Uses”).

(f) Without limiting Section 9.07 and the remedy provisions of Section 8.03, in no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent, Intermediate or Merger Sub hereunder.

5.06 Limited Guarantee; Support Agreement. On or prior to the date hereof, Parent has delivered to the Company (a) a true and complete copy of the Limited Guarantee, dated as of the date of this Agreement, which has been duly executed and validly delivered by the Guarantor, and (b) a true and complete copy of the Support Agreement, dated as of the date of this Agreement, which has been duly executed and validly delivered by the Sponsor. The Limited Guarantee and the Support Agreement constitute legal, valid and binding obligations of the Guarantor and the Sponsor, as applicable, enforceable against them in accordance with the applicable agreement’s terms, subject to the Enforceability Exceptions, and the Limited Guarantee guarantees the obligations as expressly set forth therein. No event has occurred or circumstance exists that, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Guarantor under the Limited Guarantee or on the part of the Sponsor under the Support Agreement.

5.07 Brokers and Other Advisors. Except for JPMorgan Chase Bank, N.A. (whose fees and expenses will be paid by Parent or Affiliates of Parent), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Intermediate, Merger Sub or any of their respective Subsidiaries.

5.08 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent, Intermediate or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent, Intermediate and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

5.09 Ownership of Equity of the Company. As of the date hereof, (a) the Sponsor beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) 36,357,588 shares of Company Common Stock, and (b) no shares of Company Common Stock other than those contemplated by the immediately preceding clause (a) are beneficially owned, directly or indirectly, by any Affiliated Stockholder. As of the date hereof, other than the Support Agreement and arrangements disclosed in writing to and approved in writing by the Special Committee, none of Parent, Intermediate, Merger Sub, any Affiliated Stockholder or any of their respective Affiliates has entered into any Contract with any director, officer or employee of the Company or any of its Subsidiaries relating to any rollover, reinvestment, equity, employment, consulting, compensation, retention or other similar arrangement that is conditioned upon or related to the Merger or the other transactions contemplated by this Agreement.

5.10 Litigation. There is no Action pending or, to the Knowledge of Parent, threatened against Parent, Intermediate, Merger Sub or any of their Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, nor is there any Governmental Order outstanding against Parent, Intermediate, Merger Sub or any of their Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.11 Solvency. None of Parent, Intermediate or Merger Sub is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of Parent, Intermediate, Merger Sub or any of their respective Subsidiaries or Affiliates or of the Company or any of its Subsidiaries. Assuming (a) satisfaction or waiver of the conditions to Parent’s, Intermediate’s and Merger Sub’s obligation to consummate the Merger, and (b) (i) the accuracy of the representations and warranties set forth in ARTICLE IV and (ii) the performance by the Company and its Subsidiaries of the covenants and agreements contained in this Agreement, and after giving effect to the transactions contemplated hereby, any Financing obtained in connection with the transactions contemplated hereby and the satisfaction of all payment obligations represented by the Financing Uses, Parent has no reason to believe that Parent, the Surviving Corporation and their respective Subsidiaries, on a consolidated basis, will not be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

6.01 Conduct of Business.

(a) Except as set forth in Section 6.01 of the Company Disclosure Letter, expressly required or permitted by this Agreement, required by Law or consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (x) use commercially reasonable efforts to carry on its business in the ordinary course of business in all material respects, and (y) use commercially reasonable efforts to (1) preserve intact its current lines of business, material assets, properties (including Intellectual Property), Contracts and business organization, and (2) preserve its relationships with contractors, agents, customers, lenders, suppliers, licensors, licensees, distributors, wholesalers, lessors, Governmental Authorities and others having significant business dealings with the Company or any of its Subsidiaries (it being agreed that no action or omission by the Company or any of its Subsidiaries with respect to a matter specifically addressed by any provision of this Section 6.01(a) will be deemed a breach of this Section 6.01(a)). Without limiting the generality of the foregoing, except as set forth in Section 6.01 of the Company Disclosure Letter, expressly required or permitted by this Agreement, required by Law or consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock or set any record date therefor, other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent;

(ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock;

(iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any options, warrants, phantom stock or other rights to acquire any such shares, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Equity-Based Awards in order to pay the exercise price thereof, (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to the Equity-Based Awards and (C) the acquisition by the Company of Equity-Based Awards or in connection with the forfeiture of such awards;

(iv) issue, grant, deliver or sell any shares of its capital stock or other voting securities or equity interests, any securities convertible or exchangeable into any such shares, voting securities or equity interests, any options, warrants, phantom stock or other rights to acquire any such shares, voting securities, equity interests or convertible or exchangeable securities, any stock-based performance units, any Voting Company Debt or any other rights that give any Person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock, other than (A) upon the exercise or settlement of Equity-Based Awards, in each case, outstanding on the date of this Agreement in accordance with their terms as in effect as of the date of this Agreement or (B) as required to comply with any Benefit Plan as in effect on the date of this Agreement and made available to Parent prior to the date of this Agreement;

(v) amend the Company Charter or the Company Bylaws or any of the comparable organizational documents of any Subsidiary of the Company, in each case, whether by merger, consolidation or otherwise;

(vi) acquire, directly or indirectly, whether by purchase, merger, consolidation or acquisition of stock or assets, formation of a joint venture, partnership or similar arrangement, or otherwise, any other Person or any assets, real property, securities, properties, interests, rights, or businesses or make any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers), in each case, other than in the ordinary course of business (it being understood and agreed that the acquisition of all or substantially all of the assets of any Person or of a business or division of any Person is not in the ordinary course of business);

(vii) sell, acquire, lease, sublease, license, sublicense, grant rights in, transfer, abandon or otherwise dispose of any of, or create or incur any Lien (other than a Permitted Lien) on, any permit or Intellectual Property, its properties (including any Owned Company Intellectual Property), assets (including capital stock of any Subsidiary of the Company), interests or businesses;

(viii) (A) (1) incur or assume (x) any indebtedness for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), (y) any obligations evidenced by bonds, notes, debentures, letters of credit or similar instruments, or in respect of interest rate and currency obligation swaps, hedges or similar arrangements or (z) any obligations under capitalized leases as defined pursuant to GAAP, (2) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, (3) enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, or (4) guarantee (or otherwise become liable with respect to) any such indebtedness or any debt securities of another Person (collectively, “Indebtedness”), other than (I) intercompany Indebtedness, (II) Indebtedness incurred under the Credit Agreement in the form of Revolving Loans (as defined in the Credit Agreement) in an amount no greater than $100,000,000 in the aggregate (it being understood that, for the avoidance of doubt, any Indebtedness incurred and outstanding in the form of Revolving Loans as of the date hereof shall count towards such aggregate amount), or (III) Indebtedness incurred under the Credit Agreement in connection with funding any of the acquisitions set forth on

Section 6.01(a)(vi) of the Company Disclosure Letter and approved by the Board (which, for the avoidance of doubt, shall not count towards the $100,000,000 basket in the foregoing subclause (II)); or (B) form any Subsidiary or make any loans or capital contributions to, or investments in, any other Person, other than to any direct or indirect wholly owned Subsidiary of the Company;

(ix) except (A) as required by applicable Law, or (B) as required pursuant to the terms of any Benefit Plan or Collective Bargaining Agreement, (1) grant, increase or modify (other than in a de minimis respect without increased cost to the Company or any of its Subsidiaries) the compensation, severance, retention or other benefits to current or former directors, officers, individual service providers or employees, (2) (x) establish, adopt, enter into, terminate, amend or modify in any way any Collective Bargaining Agreement or material Benefit Plan or any benefit or compensation plan, policy, program, agreement or arrangement that would be a material Benefit Plan if in effect as of the date hereof (except for amendments to Benefit Plans made in the ordinary course of business that do not increase (other than in a de minimis respect) the expense of maintaining such plan), or (y) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries, (3) take any action to accelerate any rights, payments, vesting or benefits under any material Benefit Plan or any benefit or compensation plan, policy, program, agreement or arrangement that would be a material Benefit Plan if in effect as of the date hereof, (4) grant, modify or amend any cash-based bonuses and incentive compensation or any equity or equity-based awards, (5) hire, engage or terminate (other than for cause) any officer, employee, independent contractor or consultant, with respect to any such Person who has annual compensation in excess of $350,000 (other than in the ordinary course of business consistent with past practice), or (6) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former officer or director;

(x) implement any employee layoffs that require the issuance of notices under the WARN Act;

(xi) settle or compromise any claim or Action, in each case, made or pending against the Company or any of its Subsidiaries which settlement or compromise (A) results in payment obligations of the Company or any of its Subsidiaries in excess of $750,000, (B) involves any admission of guilt or wrongdoing by the Company or any of its Subsidiaries or any of their respective officers or directors or (C) imposes any non-de minimis restriction on the business or operations of the Company or any of its Subsidiaries (or Parent or any of its Subsidiaries after the Closing) or include any non-de minimis non-monetary or injunctive relief;

(xii) make any material change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of the Company, except as required (A) by GAAP or (B) by Law, including Regulation S-X under the Securities Act;

(xiii) adopt a plan of merger, consolidation, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than reorganizations solely among direct or indirect wholly owned Subsidiaries of the Company);

(xiv) make, change, revoke or rescind any material election relating to Taxes, make any amendment with respect to any material Tax Return, settle or compromise any material Tax liability, or any material Tax claim or assessment relating to the Company or any of its Subsidiaries, consent to an extension of the period of assessment or collection of a material amount of Taxes, request any rulings from or enter into any closing agreement with any Governmental Authority for a material amount of Taxes, surrender any right to claim a material Tax refund, change an annual accounting period for Tax purposes, adopt or change any accounting method for Tax purposes, enter into any Tax Sharing Agreements or similar agreements, including Tax indemnity agreements (other than commercial agreements or arrangement not primarily related to Taxes and entered into in the ordinary course of business);

(xv) make any capital expenditures, other than in accordance with the capital expenditure budget of the Company for the 2026 fiscal year that was approved by the Board prior to the date hereof and is in effect as of the date of this Agreement;

(xvi) (A) terminate, cancel, amend or modify in any material respect, or waive, release or assign any material rights or material claims under, any Company Material Contract, Real Property Lease, any Contract referred to in clause (y) below, or any Contract entered into on or after the date of this Agreement that would have been considered a Company Material Contract or Real Property Lease or a Contract referred to in clause (y) below if it had been entered into prior to the date of this Agreement (“New Specified Contracts”) (other than in the ordinary course of business), or (B) enter into (x) any New Specified Contract (other than in the ordinary course of business), (y) any Contract that provides for the purchase of real property or (z) any Contract that contains a change in control provision in favor of the other party or parties thereto that requires a material payment to or would give rise to any material rights (including termination rights) of such other party or parties in connection with the consummation of the Merger (including in combination with any other event or circumstance);

(xvii) adopt or implement any stockholder rights plan or similar arrangement;

(xviii) knowingly take any action which may cause this Agreement or the Merger contemplated hereby to not comply with the provisions set forth in Section 144 of the DGCL;

(xix) commence any new line of business; and

(xx) authorize any of, or commit or agree to take any of, the foregoing actions in the preceding clauses (i) through (xix).

(b) Nothing contained in this Agreement is intended to give Parent, Intermediate or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ businesses.

6.02 No Solicitation; Change in Recommendation.

(a) No Solicitation. Except as permitted by this Section 6.02, from the date of this Agreement until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Section 8.01, the Company shall not, and shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any Takeover Proposal, (ii) provide any non-public information concerning, or any access to the business, properties, assets, books, records or personnel of, the Company or any of its Subsidiaries to any Third Party (or any Representative thereof) who would reasonably be expected to make any Takeover Proposal, except for information and access provided to customers and suppliers of the Company or any of its Subsidiaries solely to the extent (x) done in the ordinary course of business consistent with past practice and (y) not related to any Takeover Proposal, (iii) engage, or otherwise participate in any discussions or negotiations with any Third Party with respect to any Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal (other than informing Third Parties of the existence of the provisions contained in this Section 6.02 and engaging in discussions with any Person or group or their respective Representatives who has made a Takeover Proposal solely for the purpose of clarifying the terms of such Takeover Proposal or determining whether such Person intends to provide any documents (or additional documents) containing the terms and conditions of such Takeover Proposal), (iv) approve, support, adopt, endorse, recommend or declare advisable any Takeover Proposal or any Acquisition Agreement relating thereto, (v) enter into any Acquisition Agreement, or (vi) resolve or agree to do any of the foregoing. Except as permitted by this Section 6.02, from and after the date of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, (A) immediately following execution and delivery of this Agreement, cease and cause to be terminated all existing discussions or negotiations with any Third Party conducted prior to such time with respect to any Takeover Proposal, or any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal and terminate access by any Third Party to any physical or electronic data room relating to any Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Takeover Proposal and (B) promptly, and in any event within 24 hours following such time, request the prompt return or destruction of any non-public information provided to any Third Party in connection with any Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Takeover Proposal, and all documents incorporating such information created by any such Third Party, in each case, to the extent that the Company is entitled to have such documents returned or destroyed. Any violation of the restrictions set forth in this Section 6.02 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.02 by the Company. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to grant waivers of, and not enforce, any standstill provision or similar provision that has the effect of prohibiting the counterparty thereto from making an unsolicited Takeover Proposal.

(b) Certain Definitions.

(i) “Takeover Proposal” means any inquiry, proposal or offer, including any amendment or modification to any existing offer or proposal, whether or not in writing from a Third Party (or any Representative thereof acting in their capacity as such), relating to any transaction or series of related transactions that, if consummated, would result in (A) any direct or indirect acquisition or purchase of a business or assets of the Company or its Subsidiaries (including pursuant to a partnership or joint venture) by a Third Party that constitutes 20% or more of the net revenues, net income or total assets (which includes, for the avoidance of doubt, the equity securities of any Subsidiaries of the Company) of the Company and its Subsidiaries on a consolidated basis, (B) the direct or indirect issuance to a Third Party or acquisition by such Third Party of the beneficial ownership of 20% or more of the equity interests in or total voting power of the Company or (C) a direct or indirect merger, consolidation, share exchange, reorganization, recapitalization, partnership, joint venture, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or other transaction, which would, after giving effect to such a transaction, have the effect of any of the transactions contemplated by the immediately preceding clauses (A) and (B).

(ii) Wherever the term “group” is used in this Section 6.02, it is used as defined in Rule 13d-5 promulgated under the Exchange Act.

(iii) “Superior Proposal” means any bona fide, written Takeover Proposal (with references to 20% therein being deemed to be replaced with references to 50%) that did not result from an intentional and material breach by the Company of this Section 6.02, that the Board (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, (A) is reasonably likely to be consummated in accordance with its terms and (B) if consummated, would be more favorable, from a financial point of view, to the Disinterested Stockholders than the Merger, in each case, taking into account such financial, legal, financing, regulatory and other aspects of such Takeover Proposal (including the identity of the Third Party making the Takeover Proposal) and of this Agreement as the Board or the Special Committee considers in good faith to be appropriate (including any changes to the terms of this Agreement proposed by Parent in a written offer in response thereto pursuant to this Section 6.02).

(iv) “Intervening Event” means a change, event, occurrence or fact that is material to the Company and its Subsidiaries, taken as a whole, (other than any change, event, occurrence or fact to the extent resulting from an intentional and material breach of this Agreement by the Company), that was not known to, nor reasonably foreseeable by, the Board or the Special Committee as of the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material, the consequences of which were not known to, nor reasonably foreseeable by, the Board or the Special Committee as of the date of this Agreement); provided, however, that in no event shall the following constitute or give rise to an Intervening Event: (A) any Takeover Proposal, (B) the fact, in and of itself, that the Company exceeds internal or published projections (it being understood that the underlying cause of such outperformance may constitute or give rise to an Intervening Event unless otherwise excluded by this definition) or (C) any change, in and of itself, in the market price or trading volume of the Company Common Stock (it being understood that the underlying cause of such outperformance may constitute or give rise to an Intervening Event unless otherwise excluded by this definition).

(c) Permitted Discussions. Notwithstanding anything to the contrary contained in this Agreement, if at any time following the date of this Agreement and prior to obtaining the Company Requisite Stockholder Approvals, the Company receives an unsolicited bona fide, written Takeover Proposal from a Third Party made after such date that did not result from an intentional and material breach of this Section 6.02 and the Board, acting upon the recommendation of the Special Committee, or the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company (and its Representatives) may (i) enter into an Acceptable Confidentiality Agreement with the Third Party making such Takeover Proposal and, after entering into such Acceptable Confidentiality Agreement (a copy of which shall be furnished promptly to Parent), furnish information (including non-public information) or access thereto with respect to the Company and its Subsidiaries to such Third Party pursuant to such Acceptable Confidentiality Agreement; provided, however, that the Company shall promptly provide to Parent (and in any event no later than twenty-four (24) hours) any non-public information concerning the Company or its Subsidiaries to which such Third Party is provided access and which was not previously provided to Parent, or (ii) participate or engage in discussions or negotiations with such Third Party or group and its Representatives regarding such Takeover Proposal.

(d) Notice to Parent of Takeover Proposals. The Company shall promptly (and, in any event, within 24 hours) notify Parent in writing in the event that the Company or any of its Representatives receives any Takeover Proposal, and in connection with such notice, provide the identity of the Person or group making such Takeover Proposal and a written summary of the material terms and conditions thereof, including price, form of consideration, transaction structure, financing terms, and material conditions, and thereafter the Company shall keep Parent reasonably informed on a prompt basis (and, in any event, 24 hours) of any material changes to the status or terms of any such Takeover Proposal (including all material oral terms and conditions related to any Takeover Proposal as contemplated by this Section 6.02(d)). The Company agrees that it and its Subsidiaries will not enter into any confidentiality or similar agreement with any Person from and after the date of this Agreement that prohibits or otherwise restricts the Company from providing any information to Parent in accordance with this Section 6.02(d).

(e) Prohibited Activities. Except as set forth in this Section 6.02, neither the Board nor any committee thereof, including the Special Committee, shall (i) (A) withhold, withdraw or rescind (or modify or qualify in a manner adverse to Parent, Intermediate or Merger Sub), or publicly propose to withhold, withdraw or rescind (or modify or qualify in a manner adverse to Parent, Intermediate or Merger Sub), the Company Board Recommendation or the Special Committee Recommendation, or fail to include the Company Board Recommendation or the Special Committee Recommendation in the Proxy Statement, (B) approve, authorize, or recommend the adoption of, or publicly propose to approve, declare the advisability of or recommend the adoption of, any Takeover Proposal, (C) fail to recommend against the acceptance of any tender offer or exchange offer for the Company Common Stock within 10 Business Days after the commencement of such offer, (D) fail to publicly reaffirm the Company Board Recommendation or the Special Committee Recommendation, as applicable, within five Business

Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than two (2) separate occasions plus one more time for each time a Takeover Proposal or material modification thereto shall have become publicly known) or (E) publicly propose or announce an intention to take, or resolve or agree to take, any of the foregoing actions (any action or inaction described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, term sheet, agreement and plan of merger, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement related to, or that contemplates or would reasonably be expected to lead to, any Takeover Proposal, or that requires, or is reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with the transactions contemplated by this Agreement (other than any Acceptable Confidentiality Agreement) (collectively, an “Acquisition Agreement”).

(f) Intervening Event. Notwithstanding anything to the contrary contained in this Agreement but subject to compliance with Section 6.02(h), at any time prior to obtaining the Company Requisite Stockholder Approvals, the Board, acting upon the recommendation of the Special Committee, or the Special Committee may make an Adverse Recommendation Change in response to an Intervening Event if the Board, acting on the recommendation of the Special Committee, or the Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(g) Superior Proposal. Notwithstanding anything to the contrary contained in this Agreement but subject to compliance with Section 6.02(h), at any time prior to obtaining the Company Requisite Stockholder Approvals, if in response to an unsolicited bona fide written Takeover Proposal made after the date of this Agreement that did not result from an intentional and material breach of this Section 6.02 and which has not been withdrawn, the Board, acting on the recommendation of the Special Committee, or the Special Committee determines in good faith, after consultation with its outside legal counsel and its financial advisor, that such Takeover Proposal constitutes a Superior Proposal and the failure to take any of the actions contemplated by the following clauses (i) and (ii) of this Section 6.02(g) with respect to such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (i) the Board may make an Adverse Recommendation Change with respect to such Superior Proposal or (ii) the Company may terminate this Agreement pursuant to Section 8.01(d)(ii) in order to enter into a definitive Acquisition Agreement with respect to such Superior Proposal.

(h) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be entitled to make an Adverse Recommendation Change pursuant to Section 6.02(f) or Section 6.02(g) or terminate this Agreement pursuant to Section 8.01(d)(ii) unless (x) the Company shall have provided to Parent four Business Days’ prior written notice (the “Match Right Notice”), advising Parent that the Company intends to take such action (and specifying, in reasonable detail, the reasons for such action and (1) with respect to a Superior Proposal, the material terms and conditions of any such Superior Proposal (and disclosing the identity of the Third Party making such Superior Proposal) and providing all information and materials in respect of such Superior Proposal (including unredacted copies of any written Takeover Proposals and any unredacted proposed agreements and other documents related thereto) or (2) with respect to an Intervening Event, the details of such Intervening Event), and (y):

(i) during such four Business Day period, if requested in writing by Parent in good faith, the Company and its Representatives shall have engaged in good faith negotiations with Parent regarding changes to the terms of this Agreement proposed by Parent or another proposal to the extent proposed by Parent so that an Adverse Recommendation Change would no longer be necessary or to cause such Takeover Proposal to no longer constitute a Superior Proposal, as applicable; and

(ii) the Special Committee shall have considered any adjustments to this Agreement (the “Proposed Changed Terms”) no later than 11:59 p.m., New York City time, on the fourth Business Day of such four Business Day period and shall have determined in good faith, after consultation with its outside legal counsel and, with respect to a Superior Proposal, its financial advisor, that, after giving effect to such Proposed Changed Terms, the failure to make the Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(d)(ii), as applicable, would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

In the event of any (x) material changes in the changes, effects, events, occurrences or facts relating to an Intervening Event and (y) changes to the financial terms, or material revisions to the other terms, of a Superior Proposal, the Company shall, in each case, deliver to Parent a new Match Right Notice consistent with that described in this Section 6.02(h), except that references to four Business Days in this Section 6.02(h) shall be deemed to be two Business Days (it being understood that the delivery of such new Match Right Notice shall not, in any event, shorten the duration of the initial four Business Day period in respect of the initial related Match Right notice).

(i) Communications with Stockholders. Nothing contained in this Agreement shall prohibit the Company, the Board or the Special Committee, directly or indirectly through their respective Representatives, from (i) taking and disclosing to the stockholders of the Company any position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if, in the good faith determination of the Board or any duly authorized committee thereof, including the Special Committee, in each case, after consultation with its outside legal counsel, failure to so disclose would constitute a breach of the Board’s fiduciary duties under applicable Law or (iii) making any “stop-look-and-listen” communication to the holders of the Company Common Stock pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the holders of the Company Common Stock) in which the Company indicates that it has not changed the Company Board Recommendation or the Special Committee Recommendation; provided, however, that nothing in this Section 6.02(i) shall be deemed to permit the Board or any duly authorized committee thereof, including the Special Committee, to make an Adverse Recommendation Change except to the extent permitted by Section 6.02(f) or Section 6.02(g).

6.03 Reasonable Best Efforts; Approvals; Transaction Litigation.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to: (i) obtain all necessary consents, approvals, orders, waivers and authorizations of, and actions or nonactions by, any Governmental Authority or any Third Party, and make all necessary registrations, declarations and filings with, and notices to, any Governmental Authorities as promptly as practicable and in any event within ten (10) Business Days of the date hereof, and take all steps as may be necessary to avoid a suit, action, proceeding or investigation by any Governmental Authority in connection with the transactions contemplated by this Agreement and (ii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. In furtherance of the foregoing, Parent shall pay all filing fees and other charges for the filings required by this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, Parent and its Affiliates shall not be required to effect or undertake (or be required to agree or consent to), and the Company and its Subsidiaries shall not be required to effect or undertake (or be required to agree or consent to) (and the Company and its Subsidiaries should not enter into or undertake without Parent’s prior written consent, except as contemplated by Section 6.02 or permitted under Section 6.01) any sale, license, divestiture or disposition or holding separate of, or any other structural, behavioral or conduct remedy with respect to, or any other action that alters or restricts in any way the conduct or operation of (in each case, whether before or after the Effective Time) any assets, businesses, divisions, operations, products or product lines, commercial practices, Intellectual Property rights, relationships, contractual rights, obligations or arrangements of Parent or the Company (or any of their respective Subsidiaries or Affiliates).

(c) Subject to applicable Laws, redaction where necessary, and the instructions of any Governmental Authority, the Company and Parent each shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Merger and the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating thereto and (ii) keep the other promptly apprised of any non-ministerial communications, and promptly provide copies thereof in the case of any such written communications with any Third Party or any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall participate in any non-ministerial meeting, telephone call or discussion with any Governmental Authority in respect of any submissions, filings, investigation (including any settlement of the investigation), Action or other inquiry relating to the Merger or the transactions contemplated by this Agreement unless it consults with the other party hereto in advance and, to the extent permitted by such Governmental Authority, gives the other party hereto a reasonable opportunity to attend and participate at such meeting, telephone call or discussion. Subject to reasonable limitations limiting access to outside counsel, the Company and Parent each shall, upon request by the other, consult with the other regarding all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Third Party or any Governmental Authority in connection with the Merger and the transactions contemplated by this Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, in no event shall Parent, the Company or any of their respective Subsidiaries be obligated to litigate or participate in the litigation of any Transaction Litigation brought by a Governmental Authority challenging or seeking to restrain, make illegal, prohibit or place conditions on the consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that Parent shall have the right, in its discretion and at its sole cost and expense and after prior consultation with the Company and the Special Committee, to litigate or participate in the litigation of any such Transaction Litigation, and, if Parent elects to litigate any such action, the Company shall use its commercially reasonable efforts to cooperate with Parent in connection therewith; provided, further, that nothing in this Section 6.03(d) shall require the Company, any of its Subsidiaries, the Board, the Special Committee or any of their respective Representatives to agree to any settlement, remedy, admission of liability, restriction, amendment, waiver, extension or other action that would impose any liability or obligation on, or otherwise be adverse to, the Company, any of its Subsidiaries, the Board, the Special Committee, any Indemnified Party or the Company’s stockholders prior to the Effective Time without the prior approval of the Special Committee. The parties hereto shall promptly advise each other party orally and in writing of any developments (other than immaterial developments) regarding any Transaction Litigation and shall use commercially reasonable efforts to cooperate with each other in connection with the defense, negotiation or settlement of any Transaction Litigation; provided that, with respect to any Transaction Litigation brought against the Company, any of its Subsidiaries, the Board, the Special Committee or any of their respective Representatives, the Company, acting at the direction of the Special Committee, shall control the defense, negotiation and settlement of such Transaction Litigation, subject to Parent’s right to participate at its own cost and expense and to provide comments that the Company shall consider in good faith. The Company shall not compromise, settle or agree to a settlement arrangement regarding any Transaction Litigation without the prior approval of the Special Committee and the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed. “Transaction Litigation” means any Action commenced or threatened against any party hereto or any of its Affiliates by any Governmental Authority or any private party, arising out of or relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement (other than any Stockholder Litigation).

(e) Parent, the Company or any of their respective Subsidiaries shall not enter into any transaction to effect any transaction that would reasonably be expected to materially increase the time required, or reduce the respective abilities of the parties hereto, to (i) obtain any approval or materially delay the expiration of any waiting period under any antitrust, competition and similar legislation or regulations, including the HSR Act, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or effect the dissolution of, any injunction, temporary restraining order or other order that would have the effect of delaying in any material respect or preventing the consummation of the transactions contemplated hereby or (iii) obtain all consents, Governmental Orders and approvals of Governmental Authorities necessary for the consummation of the transactions contemplated hereby.

6.04 Public Announcements. Unless and until an Adverse Recommendation Change has been effected in accordance with Section 6.02(h), Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of Nasdaq (subject to giving advance notice to the other party hereto to the extent reasonably practicable) and except for any matters referred to in, and made in compliance with, Section 6.02. Parent, Intermediate, Merger Sub and the Company agree that the initial press release to be issued by each party hereto with respect to the Merger and the other transactions contemplated by this Agreement shall be in the forms mutually agreed to by the Company and Parent. Prior to making any written or oral communications to the employees or independent contractors of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication and a reasonable opportunity to review and comment on the communication; provided that this sentence shall not apply to any communication that is consistent with prior communications agreed to by Parent or with the terms of this Agreement. Notwithstanding the foregoing, this Section 6.04 shall not apply to any press release or other public statement made by the Company or Parent that is consistent with previous press releases, public disclosures or public statements made jointly by the parties hereto (or individually, if approved by the other party hereto) and does not contain any information relating to the Company, Parent or the transactions contemplated by this Agreement that has not been previously announced or made public in accordance with the terms of this Section 6.04.

6.05 Access to Information; Notice of Certain Events; Confidentiality.

(a) The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, afford to Parent and its Representatives, reasonable access upon reasonable prior notice and during normal business hours during the period prior to the earlier of the Effective Time and the termination of this Agreement to its and its Subsidiaries’ properties, books and records (including Tax Returns) and to those employees and Representatives of the Company to whom Parent reasonably requests access, and, during such period, the Company shall furnish to Parent, as promptly as reasonably practicable, all financial, operating and other data and information concerning its and its Subsidiaries’ business, properties and personnel as Parent through its Representatives may reasonably request, in each case for purposes reasonably related to the consummation of the transactions contemplated by this Agreement; provided, that (x) none of Parent, any of its Representatives or any of Parent’s Affiliates shall contact any customer or supplier of the Company or any of its Subsidiaries regarding the transactions contemplated by this Agreement without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), and (y) neither Parent nor any of its Representatives or their Affiliates shall conduct any such access or investigation in a manner that unreasonably interferes with the business or operations of the Company or any of its Subsidiaries. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where the Company reasonably determines that such access or disclosure (i) would jeopardize the attorney-client privilege, attorney work product protection or any other legal privilege of the Company or any of its Subsidiaries (ii) would conflict with or violate any Law in any material respect or breach any confidentiality obligation owed to, or the terms of any Contract with, a Third Party, or (iii) relates to the evaluation, negotiation or deliberations of the Company, the Board or the Special Committee with respect to this Agreement or the transactions contemplated hereby, any Takeover Proposal or any matters addressed in Section 6.02 except as set forth therein (provided, however, that with respect to clauses (i) and (ii), the Company shall use commercially reasonable efforts to allow for such access or disclosure, or as much of it as possible, in a manner that does not result in such jeopardy, conflict, violation or breach, including by entering into a joint defense agreement in customary form, redacting information, or making other appropriate substitute disclosure arrangements). No investigation or access permitted, or knowledge obtained, pursuant to this Section 6.05 shall affect or be deemed to modify any representation, warranty, covenant or agreement made by the Company hereunder or otherwise prejudice in any way the rights and remedies of Parent, Intermediate or Merger Sub hereunder.

(b) Each of the Company and Parent shall promptly notify the other of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iii) any change, effect, event, circumstance, occurrence or fact, or any breach of any representation, warranty covenant or agreement contained in this Agreement, that (A) has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) causes or is reasonably likely to cause the failure of any of the conditions set forth in ARTICLE VII to be satisfied. In no event shall the delivery of any notice by a party hereto pursuant to this Section 6.05(b) limit or otherwise affect the respective rights, remedies, obligations, representations, warranties, covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement; provided that the failure to deliver any notice required by this Section 6.05(b) shall not, in and of itself, constitute a failure of any condition set forth in ARTICLE VII or give rise to any right of termination hereunder, except to the extent that the underlying matter required to be notified would independently result in such failure or give rise to such right.

(c) All information provided by the Company shall be held in confidence in accordance with the Confidentiality Agreement, which will remain in full force and effect in accordance with its terms until the Closing, notwithstanding any prior expiration or termination thereof pursuant to its terms.

6.06 Indemnification, Exculpation and Insurance.

(a) Prior to the Effective Time, the Company shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such person covered as of the date of this Agreement by the Company’s directors’ and officers’ liability insurance policy and each person who becomes covered by the Company’s directors’ and officers’ liability insurance policy prior to the Effective Time on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six year period following the Effective Time and at an aggregate price not to exceed 300% of the aggregate amount per annum the Company paid for such policy in its last full fiscal year prior to the date of this Agreement (the “Current Premium”). If the Company or Parent obtains prepaid “tail” or “runoff” policies prior to the Effective Time in accordance with this Section 6.06(a), the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect for their full term, continue to perform and satisfy the obligations thereunder, and not cancel, amend or modify such policies in any manner adverse to any beneficiary thereof. If the Company fails to (or elects not to) purchase such “tail” or “runoff” policy prior to the Effective Time, then either (i) Parent may purchase such “tail” or “runoff” policy on behalf of the Company or the Surviving

Corporation or (ii) the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain a directors’ and officers’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to coverage, deductibles, retentions and amount no less favorable than those of such policy in effect as of the date of this Agreement for a period of six years after the Effective Time; provided, however, that in satisfying its obligation under this Section 6.06(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in an aggregate amount in excess of 300% of the Current Premium and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then Parent or the Surviving Corporation shall cause to be maintained policies of insurance that, in Parent or the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual aggregate premium equal to 300% of the Current Premium.

(b) For a period of six years from and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to, (i) perform and satisfy the obligations of the Company and its Subsidiaries, to the fullest extent permitted and enforceable under applicable Law, under (A) each indemnification agreement in effect between the Company or any of its Subsidiaries and any individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnified Party”) made available to Parent prior to the date hereof, and (B) any indemnification, exculpation and advancement of expenses provisions set forth in the Company Charter, Company Bylaws and any organizational or governing documents of the Company’s Subsidiaries, in each case as applicable and as in effect as of the date of this Agreement; and (ii) the fullest extent permitted under applicable Law, indemnify, defend and hold harmless each Indemnified Party against all costs, expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or prior to the Effective Time (including in connection with such person serving as a director or officer of the Company or any of its Subsidiaries) or arising out of or pertaining to the transactions contemplated by this Agreement. From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Company Charter, Company Bylaws and the organizational and governing documents of the Company’s Subsidiaries shall contain, and Parent shall cause such Company Charter, Company Bylaws and organizational and governing documents to so contain, provisions no less favorable with respect to indemnification, advancement of expenses, exculpation and limitations on liability of each Indemnified Party than are set forth in the Company Charter, the Company Bylaws and any organizational and governing documents of the Company’s Subsidiaries as in effect as of the date of this Agreement.

(c) If Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made by Parent so that the successors and assigns of the Surviving Corporation or Parent shall assume the obligations set forth in this Section 6.06.

(d) The provisions of this Section 6.06 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the certificate of incorporation or bylaws of the Company, by Contract or otherwise.

6.07 Stockholder Litigation. The Company shall promptly notify Parent of, and shall give Parent the opportunity to participate in the defense, settlement and/or prosecution of, any Action (including derivative claims) brought by any stockholder of the Company against the Company, members of the Board and/or any Representatives of the Company, the Board or the Special Committee relating to this Agreement or any of the transactions contemplated by this Agreement (collectively, “Stockholder Litigation”); provided, however, that (a) the Company shall keep Parent reasonably informed on a reasonably current basis of the status of any Stockholder Litigation, and (b) the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Stockholder Litigation or consent to the same, without the prior approval of the Special Committee and the prior written consent of Parent, in each case not to be unreasonably withheld, conditioned or delayed (unless such settlement or compromise involves only (i) the payment of money damages and attorneys’ fees in an amount not in excess of the dollar amount of the coverage limits for such settlements under the current policies of directors’ and officers’ liability insurance maintained by the Company or (ii) providing additional disclosure in the Proxy Statement). For purposes of this Section 6.07, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to such Stockholder Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined), and Parent may offer comments or suggestions with respect to such Stockholder Litigation but will not be afforded any decision-making power or other authority over such Stockholder Litigation except for the settlement or compromise consent set forth above.

6.08 Stock Exchange De-listing. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary and advisable on its part under applicable Laws and rules and policies of Nasdaq to cause the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

6.09 Preparation of the Proxy Statement and the Schedule 13E-3; Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the execution of this Agreement (but in no event later than 30 Business Days following the date hereof) and subject to applicable Law, (i) the Company shall prepare the Proxy Statement in preliminary form and after consultation with, and incorporation of any reasonable comments made by, Parent, file it with the SEC and (ii) the Company, Parent, Intermediate and Merger Sub shall jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 (such transaction statement, including any amendment or supplement thereto made in accordance with the terms hereof, the “Schedule 13E-3”) relating to the transactions contemplated by this Agreement. Subject to Section 6.02, the Board shall make the Company Board Recommendation to the stockholders of the Company and shall include such recommendation and the Special Committee Recommendation in the Proxy Statement. Parent shall provide to the Company all information concerning Parent, Intermediate, Merger Sub and their respective Affiliates as may be reasonably requested by the Company and customary in connection with the Proxy Statement and the Schedule 13E-3 and shall otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the Schedule 13E-3 and the resolution of any comments thereto received from the SEC. The Company shall cause the Proxy Statement, and the Company, Parent, Intermediate and Merger Sub shall cause the Schedule 13E-3, at the time of the mailing of the Proxy Statement and at the time of the Company Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and to comply as to form in all material respects with the Exchange Act and any applicable requirements under applicable Law, except that (A) no representation, warranty, covenant or agreement is made by the Company with respect to statements made or incorporated therein relating to Parent or its Affiliates, including Intermediate and Merger Sub, or based on information supplied by or on behalf of Parent, Intermediate, Merger Sub or any Representatives thereof for inclusion or incorporation by reference in the Proxy Statement or in the Schedule 13E-3 and that (B) no representation, warranty, covenant or agreement is made by Parent, Intermediate or Merger Sub with respect to statements made or incorporated therein relating to the Company or its Affiliates, or based on information supplied by or on behalf of the Company or any Representatives thereof for inclusion or incorporation by reference in the Proxy Statement or in the Schedule 13E-3. Each of the Company, Parent, Intermediate and Merger Sub shall correct any information provided by it for use in the Proxy Statement or the Schedule 13E-3 as promptly as reasonably practicable if and to the extent such information contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The Company, on the one hand, and Parent, on the other hand, (i) shall advise the other in writing promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3 and (ii) shall supply the other with copies of all written correspondence between the Company or Parent, as applicable, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Schedule 13E-3, as the case may be (including all comments from the SEC with respect thereto). The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement, and each of the Company, Parent, Intermediate and Merger Sub shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Schedule 13E-3, and, in each case, to resolve such comments with the SEC. The Company shall use reasonable best efforts to cause the definitive Proxy Statement to be filed with the SEC and to cause the definitive Proxy Statement and the Schedule 13E-3 to be disseminated to its stockholders as promptly as reasonably practicable after the earliest of (i) the resolution of any such comments, (ii) receiving notification that the SEC is not reviewing the preliminary Proxy Statement or (iii) the first Business Day that is 10 days after the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement. Prior to the filing of the Proxy Statement or the Schedule 13E-3 (or any amendment or supplement thereto) or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, (i) in the case of the Proxy Statement, the Company shall provide

Parent with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall incorporate to the extent reasonable (it being understood that Parent shall have no obligation to conduct such review or propose such comments) and (ii) in the case of the Schedule 13E-3, each of Parent, the Company, Intermediate and Merger Sub shall provide the other party hereto with a reasonable opportunity to review and to propose comments on such document or response and shall consider the other party’s comments in good faith. The Company shall not file, disseminate or send the Proxy Statement or the Schedule 13E-3 (or any amendment or supplement thereto), or respond to any comments from the SEC with respect thereto, without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, Parent’s consent shall not be required with respect to any disclosure, filing, dissemination, response or supplement that the Special Committee determines in good faith, after consultation with its outside legal counsel, is required by applicable Law or fiduciary duties or relates to the Special Committee’s process, deliberations or recommendation, any actual or potential conflict of interest involving Parent, Intermediate, Merger Sub, any Affiliated Stockholder or any of their respective Affiliates or Representatives, any Takeover Proposal, any Intervening Event or any Adverse Recommendation Change; provided that the Company shall provide Parent a reasonable opportunity to review and comment and the Company shall consider such comments in good faith.

(c) Notwithstanding any Adverse Recommendation Change, the Company shall take all necessary actions in accordance with applicable Law, the Company Charter Documents and the rules of Nasdaq to duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess or postponement thereof, the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Requisite Stockholder Approvals, as soon as reasonably practicable following the dissemination of the Proxy Statement after the SEC confirms that it has no further comments on the Proxy Statement, but in no event later than 35 days after the dissemination of the Proxy Statement to the stockholders of the Company, and shall not postpone or adjourn such meeting, except to the extent advised by counsel to be necessary to comply with Law or pursuant to the following sentence. Except where the Board or the Special Committee has made an Adverse Recommendation Change in compliance with Section 6.02 and such Adverse Recommendation Change has not been withdrawn or rescinded, the Company shall use reasonable best efforts to obtain the Company Requisite Stockholder Approvals. The Company shall keep Parent reasonably informed with respect to proxy solicitation results as reasonably requested by Parent. Unless this Agreement is terminated in accordance with its terms, the Company shall not submit to the vote of the stockholders of the Company any Takeover Proposal. Notwithstanding anything to the contrary in this Agreement, (i) the Company (acting on the recommendation of the Special Committee) may (and if requested by Parent on no more than two occasions, shall) adjourn, recess, or postpone the Company Stockholders’ Meeting for a reasonable period to solicit additional proxies, if the Company or Parent, as applicable, reasonably believes there will be insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary either to conduct the business of the Company Stockholders’ Meeting or to obtain either of the Company Requisite Stockholder Approvals (it being understood that the Company may not postpone or adjourn the Company Stockholders’ Meeting more than two months in the aggregate pursuant to this clause (i) without Parent’s prior written consent) and (ii) the Company (acting on the recommendation of the Special Committee) may adjourn, recess, or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders’ Meeting; provided, however, that, in the case of each of the foregoing clauses (i) and (ii), unless agreed in writing by the Company and Parent, any single such adjournment, recess or postponement shall be for a period of no more than 10 Business Days.

6.10 Financing.

(a) Prior to the Closing Date, the Company shall use commercially reasonable efforts to provide, and to cause its Subsidiaries and their respective Representatives to use commercially reasonable efforts to provide, to Parent, Intermediate, Merger Sub and any Debt Financing Sources customary and reasonable cooperation as reasonably requested by Parent and any Debt Financing Sources, in connection with Parent, Intermediate and Merger Sub obtaining debt financing for the purposes of consummating the transactions contemplated hereby, including using commercially reasonable efforts to maintain in effect the Credit Agreement Financing or to commence and consummate an offering of debt securities pursuant to Rule 144A or other exemption under the Securities Act (collectively, the “Debt Financing”) including using commercially reasonable efforts to:

(i) furnish to Parent and the Debt Financing Sources as promptly as reasonably practicable the Required Information regarding the Company and its Subsidiaries as may be reasonably requested by Parent in writing; provided, that Parent may provide such Required Information to the Debt Financing Sources subject to customary confidentiality arrangements and subject to the limitations set forth in this Section 6.10;

(ii) reasonably cooperate with the due diligence of any Debt Financing Source to the extent customary in connection with the Debt Financing;

(iii) assist in preparation for and participate in marketing efforts for the Debt Financing, and assist Parent in obtaining ratings in connection with the Debt Financing; provided, that the Company shall only be required to participate in a reasonable number of in-person or virtual meetings or calls at reasonable times and with appropriate senior officers or other Representatives of the Company;

(iv) to the extent reasonably required for use in connection with the Debt Financing, assist Parent, Intermediate, Merger Sub and the Debt Financing Sources with the preparation of (A) materials for rating agency presentations and (B) private placement memoranda, Rule 144A offering memoranda, bank information memoranda, lender presentations, investor presentations, rating agency presentations and similar documents reasonably required for use in connection with the Debt Financing, in each case, with respect to any Required Information included therein and, for the avoidance of doubt, not with respect to any Excluded Information;

(v) assist in the preparation of definitive financing agreements, guarantees, pledges and security documents, indentures, supplemental indentures and other customary agreements and certificates, including schedules, annexes and exhibits thereto, and execute and deliver such agreements and certificates on the Closing Date, including customary certificates of the Chief Financial Officer (or other executive officer) of the Company with respect to solvency matters and facilitate the pledging of collateral and the granting of security interests in the assets of the Company and its Subsidiaries in connection with the Debt Financing (including the delivery of all stock certificates and related powers or other possessory collateral intended to constitute collateral) (it being understood that such documents will not take effect prior to the Effective Time); provided, that, subject to Section 6.10(c), the Company shall not be required to execute or deliver any financing agreement, certificate or other document (except as provided in clause (viii) below), or facilitate the grant or perfection of any collateral, except to the extent such action is conditioned upon the occurrence of the Closing;

(vi) provide customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors furnished by the Company for inclusion in marketing materials for the Debt Financing, subject to customary confidentiality provisions and subject to the Company’s prior review and approval of the applicable materials, subject to customary confidentiality provisions, and containing a customary representation to the Debt Financing Sources, including that the public side versions of such marketing materials, bank information memoranda or similar documents approved by the Company for distribution to public-side lenders or investors do not include material non-public information about the Company or its Subsidiaries or their securities;

(vii) provide Debt Financing Sources at least three (3) Business Days prior to the Closing with all documentation and other information about the Company and its Subsidiaries as is reasonably requested by Parent or the Debt Financing Sources in writing at least ten (10) Business Days prior to Closing in connection with the Debt Financing to the extent required under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act and a beneficial ownership certificate for any entity that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230); and

(viii) (A) request that the Company’s auditor (and any other auditor to the extent financial statements audited or reviewed by such auditor are or would be included or incorporated by reference in an offering memorandum for an offering of high-yield debt securities issued pursuant to Rule 144A), at Parent’s sole cost and expense, to (1) furnish to Parent and the Debt Financing Sources, consistent with customary practice, customary comfort letters (including “negative assurance” comfort and change period comfort) and consents, together with drafts of such comfort letters that such auditor of the Company is prepared to deliver upon “pricing” and “closing” of any high-yield bonds being issued as part of the Debt Financing, and deliver such comfort letters upon the “pricing” and “closing” of any such high-yield bonds, with respect to financial information relating to the Company as reasonably requested in writing by Parent or the Debt Financing Sources, as necessary or customary for financings similar to the Debt Financing and provide the Company’s auditors with such information, certifications and other documents as may be reasonably requested by the Company’s auditors to allow them to deliver such comfort letters and (2) attend a reasonable number of virtual accounting due diligence session and drafting sessions and (B) deliver to any Debt Financing Sources and their counsel upon “pricing” and “closing” of any high-yield bonds being issued as part of the Debt Financing a customary certificate of the Chief Financial Officer comforting or backing-up any financial data or other information included or incorporated by reference in any offering memoranda or other offering document that is not comforted by the Company’s independent auditors, which certificate shall be made by the Chief Financial Officer in his or her official capacity and not in his or her individual capacity and such Chief Financial Officer shall not be personally liability for any certifications made in such certificate.

(b) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, however, that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or the Company’s Subsidiaries and such use is subject to the Company’s reasonable review and comment in advance thereof.

(c) Notwithstanding anything to the contrary contained herein, nothing in Section 6.10(a) shall require any such cooperation or assistance to the extent that it would require the Company or any of its Subsidiaries to:

(i) pledge any assets as collateral prior to the Effective Time (provided that this clause (i) shall in no way affect pledges of assets with respect to the Credit Agreement in effect immediately prior to the date hereof);

(ii) other than with respect to fees, indemnities, expenses, amortization payments or other obligations paid pursuant to the terms of the Credit Agreement (including those paid with respect to the Credit Agreement Amendment or the Credit Agreement Financing), pay any fee, bear any cost or expense, incur any other liability or give any indemnities to any Third Party or otherwise commit to take any similar action in connection with the Debt Financing prior to the Closing (provided that this clause (ii) shall in no way affect payments required pursuant to Section 6.10(e) or the indemnity and expense reimbursement provisions of the Credit Agreement);

(iii) take any actions in connection with the consummation of the Debt Financing to the extent such actions would, (A) result in any director, manager, officer, employee or Representative of the Company incurring personal liability, (B) conflict with, or result in any violation or breach of, or default (with or without notice, or lapse of time or both) under, the organizational or governing documents of the Company or any of its Subsidiaries, any applicable Law or Governmental Order (in the case of any organizational document, not entered in contemplation of this limitation) or (C) unreasonably interfere with the business or operations of the Company or any of its Subsidiaries;

(iv) waive or amend any terms of this Agreement;

(v) other than with respect to the execution and delivery of borrowing requests, certificates (including solvency certificates to the extent expressly required by Section 4.03 of the Credit Agreement) and other notices or documents required by the Credit Agreement to be delivered as conditions precedent with respect to the funding by the Credit Agreement Lenders of the Credit Agreement Financing as contemplated by the Credit Agreement Amendment, the execution and delivery of any customary certificate of the Chief Financial

Officer (or other comparable officer) of the Company referenced in Section 6.10(a)(viii) in connection with the “pricing” and “closing” of any high-yield bonds contemplated by the Debt Financing, the authorization letters referenced in Section 6.10(a)(v) and any letter or certificate required to be delivered by the Company in connection with the matters contemplated by Section 6.10(a)(viii), cause any director, manager or equivalent, or any officer or employee of the Company or any of its Subsidiaries to (A) pass resolutions to approve the Debt Financing or authorize the creation of any agreements, documents or actions in connection therewith or (B) execute or deliver any certificate in connection with the Debt Financing, in each case, that are not contingent on the Closing or would be effective prior to the Closing; provided, that no director, officer, employee or Representative of the Company or any of its Subsidiaries shall be required to deliver any solvency certificate (other than to the extent expressly required by Section 4.03 of the Credit Agreement), CFO comfort certificate or other certificate with respect to solvency, pro forma financial information, projections, post-Closing capitalization, financing sufficiency or the availability or funding of the Debt Financing, other than customary factual certificates expressly required by the Credit Agreement and effective no earlier than the Effective Time;

(vi) require the Company or any of its Subsidiaries to provide any information, document or material relating to the evaluation, negotiation or deliberations of the Special Committee, the Board or any committee thereof with respect to this Agreement, the Merger or any alternative transaction, or any information, document or material that the Company reasonably determines would jeopardize attorney-client privilege, attorney work product protection or any other legal privilege, violate applicable Law or breach any confidentiality obligation to a Third Party; or

(vii) require the Company or any of its Subsidiaries to make any borrowing under, or enter into any amendment, consent or waiver with respect to, the Credit Agreement primarily for the purpose of financing the transactions contemplated by this Agreement, in each case to the extent they are not contingent on the Closing or would be effective prior to the Closing.

(d) The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to periodically update any Required Information provided to Parent as may be necessary so that such Required Information is Compliant. The Company agrees to use commercially reasonable efforts to file with the SEC in a timely manner all reports on Form 10-K, Form 10-Q, Form 8-K and all other reports that are required to be filed with the SEC pursuant to the Exchange Act and the rules and regulations thereunder prior to the Closing Date in accordance with the periods required by the Exchange Act. If, in connection with a marketing effort in connection with the Debt Financing, Parent reasonably requests the Company to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company and its Subsidiaries that is customarily disclosed in Debt Financing of such type, which Parent reasonably determines is necessary (after consultation with the Company and if the Company does not unreasonably object) to include in any materials or documents with respect to the Debt Financing, then, upon Parent providing the Company a reasonable opportunity to review and comment on such filing and Parent’s consideration of the Company’s comments on such filing in good faith, the Company shall file a Current Report on Form 8-K containing such material non-public information.

(e) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries and their respective Representatives in connection with (i) the negotiation and execution of the Credit Agreement Amendment, (ii) the Credit Agreement Amendment and the funding of the Credit Agreement Financing and (iii) any cooperation requested by Parent pursuant to this Section 6.10, in each case, promptly after receipt of a written request therefor from the Company (and this sentence shall survive termination of this Agreement). Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing (including the negotiation and execution of the Credit Agreement Amendment and any fees required to be paid in connection with the funding of the Credit Agreement Financing), the performance of their respective obligations under this Section 6.10 and any information used in connection therewith, except to the extent such liabilities arise from the fraud, bad faith or willful misconduct of the Company, any of its Subsidiaries or any of its or their respective Representatives as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(f) Subject to Section 8.03 and the limitations on specific enforcement set forth in Section 9.07, Parent acknowledges and agrees that (i) the obligations of Parent and Intermediate to consummate the transactions contemplated by this Agreement are not in any way contingent upon or otherwise subject to Parent’s or Intermediate’s consummation of any financing arrangement, Parent, Intermediate or any of their Affiliates obtaining any financing (including the Financing) or the availability, grant, provision or extension of any financing to Parent, Intermediate or any of their Affiliates (including the Financing) and (ii) the availability, sufficiency or funding of the Credit Agreement Financing or any other Debt Financing shall not be a condition to the obligations of Parent, Intermediate or Merger Sub to consummate the transactions contemplated by this Agreement. For the avoidance of doubt, (x) no failure of the Credit Agreement Financing or any other Debt Financing to be available, sufficient or funded shall constitute a breach by the Company of this Agreement or relieve Parent, Intermediate or Merger Sub of any obligation to pay the Reverse Termination Fee pursuant to Sections 8.03(c) or 8.03(d), except to the extent Parent’s failure to consummate the transactions contemplated by this Agreement is excused as a result of the failure of a condition set forth in Section 7.01 or Section 7.02, in each case based on facts or circumstances that independently constitute such condition failure and not based on the availability, sufficiency or funding of the Financing; and (y) no breach or inaccuracy of Section 4.19 shall relieve Parent, Intermediate or Merger Sub of their respective obligations to consummate the transactions contemplated by this Agreement, except to the extent the underlying facts or circumstances giving rise to such breach or inaccuracy independently constitute a failure of a condition set forth in Section 7.02, without regard to whether the Credit Agreement Financing or any other Debt Financing is available, sufficient or funded.

(g) Parent, Intermediate and Merger Sub shall keep the Company and the Special Committee reasonably informed, on a reasonably current basis, of the status of Parent’s efforts to obtain and consummate the Financing and any material developments with respect thereto, including any actual or threatened breach, default, termination, repudiation or withdrawal by any party to the Equity Commitment Letter or any definitive agreement with respect to the Debt Financing.

(h) Each of Parent, Intermediate and Merger Sub shall, and shall cause its Affiliates to, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain and consummate the Equity Financing on a timely basis on the terms and subject only to the conditions set forth in the Equity Commitment Letter, including: (i) until the funding of the Equity Financing, maintain in effect the Equity Commitment Letter; (ii) satisfy on a timely basis all conditions precedent to the funding of the Equity Financing set forth in the Equity Commitment Letter; (iii) consummate the Equity Financing at or prior to the Closing Date, including by causing the Persons committing to fund the Equity Financing to fund the Equity Financing at the Closing following satisfaction of the conditions precedent to the initial funding thereof; and (iv) comply in all material respects with its covenants and other obligations under the Equity Commitment Letter and the definitive agreements relating to the Equity Financing. Parent, Intermediate and Merger Sub shall not, without the prior written consent of the Company, terminate, amend, modify, replace supplement or waive any provision under, the Equity Commitment Letter or the definitive agreements relating to the Equity Financing.

(i) For the avoidance of doubt, nothing in this Section 6.10 shall require the Company or any of its Subsidiaries to refrain from taking any action expressly permitted by this Agreement, including Section 6.01, or from using, borrowing under, repaying amounts under, issuing letters of credit under or otherwise operating under the Credit Agreement in the ordinary course of business or in any manner not prohibited by this Agreement. No such action or omission shall constitute a breach of this Section 6.10 or Section 4.19, give rise to a failure of any condition set forth in Section 7.02 or give rise to any termination right under Section 8.01(c)(i), in each case solely because such action or omission reduces or eliminates availability under the Credit Agreement or results in the Credit Agreement Financing or any other Debt Financing not being available, sufficient or funded; provided, that the Company shall not intentionally take any action under the Credit Agreement for the primary purpose of preventing the availability or funding of the Credit Agreement Financing.

(j) Notwithstanding the limitations on cooperation, assistance or other conduct required by the Company in relation to the Credit Agreement Financing for purposes of this Agreement as set forth in this Section 6.10, the Company acknowledges that it and its Subsidiaries separately have payment, performance and other obligations to its secured creditors under the Credit Agreement and related loan documents which extend beyond those identified in this Section 6.10.

6.11 Section 16 Matters. The Company shall take all reasonable actions and steps as may be required to ensure that any dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

6.12 Obligations of Intermediate and Merger Sub. Parent will take all action necessary to cause Intermediate, Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent, Intermediate and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

7.01 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or written waiver of Parent and the Company, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) No Restraints. No temporary restraining order, preliminary or permanent injunction or Governmental Order issued by any court of competent jurisdiction or Law (collectively, “Restraints”) shall be in effect restraining, enjoining, making illegal or otherwise preventing or prohibiting the consummation of the Merger;

(b) HSR. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and

(c) Company Requisite Stockholder Approvals. The Company Requisite Stockholder Approvals shall have been obtained at the Company Stockholders’ Meeting.

7.02 Conditions to the Obligations of Parent, Intermediate and Merger Sub. The obligations of Parent, Intermediate and Merger Sub to effect the Merger shall be subject to the satisfaction (or written waiver by Parent, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth Section 4.03(a)-(d) (Authority) and Section 4.24 (Brokers and Other Advisors) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date), (ii) the representations and warranties of the Company set forth in Section 4.02(a)-(b) (Capital Structure) shall be true and correct in all respects except for de minimis inaccuracies as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date), and (iii) the representations and warranties of the Company contained in this Agreement other than those referred to in the foregoing clauses (i) and (ii) (without giving effect to any materiality limitations, such as “material”, “in all material respects” and “Material Adverse Effect”, set forth therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date), except where, in the case of this clause (iii), the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) Compliance with Covenants. The Company shall have performed or complied with in all material respects its obligations required to be performed or complied with by it under this Agreement at or prior to the Closing;

(c) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred; and

(d) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Financial Officer or another executive officer, certifying that the conditions set forth in Sections 7.02(a), 7.02(b) and 7.02(c) have been satisfied.

7.03 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction (or written waiver by the Company, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent, Intermediate and Merger Sub set forth in this Agreement (without giving effect to any materiality limitations, such as “material”, “in all material respects” and “Parent Material Adverse Effect”, set forth therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b) Compliance with Covenants. Parent, Intermediate and Merger Sub shall have performed or complied with in all material respects their obligations required to be performed or complied with by them under this Agreement at or prior to the Closing; and

(c) Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Financial Officer or another executive officer, certifying that the conditions set forth in Sections 7.03(a) and 7.03(b) have been satisfied.

ARTICLE VIII

TERMINATION; EXTENSION; WAIVER

8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding the Company Requisite Stockholder Approvals having been obtained:

(a) by the mutual written consent of the Company and Parent;

(b) by either of the Company or Parent:

(i) if the Effective Time shall not have occurred on or prior to December 31, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party hereto if such party’s material breach of this Agreement has been the principal cause of the failure of the Effective Time to occur on or before the Outside Date (it being understood that Parent,

Intermediate and Merger Sub shall be deemed a single party for purposes of the foregoing proviso); provided, further, that in the event the Company prior to such date shall have commenced an Action seeking an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded to fund the Merger Consideration and Parent’s, Intermediate’s and Merger Sub’s obligations to effect the Closing pursuant to Section 9.07, the Outside Date shall automatically be extended to (A) the 20th Business Day following the resolution of such Action or (B) such other time period established by the court presiding over such Action; provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(b)(i) in the event that on the Outside Date the Company has the right to terminate this Agreement pursuant to Section 8.01(d)(iii);

(ii) if any Restraint having the effect set forth in Section 7.01(a) (Legal Restraints) shall be in effect and shall have become final and nonappealable; or

(iii) if the Company Requisite Stockholder Approvals shall not have been obtained at the Company Stockholders’ Meeting or at any adjournment or postponement thereof effected, in each case, at which a vote thereon is taken;

(c) by Parent:

(i) if the Company shall have breached any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach (A) would give rise to the failure of any condition set forth in Section 7.02(a) (Company Representations) or Section 7.02(b) (Company Compliance with Covenants) and (B) is incapable of being cured or, if capable of being cured, has not been cured by the earlier of (x) the Outside Date and (y) the date that is 30 days following receipt by the Company of written notice from Parent identifying such breach or failure to perform or comply and stating Parent’s intention to terminate this Agreement pursuant to this Section 8.01(c)(i); provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(i) (1) if Parent, Intermediate or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements hereunder and such breach would give rise to the failure of any condition set forth in Section 7.03(a) (Parent Representations) or Section 7.03(b) (Parent Compliance with Covenants), or (2) based on the unavailability, insufficiency or failure to fund of the Credit Agreement Financing or any other Debt Financing, including any reduction or elimination of availability under the Credit Agreement resulting from any action or omission by the Company or any of its Subsidiaries that is expressly permitted by this Agreement or that is not prohibited by this Agreement, except, in the case of this clause (2), to the extent the underlying facts independently constitute a breach by the Company of an express representation, warranty, covenant or agreement set forth in this Agreement, including the Company’s express obligations under Section 6.10, that, standing alone and without regard to the availability, sufficiency or funding of the Credit Agreement Financing or any other Debt Financing, would result in the failure of a condition set forth in Section 7.02; or

(ii) if at any time prior to obtaining the Company Requisite Stockholder Approvals (including any adjournments or postponement thereof) an Adverse Recommendation Change shall have been made.

(d) by the Company:

(i) if any of Parent, Intermediate or Merger Sub shall have breached any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach (A) would give rise to the failure of any condition set forth in Section 7.03(a) (Parent Representations) or Section 7.03(b) (Parent Compliance with Covenants) and (B) is incapable of being cured or, if capable of being cured, has not been cured by the earlier of (x) the Outside Date and (y) the date that is 30 days following receipt by Parent of written notice from the Company identifying such breach or failure to perform or comply and stating the Company’s intention to terminate this Agreement pursuant to this Section 8.01(d)(i); provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements hereunder and such breach would give rise to the failure of any condition set forth in Section 7.02(a) (Company Representations) or Section 7.02(b) (Company Compliance with Covenants);

(ii) prior to obtaining the Company Requisite Stockholder Approvals, in connection with entering into an Acquisition Agreement providing for a Superior Proposal in accordance with Section 6.02(g) and Section 6.02(h); provided, however, that the Company shall not terminate this Agreement pursuant to this Section 8.01(d)(ii) unless the Company (A) has complied in all material respects with its obligations under Section 6.02(g) and Section 6.02(h), (B) pays, or causes to be paid, to Parent the Termination Fee payable pursuant to Section 8.03(b) prior to or concurrently with such termination and (C) immediately following or concurrently with such termination, enters into a definitive Acquisition Agreement with respect to such Superior Proposal; or

(iii) if (A) all of the conditions set forth in Section 7.01 (Mutual Closing Conditions) and Section 7.02 (Conditions of Parent, Intermediate and Merger Sub to Closing) have been satisfied or waived in writing (to the extent such waiver is permitted by applicable Law) (other than those conditions that by their nature are to be satisfied at the Closing so long as such conditions would be satisfied if the Closing Date were the date the notice in clause (B) of this Section 8.01(d)(iii) is received by Parent), (B) the Company has confirmed in writing to Parent that (1) all conditions set forth in Section 7.03 (Conditions of the Company to Closing) have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing so long as such conditions would be satisfied if the Closing Date were the date the notice in clause (B) of this Section 8.01(d)(iii) is received by Parent) or that, to the extent permitted by Law, it is willing to irrevocably waive any unsatisfied conditions in Section 7.03 (Conditions of the Company to Closing), (2) the Merger is required to be consummated pursuant to Section 2.02, and (3) the Company is ready, willing and able to consummate the Merger, and (C) the Merger shall not have been consummated within three Business Days after the later of (x) delivery of such notice referred to in clause (B) to Parent and (y) the date the Merger was required to be consummated pursuant to Section 2.02. For purposes of this Section 8.01(d)(iii), the unavailability, insufficiency or failure to fund the Credit Agreement Financing or any other Debt Financing shall not, in and of itself, be deemed to result in the failure of any condition set forth in Section 7.02 or render inaccurate or ineffective the Company’s confirmation pursuant to clause (B)(3) of this Section 8.01(d)(iii), or otherwise relieve Parent, Intermediate or Merger Sub of their obligations to consummate the Merger or pay the Reverse Termination Fee if and when payable pursuant to Sections 8.03(c) or 8.03(d), including where such unavailability, insufficiency or failure to fund results from any action or omission by the Company or any of its Subsidiaries that is expressly permitted by this Agreement or that is not prohibited by this Agreement, except to the extent the underlying facts independently constitute a breach by the Company of an express representation, warranty, covenant or agreement set forth in this Agreement, including the Company’s express obligations under Section 6.10, that, standing alone and without regard to the availability, sufficiency or funding of the Credit Agreement Financing or any other Debt Financing, would result in the failure of a condition set forth in Section 7.02.

For termination pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) to be effective, the party hereto desiring to exercise any of its rights under this Section 8.01 and so terminate this Agreement must deliver written notice of such termination to each other party hereto, such notice to set forth the applicable Section hereof pursuant to which such termination is effected.

8.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.01, this Agreement shall become null and void (other than Section 6.05(c) (Confidentiality), Section 6.10(e) (Certain Financing expense reimbursement and indemnification), this ARTICLE VIII (Termination) (other than Section 8.01 and Section 8.04) and ARTICLE IX (Miscellaneous Provisions) (other than Section 9.07), all of which shall survive termination of this Agreement and continue in full force and effect in accordance with their respective terms); provided, however, that nothing herein shall relieve any party hereto from liability for fraud or for any Willful Breach of its obligations under this Agreement.

8.03 Termination Fee.

(a) If this Agreement is terminated by Parent pursuant to Section 8.01(c)(ii) (Adverse Recommendation Change), then the Company shall pay (or cause to be paid) to Parent (or its designee) the Termination Fee by wire transfer (to an account designated by Parent in writing) of immediately available funds within two Business Days following the date of such termination.

(b) If this Agreement is terminated by the Company pursuant to Section 8.01(d)(ii) (Superior Proposal), then the Company shall pay (or cause to be paid) to Parent (or its designee) the Termination Fee by wire transfer (to an account designated by Parent in writing) of immediately available funds, prior to or concurrently with, and as a condition to the effectiveness of, such termination.

(c) If this Agreement is terminated by the Company pursuant to Section 8.01(d)(iii), then Parent shall pay to the Company (or its designee) the Reverse Termination Fee by wire transfer (to an account designated by the Company in writing) of immediately available funds within two Business Days following the date of such termination.

(d) If this Agreement is terminated by the Company pursuant to Section 8.01(d)(i) as a result of a Willful Breach by Parent, Intermediate or Merger Sub, then Parent shall pay to the Company (or its designee) the Reverse Termination Fee by wire transfer (to an account designated by the Company in writing) of immediately available funds within two Business Days following the date of such termination.

(e) Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement. Accordingly, if the Company or Parent, as applicable, fails promptly to pay any amount due pursuant to this Section 8.03, and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit that results in an award against the Company or Parent, as applicable, for such amount, the Company or Parent, as applicable, shall pay to Parent or the Company (or their respective designee), as applicable, (x) in the case of any award against the Company, Parent’s and Merger Sub’s costs and expenses (including attorneys’ fees and expenses) in connection with such suit or (y) in the case of an award against Parent or Merger Sub, the Company’s costs and expenses (including attorneys’ fees and expenses) in connection with such suit, in each case, together with interest on the applicable amount from the date such payment was required to be made until the date of payment at a rate equal to the lesser of 10% per annum and the maximum rate permitted by applicable Law.

(f) Notwithstanding anything to the contrary in this Agreement (but subject to the last sentence of this Section 8.03(f)), if Parent (or its designee) receives payment of the Termination Fee from the Company pursuant to this Section 8.03, such payment, together with any payments received pursuant to Section 8.03(e), shall be the sole and exclusive remedy of the Parent Related Parties against the Company Related Parties, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby or thereby, and in no event shall any Parent Related Party seek or be entitled to recover from any Company Related Parties, and Parent on behalf of itself and the Parent Related Parties hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages in the aggregate in excess of such amount. This Section 8.03(f) shall not relieve the Company from liability for any Willful Breach of this Agreement or for any breaches of the Confidentiality Agreement; provided, however, that in no event shall the Parent Related Parties be entitled to receive both the Termination Fee and any monetary damages for Willful Breach or for any breaches of the Confidentiality Agreement (and any Termination Fee actually paid to Parent shall be credited dollar-for-dollar against any monetary damages finally awarded to the Parent Related Parties for Willful Breach or for any breaches of the Confidentiality Agreement), but, for the avoidance of doubt, nothing in this Section 8.03(f) shall limit the Company’s right to seek specific performance or other equitable relief prior to termination of this Agreement to the extent expressly permitted by Section 9.07.

(g) Notwithstanding anything to the contrary in this Agreement (but subject to the last sentence of this Section 8.03(g)), if the Company (or its designee) receives payment of the Reverse Termination Fee from Parent pursuant to this Section 8.03, such payment, together with any payments received pursuant to Section 8.03(e), shall be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby or thereby, and in no event shall any Company Related Party seek or be entitled to recover from any Parent Related Parties, and the Company on behalf of itself and the Company Related Parties hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages in the aggregate in excess of such amount; provided, that nothing in this Section 8.03(g) shall limit or waive the Company’s right to enforce Parent’s reimbursement, indemnification, expense or other obligations under Section 6.10(e) that expressly survive termination of this Agreement. This Section 8.03(g) shall not relieve Parent, Intermediate, Merger Sub or the Guarantor from liability for any Willful Breach of this Agreement or for any breaches of the Confidentiality Agreement; provided, however, that in no event shall the Company Related Parties be entitled to receive both the Reverse Termination Fee and any monetary damages for Willful Breach or for any breaches of the Confidentiality Agreement (and any Reverse Termination Fee actually paid to the Company shall be credited dollar-for-dollar against any monetary damages finally awarded to the Company Related Parties for Willful Breach or for any breaches of the Confidentiality Agreement), but, for the avoidance of doubt, nothing in this Section 8.03(g) shall limit the Company’s right to seek specific performance or other equitable relief prior to termination of this Agreement to the extent expressly permitted by Section 9.07.

(h) In no event shall Parent be entitled to receive more than one payment of the Termination Fee in connection with this Agreement, and in no event shall the Company be required to pay the Termination Fee on more than one occasion. In no event shall the Company be entitled to receive more than one payment of the Reverse Termination Fee in connection with this Agreement, and in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion. While Parent and the Company, as the case may be, may pursue both a grant of specific performance in accordance with Section 9.07 and the payment of the Termination Fee or Reverse Termination Fee, as applicable, under this Section 8.03, under no circumstances shall Parent or the Company, as applicable, be permitted or entitled to receive both a grant of specific performance that results in the consummation of the Merger and any money damages, including all or any portion of the Termination Fee or Reverse Termination Fee, as applicable.

8.04 Extension; Waiver. At any time prior to the Effective Time, Parent and the Company may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party hereto. The failure of any party hereto to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The Company and the Board may not take or authorize any such actions contemplated by this Section 8.04 without the prior approval of the Special Committee.

ARTICLE IX

MISCELLANEOUS

9.01 No Survival of Representations and Warranties; Reliance Disclaimer.

(a) The representations, warranties and covenants in this Agreement and/or in any document, certificate or instrument delivered pursuant to or in connection with this Agreement will terminate as of, and will not survive, the Effective Time, and thereafter none of the parties hereto nor any of their Affiliates nor any of their respective current or former officers, directors, employees, partners, managers, stockholders, members, advisors, consultants, agents or representatives, or their respective successors and assigns, will have any liability whatsoever with respect to any such representation, warranty, covenant or agreement, except that any covenants or agreements that by their terms are to be performed in whole or in part at or after the Effective Time, or that otherwise expressly survive the Effective Time or termination of this Agreement, shall survive the Effective Time in accordance with their terms.

(b) Parent, Intermediate and Merger Sub hereby acknowledge and agree that (i) except for the matters expressly covered by the provisions of this Agreement, the Company Disclosure Letter, any certificate delivered pursuant to this Agreement, the Limited Guarantee, the Support Agreement or the Confidentiality Agreement, each of Parent, Intermediate and Merger Sub is relying on its own investigation and analysis in entering into the transactions contemplated hereby, (ii) neither the Company nor any of its Subsidiaries nor any of their respective Representatives, solely in their respective capacities as representatives of the Company or any of its Subsidiaries, makes, is making or has made any representation or warranty, express or implied, as to the Company, its Subsidiaries or its or their respective business or operations or the accuracy or completeness of any information furnished or made available to Parent, Intermediate, Merger Sub or any of their Representatives, except as expressly set forth in this Agreement, on the Company Disclosure Letter, any certificate delivered pursuant to this Agreement, the Limited Guarantee, the Support Agreement or the Confidentiality Agreement; (iii) each of Parent, Intermediate and Merger Sub, on its own behalf and on behalf of its Affiliates and its and their respective Representatives, hereby disclaims reliance on any representations or warranties or other information provided to them by the Company or any of its Subsidiaries or their respective Representatives, in their capacities as such, except for the representations and warranties expressly set forth in ARTICLE IV; (iv) none of Parent, Intermediate or Merger Sub has relied on any representation or warranty from the Company, any of its Subsidiaries, any of its or their respective Representatives, solely in their respective capacities as representatives of the Company or any of its Subsidiaries, in determining to enter into this Agreement, except as expressly set forth in this Agreement; and (v) neither the Company nor any of its Subsidiaries shall have any liability to Parent, Intermediate, Merger Sub or any other Person with respect to any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries; provided that nothing in this Section 9.01(b) shall limit, impair or otherwise affect the rights of Parent or any Parent Related Party with respect to any representation, warranty, covenant or agreement expressly set forth in this Agreement, any certificate delivered pursuant to this Agreement, the Limited Guarantee, the Support Agreement or the Confidentiality Agreement. Parent, Intermediate and Merger Sub are each knowledgeable about the industry in which the Company and its Subsidiaries operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement. Parent, Intermediate and Merger Sub have been afforded access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting a due diligence investigation of the Company and its Subsidiaries and has conducted a full due diligence investigation of the Company and its Subsidiaries.

(c) The Company hereby acknowledges and agrees that (i) except for the matters expressly covered by the provisions of this Agreement, the Parent Disclosure Letter, any certificate delivered pursuant to this Agreement, the Equity Commitment Letter, the Limited Guarantee, the Support Agreement, or the Confidentiality Agreement, the Company is relying on its own investigation and analysis in entering into the transactions contemplated hereby, (ii) none of Parent, Intermediate, Merger Sub nor any of their respective Representatives, solely in their respective capacities as representatives of Parent, Intermediate or Merger Sub, makes, is making or has made any representation or warranty, express or implied, as to Parent, Intermediate or Merger Sub or their respective business or operations or the accuracy or completeness of any information furnished or made available to the Company or any of its Representatives, except as expressly set forth in this Agreement, the Parent Disclosure Letter, any certificate delivered pursuant to this Agreement, the Equity Commitment Letter, the Limited Guarantee, the Support Agreement, or the Confidentiality Agreement; (iii) the Company hereby disclaims reliance on any representations or warranties or other information provided to it by Parent, Intermediate and Merger Sub or their respective Representatives, in their capacities as such, except for the representations and warranties expressly set forth in ARTICLE V; and (iv) the Company has not relied on any representation or warranty from Parent, Intermediate, Merger Sub or their respective Representatives, solely in their respective capacities as representatives of Parent, Intermediate or Merger Sub, in determining to enter into this Agreement, except as expressly set forth in this Agreement; provided that nothing in this Section 9.01(c) shall limit, impair or otherwise affect the rights of the Company or any Company Related Party with respect to any representation, warranty, covenant or agreement expressly set forth in this Agreement, any certificate delivered pursuant to this Agreement, the Equity Commitment Letter, the Limited Guarantee, the Support Agreement, or the Confidentiality Agreement.

9.02 Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in any and all respects only by written agreement of the parties hereto; provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval. The Company and the Board may not take or authorize any such actions contemplated by this Section 9.02 without the prior approval of the Special Committee. Notwithstanding anything to the contrary contained herein, none of the Debt Financing Provisions (and any defined term or other provision of this Agreement to the extent an amendment, modification or supplement of such provision would modify the substance of any such Debt Financing Provisions) may be amended, modified or supplemented in any manner that is adverse in any respect to any Debt Financing Sources Related Party in its capacity as such without the prior written consent of the Debt Financing Sources affected thereby.

9.03 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto; provided, however, that the Company, Parent, Intermediate or Merger Sub will have the right pledge or collaterally assign this Agreement as security for any financing, including to the Debt Financing Sources (or a representative therefor) in connection with any Debt Financing. No assignment by any party hereto shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.03 shall be null and void.

9.04 Counterparts. This Agreement may be executed in one or more counterparts (including by electronic signature (including DocuSign), PDF or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

9.05 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter and the Exhibits attached hereto, together with the Equity Commitment Letter, Limited Guarantee, Support Agreement and Confidentiality Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except that the following Persons shall be deemed express third-party beneficiaries of this Agreement: (i) if the Effective Time occurs, the holders of shares of Company Common Stock solely in respect of their right to receive the Merger Consideration as provided in Section 3.01; (ii) if the Effective Time occurs, the holders of Equity-Based Awards solely in respect of their right to receive such amounts to the extent provided for in ARTICLE III; (iii) if the Effective Time occurs, the Indemnified Parties solely in respect of their rights under Section 6.06; and (iv) with respect to the Debt Financing Provisions, the Debt Financing Sources. For the avoidance of doubt, solely for purposes of the approval and adoption of this Agreement under the DGCL, none of the Exhibits attached hereto or the Company Disclosure Letter or the Equity Commitment Letter, Limited Guarantee, the Support Agreement or the Confidentiality Agreement, shall be deemed part of this Agreement, but shall for all other purposes have the effects provided therein and in this Agreement.

9.06 Governing Law; Jurisdiction.

(a) This Agreement and all disputes, controversies or other Actions arising out of or relating to this Agreement or the transactions contemplated by this Agreement, including matters of validity, construction, effect, performance and remedies, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under any applicable conflict of laws principles (including under the Laws of the State of Delaware).

(b) All Actions arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court of competent jurisdiction within the State of Delaware). The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of such courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware), except for Actions brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 9.06(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 9.06(b) and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 9.09.

(c) Notwithstanding anything to the contrary in this Agreement, each party to this Agreement acknowledges and irrevocably agrees (i) that any Action, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party arising out of or relating to this Agreement or the Debt Financing or the performance thereunder shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in Federal courts, the U.S. District Court for the Southern District of New York (and appellate courts thereof), (ii) that, except to the extent relating to the interpretation of any provisions in this Agreement (other than those applicable to the Debt Financing Sources) or the Equity Commitment Letter, any legal action, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party shall be governed by, and construed in accordance with, the Laws of the State of New York, (iii) not to bring or permit any of their Affiliates to bring any such Action in any other court and (iv) that the provisions of this Section 9.06(c) shall apply to any such Action.

(d) Notwithstanding anything in this Agreement to the contrary, each party hereto hereby irrevocably and unconditionally agrees that it will not bring or support any Action against any Debt Financing Sources Related Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court, that the provisions of Section 9.08 relating to the waiver of jury trial shall apply to such action, suit or proceeding and that, except to the extent relating to the interpretation of any provisions in this Agreement or the Equity Commitment Letter, any such action, suit or proceeding shall be governed by and construed in accordance with the Laws of the State of New York.

9.07 Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 8.03), even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement and the transactions contemplated by this Agreement, subject to the terms and conditions of this Agreement. Subject to the express terms of this Agreement, the parties hereto acknowledge and agree that (a) the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.06(b) without posting of bond or other security, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 8.03 shall not be construed to diminish or otherwise impair in any respect any party hereto’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right neither the Company nor Parent would have entered into this Agreement.

It is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded to fund the Merger Consideration and Parent’s, Intermediate’s and Merger Sub’s obligations to effect the Closing shall be available only if:

(i)

all of the conditions set forth in Section 7.01 (Mutual Closing Conditions) and Section 7.02 (Conditions of Parent, Intermediate and Merger Sub to Closing) shall have been satisfied or waived (to the extent such waiver is permitted by applicable Law) (other than those conditions that by their nature are to be satisfied at the Closing, each of which are, at the time the written notice referred to in clause (iii) below is delivered by the Company, capable of being satisfied if the Closing Date were the date of such written notice and subject to the actual satisfaction of such conditions at Closing) at the time when Closing would have been required to occur pursuant to Section 2.02,

(ii)	the Debt Financing has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing,

(iii)

the Company has irrevocably confirmed in a written notice delivered to Parent that (A) all of the conditions set forth in Section 7.01 (Mutual Closing Conditions) and Section 7.02 (Conditions of Parent, Intermediate and Merger Sub to Closing) have been satisfied or waived (to the extent such waiver is permitted by applicable Law) (other than those conditions that by their nature are to be satisfied at the Closing, each of which are, at the time such written notice is delivered by the Company, capable of being satisfied if the Closing Date were the date of such written notice and subject to the actual satisfaction of such conditions at Closing) and (B) if specific performance is granted and the Equity Financing is funded in accordance with the Equity Commitment Letter, then the Company stands ready, willing and able to then consummate the transactions contemplated by this Agreement on such date and through the end of the date such specific performance is granted (and the Company is so ready, willing and able during such period), and

(iv)

Parent, Intermediate and Merger Sub have failed to consummate the Closing prior to the end of the second Business Day following the delivery of such confirmation specified in clause (iii) above (it being understood that the conditions to the obligations of Parent, Intermediate and Merger Sub to consummate the transactions contemplated by this Agreement set forth in Section 7.01 (Mutual Closing Conditions) and Section 7.02 (Conditions of Parent, Intermediate and Merger Sub to Closing) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the actual satisfaction of such conditions at the Closing) shall remain satisfied at the close of business on such second Business Day).

For the avoidance of doubt, if the Company is not entitled to enforce Parent’s, Intermediate’s and Merger Sub’s obligations to effect the Closing pursuant to the immediately preceding sentence solely because the condition set forth in clause (ii) above is not satisfied due to the Debt Financing (including the Credit Agreement Financing) not having been funded or not being available to be funded at the Closing, such failure shall not, in and of itself, impair the Company’s right to terminate this Agreement pursuant to Section 8.01(d)(iii) or relieve Parent of its obligation to pay the Reverse Termination Fee if and when payable pursuant to Sections 8.03(c) or 8.03(d). The parties hereto acknowledge and agree that any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.07 shall not be required to provide any bond or other security in connection with any such order or injunction.

9.08 WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING THE DEBT FINANCING. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.08.

9.09 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by email (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or if sent by overnight courier (providing proof of delivery) to the parties hereto at the following addresses:

(a)	If to Parent, Intermediate or Merger Sub:

c/o Luther King Capital Management Corporation

301 Commerce Street, Suite 1600

Fort Worth, Texas 76102

Attention: Jacob D. Smith

Email: jsmith@lkcm.com

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attention: Andrew J. Noreuil; Ryan H. Ferris

Email: anoreuil@mayerbrown.com; rferris@mayerbrown.com

(b)	If to the Company or the Special Committee:

8770 West Bryn Mawr Avenue, Suite 500

Chicago, Illinois 60631

Attention: Ron Knutson, Chief Financial Officer

Email: Ron.knutson@lawsonproducts.com

with copies (which shall not constitute notice) to:

McDermott Will & Schulte LLP

444 West Lake Street, Suite 4000

Chicago, Illinois 60606

Attention: Heidi J. Steele; Eric Orsic

Email: hsteele@mcdermottlaw.com; eorsic@mcdermottlaw.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

9.10 Severability. If any term, condition or other provision of this Agreement is finally determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

9.11 Fees and Expenses. Except as provided in Section 8.03 and Section 6.03(a), all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party hereto incurring such fees or expenses, whether or not the Merger or any of the other transactions contemplated by this Agreement are consummated.

9.12 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to Parent” and words of similar import refer to documents (x) actually in the possession of Sponsor or its Affiliates prior to the execution of this Agreement or (y) included in the Filed SEC Documents. The words “ordinary course of business” (or phrases of similar import), when used in this Agreement, shall be deemed to include actions taken or omitted to be taken by the Company or a Subsidiary of the Company in the ordinary course of such Person’s business consistent with past practice (including, for the avoidance of doubt, with respect to quantity and frequency). All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References herein to any statute includes all rules and regulations promulgated thereunder. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the U.S. References to a Person are also to its permitted assigns and successors. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, except as may be required by applicable Law, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any reference to “days” means calendar days unless Business Days are expressly specified.

(b) All references to “directors,” “officers” or “employees” of the Company with respect to any obligation of the Company to cause its (or its Subsidiaries’) directors, officers or employees to take or refrain from taking any action, shall be deemed to exclude J. Bryan King, and no action taken by the Company or any of its Subsidiaries at the direction of J. Bryan King shall be deemed to be a breach of this Agreement.

(c) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(d) All capitalized terms not defined in the Company Disclosure Letter shall have the meanings ascribed to them in this Agreement. Any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other Section or subsection. No disclosure in the Company Disclosure Letter relating to any possible breach or violation of any contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

9.13 Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement or the transactions contemplated by this Agreement, or the negotiation, execution or performance of this Agreement (except as set forth in any other agreement delivered in connection herewith), may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto has any liability for any obligations or liabilities of the parties hereto or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement (except as set forth in any other agreement delivered in connection herewith). Notwithstanding the foregoing provisions of this Section 9.13, nothing in this Section 9.13 shall limit, impair or otherwise affect (a) any rights or remedies of any Person under the Equity Commitment Letter, the Limited Guarantee, the Support Agreement, the Confidentiality Agreement or any other agreement delivered in connection with this Agreement, in each case, to the extent such Person is a party thereto or a Third Party beneficiary thereof, (b) any claim for fraud, intentional misrepresentation or Willful Breach against any Person that committed such fraud, intentional misrepresentation or Willful Breach, or (c) any claim with respect to information supplied or required to be supplied by or on behalf of Parent, Intermediate, Merger Sub, Sponsor, any Affiliated Stockholder or any of their respective Affiliates or Representatives for inclusion in the Proxy Statement, Schedule 13E-3 or any other SEC filing. Without limiting the foregoing, each party hereto irrevocably (i) waives any rights or claims against any Debt Financing Sources and their Related Parties in connection with this Agreement or any Debt Financing (including the Credit Agreement Financing) or in respect of any other document or theory of law or equity (whether in tort, contract or otherwise) or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith and agrees not to commence any action or proceeding against any Debt Financing Source or its Related Parties in connection with this Agreement or any Debt Financing (including the Credit Agreement Financing) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, or in respect of any other document or theory of law or equity, and agrees to cause any such action or proceeding asserted by it (on behalf of itself and each of its Related Parties) in connection with this Agreement or any Debt Financing (including the Credit Agreement Financing) or in respect of any other document or theory of law or equity against any Debt Financing Source or its Related Parties, or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, to be dismissed or otherwise terminated, and (ii) agrees that no Debt Financing Source or Related Party thereof shall have any liability or obligation for any claims or damages to any party hereto or its Related Parties in connection with Agreement or any Debt Financing (including the Credit Agreement Financing) or the transactions contemplated hereby or thereby or the performance of any services thereunder; provided, however, that nothing in the foregoing clauses (i) and (ii) shall constitute or result in a release, limitation or waiver of, or a compromise or impairment of any claim with respect to, in whole or in part (x) the rights and interests of the Company (including in the Company’s capacity as the Surviving Corporation) or any other Loan Party (as defined in the Credit Agreement) under the Credit Agreement or any other Loan Document (as defined in the Credit Agreement) and (y) the rights and interests of the Company, Parent, Intermediate and/or Merger Sub under any definitive written agreement entered into by any such Person with any Debt Financing Source in connection with any Debt Financing.

9.14 Special Committee Matters. No decision, confirmation or determination by the Company shall be made, no approval, consent or waiver by the Company shall be granted, and no other action by the Company or the Board shall be taken, in each case, with respect to matters contemplated by this Agreement, without first obtaining the prior approval of the Special Committee. Any purported action taken in violation of this Section 9.14 shall be null and void ab initio. Any determination as to whether any condition to the obligations of the Company or Parent, Intermediate and Merger Sub has been satisfied or failed, any termination decision by the Company, and any enforcement or waiver of any rights or remedies of the Company under this Agreement, including under Section 6.10, ARTICLE VII, ARTICLE VIII or Section 9.07, shall be controlled by the Special Committee. Notwithstanding any other provision of this Agreement, from and after the Effective Time, (a) the foregoing provisions of this Section 9.14 shall no longer be in effect and (b) no consent, approval or other action of any kind by the Special Committee shall be required with respect to any decision, confirmation, determination, approval, consent, waiver or other action or non-action of any kind by any Person or group of Persons.

[Remainder of page left intentionally blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ECLIPSE PARENT ACQUISITIONS, LLC

By:	/s/ Jacob D. Smith
Name: Jacob D. Smith
Title: Vice President, Secretary and General Counsel

ECLIPSE INTERMEDIATE ACQUISITIONS, LLC

By:	/s/ Jacob D. Smith
Name: Jacob D. Smith
Title: Vice President, Secretary and General Counsel

[Signature Page to Agreement and Plan of Merger]

ECLIPSE ACQUISITIONS MERGER SUB, INC.

By:	/s/ Jacob D. Smith
Name: Jacob D. Smith
Title: Vice President, Secretary and General Counsel

[Signature Page to Agreement and Plan of Merger]

DISTRIBUTION SOLUTIONS GROUP, INC.

By:	/s/ Ronald Knutson
Name: Ronald Knutson
Title: Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Surviving Company Certificate of Incorporation

[INTENTIONALLY OMITTED]

Annex B

July 15, 2026

Special Committee of the Board of Directors

Distribution Solutions Group, Inc.

301 Commerce Street, Suite 1700

Fort Worth, Texas 76102

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the Disinterested Stockholders, other than the holders of Excluded Shares, of the Merger Consideration (as defined below) to be received by such stockholders pursuant to the Agreement and Plan of Merger, dated as of July 15, 2026 (the “Merger Agreement”), by and among Eclipse Parent Acquisitions, LLC, a Delaware limited liability company (“Parent”), Eclipse Intermediate Acquisitions, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Intermediate”), Eclipse Acquisitions Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Intermediate (“Merger Sub”), and Distribution Solutions Group, Inc., a Delaware corporation (the “Company”).

For purposes of this opinion, (a) the “Merger” shall mean the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Intermediate and an indirect wholly owned subsidiary of Parent, pursuant to the terms and conditions set forth in the Merger Agreement; and (b) the “Merger Consideration” shall mean $35.00 in cash per share of Company Common Stock, without interest, to be received pursuant to the Merger Agreement (other than in respect of Excluded Shares). Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) the draft Merger Agreement, dated as of July 15, 2026, and we have assumed that the final form of the Merger Agreement will not differ from such draft in any material respect; (b) the audited historical financial statements of the Company included in its filings with the Securities and Exchange Commission (the “SEC”) as of and for the three fiscal years ended December 31, 2023, December 31, 2024 and December 31, 2025, in each case included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025; (c) the unaudited consolidated financial statements of the Company included in its filings with the SEC as of and for the three months ended March 31, 2026, included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026; (d) certain internal business, operating and financial information and forecasts of the Company for the fiscal years ending December 31, 2026 through December 31, 2030, prepared by the senior management of the Company (the “Forecasts”); (e) information regarding publicly available financial terms of certain other transactions we deemed relevant; (f) information regarding certain publicly traded companies we deemed relevant; (h) the current and historical market prices and trading volumes of the Company Common Stock; and (h) certain other publicly available information on the Company. We have also held discussions with members of the senior management of the Company to discuss the foregoing, have considered other matters which we have deemed relevant to our analysis and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant. We have neither been requested to approach, nor held any discussions with, third parties to solicit indications of interest in a possible acquisition of the Company in connection with our engagement.

In rendering our opinion, we have assumed and relied, without independent verification, and with the Company’s consent, upon the accuracy and completeness of all the financial, legal, regulatory, tax, accounting and other information provided to, examined by, or otherwise reviewed or discussed with us for purposes of this opinion, including without limitation the Forecasts and we assume no responsibility or liability therefor. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company. We have been advised by the senior management of the Company that the Forecasts examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company. In that regard, we have assumed, with your consent, that (i) the Forecasts will be achieved in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the financial statements or other information made available to us.

We express no opinion with respect to (a) the Forecasts, or the estimates and judgments on which they are based, (b) any debt financing incurred in connection with the Merger or (c) any equity financing provided in connection with the Merger or the terms thereof. We did not consider and express no opinion as to the amount or nature of the compensation to any of the Company’s officers, directors or employees (or any class of such persons) relative to the compensation to the Company. We were not asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have not made any determination as to any legal matters related to the Merger, and have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any amendment or waiver of any material terms or conditions. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Merger Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger or any agreements or other arrangements entered into in connection with, or contemplated by, the Merger.

William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions.

We are familiar with the Company, and we have acted as an investment banker to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

Our investment banking services and our opinion were provided for the use and benefit of the special committee of the board of directors of the Company (the “Special Committee”) in connection with its consideration of the Merger. Our opinion is limited to the fairness, from a financial point of view, to the Disinterested Stockholders (other than the holders of Excluded Shares) of the Merger Consideration to be received by them pursuant to the Merger, and we do not address the merits of the underlying decision by the Company to engage in the Merger. It is understood that this letter may not be reproduced, summarized, described or referred to or given to any other person for any purpose without our prior written consent. This opinion has been reviewed and approved by our Fairness Opinion Committee.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration to be received by the Disinterested Stockholders (other than the holders of Excluded Shares) in connection with the transaction contemplated by the Merger Agreement is fair, from a financial point of view, to such stockholders.

Very truly yours,

WILLIAM BLAIR & COMPANY, L.L.C.

Annex C

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

DISTRIBUTION SOLUTIONS GROUP, INC.

The Board of Directors unanimously recommends you vote FOR the following proposals:

Proposal 1:   To adopt the Agreement and Plan of Merger, dated as of July 15, 2026 (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), by and among Eclipse Parent Acquisitions, LLC, a Delaware limited liability company (“Parent”), Eclipse Intermediate Acquisitions, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Intermediate”), Eclipse Acquisitions Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Intermediate (“Merger Sub”), and Distribution Solutions Group, Inc. (the “Company”), pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, upon the closing of the transaction, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Intermediate and an indirect wholly owned subsidiary of Parent (the “Merger Proposal”).

For	Against	Abstain

☐	☐	☐

Proposal 2:   To approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the consummation of the Merger.

For	Against	Abstain

☐	☐	☐

Proposal 3:   To approve one or more adjournments of the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting.

For	Against	Abstain

☐	☐	☐

Please sign exactly as your name(s) appear(s) herein. When signing as an attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

Important notice regarding the Internet availability of proxy materials for the Special Meeting:

The materials are available at

DISTRIBUTION SOLUTIONS GROUP, INC.

Special Meeting of Stockholders

    , 2026

Ronald J. Knutson and Richard D. Pufpaf (the “Proxies”), or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Stockholders of Distribution Solutions Group, Inc. to be held on   , 2026 or at any postponement or adjournment thereof.

If you have not voted via the internet or telephone, fold along the perforation, detach and return this proxy card in the enclosed envelope. If voting by mail, you must completely fill out the reverse side of this proxy card.

This proxy, when properly executed, will be voted in the manner the undersigned directs on this card. If you sign and return this proxy but do not specify otherwise, this proxy will be voted in accordance with the recommendations of the Board of Directors of the Company. The Board of Directors of the Company unanimously recommends that you vote FOR Proposals 1, 2 and 3.

Note: In their discretion, the Proxies are authorized to vote on any other matter that may properly come before the Special Meeting or any adjournment or postponement thereof.

(Items to be voted appear on reverse side)